Exhibit 99.II-1(x)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or, if not, from another appropriately authorised independent financial adviser in a territory outside the United Kingdom.

If you have sold or otherwise transferred all of your BBI Shares and/or your Theratase Shares (as the case may be), please forward this document, together with the accompanying documents, at once, to the purchaser or transferee or to the bank, stockbroker, or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into or from any jurisdiction in which to do so would constitute a violation of the relevant laws of that jurisdiction. The distribution of this document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Accordingly, all BBI Shareholders or Theratase Shareholders or other persons (including nominees, trustees and custodians) who would otherwise intend to, or may have a contractual or legal obligation to, forward this document and all or any of the accompanying documents (including the forms of proxy) to a jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action.

This document comprises an admission document prepared in accordance with the AIM Rules and, together with the accompanying documents, has been prepared in connection with a proposal for BBI to acquire the entire issued and to be issued share capital of Theratase, in exchange for an issue of New BBI Shares together with a sum of cash consideration, the Proposal to be effected by way of a scheme of arrangement pursuant to Section 425 Companies Act 1985. This document does not constitute a prospectus for the purposes of the Prospectus Rules and has not been approved by or filed with the Financial Services Authority.

This document and the accompanying documents have been prepared for the purpose of complying with English law, the City Code and the AIM Rules and information disclosed may not be the same as that which would have been prepared in accordance with the laws for jurisdictions outside England. Nothing in this document or the accompanying documents should be relied on for any other purpose.

You should read the whole of this document, and, in particular, the section headed “Risk Factors” in Part V of this document.

The BBI Directors and the Proposed Directors, whose names appear on page 6 of this document, and BBI, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the BBI Directors, the Proposed Directors and BBI, (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

BBI Holdings plc

(incorporated and registered in England and Wales under the Companies Act 1985 with registered number 3898291)

Recommended Proposal for the acquisition of

Theratase plc

to be effected by means of a scheme of arrangement under Section 425 of the Companies Act 1985

Notice of Extraordinary General Meeting

and

Admission of the Enlarged Share Capital of BBI Holdings plc to trading on AIM

Nominated Adviser and Broker

Teather & Greenwood Limited

Application will be made to the London Stock Exchange for the Enlarged Issued Share Capital to be admitted to trading on AIM and it is expected that Admission will become effective on 16 May 2007. BBI Shares are not dealt in on any other recognised investment exchange and no application is being or has been made for the BBI Shares to be admitted to any such exchange.

AIM is a market designed primarily for emerging or smaller companies to which a higher investment risk tends to be attached than to larger or more established companies. AIM securities are not admitted to the official list of the United Kingdom Listing Authority.

A prospective investor should be aware of the risks of investing in such companies and should make the decision to invest only after careful consideration and, if appropriate, consultation with an independent financial adviser.

Each AIM company is required pursuant to the AIM Rules for Companies to have a nominated adviser. The nominated adviser is required to make a declaration to the London Stock Exchange on admission in the form set out in Schedule Two to the AIM Rules for Nominated Advisers.

The London Stock Exchange has not itself examined or approved the contents of this document.

Notice of an Extraordinary General Meeting of the Company to be held at Haywood House, Dumfries Place, Cardiff CF10 3GA on 25 April 2007 is set out at the end of this document. Shareholders are requested to complete and return the enclosed green form of proxy, whether or not they intend to be present at the meeting, as soon as possible and in any event in order to be valid on 23 April 2007 so as to be received by the Company’s registrars, Computershare Investor Services Plc of PO Box 82, The Pavilions, Bridgwater Road Bristol BS99 7NH no later than 23 April 2007.

Teather & Greenwood Limited, which is a member of the London Stock Exchange and is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively as nominated adviser and broker to BBI (for the purpose of the AIM Rules) and no one else in connection with the Proposal and the Re-admission and will not be responsible for providing the protections afforded to customers of Teather & Greenwood Limited nor for providing advice in relation to the contents of this document or any matter, transaction or arrangement referred to in it. No representation or warranty, express or implied, is made by Teather & Greenwood Limited as to the contents of this document or for the omission of any material, for which it is not responsible.

This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to purchase or subscribe for any securities.

The New BBI Shares to be issued to Theratase Shareholders pursuant to the Scheme have not been nor will they be registered under the US Securities Act nor under any of the relevant securities laws of any state of the United States, Canada, Australia or Japan, and the relevant clearances have not been nor will they be, obtained from any facility of a national securities exchange of any province or territory of the United States, Canada, Australia or Japan. Accordingly, the New BBI Shares may not (unless there is an available exception under relevant securities laws (as is applicable)) be offered, sold, resold or delivered, directly or indirectly, in or into any jurisdiction in which to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of any resident in any such jurisdiction.

Participation in the Acquisition by persons who are not resident in the UK may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Any person (including nominees, trustees and custodians) who would, or otherwise intend, or may have a legal or contractual obligation to forward this document and/or any related document to any jurisdiction outside the United Kingdom should read paragraph 22 of Part I of this document before taking any action.

Dated 2 April 2007

IMPORTANT NOTICE

No person has been authorised to make representations on behalf of BBI or Theratase concerning the Proposal which are inconsistent with the statements contained in this document and any such representations, if made, may not be relied upon as having been so authorised.

No person should construe the contents of this document as legal, tax or financial advice, and should consult with their own advisers as to the matters described herein.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of BBI or Theratase except where otherwise stated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents accompanying it contain certain forward-looking statements with respect to the financial condition, results of operations and businesses of BBI and Theratase and certain plans and objectives of the Boards of BBI and Theratase with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the Boards of BBI and Theratase in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although the Boards of BBI or Theratase (as relevant) believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct and you should not place undue reliance on these forward-looking statements which speak only as at the date of this document.

Forward-looking statements speak only as at the date of this document. Except as required by the FSA, the London Stock Exchange, the AIM Rules, or the City Code or any other applicable law, regulation or regulator, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investors should specifically consider the factors identified in this document which could cause actual results to differ before making an investment decision. The risk, uncertainties and other factors are set out more fully in the section of the document headed “Risk Factors”.

CONTENTS

Expected timetable of principal events		4

Acquisition statistics		5

Directors and Secretary of BBI and Advisers to BBI		6

Part I	The Acquisition	7
	1. Introduction	7
	2. The Proposal	7
	3. Principal terms and conditions of the Acquisition and implementation of the Scheme	8
	4. Background to, and reasons for, the Proposal	8
	5. Information on the BBI Group	9
	6. Information on the Theratase Group	9
	7. Current trading and prospects of the Enlarged Group	9
	8. The BBI Extraordinary General Meeting	10
	9. The Theratase Court Meeting and the Theratase Extraordinary General Meeting	11
	10. Court Hearing	12
	11. Irrevocable undertakings and dealing disclosure requirements	12
	12. Financing of the Proposal	13
	13. Information on IMI	13
	14. Implementation agreement and inducement agreement	13
	15. Directors, management and employees	14
	16. Theratase Share Options	14
	17. BBI Share Schemes	15
	18. Accounting policies of the Enlarged Group	15
	19. Corporate Governance	15
	20. Dividend Policy	16
	21. Settlement, listing and dealings	16
	22. Overseas shareholders	17
	23. Further information	18

Part II	Information on BBI	19

Part III	Information on Theratase	26

Part IV	Conditions to the Acquisition and implementation of the Scheme	30

Part V	Risk factors	37

Part VI	Section A: Unaudited interim statement of results for BBI for the 6 months ended 30 September 2006	40

	Section B: Financial information on BBI for the year ended 31 March 2006	60

	Section C: Financial information on BBI for the year ended 31 March 2005	76

	Section D: Financial information on BBI for the year ended 31 March 2004	95

Part VII	Section A: Financial information on Theratase for the year ended 30 September 2006	115

	Section B: Financial information on Theratase for the year ended 30 September 2005	150

	Section C: Financial information on Theratase for the year ended 30 September 2004	179

Part VIII Pro Forma Statement of Net Assets of the Enlarged Group		207

Part IX Additional information		209

Definitions		238

Glossary (of scientific terms)		243

Notice of EGM		245

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time

Latest time and date for lodging green forms of proxy for the BBI Extraordinary General Meeting	10.00 a.m. 23 April 2007

BBI Extraordinary General Meeting	10.00 a.m. 25 April 2007

Latest time and date for lodging blue forms of proxy for the Theratase Court Meeting	10.00 a.m. 23 April 2007

Latest time for lodging white forms of proxy for the Theratase Extraordinary General Meeting	10.30 a.m. 23 April 2007

Theratase Court Meeting to approve the Scheme	10.30 a.m. 25 April 2007

Theratase Extraordinary General Meeting	10.40 a.m. 25 April 2007

Last day of dealings in Theratase Shares	14 May 2007

Scheme Record Time	14 May 2007

Court Hearing date	15 May 2007

Scheme Effective Date	15 May 2007

Expected date of Admission of the Enlarged Share Capital, and dealings of New BBI Shares issued pursuant to the Scheme expected to commence on AIM	16 May 2007

Crediting of New BBI Shares to CREST accounts	29 May 2007

Latest date for despatch of certificates for New BBI Shares issued pursuant to the Scheme	29 May 2007

The dates given are based on Theratase’s current expectations and may be subject to change. If the expected date of the Court Hearing is changed, Theratase will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

ACQUISITION STATISTICS

Number of Existing BBI Shares	26,740,333

Number of New BBI Shares to be issued pursuant to the Proposal	10,596,104

Number of BBI Shares to be issued to IMI in accordance with the Conversion of the IMI Loan	5,208,333

Number of BBI Shares in issue upon completion of the Acquisition and sanction of the Scheme by the Court	42,544,770

New BBI Shares as a percentage of the Enlarged Share Capital of BBI	37.1 per cent.

The above statistics are based on the assumptions that (i) no additional Theratase Shares are issued between the date of this document and completion of the Acquisition (i.e. the Scheme Effective Date), and (ii) that no existing BBI Options or Theratase Options are exercised.

DIRECTORS, SECRETARY AND ADVISERS TO BBI

Directors	David Eric Evans, Non-Executive Chairman
Julian Huw Baines, Chief Executive Officer
Richard Lewis Lamotte, Executive Director
Kevin William Wilson, Non-Executive Director
Jonathan David Leigh Gregory, Non-Executive Director

Company Secretary	Stephen Young

all of

Registered Office	Golden Gate
Ty Glas Avenue
Llanishen
Cardiff CF14 5DX

Telephone number	02920 747 232

Proposed Directors	Philip Percival, Proposed Non-Executive Director
Dr John Chesham, proposed Executive Director
Colin David Anderson, proposed Finance Director

all of:

Trafalgar House
11-12 Waterloo Place
London SW1Y 4AU

Company’s Website	www.britishbiocell.com

Nominated Adviser and Broker	Teather & Greenwood Limited
Beaufort House, 15 St Botolph Street
London EC3A 7QR

Bankers	Barclays Bank PLC
Corporate Banking Centre
PO Box 1015, 3rd Floor
Windsor Court, 3 Windsor Place
Cardiff CF10 3ZL

Solicitors	Berry Smith Solicitors
Haywood House
Dumfries Place
Cardiff CF10 3GA

Auditors	Deloitte & Touche LLP
Chartered Accountants
Blenheim House, Fitzalan Court
Newport Road
Cardiff CF24 0TS

Registrars	Computershare Investor Services PLC
PO Box 82, The Pavilions
Bridgwater Road
Bristol BS99 7NH

Financial PR	Parkgreen Communications Ltd
Pegasus House
37-43 Sackville Street
London W1S 3EH

PART I

THE ACQUISITION

1.  Introduction

On 27 March 2007 the BBI Board and Theratase Board announced that they had reached agreement on the terms of a recommended proposal for BBI to acquire the entire issued and to be issued share capital of Theratase Plc.

The BBI Board believes that the Enlarged Group, created by BBI’s acquisition of Theratase, with its combined expertise, facilities and cash resources, will be a leading provider of point of care reagents and products on a world wide basis.

2.  The Proposal

The acquisition of the entire issued and to be issued share capital of Theratase will be effected by way of a scheme of arrangement of Theratase under Section 425 of the Companies Act. Implementation of the Scheme is subject to satisfaction or (where appropriate) waiver of the Conditions which are set out in full in Part IV of this document.

Upon the Scheme becoming effective, Theratase Shareholders who are on the register of members of Theratase at the Scheme Record Time will be entitled to receive:

for every Theratase Share held 0.292 New BBI Shares plus 21 pence in cash

Based on the closing middle market price of 148.5 pence per BBI Share on 26 March 2007, the last Business Day before the Proposal was announced, the Proposal values each Theratase Share at 66.4 pence. This represents a premium of 10.7 per cent. to the middle market price of 60.0 pence per Theratase Share on 12 December 2006, the last day before Theratase entered into an Offer Period; and, 19.6 per cent. to the middle market price of 55.5 pence per Theratase Share on 26 March 2007, the last Business Day before the Proposal was announced.

The Proposal will also extend to Theratase Optionholders and further details of these proposals are set out in paragraph 16 below.

In addition, conditional upon the Scheme becoming effective, Theratase proposes to pay the Special Dividend to the Theratase Shareholders.

The New BBI Shares will be issued credited as fully paid, on identical terms to and will rank pari passu in all respects with the Existing BBI Shares, including the right to receive and retain all dividends and other distributions declared, paid or made on BBI Shares after the Scheme Effective Date, save that the holders of New BBI Shares shall not be entitled to any interim dividend announced by the BBI Board before the Scheme Effective Date in respect of their New BBI Shares.

On the basis that none of the outstanding Theratase Options are exercised and no further BBI Shares are allotted prior to the Scheme Effective Date, the Proposal will result in the issue of approximately 10.6 million New BBI Shares by BBI to the Theratase Shareholders, representing 24.9 per cent. of the Enlarged Share Capital.

On the Scheme becoming effective, it will be binding on all holders of Scheme Shares including any Theratase Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

Under the terms of the Scheme, all of the Scheme Shares will be cancelled and a number of new Theratase Shares equal to the number of cancelled Scheme Shares will be allotted to BBI. New Theratase Shares allotted to BBI or to its nominee(s) pursuant to the Scheme will be issued fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.

It is expected that Admission will become effective on the Scheme Effective Date.

The Acquisition and the Scheme are also subject to satisfaction or (where appropriate) waiver of the Conditions set out in Part IV of this document, including the approval of holders of Theratase Shares as described in paragraph 8 below and the sanction of the Court.

The Proposal has the support of both the BBI Board and the Theratase Board, who are unanimously recommending the Proposal to their respective shareholders.

The Proposal constitutes a reverse takeover of BBI for the purposes of the AIM Rules. Accordingly, it will require the approval of BBI Shareholders. BBI has, accordingly, convened an Extraordinary General Meeting for 10.00 am on 25 April 2007 to consider and, if thought fit, approve the necessary resolutions to implement the Acquisition. An explanation of the resolutions to be proposed at the Extraordinary General Meeting is set out in paragraph 8 below. BBI’s existing quotation on AIM will be cancelled and an application will be made for the Enlarged Share Capital admitted to trading on AIM.

3.  Principal terms and conditions of the Acquisition and implementation of the Scheme

The conditions to the Acquisition and implementation of the Scheme are set out in full in Part IV of this document and include, but are not limited to, the following:

(i)                  the Scheme becoming effective by no later than close of business on 15 May 2007 or such later date as Theratase and BBI shall agree and the Court may approve failing which the Scheme will lapse;

(ii)               the approval of the Scheme by a majority in number representing not less than three-fourths in value of the holders of Theratase Shares, present and voting, either in person or by proxy, at the Theratase Court Meeting (or at any adjournment of that meeting);

(iii)            the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the Theratase Extraordinary General Meeting (or at any adjournment of that meeting);

(iv)           the resolutions required to approve and implement the Acquisition being duly passed by the requisite majority at the BBI Extraordinary General Meeting (or at any adjournment of that meeting);

(v)              the sanction of the Scheme and confirmation of the Capital Reduction involved therein by the Court with such modifications (if any) as may be reasonably acceptable to BBI and Theratase and an office copy of the Order of the Court sanctioning the Scheme and confirming the Capital Reduction which forms part of it being delivered by Theratase for registration to the Registrar of Companies in England and Wales and being registered by him;

(vi)           Admission of the Existing BBI Shares and New BBI Shares occurring in accordance with the AIM Rules or (if BBI so determines and subject to the consent of the Panel) the London Stock Exchange agreeing to admit the New BBI Shares to trading on AIM subject only to the allotment of such shares.

It is currently expected that all of the Conditions will be satisfied or waived and the Scheme will become effective on 15 May 2007, and that Admission will occur on the Business Day after the Scheme Effective Date.

4.  Background to, and reasons for, the Proposal

Strategy and strategic fit

BBI’s strategy is to be a key supplier of reagents, services and products to the diagnostic industry. Some f the world’s largest diagnostic companies utilise BBI’s products and services world wide.

Theratase offers BBI the opportunity to expand this portfolio of products and customers as they are also a major supplier of key reagents (glucose oxidase, alkaline phosphatase, peroxidase, and hyaluronidase) to major diagnostic manufacturers and these customers will enable BBI to expand its influence into major diagnostic players.

Theratase also offers BBI the opportunity to move into pharmaceutical services and they have an underutilised clean room that BBI will be able to commercialise and exploit.

BBI’s ability to sell and market its products and services will complement Theratase’s manufacturing and operational skills. The Directors of BBI are of the opinion that there is significant commercial advantage for all BBI and Theratase Shareholders to be gained by the bringing together of the two companies.

Staff and facilities

Both BBI and Theratase benefit individually from strong management teams and staff experienced in the research, development and manufacturing processes, and BBI intends to maintain the expertise that exists within Theratase through the retention of substantially all of Theratase’s staff within the Enlarged Group. The proposed appointments of the majority of the Theratase Directors to the BBI board is a reflection of this strategy.

It is the BBI Directors’ and the Proposed Directors’ intention to further develop the businesses of the Enlarged Group following Admission and, therefore, the BBI Directors and the Proposed Directors do not have any current plans to change the principal locations of Theratase’s business.

5.  Information on the BBI Group

Information on the BBI Group is set out in Parts II and VI of this document.

6.  Information on the Theratase Group

Information on the Theratase Group is set out in Parts III and VII of this document.

7.  Current trading and prospects of the Enlarged Group

BBI

BBI announced its unaudited interim results for the six months ended 30 September 2006 on 10 November 2006. Since this time, BBI continues to trade in line with management’s expectations.

As announced on 5 March 2007, the Group secured the rights to Agenix plc’s D-dimer tests which are two tests used for the diagnosis of deep vein thrombosis (DVT), pulmonary embolism (PE), and disseminated intravascular coagulation (DIC). The SimpliRED(R) D-dimer assay is a screening method for use in hospitals and healthcare laboratories. Simplify(R) D-dimer is a US Food and Drug Administration approved rapid two-step point of care test which can be used in a doctor’s office and gives a result in 10 minutes. The test is currently exclusively distributed globally by IMI and BBI intends to work alongside IMI to build upon the existing distribution to maximize the product’s potential.

As announced on 9 March 2007, BBI and Carclo Plc, the technical plastics specialist, signed a heads of agreement to each acquire 2.5 per cent. of Platform Diagnostics Limited, a privately owned developer of point of care diagnostics with provisions for BBI to increase its shareholdings to 25 per cent. in total.

The BBI Directors are proposing a 0.5 pence per share interim dividend for the financial year 2007, to be paid prior to the Scheme becoming effective. This will be in place of any final dividend that would have been proposed. This will be paid to the BBI Shareholders on the register of members of BBI at the Scheme Record Time. For the avoidance of doubt, Theratase Shareholders who receive New BBI Shares will not be entitled to this dividend in respect of their New BBI Shares.

Theratase

Theratase released a trading update on 21 December 2006. This stated that the Korean government had altered the funding regime of pharmaceuticals as a result of which the subsidy previously given to the Deoxyribonuclease (“DNAse”) based product provided to a customer of Seravac had been removed. The Theratase Group had received an update from the customer for this product informing the Theratase Group that as a result of the funding change it had discontinued manufacture of its DNAse based product.

Theratase announced at its annual general meeting held on 20 February 2007 that it continued to trade in-line with management’s revised expectations following its trading update announced on 21 December 2006.

Since 20 February 2007, Theratase has continued to trade in-line with management’s revised expectations but the Board of Theratase expects Theratase to achieve net profit for the year to 30 September 2007 less than that achieved in the year to 30 September 2006.

This statement has been made after due and careful enquiry by the Directors and Proposed Directors. The estimate has been prepared on a basis comparable with historical financial information and is made on the assumption that trading continues at current levels.

Enlarged Group

The BBI Directors and the Proposed Directors believe that the combination of BBI and Theratase will create a leading UK diagnostics company of significant size. Accordingly, the BBI Directors and the Proposed Directors view the Enlarged Group’s prospects for the current financial year with confidence.

This paragraph 7 should only be read in conjunction with Parts II, III, VI and VII of this document.

8.   The BBI Extraordinary General Meeting

In view of its size, the Acquisition is conditional upon, amongst other things, the approval of the BBI Shareholders at the BBI Extraordinary General Meeting. Set out at the end of this document is a notice convening the BBI Extraordinary General Meeting to be held at the offices of Berry Smith at 10.00 am on 25 April 2007 at which the following is a summary of the principal ordinary and special resolutions to be proposed, amongst other things:

(a)               to approve the Acquisition (by way of the Scheme or otherwise, including by way of an offer made in accordance with the provisions of the City Code), to authorise the BBI Directors to revise the terms of the Proposal as they see fit and to approve all related arrangements and to implement the Acquisition;

(b)              to authorise the BBI Directors to make appropriate proposals with respect to the Theratase Options;

(c)               to authorise the BBI Directors to bind BBI to the Scheme in its original or in any modified or amended form;

(d)              to increase the authorised share capital of BBI from £2,500,000 to £3,000,000 by the creation of 20,000,000 additional BBI Shares;

(e)               to authorise the BBI Directors, for the purpose of Section 80 of the Companies Act, to allot BBI Shares up to an aggregate nominal amount of £2,331,492, such authority to expire on 31 December 2007 or, if earlier, at the conclusion of the annual general meeting of the Company to be held in 2007; and

(f)                 to empower the BBI Directors, pursuant to section 95(1) of the Companies Act, to allot equity securities (within the meaning of section 94(2) of the Companies Act) in connection with the Scheme and/or the Conversion of the IMI Loan for cash pursuant to the authority conferred pursuant to section 80 of the Companies Act on the BBI Directors by sub-paragraph (e) above as if section 89 (1) of the Companies Act did not apply to any such allotment, up to a maximum aggregate nominal value equal to the amount of £1,000,000.

The notice convening the BBI Extraordinary General Meeting, at which the Resolutions will be proposed, is set out at the end of this document. The full text of the Resolutions is set out in the notice.

The proposed increase in the authorised share capital of BBI to £3,000,000 represents an increase of approximately 20 per cent. above BBI’s existing authorised ordinary share capital and is proposed in order to facilitate the Acquisition and, in addition, so as to maintain a reasonable margin of authorised but unissued and unreserved BBI Shares following completion of the Acquisition.

It is proposed to authorise the BBI Directors to allot up to 15,804,437 BBI Shares (representing approximately 37 per cent. of the current issued share capital) for the purposes of the Acquisition and the Conversion of the IMI Loan and in addition to give the BBI Directors general authority to allot up to a further 24,195,563 BBI Shares.

The increase in the authorised share capital and the grant to the BBI Directors of authority to allot BBI Shares are conditional on the Scheme becoming effective (save for any conditions relating to (i) the delivery of the Court Order to the Registrar of Companies in England and Wales, (ii) registration of an office copy of such Court Order by the Registrar of Companies in England and Wales, and (iii) the London Stock Exchange agreeing to re-admit the Existing BBI Shares and admit the New BBI Shares to trading on AIM and such admission becoming effective in accordance with the AIM Rules.

Save for the issue of New BBI Shares in connection with the Proposal, the Conversion of the IMI Loan, the arrangements in respect of participants in the Theratase Share Schemes (referred to in paragraph 16 below) and the exercise of options under the BBI Share Schemes, the BBI Directors and the Proposed Directors have no present intention of issuing any of the increased, authorised but unissued share capital of BBI.

Action to be taken

A notice is set out at the end of this document convening the BBI Extraordinary General Meeting to be held at 10.00 am on 25 April 2007. A green form of proxy is enclosed for use at the BBI Extraordinary General Meeting. Whether or not you intend to be present at the meeting you are requested to complete, sign and return the green form of proxy to BBI’s registrars, Computershare Investor Services Plc at PO Box 1075 The Pavillions, Bridgewater Road, Bristol BS99 7NH as soon as possible, but in any event so as to be received by no later than 10.00 a.m. on 23 April 2007. The completion and return of the green form of proxy will not preclude you from attending the meeting and voting in person should you wish to do so.

The BBI Directors are unanimously recommending all BBI Shareholders to vote in favour of the Resolutions, as they intend to in respect of their holdings of 2,738,748 BBI Shares, representing approximately 10.24 per cent. of the Existing BBI Shares.

Further details of BBI’s issued and authorised share capital, at present and as it will be following completion of the Acquisition, are set out in paragraph 2 of Part IX of this document.

9.  The Theratase Court Meeting and the Theratase Extraordinary General Meeting

Implementation of the Scheme is subject, amongst other things, to the approval of holders of Theratase Shares at the Theratase Court Meeting and the approval of holders of Theratase Shares at the Theratase Extraordinary General Meeting, both of which have been convened to be held at the offices of KBC Peel Hunt, 111 Old Broad Street, London EC2N 1PH on 25 April.

Theratase Court Meeting

The Theratase Court Meeting, which has been convened for 10.30 a.m. on 25 April 2007 is being held at the direction of the Court to seek the approval of holders of Theratase Shares to the Scheme. The approval required at the Theratase Court Meeting is a majority in number of the holders of Theratase Shares who vote, representing not less than three-fourths in nominal value of the Theratase Shares voted, either in person or by proxy, at the Theratase Court Meeting.

The Theratase Extraordinary General Meeting

The Theratase Extraordinary General Meeting has been convened for the same date as the Theratase Court Meeting at 10.40 a.m. on 25 April 2007 (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned) to consider and, if thought fit, to pass a special resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast) to approve, amongst other things:

(i)                  the cancellation of the existing Theratase Shares and the issue of new Theratase Shares to BBI and/or its nominee as provided for in the Scheme; and

(ii)               certain amendments to the articles of association of Theratase to ensure that any Theratase Shares issued to any person, other than BBI (or its nominee) on or after the Scheme Effective Date, will automatically be exchanged for New BBI Shares and cash on the same terms as under the Scheme, in order to ensure that no one other than BBI (and/or its nominee) is left with any Theratase Shares after the Scheme Effective Date.

10.  Court Hearing

At the Court Hearing (scheduled for 15 May 2007, assuming holders of Theratase Shares approve the Scheme at the Theratase Court Meeting and pass the special resolutions at the Theratase Extraordinary General Meeting) the Court will hear the petition to sanction the Scheme and to confirm the associated Capital Reduction. All holders of Theratase Shares are entitled to attend the Court Hearing in person or to be represented by counsel to support or oppose the sanctioning of the Scheme.

Once the necessary approvals from holders of Theratase Shares have been obtained and the other Conditions have been satisfied or (where applicable) waived, the Scheme and the associated Capital Reduction will become effective on the delivery by Theratase to the Registrar of Companies of England and Wales of an office copy of the Court Order sanctioning the Scheme and, in relation to the Capital Reduction, such Court Order being registered by the Registrar of Companies of England and Wales. This is expected to occur on 15 May 2007. If the Scheme has not become effective by 15 May 2007 (or such later date as Theratase and BBI may agree and the Court may allow) it will lapse and the Scheme (and Acquisition) will not proceed.

BBI has confirmed that it will be represented by counsel at the Court Hearing so as to consent to the Scheme and to undertake to the Court to be bound by the Scheme.

11.  Irrevocable undertakings and dealing disclosure requirements

The BBI Board and the Theratase Board have received irrevocable undertakings in respect of, in aggregate 2,738,748 BBI Shares and 354,940 Theratase Shares, representing 10.24 and 1.0 per cent. of their respective issued share capitals.

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of BBI or Theratase, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. on the Business Day following the date of the relevant transaction.

This requirement will continue until the Scheme Effective Date or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of BBI or Theratase, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of BBI or Theratase by BBI or Theratase, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at www.thetakeoverpanel.org.uk. “Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

12.  Financing of the Proposal

The cash consideration for the Proposal will be funded by a combination of equity and debt funding and BBI has entered into the two financing arrangements comprised in the Financing Facilities to enable the Company to have access to the necessary financial resources to carry out the Proposal. The equity funding will be provided by IMI, through the IMI Loan. Further to the conversion of the IMI Loan, IMI will be interested in 5,208,333 BBI Shares, being approximately 12.2 per cent. of the Enlarged Share Capital.

The debt funding will be provided by Barclays Bank Plc in accordance with the Barclays Loan, brief details of which are set out in paragraph 10 of Part IX.

Further details of these arrangements are set out in paragraphs 10(l) and 10(m) of Part IX of this document.

Teather & Greenwood Limited has confirmed that it is satisfied that sufficient resources are available to BBI to satisfy the full consideration payable to Theratase Shareholders under the terms of the Scheme.

In addition, as announced on 21 June 2005, BBI negotiated further access to lateral flow patents held by IMI. In consideration for the access to these patents, BBI granted IMI an option to purchase up to 5,332,285 BBI Shares at a fixed price of £1.00 per BBI Share at any time until 21 June 2010. If IMI were to exercise this option then they would be interested in 22.0 per cent. of BBI issued share capital as enlarged by the exercise of this option.

13.  Information on IMI

IMI is quoted on AMEX and has a market capitalisation of approximately $2 billion. IMI is a leading global developer, manufacturer and marketer of in vitro diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test markets. IMI’s major reportable segments are consumer diagnostic products, vitamins and nutritional supplements and professional diagnostic products. IMI’s principal executive offices are located at 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453, USA. IMI, for the year ended 31 December 2006, reported turnover $569,454,000 and a loss from continuing operations before provision for income taxes of $11,115,000, resulting in a net basic and diluted loss per common share of $0.49. As at 31 December 2006, IMI had cash and cash equivalents of $71,104,000 and total net assets of $714,138,000. The directors of IMI are Carol R. Goldberg, Robert P. Khederian, John F. Levy, Jerry McAleer, John A. Quelch, David Scott, Peter Townsend, Alfred M. Zeien and Ron Zwanziger.

14.  Implementation agreement and inducement agreement

On 26 March 2007, Theratase and BBI entered into an implementation agreement in connection with the Acquisition, pursuant to which each of them has undertaken (subject to and taking into account the fiduciary duties of their respective directors), amongst other things, to use all reasonable endeavours to achieve satisfaction of the Conditions as soon as reasonably practicable, to co-operate together in the publication of all documents and the taking of all necessary steps in order to give effect to the Scheme and to conduct their respective businesses in accordance with an agreed set of principles. Under the agreement, BBI has undertaken to indemnify Theratase in respect of all costs and expenses of and incidental to the Acquisition and the Scheme, including without limitation, all accountancy, legal and other professional fees and expenses up to a maximum amount of £250,000 plus VAT as applicable plus disbursements.

On 20 February 2007, Theratase and BBI entered into an inducement agreement, as an inducement to BBI proceeding with the Proposal. Under the agreement, Theratase has agreed to pay BBI an inducement fee of 1 per cent. of the value of the Proposal up to a maximum of £250,000 (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, a breach by Theratase of certain non-solicitation of competing offers provisions, an indication by Theratase that the Proposal will not be recommended because of a competing offer, Theratase refusing to recommend the Proposal when requested by BBI, withdrawal by Theratase of the Proposal once it has already been recommended and if the Proposal lapses because of a competing offer.

Further details of the implementation agreement and the inducement agreement are set out in paragraph 10 of Part IX of this document.

15.  Directors, management and employees

Each of the Theratase Directors, apart from John Chesham and Colin Anderson who have agreed to remain as directors of Theratase after the Acquisition, has agreed to resign from the Board of Theratase on the date on which the Scheme becomes effective. John Chesham will join the board of BBI as Executive Director and Colin Anderson will join the board of BBI as the Finance Director. Philip Percival will join the board of BBI as non-executive Director to facilitate an orderly integration of the two businesses. It is proposed that Philip Percival will stand down from the board of BBI following integration and Jacobus de Kock will be appointed as an Executive Director at this time.

BBI has given assurances that, following the Scheme becoming effective, the existing employment rights, including accrued pension rights, of Theratase’s employees will be fully safeguarded and, save as in the case of the Theratase Directors as referred to above and save for one possible redundancy because of the closing down of the London office of Theratase, its plans for Theratase do not include any material changes in the conditions of employment of Theratase employees.

16.  Theratase Share Options

The holders of the Theratase Options should each receive with the Scheme Document a separate proposal letter on behalf of BBI for each Theratase Share Option Scheme in connection with which they hold Theratase Options setting out the details of a separate offer made to them by BBI in consideration for the agreement by them to the cancellation of their Theratase Options. KBC Peel Hunt has confirmed that this offer is considered to be an equivalent offer to satisfy the requirements of the City Code. Full details of the action which holders of Theratase Options should take in connection with the separate proposal by BBI in relation to their Theratase Options are set out in the afore-mentioned separate proposal letter(s).

The three options for the holders of Theratase Options who receive the separate proposal letter(s) mentioned above are, in summary, as follows:

(a)   Acceptance of the separate proposal by BBI to holders Theratase Options

BBI’s offer, in terms of the separate proposal sent to holders of Theratase Options, is an offer for every Theratase Option which the holders of Theratase Options agrees to be cancelled equal to:

(i)                  66 pence less the exercise price of the relevant Theratase Option; or

(ii)               23 pence less the exercise price of the relevant Theratase Option plus 0.292 New BBI Shares. However to the extent that the cash amount of 23 pence less the exercise price of the relevant Theratase Option leaves a negative figure, the requisite number of the New BBI Shares equivalent to the shortfall will be sold on behalf of BBI

Fractional entitlements of New BBI Shares will not be issued to the holders of Theratase Options but will be aggregated and sold in the market for the benefit of BBI. If the holder of the Theratase Option agrees to BBI’s offer in either of these terms, his Theratase Options shall be cancelled.

(b)   Non acceptance of the separate proposal by BBI to Theratase Optionholders and subsequent exercise of Theratase Options by the holders of Theratase Options

Holders of Theratase Options will, to the extent that their Theratase Options are not already exercisable, generally become entitled to exercise all their options when the Scheme is sanctioned by the Court, subject to the rules of the relevant Theratase Share Option Scheme. However, on exercise, any Theratase Shares allotted will automatically be exchanged for New BBI Shares and cash on the same terms as under the Scheme, but, for the avoidance of doubt, this shall not include any amount in respect of the Special Dividend, in accordance with the Theratase articles of asociation (as amended by the Theratase Resolutions, details of which are set out in the notice of the Theratase Extraordinary General Meeting at the end of the Scheme Document).

(c) Non acceptance of the separate proposal by BBI to Theratase Optionholders and failure by the holders of Theratase Options to exercise Theratase Options before they lapse

In the event that any holder of Theratase Options does not accept the separate proposal by BBI to the holders of Theratase Options and does not exercise his Theratase Options in the time period following the Scheme Effective Date for exercising his Theratase Options as set out in the rules of the relevant Theratase Share Option Scheme, his Theratase Options will lapse and cease to be capable of exercise.

17.  BBI Share Schemes

The BBI Directors recognise the importance of the Enlarged Group’s employees to the ongoing performance of the business of BBI and operate the various BBI Share Schemes, details of which are set out in paragraph 7 of Part IX of this document.

18.  Accounting policies of the Enlarged Group

The Theratase Group will adopt BBI’s accounting policies following the Acquisition. It is intended that BBI will adopt International Financial Reporting Standards from 1 April 2007. Based on this, the BBI Board believes that the impact of the differences between the accounting policies of BBI and Theratase will not be significant.

19.  Corporate Governance

BBI intends where practicable, having regard to the stage of development of the Enlarged Group, to comply with the principal recommendations of the Combined Code.

The Combined Code recommends that non-executive directors should comprise at least half of the BBI Board and that there should be a senior independent non-executive director. However, the Combined Code recognises that a company of BBI’s size should have at least two independent non-executive directors. The Combined Code provides that the BBI Board should determine whether a director is independent in character and judgment and whether there are any relationships and circumstances which are likely to affect, or could appear to affect, the director’s judgment. In accordance with the Combined Code, the BBI Board has determined that David Evans and Kevin Wilson are independent. David Evans is the senior independent non-executive BBI Director.

The BBI Board has established an audit committee, a remuneration committee and a nomination committee, each with formally delegated duties and responsibilities.

The audit committee will receive and review reports from management and the Company’s auditors relating to annual and interim accounts and the accounting and internal controls in place throughout the Enlarged Group. The audit committee will have unrestricted access to the Enlarged Group’s auditors. Upon Admission, the members of the audit committee will be Jonathan Gregory and Kevin Wilson.

The remuneration committee will review the scale and structure of the executive directors’ and senior management’s remuneration and the terms of their service contracts. The remuneration and terms of appointment of the non-executive directors will be set by the BBI Board. The remuneration committee will also approve the issue of share options under the BBI Share Schemes. Upon Admission, the members of the remuneration committee will be David Evans, Jonathan Gregory and Kevin Wilson.

The nomination committee will have responsibility for reviewing the size, structure and composition of the BBI Board, retirements and appointments of replacement and additional directors and making appropriate recommendations in this regard to the BBI Board. Upon Admission, the members of the nomination committee will be David Evans, Jonathan Gregory and Kevin Wilson.

BBI has adopted the Model Code for dealing in shares by Directors and Senior Employees.

20.  Dividend policy

In the context of the cash generative and profitable trading history of BBI and Theratase, the BBI Directors anticipate incepting a progressive dividend policy for BBI, whilst maintaining the appropriate level of dividend cover.

21.  Settlement, listing and dealings

Assuming the Scheme becomes effective on 15 May 2007, the last dealing day in, and for registration of transfers of, Theratase Shares is expected to be 14 May 2007, following which Theratase Shares will be suspended from listing on the Official List of the UKLA and trading on the London Stock Exchange’s main market for listed securities, and the New BBI Shares and the Existing BBI Shares will be admitted to trading on AIM. No transfers of Theratase Shares will be registered after 14 May 2007.

Prior to the Scheme becoming effective, application will be made to the UKLA and to the London Stock Exchange for the cancellation of Theratase Shares from listing on the Official List of the UKLA and from trading on the London Stock Exchange’s main market for listed securities. Accordingly, if the Court sanctions the Scheme on 15 May 2007, it is expected that Theratase Shares will cease to be listed on the Official List and traded on the London Stock Exchange’s main market for listed securities at 8.00 a.m. on 16 May 2007.

On the Scheme Effective Date, share certificates in respect of Theratase Shares will cease to be valid and should, if so requested by Theratase, be sent to Theratase for cancellation. In addition, on the Scheme Effective Date, entitlements to Theratase Shares held within the CREST system will be cancelled.

Settlement

New BBI Shares

Scheme Shares in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Scheme Shares in uncertificated form, the New BBI Shares to which such Theratase Shareholder is entitled will be issued to such person in uncertificated form through CREST. BBI shall procure that CRESTCo is instructed to credit the appropriate stock account in CREST of such Theratase Shareholder with such shareholder’s entitlement to New BBI Shares at the commencement of dealings in the New BBI Shares.

BBI reserves the right to issue New BBI Shares in certificated form in the manner referred to below if, for any reason, it wishes to do so.

Scheme Shares in certificated form

Where at the Scheme Record Time, a Theratase Shareholder holds Scheme Shares in certificated form, such Scheme Shares will be cancelled and therefore share certificates for all such Scheme Shares will cease to be valid and should be destroyed. The New BBI Shares to which such Theratase Shareholder is entitled will be issued in certificated form. Definitive certificates for New BBI Shares will be despatched by first-class post (or by such other method as may be approved by the Panel) to Theratase Shareholders within 14 days of the Scheme Effective Date to the address appearing on the register of members of Theratase (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding).

Temporary documents of title will not be issued pending the despatch by post of new definitive share certificates. Holders wishing to register transfers of New Theratase Shares prior to the issue of the new share certificates will be required to produce their existing certificates for Theratase Shares to the Registrar. On the issue of definitive share certificates for the New BBI Shares, the certificates for the old Theratase Shares will cease to be of value. Every holder of Scheme Shares who has not already produced his or her existing certificate(s) to the Registrar will be bound, on the request of Theratase, to deliver up to Theratase, or to any person appointed by Theratase, the existing certificate(s) for cancellation. Existing BBI share certificates will continue to be valid.

Cash Consideration

Scheme Shares held in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Scheme Shares in uncertificated form, they will receive any Cash Consideration to which they are entitled through CREST by BBI procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant Theratase Shareholder holds such uncertificated shares in respect of the Cash Consideration due to them.

BBI reserves the right to settle all or any part of the cash consideration referred to above, for all or any Theratase Shareholders, in a manner described in the paragraph below, if for any reason it wishes to do so.

Scheme Shares held in certificated form

Cheques drawn on a branch of a UK clearing bank for Cash Consideration due under the Scheme in respect of Scheme Shares held at the Scheme Record Time in certificated form are expected to be despatched to each holder of such Scheme Shares by first-class post (or by such other method as may be approved by the Panel) to the address appearing in the register of members of Theratase at the Scheme Record Time or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned within 14 days after the Scheme Effective Date.

General

All documents and remittances sent to Theratase Shareholders will be despatched at their own risk.

All mandates, instructions and other instruments in force relating to holdings in Scheme Shares will, unless and until amended or revoked, continue in force and be deemed by BBI as from the Scheme Effective Date to be a valid and effective mandate or instruction to BBI in respect of New BBI Shares. If a Theratase Shareholder holds existing BBI Shares, the mandates, instructions and instruments in force for BBI Shares shall supersede the mandates, instructions and instruments of the Scheme Shares.

22.  Overseas shareholders

The distribution of this document and the accompanying documents in jurisdictions other than the United Kingdom may be restricted by law and therefore persons in such jurisdictions into whose possession this document and the accompanying documents comes should inform themselves about and observe such restrictions. Any failure to comply with applicable restrictions may constitute a violation of securities laws of any such jurisdiction. All Theratase Shareholders or BBI Shareholders (including without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and its accompanying documents to any jurisdiction outside the United Kingdom should seek appropriate authority before taking any action.

The implications of the Proposal for overseas Theratase Shareholders may be affected by the laws of their relevant jurisdictions. Overseas Theratase Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each overseas Theratase Shareholder to satisfy himself/herself as to the full observance of the laws of the relevant jurisdiction in connection with the Proposal, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

If BBI is advised that the allotment and issue of New BBI Shares would infringe the laws of any jurisdiction outside the United Kingdom or would require BBI to observe any governmental or other consent or any registration, filing or other formality with which BBI is unable to comply or compliance with which BBI regards as unduly onerous, BBI may in its sole discretion determine that such BBI Shares shall not be allotted and issued to such holder but shall instead be allotted and issued to a nominee appointed by BBI as trustee and sold by the trustee at the best price reasonably obtainable. The trustee will then remit the proceeds of sale to such holder.

The New BBI Shares to be issued to Theratase Shareholders pursuant to the Proposal have not been and will not be registered under the US Securities Act. No prospectus has been filed in relation to the New BBI Shares to be issued to Theratase Shareholders pursuant to the Proposal in any jurisdiction in Canada, nor has any prospectus in relation to the New BBI Shares to be issued to Theratase Shareholders pursuant to the Proposal been lodged with, or registered by, the Australian Securities and Investments Commission, no steps will be taken to enable the New BBI Shares to be offered in accordance with the applicable securities laws of Japan and the New BBI Shares to be issued to Theratase Shareholders pursuant to the Proposal are not being registered under the relevant securities laws of South Africa. Accordingly, unless an exemption under any relevant securities law is available, the New BBI Shares to be issued to Theratase Shareholders pursuant to the Proposal may not be offered, sold, re-sold or delivered, directly or indirectly, into or from Canada, Australia, Japan, South Africa or the United States.

Should BBI issue any New BBI Shares to a US person pursuant to the Scheme, such shares will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) of that Act and, as a consequence, will not be registered under that Act or under the securities laws of any state or other jurisdiction of the United States. For the purposes of qualifying for the exemption from the registration requirements of the US Securities Act (as described above) Theratase and BBI will advise the Court that its sanctioning of the Scheme will be relied upon by Theratase and BBI as an approval of the Scheme following a hearing on its fairness to Theratase Shareholders at which hearing all such holders are entitled to attend in person or through counsel representation to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such holders. BBI will not register the New BBI Shares under the Securities and Exchange Act of 1934, and, accordingly, will not be required following completion of the Scheme to file any reports with the US Securities and Exchange Commission.

Theratase Shareholders who may be deemed to be affiliates of Theratase for the purposes of the US Securities Act before implementation of the Scheme or of BBI before or after implementation of the Scheme will also be subject to restrictions on the sale of New BBI Shares received in connection with the Scheme under Rule 145(d) of the US Securities Act. Theratase Shareholders who are affiliates may, in addition to re-selling their New BBI Shares in the manner permitted by Rule 145(d) under the US Securities Act, also sell their New BBI Shares under any other available exemption under the US Securities Act, including Regulation S. Theratase Shareholders who may be deemed to be affiliates of Theratase or BBI include individuals who, or entities that, control directly or indirectly, or are controlled by or are under common control with, Theratase or BBI and would include certain officers and directors of Theratase or BBI and may include certain significant shareholders.

23. Further information

Your attention is also drawn to the remaining parts of this document which contain further information on BBI, Theratase, the Enlarged Group and the New BBI Shares.

BBI Shareholders and Theratase Shareholders should read the whole of this document and not just rely on the summary information set out above.

This document should be read in conjunction with the accompanying documentation. In the case of Theratase Shareholders, this document should be read in conjunction with the Scheme Document which contains the notices of the Theratase Court Meeting and the Theratase Extraordinary General Meeting, and the blue and white forms of proxy for use in relation to each of the respective meetings, which accompany the Scheme Document.

PART II

INFORMATION ON BBI

1.  Introduction

BBI is involved in the development and manufacture of rapid test diagnostic products. BBI derives income from four core areas: the manufacture and supply of gold colloids and conjugates; contract diagnostic product development; rapid test manufacture; and diabetes healthcare products. Tests are currently being developed and/or manufactured for, amongst others, food borne pathogens, bacteria in blood platelets, deep vein thrombosis and a range of allergens. In addition, the BBI Group is developing in-house proprietary technology for application in diagnostic products.

2.  History

The business was established in 1986 primarily to sell gold conjugates into research markets, notably hospitals and universities. British Biocell International Limited the operating subsidiary of BBI, now supplies gold conjugates for use in lateral flow tests, which are similar in appearance and usability to an at home pregnancy test. In the period to 1999, the business grew substantially as BBI became a recognised supplier of gold colloids and conjugates with a reputation for supplying superior quality reagents to its customers, and providing high levels of service for assisting customers to develop and manufacture diagnostic tests. BBI’s target market has grown significantly in value and volume and now encompasses the leading blue chip organisations in the in-vitro diagnostics market. In November 2000, Julian Baines led a management buy out supported by three venture capital investors, with a strategy to broaden further BBI’s contract development and manufacturing capabilities. On 28 April 2004, BBI was listed on AIM with net proceeds receivable by the Company of £4.45 million for its corporate development.

In June 2005, BBI entered into a licence agreement with IMI, which enabled the Company to offer manufacturing customers patent protection on selected non competing lateral flow patents owned by IMI. The Directors believe this makes BBI an attractive manufacturing partner as it enables customers who may have previously infringed IMI’s patents to commercialise their products without legal challenges. 2005 also saw the launch of a new research and manufacturing facility in Madison, Wisconsin. This investment was made to bring BBI’s extensive R&D resource closer to US-based customers and to provide a dedicated resource to one of its major customers, the US Navy.

In 2006, BBI acquired Alchemy Laboratories Ltd (“Alchemy”) based in Dundee, Scotland. Alchemy was BBI’s largest UK competitor, and the acquisition strengthened the company’s manufacturing resource as it provided UK dual site manufacture. BBI also launched BBI Healthcare Limited in 2006 which is responsible for the sales and marketing of its flagship GlucoGel product. GlucoGel is a prescription oral gel for the treatment of hypoglycaemia, and the subsidiary focuses on growing international sales of this product, along with other novel diabetes and healthcare products. In July 2006, BBI acquired Qnostics Limited, a Glasgow based firm specialising in the commercial development and distribution of specialised molecular quality control reagents. The acquisition expanded BBI’s product range from gold diagnostic reagents to include molecular reagents, and provided access to emerging markets.

BBI employs 120 staff across 4 facilities in the UK and US.

3.  Business

3.1  Manufacture of gold colloid and conjugates

Gold colloid is a red liquid which comprises tiny gold particles in a suspension. British Biocell International Limited has developed a proprietary technique for manufacturing gold colloid to a consistently high quality and in a stable format. The company supplies gold colloid in a number of different volumes and particle sizes, from very small quantities for use by research students through to bulk orders for use in high volume test manufacture.

Gold conjugation is the process of binding specific antibodies or antigens to each gold particle. Gold conjugates produced in this way are used to give a positive or negative signal in diagnostic point of care tests. Due to its particle size, gold is highly sensitive and can be used in tests where a quantitative result is required, or in tests measuring above or below a specific level of analyte. Such sensitivity based tests are important in areas such as food hygiene where trace elements of salmonella may always be present but at heightened levels can be potentially lethal. In this instance, a rapid test needs to be robust to ensure that harmful levels are always picked up, whilst at reduced levels the test does not result in false alarms. Gold-based assays are very well suited to such applications.

Once the conjugate is made, it is then applied as a stripe across a strip of membrane, which is then encased within a plastic ‘housing’. When a sample such as blood or urine is applied to the membrane and reaches the striped area, it will give a positive result if it contains traces of the opposing analyte to the antibody which has been conjugated. Tests using gold conjugates are characterised by a red line representing the positive result.

British Biocell International Limited can supply gold colloid to diagnostic manufacturers to enable them to perform their own conjugations for incorporation in their diagnostic tests, or it can work with companies to create a conjugate unique to their application. From this work, British Biocell International Limited continues to build a substantial knowledge base in gold colloids and conjugation techniques.

3.2  Contract product development

BBI develops and manufactures products at three sites: Cardiff, Wales; Dundee, Scotland; and Madison, Wisconsin, USA. BBI offers a flexible and bespoke contract development service to develop and produce rapid point of care tests. The first successful development project to be launched to market commenced in 2000 with Merck KGaA (“Merck”) to develop five rapid tests to detect food-borne pathogens including E-coli, campylobacter, listeria, salmonella, and verotoxin. The tests were developed using British Biocell International Limited’s knowledge of gold conjugation techniques and Merck’s understanding of the food testing market. The tests were successfully launched in 2003, with Merck being responsible for sales and marketing of the tests via their existing worldwide distributor network, and BBI responsible for manufacture of the tests. The Merck contract was British Biocell International Limited’s first major manufacturing contract, and since then over 500,000 assays have been manufactured.

BBI has worked with a number of other major diagnostic companies to develop tests that have since had a significant impact on the global marketplace. In 2003, the company began working with Phadia AB (formerly Pharmacia Diagnostics AB) to develop a range of three tests to detect the presence of antibodies that react with the most common asthma and eczema causing allergens. British Biocell International Limited collaborated with Phadia AB the result was the ImmunoCAP™ Rapid range: three single tests each using blood separation and lateral flow technology. The ImmunoCAP™ is a 10-in-one allergy product, and in 2005 BBI announced that British Biocell International Limited had secured the contract to manufacture the ImmunoCAP™ tests.

Another significant collaboration for British Biocell International Limited has been with Verax Biomedical Inc for the development of the Platelet PGD test. The Platelet PGD is a disposable device which detects the presence of bacterial contaminants in platelets prior to transfusion. In 2006 British Biocell International Limited secured a 15 year manufacturing contract with Verax Biomedical Inc for the test.

3.3  Rapid test manufacture

Rapid test manufacture involves placing the conjugate onto a pad or strip and enclosing this within a pre-formed plastic package designed to the customer’s specifications. The customer has the option to have the developed test manufactured either by BBI or (as the customer owns the design history file) a third party. In April 2006, BBI acquired Alchemy (defined above). One of the reasons for the acquisition was to utilise the manufacturing capacity of Alchemy’s new premises. Alchemy is also involved in the manufacture of gold colloids and conjugates and contract product development.

Currently British Biocell International Limited is manufacturing rapid tests for food-borne pathogens for Merck, bacteria in blood for Verax Biomedical Inc, allergens for Phadia AB and products for international military services.

In addition, British Biocell International Limited is manufacturing other rapid tests for customers’ regulatory clinical trials, prior to approval for full scale manufacture. The Directors believe that rapid test manufacturing volumes from products currently under manufacture and products in development will continue to increase. This is due in part to the licence agreement that BBI and British Biocell International Limited have signed with IMI. This enables British Biocell International Limited to provide patent protection to customers using selected applications, and is reviewed by IMI on a case by case basis.

3.4                                 Diabetes healthcare

In April 2004 BBI acquired GlucoGel, an oral glucose gel that works to raise blood sugar levels. The gel is used by people with diabetes who are descending into a hypoglycaemic state. GlucoGel is listed on the British National Formulary, and listed by the National Institute for Clinical Excellence in its guideline for the diagnosis and management of type 1 diabetes. Since the acquisition, BBI has put in place a sales and marketing strategy focussing on diabetes specialist nurses in secondary care, and diabetes prescribers and advisors working in the primary care field. The execution of this strategy led to the founding of BBI Healthcare Limited, the BBI Groups’ diabetes care division.

In July 2006 BBI Healthcare Limited acquired the rights to distribute the SensoCard Plus talking glucose meter from Audiometrics Ltd and Cunningham Diagnostics Limited. The meter provides assistance to visually impaired diabetes patients when testing their blood glucose levels. Many visually impaired diabetes patients require third party assistance when testing their glucose levels.

In October 2006, BBI Healthcare Limited launched GlucoTabs, a tablet containing 4g of glucose which can be used by diabetes patients who may be experiencing symptoms of hypoglycaemia. After securing the distribution rights to the product, BBIhas utilised its existing customer base of healthcare professionals, pharmacy retailers, and patients to achieve a UK product launch. BBI Healthcare Limited plans that the European launch will commence in 2007.

3.5                                 IPR development

In addition to providing gold colloid manufacture, contract product development and rapid test manufacture, British Biocell International Limited has its own development programmes focused on building an in-house intellectual property portfolio.

At present, British Biocell International Limited is working on a number of such projects. In molecular diagnostics, the British Biocell International Limited has developed nucleic acid point of care utilising technology acquired from Cytocell Limited, and building upon a joint patent application entered into with Cytocell Limited. BBI has also developed silver enhancement technology to provide increased sensitivity in certain lateral flow tests, along with super paramagnetic particle technology which can be used with a digital reader to provide a fully quantitative result. British Biocell International Limited also has an acquisition review programme in place to identify off the shelf platforms which can be offered to customers in the future, and include intellectual property.

British Biocell International Limited acquired Qnostics Limited in 20 July 2006. Qnostics Limited focuses on the development, manufacture and supply of specialised molecular quality control reagents. It has an established client base which spans many countries within Europe, USA, Africa and Asia. The acquisition strengthened BBI’s portfolio of products, expanding the range from gold diagnostic reagents to include molecular reagents, will provide access to emerging markets and provide for consolidation of BBI’s existing intellectual property.

BBI has a 19.5 per cent. investment in Quotient Diagnostics Limited (“Quotient”), a developer of a pioneering new diabetes test. Quotient’s diabetes test, called QuoTest. The Directors believe the availability of the test at the point of care will reduce the sending samples from a clinic or surgery to a central laboratory for analysis and report.

3.6                                 Group Structure

The BBI Group is organised into three operating divisions being:

•                                          British Biocell International Limited, which specialises in gold colloid sales, rapid test contract development and the development of the Enlarged Group’s own intellectual property;

•                                          BBI Alchemy, which specialises in manufacturing and some rapid test development where applicable; and

•                                          BBI Healthcare Limited, which specialises in the development of diabetes related products and be responsible for Glucogel, Glucotab and the talking glucose meter.

Further to the Scheme, it is intended that there is a fourth operating division established, namely  Theratase, to be renamed “BBI Theratase”. This will be headed up by John Chesham, the current Chief Executive of Theratase. BBI Theratase will continue the existing business of Theratase, being the manufacture of specialist naturally derived enzymes which are sold to the world’s healthcare market, in particular the diagnostic and therapeutic segments. If the Scheme is approved, the Directors believe that BBI will be able to offer customers a comprehensive service from the manufacture of gold colloid to the development of tests and their subsequent manufacture and the component raw materials which are used in such tests.

4.                                      Acquisition Strategy

The Company has grown not only organically but also through acquisition. Further diagnostics companies and products are likely to be targeted for acquisition. It is anticipated by the Directors that future targets will be active in the point of care diagnostics markets and will have products that BBI can incorporate into its current business.

5.                                      Market and Competition

North America is BBI’s largest market accounting for approximately 35 per cent. of turnover. The Directors believe the inappropriate use of therapeutics and the cost constraints on healthcare spending are key drivers of growth in the clinical in-vitro diagnostics market. With improved diagnosis, the prescription of pharmaceuticals will become more effective, improving the standard of care for patients and optimising healthcare expenditure.

The Directors believe BBI has several competitors in the market of custom conjugation, custom assay development and manufacturing. Competitors include Arista (USA) and EVL (The Netherlands). In terms of the wider provision of point of care testing, the Company’s main competitors are IMI, Quidel and Biosite as well as certain divisions of the larger diagnostic companies such as Roche, Bayer Corporation and Becton Dickinson and Company.

The Directors believe that BBI has built a strong client base and the partnering with global diagnostics companies demonstrates its strong competitive position.

6.                                      Financial information on BBI

The audited results of BBI for the three years ended 31 March 2006 and its unaudited interim results for the six months to 30 September 2006 are set out in Part VI of this document. A summary of the trading results for BBI as extracted from the audited financial information set out in Part VI Section A of this document and the unaudited interim results set out in Part VI Section B of this document is set out below. Investors should read the whole of this document and should not just rely on the summary below.

				For the six
				months
				ended 30
	For the year ended			September
	31 March (audited)			(reviewed)
	2004	2005	2006	2006
(in £000’s)	UK GAAP	UK GAAP	UK GAAP	UK GAAP
Turnover Continuing Operations	3,114	4,632	6,351	4,431
Gross Profit	1,944	2,543	3,898	2,798
Operating Profit	341	542	1,180	629
Profit/(Loss) on ordinary activities before tax	(141)	129	1,118	607
Profit/(Loss) for the financial year	(94)	90	806	407

7.                                      Current Trading

BBI

BBI announced its unaudited interim results for the six months ended 30 September 2006 on 10 November 2006. Since this time, BBI continues to trade in line with management’s expectations.

As announced on 5 March 2007, the Group secured the rights to Agenix plc’s D-dimer tests which are two tests used for the diagnosis of deep vein thrombosis (DVT), pulmonary embolism (PE), and disseminated intravascular coagulation (DIC). The SimpliRED(R) D-dimer assay is a screening method for use in hospitals and healthcare laboratories. Simplify(R) D-dimer is a US Food and Drug Administration approved rapid two-step point of care test which can be used in a doctor’s office and gives a result in 10 minutes. The test is currently exclusively distributed globally by IMI and BBI intends to work alongside IMI to build upon the existing distribution to maximize the product’s potential.

As announced on 9 March 2007, BBI and Carclo Plc, the technical plastics specialist, signed a heads of agreement to each acquire 2.5 per cent. of Platform Diagnostics Limited, a privately owned developer of point of care diagnostics with provisions for BBI to increase its shareholdings to 25 per cent. in total.

The BBI Directors are proposing a 0.5 pence per share interim dividend for the financial year 2007, to be paid prior to the Scheme becoming effective. This will be in place of any final dividend that would have been proposed. This will be paid to the BBI Shareholders on the register of members of BBI at the Scheme Record Time. For the avoidance of doubt, Theratase Shareholders who receive New BBI Shares will not be entitled to this dividend in respect of their New BBI Shares.

Enlarged Group

The BBI Directors and the Proposed Directors believe that the combination of BBI and Theratase will create a leading UK diagnostics company of significant size. Accordingly, the BBI Directors and the Proposed Directors view the Enlarged Group’s prospects for the current financial year with confidence.

8.                                      Directors of the BBI Group and Proposed Directors of the Enlarged Group

David Evans, Non-Executive Chairman (aged 47)

David has considerable expertise within the diagnostic industry. As Financial Director, he was a key member of the team that floated Shield Diagnostics Group Plc in 1993 and was Chief Executive Officer responsible for the merger of Shield Diagnostics Group Plc with Axis Biochemicals ASA of Norway in 1999 to create Axis Shield Plc, which he left in November 2000. He was appointed to the Board of BBI in January 2001 and is also currently involved in a non-executive capacity with several other companies.

Philip Percival, Non-Executive Director (aged 60)

Philip Percival has over 30 years of experience in fund management, management consultancy and venture capital. He is a director of SG Capital Europe Ltd (“SG”). Prior to his work with SG, he was a Managing Director of EM Warburg Pincus & Co, one of the leading US venture capital firms, where he specialised in healthcare investments. Philip has considerable experience of the role of the board with smaller companies and of dealing with complex strategic and financial issues. He has been non-Executive Chairman of Theratase since March 1999 and is also a member of the audit and remuneration committees of Theratase.

Julian Baines, Chief Executive Officer (aged 42)

Julian has considerable expertise in sales and quality assurance within the diagnostic industry. Prior to his appointment as Sales Director, he ran his own quality assurance consultancy, specialising in the diagnostic industry with a worldwide customer base. He was responsible for the management buy-out of BBI in November 2000 and for securing the high-profile development contracts won by BBI.

Richard Lamotte, Executive Director BBI Alchemy (aged 44)

Richard has over 20 years’ experience of the diagnostic market, and specialises in lateral flow assay development, manufacture, automation and equipment. Richard founded Alchemy in 1998, and prior to its acquisition by BBI in May 2006, the company specialised in the development and manufacture of colloidal gold particles, test development and manufacturing systems.

Jacobus (Kobus) de Kock, Proposed Executive Director (38)

After working for a packaging manufacturing group for five years and completing a Management Diploma at Wits University, Johannesburg, Kobus founded and headed Good Hope Holdings, to focus on turn around strategies for manufacturing businesses in the export market. During his tenure as Chief Executive Officer of Good Hope Holdings, the company acquired shares in Seravac Biotech (Pty) Limited (“Seravac”). Seravac was subsequently acquired by Theratase in April 2004. Following the acquisition, Kobus was appointed to the Theratase Board as a non-Executive Director and as Executive Chairman of Seravac. Kobus became an Executive Director of Theratase in October 2005 to reflect his role in running Theratase’s South African based business. Kobus is expected to join the Board 6 months after the Admission as described in paragraph 15 of Part I of this document.

John Chesham, Proposed Executive Director BBI Theratase (aged 48)

Before joining Theratase, John Chesham worked as a research and development manager with several leading immunodiagnostic companies. In 1995, he became Quality Manager and soon afterwards Operations Manager for Theratase’s diagnostics division. His extensive market and product knowledge led to his promotion to Managing Director of Biozyme Laboratories Limited in 1998. Having played a key role in the restructuring of Theratase, John was further promoted to Chief Executive in 1999. John continues to manage Biozyme Laboratories Limited as well as leading Theratase’s strategic acquisition and therapeutics strategies.

Colin Anderson, Proposed Finance Director (aged 48)

Colin Anderson has extensive experience in both large and small companies. He has worked in a variety of technology industries including telecommunications and IT software and services. Prior to joining Theratase, he worked in senior finance roles in the UK and Australia as well as spending two years as a Manufacturing Manager, and five years as joint Managing Director of his own computer company. Colin has now been with Theratase for over 10 years, having joined as Group Financial Controller. He joined the Board of Theratase as Finance Director in 1999 and became Company Secretary in 2006. As well as overseeing Theratase’s Finance function, Colin assists with the operational management of Seravac.

Kevin Wilson, Non-Executive Director (aged 56)

Kevin was appointed to the Board on 22 April 2004. He is currently a consultant for Zeus Capital Limited which he joined in 2003. Previously, he worked in corporate finance at Old Mutual Securites Limited. Prior to that, he was in corporate finance at NatWest Markets. Kevin is a visiting fellow at the Manchester Business School, and Honorary Senior Lecturer in Finance and Accounting at the University of Lancaster.

Jonathan Gregory, Non-Executive Director (aged 45)

Jonathan qualified as a chartered accountant in 1985. He is a partner of MPE Partners LLP (formerly GLE Development Capital) which he joined in 1995. Jonathan has over 20 years’ experience working with unquoted companies. He joined the Board of BBI in November 2000 at the time of the management buy-out.

Senior Management

John Underwood, Quality Director of British Biocell International Limited (aged 60)

John joined BBI in February 2006 from Ortho-Clinical Diagnostics (a Johnson and Johnson company), and brings to the company extensive quality assurance and manufacturing experience having spent several years within the in-vitro diagnostics industry. As a qualified lead assessor, John has considerable first hand knowledge of developing quality systems and guiding companies through inspections from a number of external regulatory bodies, notably the FDA and LNE/G-MED, (the French certification body).

Lyn Rees, Director of British Biocell International Limited and BBI Healthcare Limited (aged 34)

Lyn joined BBI in 1999 and has been responsible for developing and achieving BBI’s ambitious sales strategies. He is an experienced international sales manager with a track record of sales and product growth in the global market.

Stephen Young, Company Secretary of BBI Holdings PLC, Director of British Biocell International Limited, Qnostics Ltd and Alchemy Laboratories Ltd (aged 43)

Stephen has been with BBI since 2001, when he joined from Chubb PLC. He is a qualified management accountant and has held a number of senior financial management positions within manufacturing businesses.

Paul Christopher, Operations Director of British Biocell International Ltd (aged 40)

Paul joined BBI in 2000 and has over 17 years experience in lateral flow development and manufacture. Paul’s remit covers the development and manufacture of products within the Company’s operations division, and he has worked on many internal products within BBI.

James Carney, Technical Director of British Biocell International Ltd (aged 63)

James joined BBI in 2001 and has built a successful career within the diagnostic market place spanning more than 30 years. He has in-depth technical experience and has developed a wide range of assays and formats.

PART III

INFORMATION ON THERATASE

1.                                      Introduction

Theratase was formed in 1993 and was admitted to the Official List of the UKLA and to trading on the London Stock Exchange soon after. Theratase is engaged in the manufacture of specialist naturally derived enzymes which are sold to the world’s healthcare market, in particular the diagnostic and therapeutic segments. Enzymes are proteins which are the body’s biological catalysts, driving complex reactions that occur in all living organisms. The Theratase Group’s products are purified from a variety of naturally sourced raw materials including plant and animal tissue and microbial matter. The specification and treatment of these materials is of crucial importance and Theratase maintains a close working relationship with its suppliers who come from all over the world including the UK, Brazil, Australia, New Zealand, and South Africa. Theratase utilises a variety of sophisticated extraction, filtration and chromatography techniques to isolate the required enzyme or enzymes from the initial material.

The Theratase Group has two main trading subsidiaries, each of which operates a full service facility with their own production, development, marketing, and distribution teams. The two trading subsidiaries are Biozyme Laboratories Limited (“Biozyme”), whose facility in the UK is based in Blaenavon in South Wales; and Seravac Biotech (Pty) Ltd (“Seravac”), whose facility is in the Cape Town suburb of Epping, in South Africa. The two trading subsidiaries share a US marketing office in San Diego, California, and there is a head office in Central London which will close if the Proposal goes ahead.

The Theratase Group owns 8.6 per cent. (on an undiluted basis) of the Dutch pharmaceutical company AM-Pharma Holding BV (“AM-Pharma”). AM-Pharma has a number of products in development, two of which are currently based on different therapeutic grades of alkaline phosphatase supplied by Theratase. The Theratase Group also owns a 7.8 per cent. stake in a second Dutch company, Alloksys Life Sciences BV, (“Alloksys”) a newly formed company developing alkaline phosphatase for use as a treatment of patients undergoing coronary artery bypass graft surgery.

2.                                      The Business

2.1                                 Information on Biozyme

Theratase’s subsidiary, Biozyme, has supplied enzymes to the diagnostic healthcare market for over thirty years for use in the production of test kits and reagents. Enzymes are extracted from microbes, plant and animal material and, after purification and refinement, are sold for use in diagnostic testing kits. End users include manufacturers of pregnancy test kits, diabetes testing kits and HIV assays for diagnosing AIDS. Biozyme’s customers range from multinational organisations to university researchers, with a number of the world’s leading diagnostics companies having been longstanding customers.

To date, Biozyme has developed two enzymes for therapeutic applications:

•                                          The first of these is hyaluronidase, supplied to ISTA Pharmaceuticals Inc for its product ‘Vitrase’ which is used as a spreading agent, principally in ophthalmic surgery.

•                                          The other enzyme is alkaline phosphatase which is supplied to AM Pharma and Alloksys.

Biozyme principally operates out of 2,530 sq m of facilities in South Wales, UK, which are owned by Biozyme. One of Biozyme’s two production units is approved by the US FDA in accordance with Good Manufacturing Practice for the maufacture of ovine hyaluronidase.

2.2                                 Information on Seravac

Theratase acquired Seravac in April 2004 for a total consideration of £1.3 million. Seravac is a significant supplier of naturally derived enzymes to various industries, such as the diagnostic, pharmaceutical, biotechnology and research industries.

Seravac operates from an 8,754 sq m facility in the Cape Town suburb of Epping where it employs approximately sixty staff. The company produces approximately forty different product lines, the majority of which are sold outside the Republic of South Africa either direct or via third party agency agreements. Customers include some of the world’s leading diagnostic and pharmaceutical companies. Seravac is an approved supplier for all its main customers and is ISO 9001:2000 compliant.

Theratase is considering whether it is desirable and feasible to upgrade parts of its Cape Town facility to obtain registration with the FDA Good Manufacturing Practices.

Seravac’s products may be split into two categories: Pharmaceutical Enzymes and Horseradish Peroxidase:

•                                          Pharmaceutical Enzymes (“PDF”)

This category includes various proteases, which are enzymes extracted from bovine pancreas, and hyaluronidase, which is an enzyme extracted from bovine or ovine testes. The main products are chymotrypsin, chymotripsinogen and deoxyribonuclease which are used as digestive aids and for anti-inflammatory purposes.

•                                          Horseradish Peroxidase (“HRP”)

The main product in this category is peroxidase which is extracted from horseradish roots and is used in conjunction with glucose oxidase to monitor glucose levels in diabetics and as an indicator in immunodiagnostics to monitor diseases.

2.3                                 AM Pharma

AM-Pharma’s sepsis and septic shock product uses a high activity grade of alkaline phosphatase. This product targets a major area of unmet medical need and has a huge market potential if successful. The Theratase Group has an exclusive supply agreement for this product following eventual approval of the product and is currently negotiating a replacement commercial supply agreement with enhanced terms.

In October 2006, AM-Pharma announced encouraging Phase IIa trial results for alkaline phosphatase in sepsis. Based on a total of 36 patients admitted to intensive care units with the diagnosis of severe sepsis, the treatment was extremely well tolerated with no drug related adverse events. The calculated relative risk reduction for the drug treated group was 34 per cent. at 28 days moving to 38.4 per cent. at 90 days post treatment. AM-Pharma is now considering entering a full Phase II trial. Theratase supplied the ingredient for this trial during 2006.

Furthermore, AM-Pharma uses a lower activity grade of alkaline phosphatase, supplied by Theratase, in a Phase II trial for a new product for the treatment of irritable bowel disease (“IBD”). This is another potentially enormous market; however, due to the large amount of alkaline phosphatase that would be required to meet the market requirements for the IBD product if successful, while trials will take place using material supplied by Theratase, it is likely, as Theratase has expected, that the commercially marketed drug will not use the Theratase Group’s product.

In addition to its sepsis and IBD products, AM-Pharma is also developing products which do not use active ingredients supplied by the Theratase Group, but which have the potential to enhance AM-Pharma’s valuation. These developments are currently at an early stage.

2.4                                 Other projects

Theratase announced on 15 January 2007 that it had acquired a 7.8 per cent. stake in Alloksys for approximately €0.3 million. This acquisition followed Theratase’ prior announcement that Alloksys had started Phase II clinical trials on patients undergoing coronary artery bypass graft surgery (“CABG”). The patients will receive an infusion of alkaline phosphatase in a drug form developed and formulated by Biozyme. The objective of the study, which is to involve up to 150 patients, is to reduce post surgical inflammatory responses and thereby improve patient’s wellbeing and reduce overall hospital length of stay. The market in the USA alone for a successful treatment is estimated by Alloksys to be worth in the region of $300 million, and the Netherlands, which will be the focus of the phase II trial, carries out approximately 12,500 CABG procedures per annum.

The Theratase Group sells hyaluronidase as the active ingredient to ISTA Pharmaceuticals Inc., a US manufacturer, for use in their spreading agent product. Unless this product is approved for its main intended ophthalmic applications, it is likely that Theratase will cease this supply at the end of the current contract in 2007.

Theratase has a 47.5 per cent. stake in Applet MBJ BV (“Applet”), a joint venture with a Swedish speciality pharmaceutical company, set up to investigate the use of hyaluronidase in the prevention of organ transplant rejection. Progress on the trials has been halted and as a result no further investment has been made. Applet has been continuing negotiations with a company seeking to licence its patented technology. If a licence fee is agreed its size will reflect the early stage of the development of the project. If no suitable licence is agreed the joint venture partners will decide on the future of the project.

3.                                      Market and Competition

In the diagnostic market, where Theratase has traditionally been strong, there are three main categories-enzymes for control sera, for clinical chemistry, and for immunodiagnostics. Theratase’s expertise is in the separation, isolation, and purification of naturally occurring enzymes. The value of the global market for diagnostic enzymes is estimated by management at between $120 million and $160 million.

Enzymes for control sera are used by testing laboratories as a reference tool to check that they are producing accurate results. Product examples include alkaline phosphatase. Enzymes for clinical chemistry are used as key raw materials for the production of reagent kits. These reagents are used in highly automated machines which analyse human blood or urine as an aid to the diagnosis and treatment of disease. Enzymes are also supplied for use in home blood glucose test kits. Product examples include glucose oxidase and horse radish peroxidase. Enzymes for immunodiagnostics are used as labels, typically linked to an antibody or antigen to enable laboratory analysers to test very specifically for the presence of a targeted substance.

Divisions of Roche (Swiss / German), Genzyme (USA / UK), Toyobo (Japan) and Amano (Japan) are the key competitors and then a host of small companies including Calzyme (USA).

4.                                      Financial information on Theratase

The audited results of Theratase for the three years ended 30 September 2006 are set out in Part VII of this document. A summary of the trading results for Theratase as extracted from the financial information set out in Part VII of this document is set out below. Theratase and BBI Shareholders should read the whole of this document and should not just rely on the summary below.

	For the financial year ended
	30 September (in £000’s)
	2004	2005	2005	2006
	UK GAAP	UK GAAP	IFRS	IFRS
Turnover	8,275	11,021	11,021	11,193
Gross Profit	4,104	5,802	5,802	6,009
Operating Profit before financing costs	—	—	2,751	2,669
Operating Profit	1,747	2,663	—	—
Profit before taxation	—	—	2,445	2,477
Profit on ordinary activities before taxation	1,522	2,312	—	—
Profit for the financial year all attributable to equity holders of the parent	—	—	1,716	1,817
Profit for the financial year	1,067	1,582	—	—

5.                                      Current trading

Theratase released a trading update on 21 December 2006. This stated that the Korean government had altered the funding regime of pharmaceuticals as a result of which the subsidy previously given to the Deoxyribonuclease (“DNAse”) based product provided to a customer of Seravac had been removed. The Theratase Group had received an update from the customer for this product informing the Theratase Group that as a result of the funding change it had discontinued manufacture of its DNAse based product.

Theratase announced at its annual general meeting held on 20 February 2007 that it continued to trade in-line with management’s revised expectations following its trading update announced on 21 December 2006.

Since 20 February 2007, Theratase has continued to trade in-line with management’s revised expectations but the Board of Theratase expects Theratase to achieve net profit for the year to 30 September 2007 less than that achieved in the year to 30 September 2006.

This statement has been made after due and careful enquiry by the Directors and Proposed Directors. The estimate has been prepared on a basis comparable with historical financial information and is made on the assumption that trading continues at current levels.

PART IV

CONDITIONS TO THE ACQUISITION AND IMPLEMENTATION OF THE SCHEME

The Acquisition is conditional upon the Scheme becoming unconditional and becoming effective by not later than 15 May 2007 or such later date as, subject to the City Code, BBI and Theratase may agree and (if required) the Court may allow.

1.                                       The Scheme is conditional upon:

(a)                                  the approval of the Scheme by a majority in number representing not less than three-fourths in value of the holders of Theratase Shares, present and voting, either in person or by proxy, at the Court Meeting (or any adjournment of that meeting);

(b)                                 the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the Theratase Extraordinary General Meeting (or any adjournment of that meeting);

(c)                                  the resolutions required to approve and implement the Acquisition being duly passed by the requisite majority at the BBI Extraordinary General Meeting (or any adjournment of that meeting);

(d)                                 conditions precedent to the Financing Facilities being satisfied in full (or waived as the case may be);

(e)                                  the sanction (with or without modification, such modification being acceptable to both Theratase and BBI) of the Scheme and confirmation of the Capital Reduction by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the Capital Reduction, being registered by the Registrar of Companies in England and Wales; and

(f)                                    Admission of the existing BBI Shares and New BBI Shares occurring in accordance with the AIM Rules or (if BBI so determines and subject to the consent of the Panel) the London Stock Exchange agreeing to admit the New BBI Shares to trading on AIM subject only to the allotment of such shares.

2.                                       BBI and Theratase have agreed that, subject as stated in paragraph 3 below, the Scheme is also conditional upon, and accordingly the necessary actions to make the Scheme become effective will only be taken on, the satisfaction or waiver of the following Conditions:

(a)                                  no government or governmental, quasi-governmental, supranational, statutory or regulatory body, institution, association or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any relevant jurisdiction (a “Relevant Authority”) having decided to take, institute, implement or threaten or having announced its intention to institute or implement any action, proceedings, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, order or decision that would or might be reasonably expected to:

(i)                                     make the Proposal its implementation or the acquisition or the proposed acquisition of any shares in, or control of Theratase, by any member of the BBI Group void, unenforceable or illegal under the laws of any jurisdiction or otherwise directly or indirectly restrain, restrict, prohibit, frustrate or otherwise materially delay or interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise in a material way challenge, the Proposal or the proposed acquisition of any shares in, or control of, Theratase by BBI;

(ii)                                  require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the Theratase Group of all or any material part of their respective businesses, assets or properties or of any Theratase Shares or other securities in Theratase or (except in relation to limitations which apply generally to entities conducting similar businesses)

impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(iii)                               impose any material limitation on or result in any delay in the ability of any member of the BBI Group or any member of the Theratase Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any member of the Theratase Group or on the ability of any member of the Theratase Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any other member of the Theratase Group in each case to an extent which is material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(iv)                              except as required pursuant to the Proposal, require any member of the BBI Group or the Theratase Group to offer to acquire any shares or other securities in any member of the Theratase Group or any other asset owned by any third party (in each case, other than the implementation of the Proposal) where such acquisition would be material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(v)                                 impose any limitation on the ability of any member of the BBI Group or the Theratase Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the BBI Group and/or the Theratase Group;

(vi)                              result in any member of the BBI Group or of the Theratase Group ceasing to be able to carry on business under any name under which it presently does so, where such a result would be material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole; or

(vii)                           otherwise materially and adversely affect any or all of the businesses, assets, financial or trading position or profits or prospects of any member of the BBI Group or of the Theratase Group to an extent which is adverse to and material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(b)                                 all necessary filings or applications in connection with the Proposal or its implementation having been made and all appropriate waiting and other time periods (including extensions of such periods) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the acquisition of any shares in, or control of, Theratase by BBI;

(c)                                  all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) which BBI or Theratase reasonably deem necessary or appropriate in any jurisdiction for or in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of, Theratase or any member of the Theratase Group by BBI or any member of the BBI Group or the issue of the New BBI Shares or any matters arising from such issue being obtained in terms and in a form reasonably satisfactory to BBI and Theratase from appropriate Relevant Authorities (in each case where the absence of such authorisation could reasonably be expected by BBI and Theratase to have a material adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the Theratase Group to carry on its business (where such business is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole and where the absence of such authorisations would have a material and adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) remaining in full force and effect and no intimation of any intention to revoke, withdraw, suspend, restrict, withhold or modify or not to renew any of them having been made under the laws or regulations of any jurisdiction (in each case to an extent which would have a material and adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of Theratase or any matters arising from such acquisition having been complied with in all material respects;

(d)                                 save as Disclosed by BBI or Disclosed by Theratase, there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Theratase Group or BBI Group is a party or by or to which any such member or any of its material assets may be bound or be subject which, as a result of the making or implementation of the Scheme or the proposed acquisition by any member of the BBI Group of any shares or securities in Theratase or because of a change in the control or management of Theratase or any member of the Theratase Group or otherwise, could or might reasonably be expected to result in (in each case to an extent which is material and adverse in the context of the Theratase Group taken as a whole or, as the case may be, BBI Group taken as a whole):

(i)                                  any moneys borrowed by or any indebtedness (actual or contingent) of, or grant available to, any member of the Theratase Group or BBI Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or adversely affected;

(ii)                               the creation of any mortgage, charge or other security interest over the whole or any substantial part of the business, property or assets of any member of the Theratase Group or BBI Group or any such security interest (whether existing or having arisen) becoming enforceable;

(iii)                            any such arrangement, agreement, licence, permit, franchise or other instrument, or any right, interest, liability or obligation of any member of the Theratase Group or BBI Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising adverse action being taken or arising under any such arrangement, agreement, licence, permit, franchise or other instrument;

(iv)                           the interests or business of any member of the Theratase Group or BBI Group in or with any other person, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected;

(v)                              any member of the Theratase Group or BBI Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)                           any assets or interest of any member of the Theratase Group or BBI Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business; or

(vii)                        the value of any member of the Theratase Group or BBI Group or its financial or trading position or prospects being prejudiced or adversely affected,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Theratase Group or BBI Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this paragraph (d) in any case where such result would be material and adverse in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(e)                                  save as Disclosed by Theratase or Disclosed by BBI (as the case may be), no member of the Theratase Group having since 30 September 2006 (being the date to which the latest audited consolidated reports and accounts of the Theratase Group were made up) and no member of the BBI Group having since 31 March 2006 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up), to an extent which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole:

(i)                                  issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the grant of Theratase Options or BBI Options, or the issue of Theratase Shares or BBI Shares on the exercise of Theratase Options or BBI Options (as the case may be), pursuant to the terms of the Theratase Share Option Schemes or BBI Option Schemes (as the case may be));

(ii)                               recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Theratase or, as the case may be, BBI;

(iii)                            (save as between wholly-owned subsidiaries of Theratase or, as the case may be) BBI merged or demerged with any body corporate or, otherwise than in the ordinary course of business, acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest;

(iv)                           redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any of its own shares or other securities or made, authorised or proposed or announced its intention to propose any change in its share or loan capital;

(v)                              issued, authorised or proposed the issue of any debentures or (other than in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

(vi)                           entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, vary or terminate any arrangement, contract or commitment (whether in respect of capital expenditure or otherwise), other than in the ordinary course of business, which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(vii)                        entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any service contract or other agreement with any director or senior executive of Theratase or, as the case may be, BBI;

(viii)                     implemented, authorised or proposed the entry into of, or announced its intention to implement or enter into, any contract, transaction, reconstruction, amalgamation, commitment, scheme or other arrangement otherwise than in the ordinary course of business;

(ix)                             taken any corporate action or (to an extent which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, manager, administrator, administrative receiver, trustee, provisional liquidator, liquidator or similar officer in respect of all or any of its assets and revenues or any analogous proceedings or steps in any jurisdiction having been taken or for the appointment of any analogous person in any jurisdiction to have occurred;

(x)                                waived or compromised any claim, other than in the ordinary course of business, which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(xi)                             made or agreed or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/ or their dependants or to the benefits which accrue, or to the pensions which are payable under such schemes, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded, or made or agreed or consented to any change to the trustees, in each case which is material in the context or the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(xii)                          made any amendment to its memorandum or articles of association;

(xiii)                       entered into any contract, transaction or arrangement which is or may be materially restrictive on the business of any member of the Theratase Group or, as the case may be, the BBI Group other than of a nature and to an extent which is not unusual in the context of the business concerned;

(xiv)                      been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xv)                         entered into any contract, commitment or arrangement or passed any resolution in general meeting with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph (e);

(f)                                    save as Disclosed by Theratase, since 30 September 2006 (being the date to which the latest audited consolidated reports and accounts of the Theratase Group were made up):

(i)                                  no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the Theratase Group having occurred which is material in the context of the Theratase Group taken as a whole;

(ii)                               no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the Theratase Group or to which any member of the Theratase Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Theratase Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the Theratase Group in any such case which would or might reasonably be expected materially and adversely to affect the Theratase Group taken as a whole; and

(iii)                            no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the Theratase Group taken as a whole;

(g)                                 save as Disclosed by BBI, since 31 March 2006 (being the last date to which the latest audited consolidated reports and accounts of the BBI Group were made up):

(i)                                     no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the BBI Group having occurred which is material in the context of the BBI Group taken as a whole;

(ii)                               no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group or to which any member of the BBI Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the BBI Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group in any such case which would or might reasonably be expected materially and adversely to affect the BBI Group taken as a whole; and

(iii)                            no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the BBI Group taken as a whole;

(h)                                 BBI not having discovered regarding the Theratase Group and Theratase not having discovered regarding the BBI Group:

(i)                                  any financial, business or other information in relation to circumstances existing prior to the Announcement Date which is material in the context of the Proposal and which has not been Disclosed by Theratase or Disclosed by BBI to the other prior to such date;

(ii)                               any financial, business or other information concerning any member of the Theratase Group or, as the case may be, the BBI Group publicly disclosed at any time by any member of the Theratase Group or, as the case may be, the BBI Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make such information not misleading which in any case is material and adverse to the financial or trading position of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole and such information has not been corrected by a subsequent announcement to a Regulatory Information Service by or on behalf of any member of the Theratase Group or, as the case may be, the BBI Group;

(iii)                            any member of the Theratase Group or, as the case may be, the BBI Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Theratase for the year ended 30 September 2005 or the annual report and financial statements of Theratase for the year ended 30 September 2006 or the annual report and accounts of BBI for the year ended 31 March 2006 or the interim financial statements of BBI for the six months ended 30 September 2006 and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(iv)                           any past or present member of the Theratase Group or, as the case may be, the BBI Group has failed to comply with any applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and wherever the same may have taken place), any of which would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Theratase Group or, as the case may be, the BBI Group and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole; or

(v)                              there is or is reasonably likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Theratase Group or, as the case may be, the BBI Group or in which any such member may now or previously had an interest under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole.

3.                                       The Proposal will lapse and the Scheme will not proceed if, before the date of the Court Meeting, following investigation by the OFT there is a reference of the Acquisition, or any part of it, to the Competition Commission.

4.                                       BBI reserves the right to elect to implement the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. of the Theratase Shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

5.                                       BBI and Theratase, acting together, reserve the right to waive all or any of the conditions contained in paragraphs 2(a), (b) and (c), in whole or in part. BBI reserves the right to waive all or any of the conditions in paragraphs 2(d), (e), (f) and (h) so far as they relate to the Theratase Group, in whole or in part. Theratase reserves the right to waive all or any of the conditions in paragraphs 2(d), (e), (g) and (h) so far as they relate to the BBI Group, in whole or in part.

6.                                       BBI shall be under no obligation to waive or treat as satisfied, and Theratase shall be under no obligation to waive or treat as satisfied any of the Conditions in paragraph 2 by a date earlier than the latest date for satisfaction thereof, notwithstanding that the other Conditions of the Proposal may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of the Conditions may not be capable of fulfilment.

7.                                       If BBI is required by the Panel to make an offer for Theratase Shares under the provisions of Rule 9 of the City Code, BBI may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

8.                                       The Proposal and the Scheme are governed by English law and are subject to the jurisdiction of the English Courts.

PART V

RISK FACTORS

In addition to the other information set out in this document and the Scheme Document, the following risk factors should be carefully considered by BBI Shareholders and by Theratase Shareholders when deciding what action to take in relation to the Proposal and by others when deciding whether to make an investment in the Enlarged Group.

If any of the following risks actually materialise, BBI’s and/or Theratase’s and, following completion of the Acquisition, the Enlarged Group’s business, financial condition, prospects and share price could be materially adversely affected to the detriment of BBI, Theratase and, following completion of the Acquisition, the Enlarged Group, and BBI Shareholders, Theratase Shareholders and/or investors may lose all or part of their investment.

The following risks are those material risks of which the Directors and the Proposed Directors are aware. Additional risks which are not presently known to the Directors and the Proposed Directors, or that the Directors and the Proposed Directors currently deem immaterial, may also have an effect on BBI’s and/or Theratase’s and, following completion of the Acquisition, the Enlarged Group’s business, its financial condition, prospects and share price.

Requirements for further funds

There can be no assurance that the Enlarged Group will not require additional funds as a result of such factors or for other reasons and there can be no assurance that such funds will be available on a timely basis, on favourable terms, or at all, or that such funds, if raised, would be sufficient to enable the Enlarged Group to continue to implement its business strategy.

If the Enlarged Group is unable to raise additional funds through equity or debt financing, it may need to delay, scale back or cease expenditures for some of its longer term research, development and commercialisation programmes, or grant third parties rights to develop and market products that it would otherwise prefer to develop and market itself, thereby reducing their ultimate value to the Company. The Company’s inability to obtain additional funds necessary to operate its business could materially and adversely affect the market price of the BBI Shares and all or part of an investment in BBI Shares could be lost. In addition, to the extent the Company raises capital by issuing additional shares, BBI Shareholders’ equity interests would be diluted.

The amount and timing of any expenditure needed to implement the Enlarged Group’s development and commercialisation programmes will depend on numerous factors, some of which are outside the Company’s control. Additional funds may be necessary due to a number of factors, which could include:

•                                          higher costs and slower progress than expected to develop products due to delays in obtaining regulatory approvals or otherwise;

•                                          higher set up, operational or other costs than expected in relation to the Enlarged Group’s proposed clinical trials;

•                                          lower revenues than expected from commercialised products;

•                                          unexpected opportunities to develop additional promising drug candidates or to acquire technologies or other businesses;

•                                          costs incurred to file, enforce or protect patents or other intellectual property rights; and

•                                          costs incurred to sustain technological and market developments, manufacturing scale-up and effectively to commercialise the Enlarged Group’s products.

IMI Risk Factor

BBI has the benefit of a licence agreement with IMI to enable it to utilise lateral flow patents owned by IMI for certain customers of BBI that have been agreed with IMI.

There is no guarantee that IMI would agree to continue the current arrangements of allowing additional customers of the Enlarged Group to be added as permitted customers for the purpose of the licence. If IMI prevented additional customers from being added this could reduce the attractiveness of the Enlarged Group as a manufacturing partner to new customers. In addition, the licence with IMI contains provisions enabling IMI to terminate the licensing arrangement to BBI and the customers of BBI in the event that BBI is in default of the licence. Although the BBI Directors intend to operate the business of the Enlarged Group so as to comply with the terms of the licence agreement it cannot be guaranteed that a default will not occur which could enable IMI to terminate the arrangement.

Environmental and safety regulation

The Enlarged Group is subject to environmental and safety laws and regulations. The cost of compliance with these and similar future regulations could be substantial. Although the Directors believe that the Enlarged Group’s procedures comply with applicable regulations, the Enlarged Group cannot eliminate the risk of accidental contamination or injury from such materials. In the event of an incident, the resulting liabilities could have an adverse impact on the Enlarged Group. Similarly, many of the Enlarged Group’s suppliers, collaborators and customers are subject to similar laws and regulations. Contravention of these by such groups could have an adverse impact on the Enlarged Group.

Dependence on key personnel

In common with many smaller companies, the Enlarged Group’s success depends largely on its ability to attract and retain qualified management, scientific and technical personnel. The loss of any of these key personnel may have a material adverse effect on the future of the Enlarged Group’s business. Competition for qualified employees in the diagnostics industry is intense and there are a limited number of people with knowledge appropriate to, and experience within, such industries. Consequently, replacing any key personnel who left the Enlarged Group could be difficult and time consuming.

The Company’s success depends to a significant degree upon its ability to attract and retain qualified management, scientific, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. The Enlarged Group’s employees may voluntarily terminate their employment at any time. There is no guarantee that the Company will be successful in attracting and retaining qualified executives, scientists and personnel

Potential product liability claims

The Company’s business exposes it to potential product liability, contractual liability, negligence and other general liability risks which are inherent in the research, development, manufacturing, marketing and use of medical treatments and products. If the Company cannot adequately protect against potential liability claims, it may find it difficult or impossible to commercialise its products and management time may be diverted to address these issues.

Wage inflation

There is a risk that wage inflation exceeds market price increases for the services that the Enlarged Group provides, adversely impacting the Enlarged Group’s profitability.

AIM quoted securities

Trading on AIM does not imply that there is a liquid market for the shares of BBI. It may be more difficult for an investor to realise his investments in BBI than in a company whose shares are quoted on the Official List of the UKLA. Following Admission, the market price of BBI Shares may be subject to significant fluctuations in response to many factors, including variations in the results of the BBI Group, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, general economic conditions, legislative changes in the Enlarged Group’s sector and other events and factors outside the BBI Group’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which as well as general economic and political conditions, could adversely affect the market price of BBI Shares.

Taxation

Any change in the Company’s tax status or in taxation legislation could affect the value of the investments held by the Company, affect the Company’s ability to provide returns to shareholders, or alter the post-tax returns to shareholders. Representations in this document concerning the taxation of shareholders are based upon current tax law and what is understood to be current practice, both of which are subject to change.

Economic conditions

Changes in economic conditions including, for example, interest rates, rates of inflation, industry conditions, competition, political and diplomatic events and trends, tax laws and other factors could substantially and adversely affect the value of the securities in which the Company will invest and therefore the Company’s prospects.

Exchange rate fluctuations

As a consequence of the international nature of its business, the Enlarged Group will be exposed to risks associated with foreign currency exchange rates. Sales of the Enlarged Group’s products are expected around the world and will also be affected by fluctuations in exchange rates in the future to the extent that sales are denominated in currencies other than Pounds Sterling.

Political, judicial, administrative, taxation or other regulatory matters

The Enlarged Group may be adversely affected by changes in economic, political, judicial, administrative, taxation or other regulatory matters, as well as other unforeseen matters. In particular, the Enlarged Group’s ability to commercialise its products may depend, in part, on the extent to which reimbursements for these products will be available from government and health administration authorities, private health insurers, managed care programmes and other third-party payers.

Laboratory equipment

Certain of the BBI Group’s businesses operate specialist laboratory equipment, the loss of use of which would have an adverse impact on the trading performance of those businesses.

PART VI

FINANCIAL INFORMATION ON BBI

PART A: UNAUDITED INTERIM STATEMENT OF RESULTS FOR BBI

FOR 6 MONTHS ENDED 30TH SEPTEMBER 2006

Interim Report 2006

2006 marks BBI’s 20th year operating in the development and manufacture of rapid result, non-invasive diagnostic tests for the Point of Care (POC) market. Rapid tests are increasingly used at the doctor’s surgery or patient’s bedside, and provide patients with immediate results, without the added time or anxiety associated with laborious lab analysis and additional medical consultations.

BBI is recognised globally for the production of superior-quality gold reagents, which are used within such tests, along with its expertise in working with industry partners to develop and manufacture large volumes of tests.

BBI’s reputation is built on working to the highest standards, providing superior service, and delivering on our promises. We are committed to supplying good quality products that are consistent with the expectations and requirements of our customers: reliable, innovative and technologically advanced, and created in a working environment which provides career-enhancing opportunities for all employees, whilst generating returns for our shareholders.

Highlights	1
Chairman’s Statement	2
Consolidated Profit and Loss Account	5
Consolidated Balance Sheet	7
Consolidated Cash Flow Statement	8
Notes to the Interim Report	10
Independent Review Report to BBI Holdings Plc	15
Glossary	IBC

Highlights

Departmental Growth
• Test Manufacture up 16%
• Gold Reagents up 28%
• Contract Development up 36%
• GlucoGel up 65%

Financial Growth
• Profit before Tax up 104%
• Operating Profit up 95%
• EBITA up 77%
• Gross Margin increased to £2.8m up 71%
• Turnover to £4.4m up 57%

Where We Operate

(Turnover by geographical spread)

North America	35%
United Kingdom	39%
RO Europe	17%
ROW	9%

BBI Holdings Plc Interim Report 2006

Chairman’s Statement

I have pleasure in reporting the results for BBI Holdings Plc for the six-month period ended 30 September 2006. The period has been one of continued progression for the Group as a whole. The overall growth has been achieved both through organic growth and the benefits of the three acquisitions made in the period.

Financial Review

Turnover

The period has seen a rise of 57% in turnover to £4,431k (2005: £2,830k), with the turnover of continuing operations rising 39% to £3,926k from £2,830k in the prior year. This, combined with the additional £505k of turnover from acquisitions, resulted in the overall rise of 57%. Organic growth was achieved in all areas of the existing business, with Gold Reagents up 28% to £1,192k (2005: £929k), and demand for this product continuing to rise from our diagnostic customers.

Further increases in our GlucoGel product continue, with an increase of 65% to £1,293k (2005: £780k). Contract Product Development rose 36% to £912k (2005: £669k), with the securing of additional development and feasibility contracts. Our Test Manufacturing revenue rose 16% to £419k (2005: £360k), with the variety of tests in manufacturing continuing to increase. From our acquisitions, Alchemy Laboratories contributed £369k in four months, Qnostics Limited added £84k in two months, and the Sensocard product £52k in three months.

Comparative Analysis of Turnover Six months to 30 September 2006

	2005	2006	% Change
	£’000	£’000
Gold Reagents	929	1,192	+28
Contract
Development	669	912	+36
Test Manufacturing	360	419	+16
GlucoGel	780	1,293	+65
Other	92	110	+20
Acquisitions	—	505	—
Total	2,830	4,431	+57

Gross Profit Margin

During the six-month period, the gross profit rose 71% to £2,798k (2005: £1,636k) and, with the continued rise in sales of the higher-margin Gold Reagent and GlucoGel products, the overall gross margin percentage improved to 63% (2005: 58%).

Overheads

Other administrative expenses rose by 66% to £1,947k (2005: £1,170k), with the main area of increase being salaries, and the number of employees in the Group now 119 against the 84 in September 2005; the average head-count for the period was 114 (2005: 74).

FRS20

The Group has adopted FRS20 accounting for share-based payments, which has resulted in a £70k charge for the period (2005 restated: £65k).

“We will continue to seek out acquisitions that will assist in the realisation of our strategic objectives.”

Operating Profit

The operating profit rose 95% to £629k (2005: £322k), after charging £207k of goodwill amortisation (2005: £127k); the increase in the goodwill charge is as a result of the acquisitions made during the period. The operating profit is also stated after deducting £70k in respect of the share-based payment noted above.

EBITA

After taking out the FRS20 adjustment, the comparative earnings before interest tax and amortisation (EBITA) has increased 77% to £908k (2005: £514k). The Group believes that this is a more useful measure of underlying performance.

Profit After Taxation

The profit after tax rose 125% to £407k (2005: £181k).

Dividend

At the AGM, the Board declared a maiden dividend of 0.5p; this was paid on 11 October 2006.

 Intangible Assets & Investments

The increase in the period is due to the acquisition of Alchemy Laboratories, Qnostics and CDX Limited/Audiometrics Limited, and the further investment in Quotient Diagnostics.

Debtors

The rise in debtors reflects increased trade debtors, with higher revenue from the continuing business plus the added trade debtors from the acquired businesses.

Cash

Cash at bank amounted to £2,092k (2005: £858k), which is after the various acquisitions and the investment in Quotient Diagnostics during the period, but also after the issue of shares, which raised £2,700k net of expenses.

Acquisition Strategy

During the period, the Group made three acquisitions: Alchemy Laboratories Limited, CDX Limited/Audiometrics Limited and Qnostics Limited. Each acquisition has brought different growth opportunities for the Group, and some form part of a larger acquisition-led strategy.

Subsequent to the period-end, the Group has reached agreement with its key strategic partner Inverness Medical Innovations Inc. to have access to up to £7.5mby way of a convertible loan to assist in the funding of an identified target.The Board had thought it had reached agreement with the target company’s board on the basis that it was prepared to recommend this to its shareholders. Since then, the value of the target has moved against us andmade the transaction financially unattractive compared to other opportunities under consideration.

BBI will continue to be progressive and is set to achieve its planned growth targets and become a significant player in the provision of reagents into the key growth areas of the Point of Care Market, as well as being an important provider of rapid tests to an ever-growing customer base. We will continue to seek out acquisitions that will assist in the realisation of our strategic objectives.

Outlook

The second half of the financial year is expected to be one of continued progress across all fronts and I look forward to reporting:

•      the continued growth of our BBI Healthcare business, which is targeting the diabetic markets primarily in the UK but also overseas, where we anticipate, by the summer, 510k clearance for the Group’s Sensocard product as well as penetration of the major European markets with its GlucoTab product;

•      the strengthening of the senior management team;

•      the securing of additional manufacturing contracts.

By definition, making acquisitions is not wholly within the Board’s control and it will continue to review opportunities which add either operational and/or strategic value to the Group. Where appropriate, the Group will seek to introduce effective levels of gearing into any proposed transactions.

Finally, the continued growth and success of the Group would not be possible without the support of our investors, customers, suppliers, and particularly our loyal staff at all the locations within the Group. This support is very much appreciated and it is an excellent base from which the Group will continue to grow and achieve the positive challenges ahead.

David Evans

Chairman

9 November 2006

Consolidated Profit and Loss Account

Six months ended 30 September 2006

	Note	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 As restated (reviewed)	Year ended 31Mar 2006 As restated (audited)
		£’000	£’000	£’000

Turnover
Continuing operations		3,926	2,830	6,351
Acquisitions		505	—	—

Continuing operations		4,431	2,830	6,351
Cost of sales		(1,633)	(1,194)	(2,453)

Gross profit		2,798	1,636	3,898

Administrative expenses:
Goodwill amortisation		(207)	(127)	(276)
Share-based payments		(70)	(65)	(135)
Other administrative expenses		(1,947)	(1,170)	(2,528)

Total administrative expenses		(2,224)	(1,362)	(2,939)

Other operating income		55	48	86

Operating profit		629	322	1,045

Interest receivable and similar income		26	11	28
Interest payable and similar charges		(48)	(36)	(90)

Total finance charges (net)		(22)	(25)	(62)

Profit on ordinary activities before taxation		607	297	983
Tax on profit on ordinary activities	2	(200)	(116)	(312)

Profit for financial period		407	181	671

	Note	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 As restated (reviewed)	Year ended 31Mar 2006 As restated (audited)
		£’000	£’000	£’000

Profit per share (pence):
Basic	3	1.6	0.9	3.1
Diluted	3	1.2	0.7	2.3

All activities derive from continuing operations.

The trade acquired during the prior period has been subsumed within the Group’s existing business. It is not practicable to accurately allocate overheads between acquired and continuing operations, therefore the post-acquisition turnover has been separately disclosed, but operating profit has not.

There have been no recognised gains and losses attributable to the shareholders other than the profit for the current and preceding financial periods and, accordingly, no separate statement of total recognised gains and losses is shown.

Consolidated Balance Sheet

As at 30 September 2006

	Note	30 Sep 2006 (reviewed)	30 Sep 2005 (reviewed)	31 Mar 2006 (audited)
		£’000	£’000	£’000

Fixed assets
Intangible assets		8,053	4,775	4,666
Investments		702	195	293
Tangible assets		1,637	1,287	1,472

		10,392	6,257	6,431

Current assets
Stocks		486	313	446
Debtors		1,806	1,464	1,097
Cash at bank and in hand		2,092	858	1,452
		4,384	2,635	2,995

Creditors: amounts falling due within one year		(1,855)	(942)	(1,115)

Net current assets		2,529	1,693	1,880

Total assets less current liabilities		12,921	7,950	8,311

Creditors: amounts falling due after more than one year		(825)	(1,114)	(965)

Provisions for liabilities		(617)	(1,104)	(143)

Net assets		11,479	5,732	7,203

Capital and reserves
Called up share capital	7	669	533	560
Share premium account	7	10,808	6,101	6,985
Profit and loss account	7	2	(902)	(342)

Total shareholders’ funds	7	11,479	5,732	7,203

Consolidated Cash Flow Statement

Six months ended 30 September 2006

	Note	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 (reviewed)	Year ended 31 Mar 2006 (audited)
		£’000	£’000	£’000

Net cash inflow from operating activities	4	623	246	1,511

Returns on investments and servicing of finance
Interest received		26	11	28
Interest paid		(48)	(56)	(109)

Net cash outflow from returns on investments and servicing of finance		(22)	(45)	(81)

Tax
Corporation tax paid		(127)	(7)	(11)

Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(190)	(91)	(340)
Payments to acquire fixed asset investments		(410)	(195)	(293)
Payments to acquire intangible fixed assets		—	(25)	(25)
Purchase of subsidiaries		(3,964)	—	—
Net cash acquired with subsidiary undertakings		2,087	—	—
Payments to acquire unincorporated businesses		—	—	(1,038)

Net cash outflow from capital expenditure and financial investment		(2,477)	(311)	(1,696)

Net cash outflow before use of liquid resources and financing		(2,003)	(117)	(277)

	Note	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 (reviewed)	Year ended 31 Mar 2006 (audited)
		£’000	£’000	£’000

Management of liquid resources
Cash taken off short-term deposit		—	700	700

Financing
Issue of ordinary share capital		3,000	—	911
Fees in relation to issuing of share capital		(328)	—	—
New hire-purchase agreements		10	—	—
Repayment of borrowings		(29)	(146)	(286)
Hire-purchase repayments		(10)	(20)	(37)

Net cash inflow/(outflow) from financing		2,643	(166)	588

Increase in cash in the period	5	640	417	1,011

Notes to the Interim Report

Six months ended 30 September 2006

1. BASIS OF PREPARATION

The Group profit and loss accounts, balance sheets and cash flow statements for the six-month periods ended 30 September 2006 and 30 September 2005 have been prepared on a basis consistent with the accounting policies disclosed in the Group’s annual report for the year ended 31 March 2006, with the exception of the adoption of FRS20 share-based payments, which has been applied from 1 April 2006.

Share-based payments

The Group has applied the requirements of FRS20 to all grants of equity instruments after 7 November 2002 that were unvested at 1 April 2006.

The Group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value (excluding the effect of non market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions.

Fair value is measured by use of the Black-Scholes model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 As restated (reviewed)	Year ended 31 Mar 2006 As restated (audited)
	£’000	£’000	£’000

Profit for the financial period under old accounting policies	477	246	806
FRS20 share-based payments	(70)	(65)	(135)

Profit for the financial period under new accounting policies	407	181	671

There is no overall impact on the balance sheet at any of the period-ends covered by this review.

2. TAXATION

The charge for the six-month period ended 30 September 2006 and 30 September 2005 is based on the estimated effective rate of tax applicable to each significant category of income and expenditure for the full year.

3. PROFIT PER SHARE

Earnings per ordinary share has been calculated by dividing the profit after taxation for the period by the average number of ordinary shares in issue during the period: 25,551,881 (30 September 2005: 21,329,139).

Diluted earnings per ordinary share has been calculated by dividing the profit after taxation for the period by the average number of ordinary shares in issue during the period after accounting for share options: 33,306,258 (30 September 2005: 26,653,737).

4. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 As restated (reviewed)	Year ended 31 Mar 2006 As restated (audited)
	£’000	£’000	£’000

Operating profit	629	322	1,045
Depreciation charges	85	56	116
Amortisation	207	127	276
Share-based payments	70	65	135
Decrease/(increase) in stocks	65	(1)	(134)
Increase in debtors	(388)	(414)	(46)
(Decrease)/increase in creditors	(45)	91	119

Net cash inflow from operating activities	623	246	1,511

5. RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS/(DEBT)

	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 (reviewed)	Year ended 31 Mar 2006 (audited)
	£’000	£’000	£’000

Increase in cash in the period	640	417	1,011
Cash outflow from debt repayments	32	166	323
Cash flow from liquid resources	—	(700)	(700)

Change in net funds/(debt) resulting from cash flows	672	(117)	634
New finance leases	(10)	—	—

Movement in net funds/(debt) in the period	662	(117)	634
Net funds/(debt) at start of period	186	(448)	(448)

Net funds/(debt) at end of period	848	(565)	186

6. ACQUISITIONS

During the period, the Group made the following acquisitions. Outlined below are provisional figures for net assets acquired.

	Alchemy	Qnostics	CDX/ Audiometrics
	£’000	£’000	£’000
Net assets acquired:
Tangible fixed assets	52	7	—
Stocks	103	—	2
Debtors	262	48	13
Cash	2,087	—	—
Creditors	(414)	(52)	(14)

Net assets	2,090	3	1

Goodwill	2,873	519	200

Purchase consideration	4,963	522	201

Satisfied by:
Cash consideration	3,600	163	201
Future consideration	463	—	—
Shares	900	359	—

	4,963	522	201

The Group acquired 100% of the share capital of Alchemy Laboratories Limited in May 2006.

The future consideration is based on the final net asset adjustment of £463,000, which was agreed and paid during October 2006.

The Group acquired 100% of the share capital of Qnostics Limited in July 2006.

The Group acquired 100% of the share capital of CDX Limited/Audiometrics Limited (a non-trading company) in July 2006.

Acquisitions have contributed £505,000 to turnover for the six months ended 30 September 2006.

7. MOVEMENT ON RESERVES AND RECONCILIATION OF MOVEMENT IN SHAREHOLDERS’ FUNDS

	Called up share capital (reviewed)	Share premium account (reviewed)	Profit and loss account (reviewed)	Six months ended 30 Sep 2006 (reviewed)	Six months ended 30 Sep 2005 As restated (reviewed)	Year ended 31 Mar 2006 As restated (audited)
	£’000	£’000	£’000	£’000	£’000	£’000
At beginning of period	560	6,985	(342)	7,203	5,486	5,486
Shares issued	109	3,823	—	3,932	—	911
Profit attributable to members of the Group	—	—	407	407	181	671
Share-based payments	—	—	70	70	65	135
Dividends	—	—	(133)	(133)	—	—

At end of period	669	10,808	2	11,479	5,732	7,203

8. REPORT AND FINANCIAL STATEMENTS 2006

The comparative figures for the financial year ended 31 March 2006 are extracted from the Group’s statutory financial statements for that financial year. Those financial statements have been reported on by the Group’s auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified and did not contain a statement under Section 237 (2) or (3) of the Companies Act 1985.

Copies of the Annual Report for 2006 are available from the Company’s registered office by applying to: The Company Secretary, BBI Holdings Plc, Golden Gate, Ty Glas Avenue, Llanishen, Cardiff, CF14 5DX.

The interim results for the six months ended 30 September 2006 and 30 September 2005 have been reviewed but have not been audited. The financial information set out above does not constitute full financial statements as defined by Section 240 of the Companies Act 1985.

9. POST-BALANCE SHEET EVENT

On 17 October 2006, the Group announced that it had secured a financing commitment from Inverness Medical Innovations Inc. of up to £7.5m by way of an unsecured convertible loan. The loan will be convertible at BBI’s discretion for the purpose of financing defined acquisition objectives at any point up through the expiration of its term on 31 March 2007, based on a strike price of 125 pence.

Independent Review Report to BBI Holdings Plc

Introduction

We have been instructed by the Company to review the financial information for the six months ended 30 September 2006, which comprise: the consolidated profit and loss account; the consolidated balance sheet; the consolidated cash flow statement; and the related Notes 1 to 9. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

This report is made solely to the Company in accordance with Bulletin 1999/4 issued by the Auditing Practices Board. Our work has been undertaken so that we might state to the Company those matters we are required to state to it in an independent review report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company, for our review work, for this report, or for the conclusions we have formed.

Directors’ Responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the Directors. The Directors are responsible for ensuring that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual financial statements, except where any changes, and the reasons for them, are disclosed.

Review Work Performed

We conducted our review in accordance with guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of Group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied, unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with International Standards on Auditing (UK & Ireland), and therefore provides a lower level of assurance than an audit. Accordingly, we do not express an audit opinion on the financial information.

Review Conclusion

On the basis of our review, we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 September 2006.

Deloitte & Touche LLP

Chartered Accountants

Cardiff, United Kingdom

9 November 2006

Notes

Glossary

• Antibodies

Any of a large variety of immunoglobulins (or fragments thereof) which are part of the immune system, and are produced to help fight against infection. Antibodies are made by a type of blood cell called a lymphocyte, and are tailor-made in response to foreign material (antigen) entering the body. Antibodies are highly specific for their particular antigen, and will bind strongly to it. In immunoassays, antibodies are raised against the analyte and used as a receptor to bind the analyte.

• Antigen

A protein or part of a protein which provokes an immune response and will bind to the antibodies generated.

• Assay

A test to detect and/or quantitate a specific analyte in a sample.

• Colloid

A mixture containing (gold) particles suspended in a solution.

• Conjugate

An entity formed by coupling two substances together. In immunoassays, the term generally refers to the labelled entity in the assay (eg. enzyme-labelled antibody).

• Electron Microscopy

Inspection with an electron microscope, which utilises streams of electrons deflected from their course by an electrostatic field for magnification of objects. Images may be magnified up to 40,000 diameters.

• Immunogold

A method for visualising proteins in electron microscopy within a cell using gold particles attached to an antibody that binds specifically to that protein.

• GlucoGel

Dextrose gel (40% dextrose) frequently used by people who are in the stages of a hypoglycaemic episode. Prescribed by healthcare practitioners.

• GlucoTabs

Dextrose tablets containing 4g dextrose per tablet, and targeting the diabetes sector. Launched October 2006.

• Nanoparticles

Measure of gold particles within the nanometer range.

• Platelet

Cells involved in the clotting of blood.

• Reagent

Substance used in a chemical reaction.

• SensoCard Plus

An audio blood glucose meter which speaks the reading, therefore increasing independence for the visually impaired and elderly. Launched by BBI Healthcare in July 2006.

Designed and produced by Emperor Design Consultans Ltd.

Tel +44(0)131 220 7990 www.emperordesign.co.uk

BBI Holdings Plc

Golden Gate

Ty Glas Avenue

Llanishen

Cardiff

CF14 5DX

T: +44 (0) 29 2074 7232

F: +44 (0) 29 2074 7242

E: info@bbigold.co.uk

www.bbigold.com

PART B: FINANCIAL INFORMATION ON BBI

FOR THE YEAR ENDED 31ST MARCH 2006

Independent Auditors’ Report to the Members of BBI Holdings Plc

We have audited the group and individual company financial statements (the “financial statements”) of BBI Holdings Plc for the year ended 31 March 2006 which comprise the consolidated profit and loss account, the balance sheets, the consolidated cash flow statement and the related notes 1 to 29. These financial statements have been prepared under the accounting policies setout therein.

This report is made solely to the company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

The directors’ responsibilities for preparing the annual report and the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the statement of directors’ responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant United Kingdom legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view, in accordance with the relevant financial reporting framework, and are properly prepared in accordance with the Companies Act 1985. We report to you whether in our opinion the information given in the directors’ report is consistent with the financial statements. We also report to you if, in our opinion, the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration another transactions is not disclosed.

We read the directors’ report and the other information contained in the annual report for the above year as described in the contents section including the unaudited part of the directors’ remuneration report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the company and the group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the directors’ remuneration report described as having been audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion:

•             the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice, of the state of the group’s and the individual company’s affairs as at 31 March 2006 and of the group’s profit for the year then ended;

•             the financial statements have been properly prepared in accordance with the Companies Act 1985; and

•             the information given in the directors’ report is consistent with the financial statements.

Deloitte & Touche LLP

Chartered Accountants and Registered Auditors

Cardiff

United Kingdom

21 July 2006

Consolidated Profit and Loss Account

Year ended 31 March 2006

	Note	2006	2005
		£’000	£’000

Turnover	2	6,351	4,632

Cost of sales		(2,453)	(2,089)

Gross profit		3,898	2,543

Administrative expenses:
Goodwill amortisation		(276)	(243)
Other administrative expenses		(2,528)	(1,861)

Total administrative expenses		(2,804)	(2,104)

Other operating income	4	86	103

Operating profit	4	1,180	542

Interest receivable and similar income		28	29

Interest payable and similar charges:
Exceptional amortisation of loan note arrangement fees and premium	5	—	(320)
Other (net)	5	(90)	(122)

Total interest payable and similar charges	5	(90)	(442)

Profit on ordinary activities before tax		1,118	129
Tax on profit on ordinary activities	6	(312)	(39)

Profit for the financial year	21	806	90

Earnings per ordinary share (pence)	7	3.7	0.1

Diluted earnings per ordinary share (pence)	7	2.8	0.1

All activities derive from continuing operations.

There have been no recognised gains and losses for the current or prior financial year other than as stated in the profit and loss account and, accordingly, no separate statement of total recognised gains and losses is presented.

Consolidated Balance Sheet

Year ended 31 March 2006

	Note	2006	2005
		£’000	£’000
Fixed assets
Intangible assets	9	4,666	4,262
Tangible assets	10	1,472	1,252
Investments	11	293	—
		6,431	5,514

Current assets
Stocks	12	446	312
Debtors	13	1,097	1,063
Current asset investments	15	—	700
Cash at bank and in hand		1,452	441
		2,995	2,516

Creditors: amounts falling due within one year	16	(1,115)	(792)

Net current assets		1,880	1,724

Total assets less current liabilities		8,311	7,238
Creditors: amounts falling due after more than one year	17	(965)	(1,271)
Provision for liabilities and charges	19	(143)	(481)
Net assets		7,203	5,486

Capital and reserves
Called up share capital	20	560	533
Share premium account	21	6,985	6,101
Profit and loss account	21	(342)	(1,148)
Total shareholders’ funds	21	7,203	5,486

These financial statements were approved by the Board of directors on 21 July 2006.

Signed on behalf of the Board of Directors.

Julian Baines

Director

21 July 2006

Company Balance Sheet

Year ended 31 March 2006

	Note	2006	2005
		£’000	£’000

Fixed assets
Investments	11	4,300	4,271

Current assets
Debtors due after more than one year	13	3,452	2,473
Cash at bank and in hand		3	3
		3,455	2,476

Creditors: amounts falling due within one year	16	(18)	—
Net current assets		3,437	2,476
Total assets less current liabilities, being net assets		7,737	6,747

Capital and reserves
Called up share capital	20	560	533
Share premium account	21	6,985	6,101
Profit and loss account	21	192	113
Total shareholders’ funds	21	7,737	6,747

These financial statements were approved by the Board of directors on 21 July 2006.

Signed on behalf of the Board of directors.

Julian Baines

Director

21 July 2006

Consolidated Cash Flow Statement

Year ended 31 March 2006

	Note	2006	2005
		£’000	£’000

Net cash inflow/(outflow) from operating activities	25	1,511	(116)

Returns on investments and servicing of finance
Interest received		28	29
Interest paid		(109)	(419)

Net cash outflow from returns on investments and servicing of finance		(81)	(390)

Taxation
Corporation tax (paid)/received		(11)	7

Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(340)	(85)
Payments to acquire fixed asset investments		(293)	—
Payments to acquire intangible fixed assets		(25)	—

Net cash outflow from capital expenditure and financial investment		(658)	(85)

Acquisitions
Payments to acquire unincorporated businesses		(1,038)	(1,292)

Net cash outflow from investing activities		(1,038)	(1,292)

Net cash outflow before use of liquid resources and financing		(277)	(1,876)

Management of liquid resources
Cash placed on short-term deposit		700	(700)

Financing
Issue of ordinary share capital		911	5,890
New borrowings		—	1,200
Repayment of borrowings		(286)	(4,220)
Hire purchase repayments		(37)	(47)
Net cash inflow from financing		588	2,823
Increase in cash in the year	26,27	1,011	247

Notes to the Financial Statements

Year ended 31 March 2006

1  ACCOUNTING POLICIES

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted, which have been applied consistently throughout the financial year and the prior financial period, are described below.

Accounting convention

The financial statements are prepared under the historical cost convention.

Basis of consolidation

The financial statements consolidate the financial information of the company and its subsidiaries drawn upto each year-end using the acquisition accounting method.

Goodwill and intangible fixed assets

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written-off on a straight-line basis over its useful economic life, which is 20 years. Provision is made for any impairment.

Tangible fixed assets

Tangible fixed assets are stated at cost less provision for accumulated depreciation. Freehold land is not depreciated. On other assets, depreciation is calculated so as to write off the cost of the tangible fixed asset concerned over its expected useful economic life. The annual rates of depreciation are as follows:

Fixtures, fittings and equipment	20%-33% straight lsine
Freehold buildings	2% straight line

Stocks

Stocks are valued at the lower of cost and net realisablevalue.

Current asset investments

Current asset investments comprise cash deposits which mature between seven days and one year from the date of deposit.

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Leases

Assets obtained under finance lease and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease rentals in proportion to the capital element outstanding. Operating lease rentals are charged to income in equal amounts over the lease term.

Pension costs

The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Research and development

Research and development expenditure is charged to the profit and loss account as incurred.

Grants

Revenue grants are released to the profit and loss account in line with the related expenditure.

Turnover

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales-related taxes.

Revenue is recognised on despatch of the related goods. For revenue in respect of research and development contracts, the revenue is recognised as it is earned under the terms of the contract.

Foreign currency

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date.

Finance costs

The costs of arranging term finance are capitalised and amortised over the term of the loan.

Financial instruments

The group does not utilise any derivative instruments and does not hedge its foreign currency translation exposure.

2  TURNOVER

	Note	2006	2005
		£’000	£’000
By class of business
Gold colloid and conjugate manufacture		2,009	1,605
Contract product development		1,531	1,358
Rapid test manufacture		797	734
GlucoGel		1,836	575
Quickcards		69	140
Other sales		109	220
		6,351	4,632

Geographical analysis by destination
United Kingdom		2,452	973
Other European countries		1,102	920
North America		2,206	1,959
Rest of the World		591	780
		6,351	4,632

All of the group’s activities originate in the United Kingdom.

3  INFORMATION REGARDING DIRECTORS AND EMPLOYEES

Directors’ emoluments (Group and Company)	Note	2006	2005
		£’000	£’000
D Evans
Fees		25	20

J Gregory
Fees		20	19

K Wilson
Fees		20	20

J Baines
Salary		120	112
Bonus		15	27
Benefits in kind		9	—
Pension contributions		5	5
		149	144
Total directors’ emoluments		214	203

3 INFORMATION REGARDING DIRECTORS AND EMPLOYEES

	The Group		The Company
	2006	2005	2006	2005
	No.	No.	No.	No.

Average number of persons employed
Directors	4	4	4	4
Sales and despatch	10	7	—	—
Development and manufacture	57	44	—	—
Administration	12	9	—	—
	83	64	4	4

	£’000	£’000	£’000	£’000

Staff costs during the year (including directors)
Wages and salaries	1,826	1,381	129	—
Social security costs	164	130	15	—
Pension costs	56	47	5	—
	2,046	1,558	149	—

4  OPERATING PROFIT

	2006	2005
	£’000	£’000
Operating profit is after charging/(crediting)
Depreciation
Owned assets	88	83
Leased assets	28	28
Auditors’ remuneration
Audit	24	21
Tax services	15	14
Other services (grant audit/transaction support)	7	90
Operating lease charges
Plant and machinery	42	59
Research and development	276	271
Revenue grants receivable	(86)	(103)

5  INTEREST PAYABLE AND SIMILAR CHARGES

	Note	2006	2005
		£’000	£’000
Bank loans		109	110
Loan notes		—	(16)
Hire purchase		4	5
Exceptional amortisation of loan note arrangement fees		—	173
Exceptional amortisation of loan note premium		—	147
Adjustment arising from discounting	19	(23)	23
		90	442

6  TAX ON PROFIT ON ORDINARY ACTIVITIES

	2006	2005
	£’000	£’000
Current taxation
United Kingdom corporation tax:
Current tax on income for the year at 30% (2005: 19%)	232	4
Adjustment in respect of prior years	—	4
Total current tax	232	8

Deferred tax
Timing differences, origination and reversal	84	36
Adjustment in respect of prior years	(4)	(5)
	80	31
	312	39

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit before tax is as follows:

	2006	2005
	£’000	£’000
Profit on ordinary activities before tax	1,118	129

Tax on profit on ordinary activities before tax at 30% (2005: 19%)	335	25

Factors affecting charge for the year
Expenses not deductible for tax purposes	59	49
Tax losses	(85)	(32)
Capital allowances in excess of depreciation	—	(5)
Movement in short-term timing differences	—	(1)
Other	—	3
Prior year adjustments	—	4
Research and development tax relief	(60)	(35)
Non-taxable income	(6)	—
Differences in tax rates	(11)	—
Current tax charge for year	232	8

7  EARNINGS PER SHARE

Earnings per ordinary share has been calculated by dividing the profit after taxation for the period by 21,659,297(2005: 21,050,552), being the weighted average number of ordinary shares of the company in issue in the year.

Diluted earnings per ordinary share has been calculated by dividing the profit after taxation for the period by 29,228,116(2005: 22,724,226), being the weighted average number of ordinary shares of the company is issue in the year after accounting for share options in issue.

8  PROFIT/(LOSS) ATTRIBUTABLE TO MEMBERS OF THE PARENT COMPANY

As permitted by s.230 of the Companies Act 1985, the profit and loss account of the parent company is not presented as part of these financial statements. The profit after tax of the parent company for the year was £79,000 (2005: £6,000 loss).

9 INTANGIBLE FIXED ASSETS

Group	Goodwill
£’000
Cost
At 1 April 2005	5,075
Additions	680

At 31 March 2006	5,755

Amortisation
At 1 April 2005	813
Charge for year	276

At 31 March 2006	1,089

Net book value
At 31 March 2006	4,666

At 31 March 2005	4,262

Additions during the year relate to the full and final settlement of contingent consideration payable in respect of the trade acquired from Bio-Diagnostics in April 2004, which was in excess of the amounts previously provided.

10  TANGIBLE FIXED ASSETS

	Freehold	Fixtures,
	land and	fittings
Group	buildings	equipment	Total
	£’000	£’000	£’000
Cost
At 1 April 2005	1,051	689	1,740
Additions	119	221	340
Disposals	—	(19)	(19)
At 31 March 2006	1,170	891	2,061

Depreciation
At 1 April 2005	75	413	488
Charge for year	23	93	116
Disposals	—	(15)	(15)
At 31 March 2006	98	491	589

Net book value
At 31 March 2006	1,072	400	1,472
At 31 March 2005	976	276	1,252

The net book value of the group’s fixed assets at 31 March 2006 includes £55,445 (2005: £83,094) in respect of assets held under finance lease and hire purchase contracts. These assets are included within fixtures, fittings and equipment in both the current and prior year.

Freehold land and buildings includes land which is not depreciated and has a carrying value of £263,000 (2005: £263,000).

Fixtures, fittings and equipment includes assets under the course of construction of £102,669 (2005: £23,456).

11  INVESTMENTS

Group	£’000

Cost and net book value
At 1 April 2005	—
Additions and at 31 March 2006	293
293

During the financial year ended 31 March 2006, the group invested £293,000 in Quotient Diagnostics Limited in the form of convertible loan stock. If converted, this loan stock entitles BBI Holdings Plc to 12.35% of the share capital of the company.

Shares in
subsidiary
Company	undertaking
£’000
Cost and net book value
At 1 April 2005	4,271
Additions	29
At 31 March 2006	4,300

The investments are unlisted. Additional information on the subsidiaries is given below.

		Portion of ordinary
		and voting
Name	Class of shares	shares held (%)	Activity	Country of incorporation

British Biocell	Ordinary shares of	100	Manufacture and	England and Wales
International	£1 each		development of
Limited			reagents and
			diagnostic tests

BBI Research Inc	Ordinary shares of	100	Manufacture and	United States
	$0.01 each		development of
			reagents and
			diagnostic tests

BBI Healthcare Ltd	Ordinary shares of	100	Dormant	England and Wales
	£1 each		(see note 29)

12  STOCKS

Group	2006	2005
	£’000	£’000
Raw materials and consumables	210	203
Finished goods and goods for re-sale	236	109
	446	312

13  DEBTORS

	Group	Group	Company	Company
	2006	2005	2006	2005
	£’000	£’000	£’000	£’000
Trade debtors	994	963	—	—
Other debtors	42	33	—	—
Prepayments and accrued income	61	55	—	—
Amounts due from subsidiaries	—	—	3,452	2,473
Deferred tax asset	—	12	—	—
	1,097	1,063	3,452	2,473

Amounts due from subsidiaries are due after more than one year. All other amounts are due within one year.

14  DEFERRED TAX (LIABILITY)/ASSET

Group	Note	£’000

Asset at 1 April 2005		12
Charge for year	6	(80)
Liability at 31 March 2006	19	(68)

15  CURRENT ASSET INVESTMENTS

Group	2006	2005
	£’000	£’000
Cash held on short-term deposit	—	700

16  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

	Group	Group	Company	Company
	2006	2005	2006	2005
	£’000	£’000	£’000	£’000
Bank loans	288	284	—	—
Obligations under finance lease and hire purchase contracts	14	35	—	—
Trade creditors	243	175	—	—
Corporation tax	232	11	18
Other taxes and social security	53	60	—	—
Other creditors	61	46	—	—
Accruals and deferred income	224	181	—	—
	1,115	792	18	—

17  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

Group	2006	2005
	£’000	£’000
Bank loans	963	1,253
Obligations under finance lease and hire purchase contracts	2	18
	965	1,271

18 BORROWINGS

Group	2006	2005
	£’000	£’000
Bank loans	1,251	1,537
Obligations under finance lease and hire purchase contracts	16	53
	1,267	1,590
Bank loans
Analysis of maturity profile of borrowings:
Within one year or on demand	288	284
Between one and two years	291	287
Between two and five years	557	773
After more than five years	115	193
	1,251	1,537
Obligations under finance lease and hire purchase contracts
Analysis of maturity profile of borrowings:
Within one year or on demand	14	35
Between one and two years	2	14
Between two and five years	—	4
	16	53

One bank loan for £814,000 is repayable by 60 equal quarterly instalments, bears interest at 1.75% above LIBOR and repayments began in March 2001. The other bank loan for £437,000 is repayable by 12 equal six-monthly instalments, bears interest at 2% above LIBOR and repayments began in October 2004. The loans are secured by a fixed and floating charge over the assets of the group.

Obligations under finance lease and hire purchase contracts are secured on the related assets.

19 PROVISIONS FOR LIABILITIES AND CHARGES

	Contingent	Deferred
Group	consideration	tax
	£’000	£’000
At 1 April	481	(12)
Increase in provision in respect of Bio-Diagnostics	619	—
Payment in respect of Bio-Diagnostics	(1,000)	—
Payment in respect of Oran Dx Limited	(25)	—
Charge for the year	—	80
At 31 March	75	68

The contingent consideration at 31 March 2006 relates to expected payments in relation to the acquisition of certain intellectual property from Oran Dx Limited. It is expected that the £75,000 will be payable before 31 March 2007 as the relevant patent and trademarks are acquired.

The contingent consideration in relation to the trade acquired from Bio-Diagnostics Limited in April 2004 was settled in full during the year for £1,000,000.

Deferred tax is provided at 30% (2005: 19%) in respect of:

Group	2006	2005
	£ ’000	£ ’000
Capital allowances in excess of depreciation	(62)	(39)
Short-term timing differences	(6)	3
Losses	—	51
Revenue grant	—	(3)
At 31 March	(68)	12

20 CALLED UP SHARE CAPITAL

Group and Company	2006	2005
	£’000	£’000
Authorised shares
24,000,000 (2005: 24,000,000) ordinary shares of 2.5p each	600	600
Called up, allotted and fully paid
22,395,579 (2005: 21,329,139) ordinary shares of 2.5p each	560	533

On 6 December 2005, 1,066,440 ordinary shares of 2.5p each were issued for a gross cash consideration of £959,000. In accordance with Financial Reporting Standard 4 ‘Capital Instruments’, issue costs of £49,000 have been deducted from the gross proceeds to give an addition of £884,000 to the share premium account (see note 21).

On 12 May 2006 the authorised share capital of the company was increased to 100,000,000 ordinary shares of 2.5p each. Details of post year-end share allotments are provided in note 29.

21 COMBINED STATEMENT OF MOVEMENTS ON RESERVES AND RECONCILIATION OF MOVEMENT IN SHAREHOLDERS’ FUNDS

	Share capital	Share premium	Profit and loss account	Total 2006	Total 2005
	£’000	£’000	£’000	£’000	£’000
Group
At 1 April	533	6,101	(1,148)	5,486	(501)
Shares issued	27	884	—	911	5,890
Employee Benefit Trust award	—	—	—	—	7
Profit for year	—	—	806	806	90
At 31 March	560	6,985	(342)	7,203	5,486

Company
At 1 April	533	6,101	113	6,747	856
Shares issued	27	884	—	911	5,890
Employee Benefit Trust award	—	—	—	—	7
Profit/(loss) for year	—	—	79	79	(6)
At 31 March	560	6,985	192	7,737	6,747

22 PENSION COSTS

The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in independently administered funds. The pension cost charge represents pension contributions payable to the scheme and amounted to £56,000 for the year ended 31 March 2006 (2005: £47,000). There were no accrued or pre-paid pension contributions at the year-end.

23 OPERATING LEASE COMMITMENTS

The group was committed to making the following payments during the next year in respect of operating leases:

	2006	2005
	Plant and	Plant and
	machinery	machinery
	£’000	£’000
Leases which expire:
Within one year	3	4
Between one and two years	21	9
Between two and five years	13	21
	37	34

24 RELATED PARTY TRANSACTIONS

Consultancy fees paid to the non-executive directors are included in note 3.

During the year ended 31 March 2006, the subsidiary company, British Biocell International Limited, paid Kalon Biological Limited for services amounting to £13,347 (2005: £9,185). Dr J Carney, a director of British Biocell International Limited from 1 July 2003, and BBI Holdings Limited from 1 July 2003 to 8 April 2004, is also a director of Kalon Biological Limited. There were no outstanding balances at 31 March 2006 (2005: £nil).

In accordance with Financial Reporting Standard 8, transactions by BBI Holdings Plc with its wholly owned subsidiaries are not reported as its consolidated financial statements are publicly available.

25 RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES

	2006	2005
	£’000	£’000
Operating profit	1,180	542
Depreciation	116	111
Amortisation	276	243
Increase in stocks	(134)	(79)
Increase in debtors	(46)	(303)
Increase/(decrease) in creditors	119	(630)
Net cash inflow/(outflow) from operating activities	1,511	(116)

26 RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS/(DEBT)

	2006	2005
	£’000	£’000
Increase in cash in the year	1,011	247
Cash outflow from debt repayments	323	4,267
Cash flow from liquid resources	(700)	700
Cash inflow from debt financing	—	(1,200)

Change in net funds resulting from cash flows	634	4,014
New finance leases	—	(28)

Movement in net funds in the year	634	3,986
Net debt at start of year	(448)	(4,434)

Net funds/(debt) at end of year	186	(448)

27 ANALYSIS OF NET FUNDS/(DEBT)

	At 1 April 2005	Cash flows	Other	At 31 March 2006
	£’000	£’000	£’000	£’000
Cash at bank and in hand	441	1,011	—	1,452
	441	1,011	—	1,452

Debt due within one year	(284)	286	(288)	(284)
Debt due after one year	(1,252)	—	288	(964)
Hire purchase agreements	(53)	37	—	(16)
Current asset investments	700	(700)	—	—
	(448)	634	—	186

28 FINANCIAL INSTRUMENTS

The group’s policies as regards derivatives and financial instruments are set out in the accounting policies.

As permitted by FRS 13, short-term debtors and creditors have been omitted from all disclosures other than foreign currency debtors and creditors which, at 31 March 2006, were insignificant. There were no material gains or losses recognised or carried forward at the year-end.

The interest rate risk profile of the group’s financial assets and liabilities is as follows:

	Financial assets floating rate
	2006	2005
	£ ’000	£ ’000
Sterling	1,198	911
US$	254	230

Comprising: Cash at bank	1,452	441
Current asset investments	—	700

Interest is received at 2.96% (2005: 0.7%) on cash at bank and 0% (2005: 3.2%) on current asset investments. In the prior year the current asset investments consisted of funds placed on long-term treasury deposit, however in the current year funds are placed on overnight treasury deposit, resulting in a higher rate of interest received on cash at bank.

			2006			2005
	Floating	Fixed	Total	Floating	Fixed	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Comprising: Sterling Bank loans	1,251	—	1,251	1,536	—	1,536
Finance lease and hire purchase	—	16	16	—	53	53
	1,251	16	1,267	1,536	53	1,589

There is no material difference between the carrying values and fair values of the group’s financial assets and liabilities

The finance leases have a weighted average interest rate of 11.7% (2004: 8.0%) and are for a weighted average period of seven months (2005: 18 months).

Further details on financial liabilities are shown in note 18.

29 POST BALANCE SHEET EVENTS

On 1 April 2006, the group’s GlucoGel trade was transferred from British Biocell International Limited to BBI Healthcare Limited.

On 18 April 2006, the group acquired Alchemy Laboratories Limited, a company based in Dundee and specialising in the development and manufacture of colloidal gold based diagnostic tests. The company was acquired for £4.5 million, comprising £3.6 million in cash and £0.9 million of shares in BBI Holdings Plc. Of the cash payment, £2.2 million was raised by the placing of 3,225,807 (2.5p) shares at 93p per share on 15 May 2006. A further 786,026 (2.5p) ordinary shares were issued to Richard Lamotte, the former owner of Alchemy Laboratories Limited on his appointment to the Board on 16 May 2006.

On 4 July 2006, the group acquired 100% of the issued share capital of both Audiometrics Ltd and CDx Ltd for an initial consideration of £200,000 in cash plus ongoing royalties and milestone based payments. These companies distribute a talking blood glucose meter reader for the visually impaired, called SensoCard plus. The acquisition gives BBI exclusive distribution rights for the product within the UK and shared rights for the USA, Canada and India.

On 19 July 2006, the group acquired 100% of the issued share capital of Qnostics Limited, a molecular quality control production company based in Glasgow, for a consideration of £522,500 in cash and shares. The share element of the payment will be settled via the issue of 332,921 ordinary 2.5p shares.

On 21 July 2006 the group announced its intention to exercise an option to purchase a further 10% of the share capital of Quotient Diagnostics Limited at an exercise price of £410,000.

PART C: FINANCIAL INFORMATION ON BBI

FOR THE YEAR ENDED 31ST MARCH 2005

Independent Auditors’ Report

To the members of BBI Holdings Plc

We have audited the financial statements of BBI Holdings Plc for the year ended 31 March 2005 which comprise the consolidated profit and loss account, the balance sheets, the consolidated cash flow statement and the related notes 1 to 29. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the part of the directors’ remuneration report that is described as having been audited.

This report is made solely to the company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

As described in the statement of directors’ responsibilities, the company’s directors are responsible for the preparation of the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibility is to audit the financial statements in accordance with relevant United Kingdom legal and regulatory requirements and auditing standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company and other members of the group is not disclosed.

We read the directors’ report and the other information contained in the annual report for the above year as described in the contents section including the unaudited part of the directors’ remuneration report and consider the implications for our report if we become aware of any apparent misstatements.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the directors’ remuneration report described as having been audited. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the company and the group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the directors’ remuneration report described as having been audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the directors’ remuneration report described as having been audited.

Opinion

In our opinion, the financial statements give a true and fair view of the state of affairs of the company and the group as at 31 March 2005 and of the profit of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Deloitte & Touche LLP

Chartered Accountants and Registered Auditors

Cardiff, United Kingdom

2 August 2005

Consolidated Profit and Loss Account Year ended 31 March 2005

	Note	2005	2004
		£’000	£’000
TURNOVER:	2
Existing operations		3,917	3,114
Acquired operations		715	—

CONTINUING OPERATIONS		4,632	3,114
Cost of sales		(2,089)	(1,170)
Gross profit		2,543	1,944
Administrative expenses:
Goodwill amortisation		(243)	(171)
Other administrative expenses		(1,861)	(1,465)
Total administrative expenses		(2,104)	(1,636)
Other operating income	4	103	33

OPERATING PROFIT: continuing operations	4	542	341
Interest receivable and similar income		29	3
Interest payable and similar charges:
Exceptional amortisation of loan note
arrangement fees and premium	5	(320)	—
Other (net)	5	(122)	(485)
Total interest payable and similar charges	5	(442)	(485)

PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAX		129	(141)
Tax on profit/(loss) on ordinary activities	6	(39)	47

PROFIT/(LOSS) FOR THE FINANCIAL YEAR	21	90	(94)
Earnings/(loss) per ordinary share (pence)	7	0.1	(5.5)
Diluted earnings/(loss) per ordinary share (pence)	7	0.1	(5.5)

The trade acquired during the period has been subsumed within the group’s existing business. It is not practicable to accurately allocate overheads between acquired and continuing operations, therefore the post-acquisition turnover has been separately disclosed, but operating profit has not.

There have been no recognised gains and losses for the current or prior financial year other than as stated in the profit and loss account and, accordingly, no separate statement of total recognised gains and losses is presented.

Consolidated Balance Sheet 31, March 2005

	Note	2005	2004
		£’000	£’000
FIXED ASSETS	10	4,262	2,849
Intangible assets	11	1,252	1,240
Tangible assets		5,514	4,089

CURRENT ASSETS
Stocks	12	312	149
Debtors	13	1,063	791
Current asset investments	15	700	—
Cash at bank and in hand		441	194
		2,516	1,134

CREDITORS: amounts falling due within one year	16	(792)	(2,462)

NET CURRENT ASSETS/(LIABILITIES)		1,724	(1,328)

TOTAL ASSETS LESS CURRENT LIABILITIES		7,238	2,761

CREDITORS: amounts falling due after more than one year	17	(1,271)	(3,262)

PROVISIONS FOR LIABILITIES AND CHARGES	19	(481)	—
NET ASSETS/(LIABILITIES)		5,486	(501)

CAPITAL AND RESERVES
Called up share capital	20	533	177
Share premium account	21	6,101	567
Employee benefit trust reserve	21	—	(7)
Profit and loss account	21	(1,148)	(1,238)
TOTAL EQUITY SHAREHOLDERS’ FUNDS/(DEFICIT)		5,486	(501)

These financial statements were approved by the Board of Directors on 2 August 2005.

Signed on behalf of the Board of Directors

J Baines

Director

	Note	2005	2004
		£’000	£’000
FIXED ASSETS
Investments	9	4,271	4,271

CURRENT ASSETS
Debtors due after one year	13	2,473	1,075
Cash at bank and in hand		3	3
		2,476	1,078
CREDITORS: amounts falling due within one year	16	—	(1,750)

NET CURRENT ASSETS/(LIABILITIES)	—	2,476	(672)

TOTAL ASSETS LESS CURRENT LIABILITIES		6,747	3,599

CREDITORS: amounts falling due after more than one year	17	—	(2,743)
NET ASSETS		6,747	856

CAPITAL AND RESERVES
Called up share capital	20	533	177
Share premium account	21	6,101	567
Employee benefit trust reserve	21	—	(7)
Profit and loss account	21	113	119
TOTAL EQUITY SHAREHOLDERS’ FUNDS		6,747	856

These financial statements were approved by the Board of Directors on 2 August 2005

Signed on behalf of the Board of Directors

J Baines

Director

Consolidated Cash Flow Statement Year ended 31 March 2005

	Note	2005	2004
		£’000	£’000

Net cash (outflow)/inflow from operating activities	25	(116)	482

Returns on investments and servicing of finance
Interest received		29	3
Interest paid		(419)	(63)

Net cash outflow from returns on investments and servicing of finance		(390)	(60)

Taxation
Corporation tax received		7	15

Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(85)	(90)

Net cash outflow from capital expenditure and financial investment		(85)	(90)

Acquisitions
Payments to acquire unincorporated businesses		(1,292)	—

Net cash outflow from investing activities		(1,292)	—

Net cash (outflow)/inflow before use of liquid resources and financing		(1,876)	347

Management of liquid resources
Cash placed on short-term deposit		(700)	—

Financing
Issue of ordinary share capital		5,890	—
New borrowings		1,200	—
Repayment of borrowings		(4,220)	(241)
Hire purchase repayments		(47)	(21)

Net cash inflow/(outflow) from financing		2,823	(262)
Increase in cash in the year	26,27	247	85

Notes to the Financial Statements Year ended 31 March 2005

1.   Accounting Policies

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted, which have been applied consistently throughout the financial year and the prior financial period, are described below.

Accounting convention

The financial statements are prepared under the historical cost convention.

Basis of consolidation

The financial statements consolidate the financial information of the company and its subsidiary drawn up to each year-end using the acquisition accounting method.

Goodwill and intangible fixed assets

Goodwill arising on the acquisition of subsidiary undertakings and businesses, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written-off on a straight-line basis over its useful economic life, which is 20 years. Provision is made for any impairment.

Tangible fixed assets

Tangible fixed assets are stated at cost less provision for accumulated depreciation. Freehold land is not depreciated. On other assets, depreciation is calculated so as to write-off the cost of the tangible fixed asset concerned over its expected useful economic life. The annual rates of depreciation are as follows:

Fixtures, fittings and equipment	–	20% - 33% straight-line
Freehold buildings	–	2% straight-line

Stocks

Stocks are valued at the lower of cost and net realisable value.

Current asset investments

Current asset investments comprise cash deposits which mature between seven days and one year from the date of deposit.

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the group’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

A net deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse, based on the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

Leases

Assets obtained under finance lease and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease rentals in proportion to the capital element outstanding. Operating lease rentals are charged to income in equal amounts over the lease term.

Pension costs

The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Research and development

Research and development expenditure is charged to the profit and loss account as incurred.

Grants

Revenue grants are released to the profit and loss account in line with the related expenditure.

Turnover

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales-related taxes.

Revenue is recognised on despatch of the related goods. For revenue in respect of research and development contracts the revenue is recognised as it is earned under the terms of the contract.

Foreign currency

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date.

Finance costs

The costs of arranging term finance are capitalised and amortised over the term of the loan.

Financial instruments

The group does not utilise any derivative instruments and does not hedge its foreign currency translation exposure.

2.   Turnover

	2005	2004
	£’000	£’000
By class of business
Gold colloid and conjugate manufacture	1,605	1,497
Contract product development	1,358	1,127
Rapid test manufacture	734	394
Acquired products	715	—
Other sales	220	96
	4,632	3,114

Geographical analysis by destination
United Kingdom	973	215
Other European countries	920	834
North America	1,959	1,266
Rest of the world	780	799
	4,632	3,114

All of the group’s activities originate in the United Kingdom.

3.   Information Regarding Directors and Employees

	2005	2004
Directors’ emoluments	£’000	£’000

D Evans
Fees	20	20

J Gregory
Fees	19	14

K Wilson
Fees	20	—

J Baines
Salary	112	92
Bonus	27	—
Benefits in kind	—	10
Pension contributions	5	5
	144	107

Dr J Carney (appointed 1 July 2003, resigned 8 April 2004)
Salary	—	62
Benefits in kind	—	4
	—	66
	203	207

	No.	No.
Average number of persons employed
Directors	4	3
Sales and despatch	7	7
Development and manufacture	44	31
Administration	9	7
	64	48

	£’000	£’000
Staff costs during the year (including directors)
Wages and salaries	1,381	1,057
Social security costs	130	105
Pension costs	47	39
	1,558	1,201

4.   Operating Profit

	2005	2004
	£’000	£’000
Operating profit is after charging/(crediting)
Depreciation
Owned assets	83	66
Leased assets	28	26
Auditors’ remuneration
Audit	28	10
Tax services	14	3
Other services (corporate finance)	83	—
Operating lease charges
Plant and machinery	59	61
Research and development	271	298
Revenue grants receivable	(103)	(33)

For comparison purposes, the 2004 administrative expenses and other operating income have been increased by £33,000; this relates to grant income which had previously been offset against the related expenses. The reclassification has been made as the directors believe that this more accurately reflects the nature of the transaction.

5.   Interest Payable and Similar Charges

	2005	2004
	£’000	£’000

Bank loans	110	42
Loan notes	(16)	373
Loan notes repayment premium	—	66
Hire purchase	5	4
Exceptional amortisation of loan note arrangement fees	173	—
Exceptional amortisation of loan note premium	147	—
Adjustment arising from discounting (see note 19)	23	—
	442	485

The exceptional amortisation of loan note arrangement fees and premiums related to the ‘A’ loan notes that were repaid in April 2004 following the flotation. These costs were previously being amortised over the period of the loan in accordance with FRS 4 “Capital Instruments”. However, following the repayment of the loan notes, the fees and premium became payable in full and the remaining expense has been recognised in full in the profit and loss account for the current period.

6. Tax on Profit/(Loss) on Ordinary Activities

	2005	2004
	£’000	£’000
Current taxation
United Kingdom corporation tax:
Current tax on income for the year at 19% (2004 - 19%)	4	(4)
Adjustment in respect of prior periods	4	—
Total current tax	8	(4)

Deferred tax
Timing differences, origination and reversal	36	(43)
Adjustment in respect of prior years	(5)	—
	31	(43)
	39	(47)

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before tax is as follows:

	£’000	£’000
Profit/(loss) on ordinary activities before tax	129	(141)

Tax on profit/(loss) on ordinary activities before tax at 19% (2004 - 19%)	25	(27)

Factors affecting charge for the year
Expenses not deductible for tax purposes	49	40
Tax losses	(32)	7
Capital allowances in excess of depreciation	(5)	(5)
Movement in short-term timing differences	(1)	2
Other	3	(6)
Prior period adjustments	4	—
Research and development tax relief	(35)	(15)
Current tax charge for year	8	(4)

7.   Earnings/(Loss) per Share

Earnings/(loss) per ordinary share has been calculated by dividing the profit (2004 - loss) after taxation for the period by 21,050,552 (2004 - 1,700,700), being the weighted average number of ordinary shares of the company in issue in the year.

Diluted earnings per ordinary share has been calculated by dividing the profit/(loss) after taxation for the period by 22,724,226, being the weighted average number of ordinary shares of the company in issue in the year after accounting for share options in issue. Diluted loss per share in 2004 was the same as loss per share since the options had performance conditions that were not met and which lapsed subsequent to the year-end.

8.   (Loss)/Profit Attributable to Members of the Parent Company

As permitted by s.230 of the Companies Act 1985, the profit and loss account of the parent company is not presented as part of these financial statements. The loss after tax of the parent company for the year was £6,000 (2004 - £4,000 profit).

9.   Investments

Shares in
subsidiary
Company	undertaking
£’000
Cost and net book value
At 31 March 2005 and 31 March 2004	4,271

The investments are unlisted. Additional information on the subsidiary is given below.

Portion of
ordinary and
		voting shares		Country of
Name	Class of shares	held (%)	Activity	incorporation

British Biocell International Limited	Ordinary shares of £1 each	100	Manufacture and	England and
			development of reagents	Wales
and diagnostic tests

10. Intangible Fixed Assets

Group	Goodwill
£’000
Cost
At 1 April 2004	3,419
Additions	1,656
At 31 March 2005	5,075

Amortisation
At 1 April 2004	570
Charge for year	243
At 31 March 2005	813

Net book value
At 31 March 2005	4,262
At 31 March 2004	2,849

The acquisitions relate to the purchase of certain elements of the trade and assets of Bio-Diagnostics Limited and the purchase of certain elements of the trade of Oran DX Limited. Further details are given in note 29.

11. Tangible Fixed Assets

	Freehold	Fixtures,
	land and	fittings &
Group	buildings	equipment	Total
	£’000	£’000	£’000
Cost
At 1 April 2004	1,051	686	1,737
Additions	—	123	123
Disposals	—	(120)	(120)
At 31 March 2005	1,051	689	1,740

Depreciation
At 1 April 2004	58	439	497
Charge for year	17	94	111
Disposals	—	(120)	(120)
At 31 March 2005	75	413	488

Net book value
At 31 March 2005	976	276	1,252
At 31 March 2004	993	247	1,240

The net book value of the group’s fixed assets at 31 March 2005 includes £83,094 (2004 - £85,727) in respect of assets held under finance lease and hire purchase contracts. These assets are included within fixtures, fittings and equipment in both the current and prior year.

Freehold land and buildings includes land which is not depreciated and has a carrying value of £263,000 (2004 - £263,000).

12. Stocks

Group	2005	2004
	£’000	£’000
Raw materials and consumables	203	86
Finished goods and goods for re-sale	109	63
	312	149

13. Debtors

	Group	Company	Group	Company
	2005	2005	2004	2004
	£’000	£’000	£’000	£’000
Trade debtors	963	—	496	—
Other debtors	33	—	138	—
Prepayments and accrued income	55	—	97	—
Corporation tax	—	—	17	—
Amounts due from subsidiary	—	2,473	—	1,075
Deferred tax asset	12	—	43	—
	1,063	2,473	791	1,075

Amounts due from subsidiary are due after more than one year. All other amounts are due within one year.

14. Deferred Tax Asset

£’000
At 1 April 2004	43
Charge for year	(31)
At 31 March 2005	12

Deferred tax is provided at 19% (2004 - 19%) in respect of:
	2005	2004
	£’000	£’000
Capital allowances in excess of depreciation	39	33
Short-term timing differences	(3)	(4)
Losses	(51)	(78)
Revenue grant	3	6
At 31 March	(12)	(43)

15. Current Asset Investments

Group	2005	2004
	£’000	£’000
Cash held on short-term deposit	700	—

16. Creditors: Amounts Falling Due Within One Year

	Group	Company	Group	Company
	2005	2005	2004	2004
	£’000	£’000	£’000	£’000
Bank loans	284	—	155	—
Obligations under finance lease and hire purchase contracts	35	—	37	—
Loan notes	—	—	1,750	1,750
Trade creditors	175	—	329	—
Other taxes and social security	71	—	32	—
Other creditors	446	—	32	—
Accruals and deferred income	181	—	127	—
	792	—	2,462	1,750

17. Creditors: Amounts Falling Due After More Than One Year

	Group	Company	Group	Company
	2005	2005	2004	2004
	£’000	£’000	£’000	£’000
Bank loans	1,253	—	484	—
Obligations under finance lease and hire purchase contracts	18	—	35	—
Loan notes	—	—	2,167	2,167
Accruals and deferred income	—	—	576	576
	1,271	—	3,262	2,743

18. Borrowings

	Group	Company	Group	Company
	2005	2005	2004	2004
	£’000	£’000	£’000	£’000
Loan notes	—	—	3,887	3,887
Issue costs/loan note premium	—	—	30	30

	—	—	3,917	3,917
Bank loans	1,537	—	639	—
Obligations under finance lease and hire purchase contracts	53	—	72	—
	1,590	—	4,628	3,917

Loan notes
Analysis of maturity profile of borrowings:
Within one year or on demand	—	—	1,750	1,750
Between one and two years	—	—	875	875
Between two and five years	—	—	1,292	1,292
	—	—	3,917	3,917

Bank and shareholders’ loans
Analysis of maturity profile of borrowings:
Within one year or on demand	284	—	155	—
Between one and two years	287	—	57	—
Between two and five years	773	—	190	—
After more than five years	193	—	237	—
	1,537	—	639	—

Obligations under finance lease and hire purchase contracts
Analysis of maturity profile of borrowings:
Within one year or on demand	35	—	37	—
Between one and two years	14	—	29	—
Between two and five years	4	—	6	—
	53	—	72	—

The loan notes were either repaid or converted into share capital in April 2004.

One bank loan is repayable by 60 equal quarterly instalments, bears interest at 1.75% above LIBOR and repayments began in March 2001. The other bank loan is repayable by 12 equal six– monthly instalments, bears interest at 2% above LIBOR and repayments began in October 2004. The loans are secured by a fixed and floating charge over the assets of the group.

Obligations under finance lease and hire purchase contracts are secured on the related assets.

19. Provisions for Liabilities and Charges

	2005	2004
	£’000	£’000
Contingent consideration
Initial consideration provided in the year	458	—
Adjustment arising from discounting	23	—
Carried forward	481	—

£381,000 of the contingent consideration is based on cumulative sales of trade acquired from Bio-Diagnostics in April 2004. The consideration is discounted in accordance with FRS 7 based on an estimation of when amounts are likely to be payable. It is expected that £375,0 00 will become payable in 2012 with a further £375,000 payable in 2020.

£100,000 of the contingent consideration is based on payments in relation to the acquisition of certain intellectual property from Oran Dx Limited. It is expected that the £100,000 will be payable before 31 March 2006 as the relevant patent and trademarks are acquired.

20. Called Up Share Capital

Group and Company	2005	2004
	£’000	£’000
Authorised shares
24,000,000 (2004 - nil) ordinary shares of 2.5p each	600	—
Nil (2004 - 1,500,000) ordinary shares of 10p each	—	150
Nil (2004 - 400,000) ‘A’ ordinary shares of 10p each	—	40
	600	190

Called up, allotted and fully paid
21,329,139 (2004 - nil) ordinary shares of 2.5p each	533	—
Nil (2004 - 1,370,000) ordinary shares of 10p each	—	137
Nil (2004 - 400,000) ‘A’ ordinary shares of 10p each	—	40
	533	177

In April 2004, the ‘A’ ordinary shares were redesignated as 10p ordinary shares. On 8 April 2004, the company’s authorised share capital was increased to £600,000 by the creation of an additional 4,100,000 ordinary 10p shares. Each of the issued and unissued ordinary 10p shares were then sub-divided into four ordinary shares of 2.5p each.

On admission to AIM on 28 April 2004, 14,249,139 ordinary shares of 2.5p each were issued for a total consideration of £5,890,000.

21. Combined Statement of Movements on Reserves and Reconciliation of Movement in Shareholders’ Funds/(Deficit)

				Profit and
	Share	Share	Own	loss	Total	Total
	capital	premium	shares	account	2005	2004
	£’000	£’000	£’000	£’000	£’000	£’000
Group
At 1 April	177	567	(7)	(1,238)	(501)	(407)
Shares issued	356	5,534	—	—	5,890	—
Employee Benefit Trust award	—	—	7	—	7	—
Profit/(loss) for period	—	—	—	90	90	(94)
At 31 March	533	6,101	—	(1,148)	5,486	(501)

Company
At 1 April	177	567	(7)	119	856	852
Shares issued	356	5,534	—	—	5,890	—
Employee Benefit Trust award	—	—	7	—	7	—
(Loss)/profit for period	—	—	—	(6)	(6)	4
At 31 March	533	6,101	—	113	6,747	856

The company previously had an Employee Benefit Trust (“ EBT” ) whose trustees were directors of the company. The EBT provided for the issue of shares to group employees, including share issues under share options, at the discretion of the trustees.

At 31 March 2004, 69,300 10p ordinary shares were held by the Employee Benefit Trust and were awarded on flotation in April 2004. These were shown as “own shares” and deducted from reserves following early adoption of UITF 38.

The administrative costs of running the EBT were recognised in the profit and loss account as incurred.

22. Pension Costs

The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in independently administered funds. The pension cost charge represents pension contributions payable to the scheme and amounted to £47,000 for the year ended 31 March 2005 (2004 - £39,000). There were no accrued or pre-paid pension contributions at the period-end.

23. Operating Lease Commitments

At 31 March 2005 and 31 March 2004, the group was committed to making the following payments during the next year in respect of operating leases:

	2005	2004
	Plant &	Plant &
	machinery	machinery
	£’000	£’000
Leases which expire:
Within one year	4	19
Between one and two years	9	5
Between two and five years	21	17
	34	41

24. Related Party Transactions

Consultancy fees paid to the non-executive directors are included in note 3.

During the year ended 31 March 2005, the subsidiary company, British Biocell International Limited, paid Kalon Biological Limited for services amounting to £9,185 (2004 - £7,000). Dr J Carney, a director of British Biocell International Limited from 1 July 2003, and BBI Holdings Limited from 1 July 2003 to 8 April 2004, is also a director of Kalon Biological Limited. There were no outstanding balances at 31 March 2005 (2004 - £nil).

In accordance with Financial Reporting Standard 8, transactions by BBI Holdings Plc with its wholly owned subsidiary are not reported as its consolidated financial statements are publicly available.

25. Reconciliation of Operating Profit to Net Cash (Outflow)/Inflow from Operating Activities

	2005	2004
	£’000	£’000
Operating profit	542	341
Depreciation	111	92
Amortisation	243	171
Increase in stocks	(79)	(75)
Increase in debtors	(303)	(213)
(Decrease)/increase in creditors	(630)	166
Net cash (outflow)/inflow from operating activities	(116)	482

26. Reconciliation of Net Cash Flow to Movement in Net Debt

	2005	2004
	£’000	£’000
Increase in cash in the year	247	85
Cash outflow from debt repayments	4,267	262
Cash flow from liquid resources	700	—
Cash inflow from debt financing	(1,200)	—

Change in net funds resulting from cash flows	4,014	347
Amortised issue expenses/loan note premium	—	(127)
New finance leases	(28)	(68)

Movement in net funds in the year	3,986	152
Net debt at start of year	(4,434)	(4,586)
Net debt at end of year	(448)	(4,434)

27. Analysis of Net Debt

	At			At
	1 April			31 March
	2004	Cash flows	Other	2005
	£’000	£’000	£’000	£’000
Cash at bank and in hand	194	247	—	441

	194	247	—	441
Debt due within one year	(1,905)	1,621	—	(284)
Debt due after one year	(2,651)	1,399	—	(1,252)
Hire purchase agreements	(72)	47	(28)	(53)
Current asset investments	—	700	—	700
	(4,434)	4,014	(28)	(448)

28. Financial Instruments

The group’s policies as regards derivatives and financial instruments are set out in the accounting policies.

As permitted by FRS 13, short-term debtors and creditors have been omitted from all disclosures other than foreign currency debtors and creditors which, at 31 March 2005, were insignificant. There were no material gains or losses recognised or carried forward at the year-end.

The interest rate risk profile of the group’s financial assets and liabilities is as follows:

		Financial assets floating rate
		2005	2004
		£’000	£’000
Sterling		911	127
US$		230	67
Comprising:	Cash at bank	441	194
	Current asset investments	700	—

Interest is received at 0.87% (2004 - 0.7%) on cash at bank and 3.2% on current asset investments which consist of funds placed on treasury deposit (2004 - 0%).

			2005			2004
Floating liabilities	Floating	Fixed	Total	Floating	Fixed	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Comprising: Sterling
Bank loans	1,536	—	1,536	639	—	639
Loan notes	—	—	—	3,917	—	3,917
Finance lease and hire purchase	—	53	53	—	72	72
	1,536	53	1,589	4,556	72	4,628

There is no material difference between the carrying values and fair values of the group’s financial assets and liabilities.

The finance leases have a weighted average interest rate of 8.0% (2004 - 3.7%) and are for a weighted average period of 18 months (2004 - 22 months).

Future details on financial liabilities are shown in note 18.

The group had undrawn committed borrowing facilities of £nil at 31 March 2005 (2004 - £170,000).

29. Acquisitions

The group acquired certain elements of the trade and assets of Bio-Diagnostics Limited in April 2004. The directors believe that the book value of the assets were at fair value.

£’000
Assets acquired:
Tangible fixed assets	10
Stocks	84
94

Goodwill	1,531
Purchase consideration	1,625

Satisfied by:
Cash consideration	1,200
Contingent consideration	358
Acquisition costs	67
1,625

The contingent consideration is based on cumulative sales. The consideration is discounted in accordance with FRS 7 based on an estimation of when amounts are likely to be payable.

In addition, a further £1,200,000 of consideration may become payable dependent upon the attainment of regulatory approval. The outcome and timing of this approval is not sufficiently certain and, accordingly, the contingent consideration has not been accrued.

The group acquired certain elements of the trade of Oran Dx Limited in January 2005.

£’000
Goodwill	125
Purchase consideration	125

Satisfied by:
Cash consideration	25
Contingent consideration	100
125

In addition, a further £125,000 of consideration may become payable dependent upon the attainment of £1,000,000 of sales. The timing of these sales is not sufficiently certain and, accordingly, the contingent consideration has not been accrued.

Information about the pre-acquisition results of both of these trades is not available as separate accounting records were not available from the previous owner.

Acquisitions have contributed £715,000 to turnover for the year ended 31 March 2005.

PART D: FINANCIAL INFORMATION ON BBI

FOR THE YEAR ENDED 31ST MARCH 2004

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF BBI HOLDINGS PLC

We have audited the financial statements of BBI Holdings Plc for the year ended 31 March 2004 which comprise the consolidated profit and loss account, the balance sheets, the consolidated cash flow statement and the related notes 1 to 28. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

As described in the statement of directors’ responsibilities, the company’s directors are responsible for the preparation of the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibility is to audit the financial statements in accordance with relevant United Kingdom legal and regulatory requirements and auditing standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report if, in our opinion, the directors’ report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors’ remuneration and transactions with the company and other members of the group is not disclosed.

We read the directors’ implications for our report if we become aware of any apparent misstatements.

Basis of audit opinion

We conducted our audit in accordance with United Kingdom auditing standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the company and the group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion, the financial statements give a true and fair view of the state of affairs of the company and the group as at 31 March 2004 and of the loss of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Deloitte & Touche LLP

Chartered Accountants and Registered Auditors
Cardiff

14 July 2004

CONSOLIDATED PROFIT AND LOSS ACCOUNT

YEAR ENDED 31 MARCH 2004

	Note	2004	2003
		£’000	£’000

TURNOVER: continuing operations	2	3,114	2,301
Cost of sales		(1,170)	(861)

Gross profit		1,944	1,440
Administrative expenses:
Goodwill amortisation		(171)	(171)
Other administrative expenses		(1,432)	(1,044)
Total administrative expenses		(1,603)	(1,215)
OPERATING PROFIT: continuing operations	4	341	225
Interest receivable and similar income		3	—
Interest payable and similar charges	5	(485)	(502)
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION		(141)	(277)
Tax credit on loss on ordinary activities	6	47	45
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION	19	(94)	(232)
Loss per ordinary share (pence)	7	(5.5)	(13.6)
Diluted loss per ordinary share (pence)	7	(5.5)	(13.6)

There have been no recognised gains and losses attributable to the shareholders for the current or the preceding financial year other than the loss shown above and, accordingly, no statement of total recognised gains and losses is shown.

CONSOLIDATED BALANCE SHEET

31 MARCH 2004

	Note	2004	2003
		£’000	£’000

FIXED ASSETS
Intangible assets	10	2,849	3,020
Tangible assets	11	1,240	1,175
		4,089	4,195
CURRENT ASSETS
Stocks	12	149	74
Debtors	13	791	546
Cash at bank and in hand		194	109
		1,134	729

CREDITORS: amounts falling due within one year	15	(2,462)	(1,473)
NET CURRENT LIABILITIES		(1,328)	(744)
TOTAL ASSETS LESS CURRENT LIABILITIES		2,761	3,451
CREDITORS: amounts falling due after more than one year	16	(3,262)	(3,858)
		(501)	(407)
CAPITAL AND RESERVES
Called up share capital	18	177	177
Share premium account	19	567	560
Own shares	19	(7)	—
Profit and loss account	19	(1,238)	(1,144)
TOTAL EQUITY SHAREHOLDERS’ DEFICIT		(501)	(407)

These financial statements were approved by the Board of Directors on 13 July 2004.

Signed on behalf of the Board of Directors

J Baines
Director

BALANCE SHEET

31 MARCH 2004

	Note	2004	2003
		£’000	£’000

FIXED ASSETS
Investments	9	4,271	4,271
CURRENT ASSETS
Debtors due after one year	13	1,075	743
Cash at bank and in hand		3	—
		1,078	743

CREDITORS: amounts falling due within one year	15	(1,750)	(983)
NET CURRENT LIABILITIES		(672)	(240
TOTAL ASSETS LESS CURRENT LIABILITIES		3,599	4,031
CREDITORS: amounts falling due after more than one year	16	(2,743)	(3,179)
		856	852
CAPITAL AND RESERVES
Called up share capital	18	177	177
Share premium	19	567	560
Own shares	19	(7)	—
Profit and loss account	19	119	115
TOTAL EQUITY SHAREHOLDERS’ FUNDS		856	852

These financial statements were approved by the Board of Directors on 13 July 2004.

Signed on behalf of the Board of Directors

J Baines

Director

CONSOLIDATED CASH FLOW STATEMENT

YEAR ENDED 31 MARCH 2004

	Note	2004	2003
		£’000	£’000

Net cash inflow from operating activities	24	482	327
Returns on investments and servicing of finance
Interest received		3	—
Interest paid		(63)	(105)
Net cash outflow from returns on investments and servicing of finance		(60)	(105)
Taxation
Corporation tax received		15	17
Capital expenditure and financial investment
Payments to acquire tangible fixed assets		(90)	(65)

Net cash outflow from capital expenditure and financial investment		(90)	(65)

Net cash inflow before use of liquid resources and financing		347	174
Financing
Hire purchase repayments		(21)	—
Net repayment of loans		(241)	(3,806)
Net cash outflow from financing		(262)	(3,806)
Increase/(decrease) in cash in the year	25	85	(3,632)

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED 31 MARCH 2004

1.                  Accounting Policies

The financial statements are prepared in accordance with applicable United Kingdom accounting standards. The particular accounting policies adopted are described below.

Accounting convention

The financial statements are prepared under the historical cost convention.

Basis of consolidation

The financial information consolidates the financial information of the company and its subsidiary drawn up to each year-end using the acquisition accounting method for the acquisition of British Biocell International Limited.

Goodwill and intangible fixed assets

Goodwill arising on the acquisition of subsidiary undertakings, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight line basis over its useful economic life, which is 20 years. Provision is made for any impairment.

Tangible fixed assets

Tangible fixed assets are stated at cost less provision for accumulated depreciation. Freehold land is not depreciated. On other assets, depreciation is calculated so as to write off the cost of the tangible fixed asset concerned over its expected useful economic life. The annual rates of depreciation are as follows:

Fixtures, fittings and equipment	20% – 33% straight line
Freehold buildings	2% straight line

Stocks

Stocks are valued at the lower of cost and net realisable value.

Deferred taxation

Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements.

Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

Leases

Assets obtained under finance lease and hire purchase contracts are capitalised at their fair value on acquisition and depreciated over their estimated useful lives. The finance charges are allocated over the period of the lease rentals in proportion to the capital element outstanding. Operating lease rentals are charged to income in equal amounts over the lease term.

Pension costs

The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account as they become payable in accordance with the rules of the scheme.

Research and development

Research and development expenditure is charged to the profit and loss account as incurred.

Grants

Revenue grants are released to the profit and loss account in line with the related expenditure.

Turnover

Turnover represents amounts receivable for goods and services provided in the normal course of business, net of trade discounts, VAT and other sales-related taxes.

Foreign exchange

Transactions in foreign currencies are recorded at the rate of exchange at the date of transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are reported at the rates of exchange prevailing at that date.

Finance costs

The costs of arranging term finance are capitalised and amortised over the term of the loan.

Premiums payable on the redemption of loan notes are accrued over the term of the loan notes.

Financial instruments

The group does not utilise any derivative instruments and does not hedge its foreign currency translation exposure.

Accounting for employee benefit trust

The group accounts include an Employee Benefit Trust (“EBT”). The EBT holds shares over which it grants options under certain employee share option schemes and, under UITF 38, the group is deemed to have control of the shares held by the EBT and bears their benefit and risk. Shares held by the EBT are shown as “own shares”, deducted from reserves, and are valued at cost. As required by FRS 14, the shares held by the EBT are excluded from the calculation of earnings per share.

2.     Turnover

	2004	2003
	£’000	£’000

Geographical analysis by destination
United Kingdom	215	224
Other European countries	834	851
North America	1,266	690
Rest of the world	799	536
	3,114	2,301

All of the group’s activities originate in the United Kingdom and relate to one class of business.

3.     Information Regarding Directors and Employees

Directors’ emoluments	2004	2003
	£’000	£’000
D Evans
Fees	20	15
J Gregory
Fees	14	14
J Baines
Salary	92	85
Bonus	—	10
Benefits in kind	10	12
Pension contributions	5	3
	107	110

Dr J Carney (appointed 1 July 2003, resigned 8 April 2004)
Salary	62	—
Benefits in kind	4	—
	66	—
	207	139

	No.	No.

Average number of persons employed Directors	3	3
Sales and despatch	7	5
Development and manufacture	31	17
Administration	7	6
	48	31

	£’000	£’000

Staff costs during the year
Wages and salaries	1,057	814
Social security costs	105	65
Pension costs	39	27
	1,201	906

4.    Operating Profit

	2004	2003
	£’000	£’000

Operating profit is after charging/(crediting)
Depreciation
Owned assets	66	73
Leased assets	26	6
Goodwill amortisation	171	171
Auditors’ remuneration
Audit	10	9
Tax services	3	3
Operating lease charges
Other	61	55
Research and development	298	54
Revenue grants receivable	(33)	—

5.     Interest Payable and Similar Charges

	2004	2003
	£’000	£’000

Bank loans	42	64
Loan notes	373	373
Loan notes repayment premium	66	65
Hire purchase	4	—
	485	502

6.    Tax Credit on Loss on Ordinary Activities

	2004	2003
	£’000	£’000

Current taxation
United Kingdom corporation tax:
Current tax on income for the year	(4)	(13)
Adjustment in respect of prior periods	—	(32)
Total current tax	(4)	(45)
Deferred tax
Timing differences, origination and reversal	(43)	—
	(47)	(45)

The difference between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the loss before tax is as follows:

	£’000	£’000

Loss on ordinary activities before tax	(141)	(277)
Tax on loss on ordinary activities before tax at 19%	(27)	(53)
Factors affecting charge for the year
Expenses not deductible for tax purposes	40	37
Tax losses	7	12
Capital allowances in excess of depreciation	(5)	(1)
Movement in short-term timing differences	2	—
Other	(6)	—
Prior period adjustments	—	(32)
Research and development tax relief	(15)	(8)
Current tax charge for the year	(4)	(45)

At 31 March 2003, there was a potential deferred tax asset of approximately £46,000 arising from excess trading losses carried forward. This was not recognised as there was insufficient evidence that the asset will be recovered in the short term.

7.                  Loss per Share

Loss per ordinary share has been calculated by dividing the loss after taxation for the period by 1,700,700, being the weighted average number of ordinary shares of the company in issue during both years, after deducting 69,300 shares held by the EBT. Diluted loss per share is the same as loss per share since the options have performance conditions that have not been met and have lapsed subsequent to the year-end.

8.                  Profit/(Loss) Attributable to Members of the Parent Company

As permitted by s.230 of the Companies Act 1985, the profit and loss account of the parent company is not presented as part of these financial statements. The profit after tax of the parent company for the period was £4,000 (2003 - loss of £7,000).

9.                  Investments

Shares in
subsidiary
undertaking
£’000
Cost and net book value
At 31 March 2004 and 31 March 2003	4,271

The investments are unlisted. Additional information on the subsidiary is given in note 23.

10.  Intangible Fixed Assets

Goodwill
£’000
Cost
At 1 April 2003 and at 31 March 2004	3,419
Amortisation
At 1 April 2003	399
Amortisation in year	171
At 31 March 2004	570
Net book value
At 31 March 2004	2,849
At 31 March 2003	3,020

11.  Tangible Fixed Assets

	Freehold	Fixtures,
	land and	fittings &
	buildings	equipment	Total
	£’000	£’000	£’000
Cost
At 1 April 2003	1,051	529	1,580
Additions	—	157	157
At 31 March 2004	1,051	686	1,737
Depreciation
At 1 April 2003	40	365	405
Charge for year	18	74	92
At 31 March 2004	58	439	497
Net book value
At 31 March 2004	993	247	1,240
At 31 March 2003	1,011	164	1,175

The net book value of the group’s (£29,000) in respect of assets held under finance lease and hire purchase contracts.

12.  Stocks

Group	2004	2003
	£’000	£’000
Raw materials and consumables	86	37
Finished goods and goods for re-sale	63	37
	149	74

13.  Debtors

	Group	Company	Group	Company
	2004	2004	2003	2003
	£’000	£’000	£’000	£’000

Trade debtors	496	—	455	—
Other debtors	138	—	41	—
Prepayments and accrued income	97	—	22	—
Corporation tax	17	—	28	—
Amounts due from subsidiary	—	1,075	—	743
Deferred tax asset	43	—	—	—
	791	1,075	546	743

Amounts due from subsidiary are due after more than one year. All other amounts are due within one year.

14.    Deferred Tax Assets

£’000

At 1 April 2003	—
Credit for the year	43
At 31 March 2004	43

Deferred tax is provided at 19% in respect of :

	2004	2003
	£’000	£’000

Capital allowances in excess of depreciation	33	27
Short-term timing differences	(4)	(2)
Losses	(78)	(25)
Revenue grant	6	—
At 31 March 2004	(43)	—

15.  Creditors: Amounts Falling Due Within One Year

	Group	Company	Group	Company
	2004	2004	2003	2003
	£’000	£’000	£’000	£’000

Bank loans	155	—	122	—
Obligations under finance lease and hire purchase contracts	37	—	14	—
Loan notes	1,750	1,750	875	875
Shareholders’ loan	—	—	90	90
Trade creditors	329	—	148	—
Other taxes and social security	32	—	23	—
Other creditors	32	—	79	—
Accruals and deferred income	127	—	122	18
	2,462	1,750	1,473	983

16.  Creditors: Amounts Falling Due After More Than One Year

	Group	Company	Group	Company
	2004	2004	2003	2003
	£’000	£’000	£’000	£’000

Bank loans	484	—	668	—
Obligations under finance lease and hire purchase contracts	35	—	11	—
Loan notes	2,167	2,167	2,915	2,915
Accruals and deferred income	576	576	264	264
	3,262	2,743	3,858	3,179

17.  Borrowings

	Group	Company	Group	Company
	2004	2004	2003	2003
	£’000	£’000	£’000	£’000

Loan notes	3,887	3,887	3,887	3,887
Issue costs / loan note premium	30	30	(97)	(97)
	3,917	3,917	3,790	3,790
Shareholders’ loan	—	—	90	—
Bank loans	639	—	790	—
Obligations under finance lease and hire purchase contracts	72	—	25	—
	4,628	3,917	4,695	3,790

Loan notes
Analysis of maturity profile of borrowings:
Within one year or on demand	1,750	1,750	875	875
Between one and two years	875	875	875	875
Between two and five years	1,292	1,292	2,040	2,040
	3,917	3,917	3,790	3,790

Bank and shareholders’ loans
Analysis of maturity profile of borrowings:
Within one year or on demand	155	—	212	—
Between one and two years	57	—	156	—
Between two and five years	190	—	187	—
After more than five years	237	—	325	—
	639	—	880	—

Obligations under finance lease and hire purchase contracts
Analysis of maturity profile of borrowings:
Within one year or on demand	37	—	14	—
Between one and two years	29	—	9	—
Between two and five years	6	—	2	—
	72	—	25	—

The loan notes are unsecured and interest is payable at 3% above Barclays base rate. They are repayable by three annual instalments of £875,000 commencing 31 December 2003 together with a final instalment of £1,262,160 on 31 December 2006, at a premium of 10%.The payment due on 31 December 2003 was not made but, subsequent to the year-end, as detailed in note 28, the loan notes were either repaid or converted into share capital.

The two bank loans are secured by a fixed and floating charge over the assets of the group and are repayable by quarterly instalments. Interest is charged at margins of 1.6% and 1.3% above Barclays base rate on the loans.

Obligations under finance lease and hire purchase contracts are secured on the assets to which they relate.

18.    Called Up Share Capital

Group and Company	2004	2003
	£’000	£’000

Authorised shares
1,500,000 ordinary shares of 10p each	150	150
400,000 ‘A’ ordinary shares of 10p each	40	40
	190	190
Called up, allotted and fully paid
1,370,000 ordinary shares of 10p each	137	137
400,000 ‘A’ ordinary shares of 10p each	40	40
	177	177

The ‘A’ ordinary shares are entitled to a cumulative participating dividend of 15% of net profits commencing from 31 March 2004 and rank pari passu with the ordinary shares in all other respects.

Options have been granted over 25,000 10p ordinary shares which are exercisable on a sale or listing of the group, dependent on the valuation obtained. These options have lapsed subsequent to the year-end

Subsequent to the year-end, the ‘A’ ordinary shares were redesignated as ordinary shares. On 8 April 2004, the company’s authorised share capital was increased to £600,000 by the creation of an additional 4,100,000 ordinary 10p shares. Each of the ordinary shares was reclassified as an ordinary 10p share, conditional upon admission. Each of the issued and unissued ordinary 10p shares were then sub-divided into four ordinary shares of 2.5p each, conditional upon admission.

On admission to AIM on 28 April 2004, 10,638,297 ordinary shares of 2.5p each were issued for a total consideration of £5,000,000.

19.  Combined Statements of Movements on Reserves and Reconciliation of Movement in Shareholders’Deficit

				Profit and
	Share	Share	Own	loss	Total	Total
	capital	premium	shares	account	2004	2003
	£’000	£’000	£’000	£’000	£’000	£’000
Group
At 1 April	177	560	—	(1,144)	(407)	(175)
Employee Benefit
Trust adjustment	—	7	(7)	—	—	—
Loss for the period	—	—	—	(94)	(94)	(232)
At 31 March	177	567	(7)	(1,238)	(501)	(407)
Company
At 1 April	177	560	—	115	852	859
Employee Benefit
Trust adjustment	—	7	(7)	—	—	—
Profit/(loss) for the period	—	—	—	4	4	(7)
At 31 March	177	567	(7)	119	856	852

The Company has established an Employee Benefit Trust (“EBT”), whose trustees are directors of the company. The EBT provides for the issue of shares to Group employees, including share issues under share options, at the discretion of the Trustees.

At 31 March 2004 69,300 (2003 – 69,300) 10p ordinary shares are held by the Employee Benefit Trust and are to be awarded on flotation. These are shown as “own shares” and deducted from reserves following early adoption of UITF 38. This amount should have been included in the 2003 accounts with a corresponding increase in share premium of £7,000.

The administrative costs of running the EBT are recognised in the profit and loss account as incurred.

20.    Pension Costs

The group operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the group in independently administered funds. The pension cost charge represents pension contributions payable to the scheme and amounted to £39,000 for the year ended 31 March 2004 (2003 – £27,000). There were no accrued or pre-paid pension contributions at the period-end.

21.    Operating Lease Commitments

At 31 March 2004, the group was committed to making the following payments during the next year in respect of operating leases:

Leases which expire:	Other
£ ’000
Within one year	19
Within one to two years	5
Within two to five years	17
41

22.    Related Party Transactions

Consultancy fees paid to the non-executive directors are included in note 3. During the year ended 31 March 2004, the subsidiary company, British Biocell International Limited, paid Kalon Biological Limited for services amounting to £7,000 (2003 - £56,000). Dr J Carney, a director of British Biocell International Limited from 1 July 2003 and BBI Holdings Limited from 1 July 2003 to 8 April 2004, is also a director of Kalon Biological Limited. There were no outstanding balances at 31 March 2004 (2003 - £nil).

During the year ended 31 March 2003, the subsidiary company, British Biocell International Limited, acquired certain equipment and rights in relation to NAAD technology from Cytocell Limited for £20,000.

D Evans, a director of BBI Holdings Plc, and D Cardy, a director of British Biocell International Limited from 1 April 2003, were directors of Cytocell Limited at the time of the acquisition. There were no outstanding balances at 31 March 2003.

In accordance with Financial Reporting Standard 8, transactions by BBI Holdings Plc with group companies are not reported as the consolidated financial statements of the parent company, BBI Holdings Plc, are publicly available.

23.    Additional Information on Subsidiary

		Portion of
		ordinary and
Name	Class	voting shares		Country
incorporation	of shares	held (%)	Activity	of

British Biocell International Ltd	Ordinary shares of £1 each	100	Maufacture and development of reagents and diagnostics	England and Wales

24.    Reconciliation of Operating Profit to Net Cash Flow from Operating Activities

	2004	2003
	£’000	£’000

Operating profit	341	225
Depreciation	92	79
Amortisation	171	171
Increase in stocks	(75)	(8)
Increase in debtors	(213)	(151)
Increase in creditors	166	11
Net cash inflow from operating activities	482	327

25.    Reconciliation of Net Cash Flow to Movement in Net Debt

	2004	2003
	£’000	£’000

Increase/(decrease) in cash in the year	85	(3,632)
Cash outflow from decrease in debt and lease financing	262	3,806
Change in net funds resulting from cash flows	347	174
Amortised issue expenses / loan note premium	(127)	(126)
Conversion of accrued interest	—	(387)
New finance leases	(68)	(28)
Movement in net funds/(debt) in the year	152	(367)
Net debt at start of year	(4,586)	(4,219)
Net debt at end of year	(4,434)	(4,586)

26.    Analysis of Net Debt

		Debt due	Debt due
	Cash at	within one	after one	Hire
	bank	year	year	purchase	Total
	£ ’000	£ ’000	£ ’000	£ ’000	£ ’000

At 1 April 2003	109	(1,087)	(3,583)	(25)	(4,586)
Cash flow	85	57	184	21	347
Non-cash movement	—	(875)	748	(68)	(195)
At 31 March 2004	194	(1,905)	(2,651)	(72)	(4,434)

27.    Financial Instruments

The group’s policies as regards derivatives and financial instruments are set out in the accounting policies.

As permitted by FRS13, short-term debtors and creditors have been omitted from all disclosures other than foreign currency debtors and creditors which, at 31 March 2004, were insignificant. There were no material gains or losses recognised or carried forward at the year-end.

The interest rate risk profile of the group’s financial assets and liabilities is as follows:

	Financial assets floating rate

	2004	2003
	£’000	£’000
Sterling	127	105
US$	67	4
Comprising: Cash at bank	194	109

Interest is received at 0.7% (2003 – 0.7%).

Financial liabilities	Floating	Fixed	2004 Total	Floating	Fixed	2003 Total
	£’000	£’000	£’000	£’000	£’000	£’000

Comprising: Sterling
Bank loans	639	—	639	790	—	790
Loan notes	3,917	—	3,917	3,790	—	3,790
Shareholders’ loan	—	—	—	90	—	90
Finance lease and hire purchase	—	72	72	—	25	25
	4556	72	4,628	4,670	25	4,695

There is no material difference between the carrying values and fair values of the group’s financial assets and liabilities.

The finance leases have a weighted average interest rate of 3.7% (2003 – 4.5%) and are for a weighted average period of 22 months (2003 – 21 months)

Future details on financial liabilities are shown in note 17.

The group had undrawn committed borrowing facilities of £170,000 at 31 March 2004 (2003 – £270,000).

28.    Post Balance Sheet Events

BBI Holdings Plc was re-registered as a public limited company on 8 April 2004 and was admitted to AIM on 28 April 2004. The placing raised £4.4 million for the group net of expenses and at the same time loan notes of £3.1 million (including accrued interest and repayment premium) were repaid and the remaining £1.297 million of loan notes was converted into ordinary shares.

On 27 April 2004, the group acquired certain of the trade and assets of Bio-Diagnostics Limited and took out an associated bank loan of £1,200,000.

PART VII

FINANCIAL INFORMATION ON THERATASE

For the year ended 30 September 2006, Theratase was required for the first time to prepare audited consolidated financial statements in accordance with IFRS.

For the two years ended 30 September 2005, Theratase prepared consolidated financial statements under the historical cost convention in accordance with UK Generally Accepted Accounting Principles (UK GAAP).

The audited consolidated financial statements of Theratase for the three years ended 30 September 2006, together with the audit reports thereon prepared by KPMG Audit Plc of 2 Cornwall Street, Birmingham, B3 2DL, are included in this Part VII.

Statutory accounts for each of the three years ended 30 September 2006 have been delivered to the Registrar of Companies.

The auditor’s report of KPMG Audit Plc for each of the three years ended 30 September 2006 was unqualified and did not contain a statement under section 237 (2) or (3) of the Companies Act.

The related notes referred to in the independent auditor’s report of KPMG Audit Plc for the year ended 30 September 2006 relates to the notes to Theratase’s audited consolidated financial statements as set out in this Part VII.

The page references in this Part VII include those applicable to the audited consolidated financial statements as well as the page references for this document.

In this Part VII, the term “the Company” refers to the Theratase plc and the term “the Group” refers to the Theratase Group and its subsidiary undertakings.

PART A: FINANCIAL INFORMATION ON THERATASE

FOR THE YEAR ENDED 30TH SEPTEMBER 2006

Independent Auditors’ Report to the Members of Theratase plc

We have audited the group and parent company financial statements (the “financial statements”) of Theratase plc for the year ended 30 September 2006 which comprise the Consolidated Income Statement, the Consolidated Balance Sheet, the Consolidated Cash Flow Statement, the Consolidated Statement of Recognised Income and Expense, the Company Balance Sheet and the related notes. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

This report is made solely to the company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of Directors and auditors

The Directors’ responsibilities for preparing the Annual Report and the group financial statements in accordance with applicable law and International Financial Reporting Standards (“IFRSs”) as adopted by the EU, and for preparing the parent company financial statements and the Directors’ Remuneration Report in accordance with applicable law and UK Accounting Standards (UK Generally Accepted Accounting Practice) are set out in the Statement of Directors’ Responsibilities on page 27.

Our responsibility is to audit the financial statements and the part of the Directors’ Remuneration Report to be audited in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985 and, as regards the group financial statements, Article 4 of the IAS Regulation.We also report to you whether in our opinion the information given in the Directors’ Report is consistent with the financial statements. The information given in the Directors’ Report includes that specific information presented in the Financial Review of the Chief Executive’s Review that is cross referred from the Business Review section of the Directors’ Report.

In addition we report to you if, in our opinion, the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and other transactions is not disclosed.

We review whether the Corporate Governance Statement reflects the company’s compliance with the nine provisions of the 2003 Combined Code specified for our review by the Listing Rules of the Financial Services Authority, and we report if it does not.We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s and Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Directors’ Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Directors’ Remuneration Report to be audited.

Opinion

In our opinion:

the group financial statements give a true and fair view, in accordance with IFRSs as adopted by the EU, of the state of the group’s affairs as at 30 September 2006 and of its profit for the year then ended;

the group financial statements have been properly prepared in accordance with the Companies Act 1985 and Article 4 of the IAS Regulation;

the parent company financial statements give a true and fair view, in accordance with UK Generally Accepted Accounting Practice, of the state of the parent company’s affairs as at 30 September 2006;

the parent company financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985; and

the information given in the Directors’ Report is consistent with the financial statements.

KPMG Audit Plc

Chartered Accountants

Registered Auditor

Birmingham

11 December 2006

Consolidated Income Statement

for the year ended 30 September 2006

	Note	2006		2005
		£000		£000
Revenue	2	11,193		11,021

Cost of sales		(5,184)		(5,219)
Gross profit		6,009		5,802

Administrative expenses		(3,340)		(3,051)
Operating profit before financing costs	3	2,669		2,751

Financial income	5	207		100
Financial expenses	6	(366)		(361)
Operating profit before share of equity accounted investments and taxation		2,510		2,490

Share of losses of joint venture	10	(33)		(45)
Profit before taxation		2,477		2,445

Income tax expense	7	(660)		(729)
Profit for the financial year all attributable to equity holders of the parent		1,817		1,716
Earnings per ordinary share	17	5.08	p	4.78	p
Diluted earnings per ordinary share	17	4.89	p	4.68	p

All activities were in respect of continuing operations.

Consolidated Balance Sheet

at 30 September 2006

	Note	2006	2005
		£000	£000
Assets
Non-current assets
Property, plant and equipment	8	1,811	1,972
Intangible assets	9	2,130	2,746
Investment in joint venture	10	—	33
Other investments	11	—	—
Deferred tax assets	12	130	35
Total non-current assets		4,071	4,786
Current assets
Inventories	13	2,691	2,407
Income tax receivable		4	54
Trade and other receivables	14	1,756	2,027
Cash and cash equivalents	15	2,288	2,227
Total current assets		6,739	6,715
Total assets		10,810	11,501
Equity
Capital and reserves attributable to equity holders of the parent
Share capital	16	1,814	1,799
Share premium	16	3,585	3,524
Capital redemption reserve	16	815	815
Merger reserve	16	556	556
Foreign exchange translation	16	(972)	200
Retained earnings	16	1,258	(293)
Total equity		7,056	6,601
Liabilities
Non-current liabilities
Interest bearing loans and borrowings	18	1,181	1,983
Employee benefits	19	—	122
Trade and other payables	20	37	41
Provisions	21	183	96
Deferred tax liabilities	12	20	81
Total non-current liabilities		1,421	2,323
Current liabilities
Interest bearing loans and borrowings	18	426	416
Trade and other payables	20	1,709	1,292
Tax liabilities		46	572
Provisions	21	152	297
Total current liabilities		2,333	2,577
Total liabilities		3,754	4,900
Total equity and liabilities		10,810	11,501

These financial statements were approved by the Board of Directors on 11 December 2006 and were signed on its behalf by:

J Chesham

Director

Consolidated Cash Flow Statement

for the year ended 30 September 2006

	Note	2006	2005
		£000	£000
Cash flows from operating activities
Profit for the year		1,817	1,716
Adjustments for:
Depreciation		415	386
Impairment provisions		—	140
Foreign exchange (losses)/gains		(94)	45
Financial income		(207)	(100)
Financial expenses		366	361
Share of losses of joint venture		33	45
Profit on disposal of property, plant and equipment		3	(2)
Equity settled share-based payment		92	30
Income tax expense		660	729
Operating cash flow before changes in working capital and provisions		3,085	3,350
(Increase)/decrease in inventories		(686)	565
Decrease in receivables		97	241
Increase/(decrease) in payables		508	87
Movements on provisions and employee benefits		(180)	(6)
Cash generated from operations		2,824	4,237
Income taxes paid		(999)	(472)
Interest paid		(178)	(312)
Net cash from operating activities		1,647	3,453
Cash flows from investing activities
Proceeds from sales of plant and equipment		6	9
Interest received		76	55
Increase in trade investment		—	(140)
Purchase of property, plant and equipment		(470)	(282)
Net cash used in investing activities		(388)	(358)
Cash flows from financing activities
Issue of new shares		76	31
New borrowings		22	14
Purchase of own shares by ESOP		—	(150)
Repayment of borrowings		(927)	(1,425)
Payment of finance lease liabilities		(11)	(381)
Dividends paid		(358)	—
Net cash used in financing activities		(1,198)	(1,911)
Net increase in cash and cash equivalents		61	1,184
Cash and cash equivalents at the beginning of the year	23	2,227	1,043
Cash and cash equivalents at the end of the year	23	2,288	2,227

Consolidated Statement of Recognised Income and Expense

for the year ended 30 September 2006

	2006	2005
	£000	£000
Foreign exchange translation differences	(1,172)	200
Net (expense)/income recognised directly inequity	(1,172)	200
Profit for the year	1,817	1,716
Total recognised income for the year all attributable to equity holders of the parent	645	1,916

Notes to the Consolidated Financial Statements

(forming part of the financial statements)

1 Basis of preparation and accounting policies

Basis of preparation

Theratase plc is a company incorporated in the United Kingdom. Following the European Union Regulation (IAS Regulation EC 1606/2002) issued in 2002, Theratase plc is required to report consolidated financial statements for the year ending 30 September 2006 in accordance with International Financial Reporting Standards (“IFRSs”) as adopted by the EU. However the Company has elected to prepare its parent company financial statements in accordance with UK GAAP, these are presented on pages 52 to 58.

These financial statements have therefore been prepared on the basis of IFRSs in issue that are endorsed by the EU and effective (or available for early adoption) at 30 September 2006, the Group’s first annual reporting date at which it is required to use adopted IFRSs. These accounting policies are set out below and have been applied consistently throughout all periods with the exception of the IFRS 1 elections set out below.

The transition date for the application of IFRSs was 1 October 2004. The comparative figures for the year ended 30 September 2005 have been restated to reflect the transition to IFRSs. Reconciliations of profit and equity between UK GAAP and IFRSs are presented in these financial statements, as well as a reconciliation of equity at 1 October 2004.

IFRS transitional arrangements

On transition to IFRS, an entity is generally required to apply IFRSs retrospectively except where an exemption is available under IFRS 1: “First time adoption of International Financial Reporting Standards”. The following is a summary of the key elections from IFRS 1 that were made by the Group:

The Group has adopted the IFRS 1 exemption in relation to business combinations and will only apply IFRS 3: “Business Combinations” prospectively from 1 October 2004. As a result the balance of goodwill recognised as an asset under UK GAAP at 30 September 2004 will be the deemed cost of goodwill at 1 October 2004.

The Group has elected not to apply IFRS 2: “Share-based Payments” to share options granted before 7 November 2002.

The Group has taken advantage of the exemption not to have to adopt IAS 32 and IAS 39 for the comparative period.

The cumulative adjustment to the foreign currency translation reserve was set at zero on 1 October 2004.

The principal areas of impact in reporting under IFRSs are set out in note 26 “Conversion to International Financial Reporting Standards”.

Use of estimates and judgements

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed regularly. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

In particular areas where estimation uncertainty and critical judgement in applying accounting policies have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

Note 9 – carrying amount of intangible assets and measurement of the recoverable amounts of cash generating units

Note 11 – other investments

Note 21 – provisions in respect of onerous contracts

At the date of authorisation of these financial statements there are a number of new standards and interpretations which have not been applied in these financial statements. Management is currently assessing the impact on the Group’s operations, however it is anticipated that the adoption of these standards and interpretations in future periods will have no material impact on the financial statements of the Group except for additional disclosures when the relevant standards come into effect.

Accounting policies

The financial statements have been prepared under the historical cost accounting rules and are presented in thousands of pounds sterling.

Basis of consolidation

The financial statements consolidate Theratase plc and all of its subsidiaries together with the Group’s share of its joint venture under the equity method. The financial statements of all subsidiaries and the joint venture are made up to the same date as those of Theratase plc.

Subsidiary undertakings

Subsidiaries are those entities controlled by the Company. Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial information from the date that control commences until the date that control ceases. Intra group balances and any unrealised gains and losses or income and expenses arising from intra group transactions, are eliminated in preparing the consolidated financial statements.

Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement. Joint ventures are accounted for using the equity method of accounting.

Intangible assets

(i) Goodwill

Goodwill arising on acquisitions from 1 October 2004 is recognised as an intangible asset at the date of acquisition. The asset recognised is measured as the excess of the consideration paid and associated costs over the fair value of the net assets acquired. Goodwill is reviewed annually for impairment.

The Group has elected not to apply IFRS 3 retrospectively. In respect of acquisitions prior to 1 October 2004, goodwill represents the amount recognised under the Group’s previous accounting framework, UK GAAP.

In accordance with IAS 21: “The Effect Of Changes In Foreign Exchange Rates” goodwill arising in respect of overseas acquisitions is treated as being denominated in the functional currency of the foreign operation.

(ii) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Income Statement as an expense as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and use or sell the asset. Regulatory and other uncertainties mean that such criteria are generally not met. Where however the recognition criteria are met intangible assets are capitalised and amortised over their useful economic lives and subject to impairment review. The expenditure capitalised includes the cost of materials, direct labour, and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognised in the profit and loss account as incurred.

(iii) Other intangible assets

Other intangible assets that are acquired by the Group, which have finite useful lives, including expenditure on the procurement of supply contacts, are measured at cost less accumulated amortisation based on the life of the contract, and accumulated impairment losses.

Property, plant and equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.

Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful lives as follows:

Freehold buildings	– 2%–4% per annum
Plant and machinery	– 10%–33.3% per annum
Motor vehicles	– 25% per annum

Freehold land and assets in the course of construction are not depreciated.

Inventories

Inventories are stated at the lower of cost and net realisable value. The cost of inventories is based on the actual cost and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. For work in progress and finished goods manufactured by the Group, cost includes all direct costs of production and the appropriate share of production overheads based on normal operating capacity. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

Provision is made for obsolete, slow moving and defective stock where appropriate in the light of recent usage, expected future requirements, new product introduction plans and likely realisable values.

Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents are current assets that are cash in hand, cash at bank, call deposits, or bank overdraft balances.

Assets classified as available for sale

The Group’s investments in equity securities are classified as available-for-sale assets. Unquoted equity instruments are measured at cost and subject to impairment testing.

Net debt/funds

Net debt/funds includes cash and cash equivalents (see above), secured bank loans, secured mortgages, obligations under finance leases and hire purchase contracts and unamortised debt issue costs.

Leasing and hire purchase

Payments made under operating leases are recognised in the income statement on a straight line basis over the term of the lease.

Minimum lease payments made under finance leases or hire purchase arrangements, where the Group has substantially all the risks and rewards of ownership are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of return on the remaining balance of the liability.

Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligations; and, the amount can be reasonably estimated. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

Where the Group has leasehold property commitments and it is no longer using the property, provision is made for future commitments based on management’s best estimate of the cost to the Group taking into account the ability of the Group to sub-lease the property.

1 Basis of preparation and accounting policies continued

Debt issue costs

Costs arising on the issue of debt instruments are capitalised and disclosed within creditors as a deduction from the related debt. Issue costs are amortised over the life of the debt instruments they relate to so as to produce a constant periodic rate of interest on the remaining balance of the associated debt. The associated charge to the Income Statement is included as a financial expense.

Grants

Government grants are recognised as a liability in the Balance Sheet and credited to operating profit over the estimated useful economic life of the asset to which it relates to or the length of employment specified in the grant.

Revenue

Revenue from the sale of goods (excluding value added tax) is recognised in the Income Statement when the significant risks and rewards of ownership have been transferred to the buyer, and to the extent that all obligations relating to that turnover have been fulfilled. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, associated costs, or the possible return of goods.

Impairment of assets

The carrying amount of the Group’s assets other than inventories and deferred tax is reviewed at least annually to determine whether there is any indication of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the Income Statement.

The recoverable amount of an asset or cash generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to an asset.

An impairment loss in respect of goodwill is not reversible. In respect of other non-financial assets, impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Foreign currencies

Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Any gain or loss on translation arising from a movement in exchange rates subsequent to the date of transaction is included as an exchange gain or loss in the Income Statement.

The assets and liabilities of overseas subsidiary undertakings, including goodwill and fair value adjustments, are translated at the closing exchange rate. Income Statements of such undertakings are consolidated at the average exchange rate during the period where this approximates to rates ruling at the date of the transaction. Gains or losses arising on the adjustment to the period end rate are taken to reserves and, in respect of differences that have arisen since 1 October 2004, are presented within equity as a foreign exchange translation reserve. Differences are reported in the Statement of Recognised Income and Expenses. When a foreign operation is disposed of, in part or in full, the relevant amount in the foreign exchange translation reserve is transferred to the income statement.

A subsidiary is deemed to have the same functional currency as its parent where the activities and trade of the subsidiary is dependent on the economic environment of the investing company. Any gains and losses arising on day-to-day transactions, together with differences arising on the retranslation of the subsidiaries’ monetary assets and liabilities, are included in the Income Statement.

Employee benefits

Contributions to defined contribution pension plans are recognised as an expense in the Income Statement as incurred.

F&H Baxter (Holdings) Limited and its subsidiaries operated a defined benefit scheme until the sale of the trade and assets of the Division in March 1996. No contributions have been made since March 1996 as the scheme had a net surplus of assets over potential liabilities. In the year ended 30 September 2006 the scheme has been wound up. From the transition date for purposes of IFRS to the date the scheme was wound up, the Group was not able to control or share the scheme’s surplus. Consequently, in accordance with IAS 19: “Employee Benefits”, this asset has not been recognised in the Group’s Balance Sheet.

The Group’s net obligation in respect of long-term employee service benefits, other than pension plans, is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The obligation is calculated using the projected unit credit method and is discounted to its present value and the fair value of any related assets is deducted.

Equity-related compensation benefits

The Group operates an Executive Share Option Scheme and a SAYE Share Option Scheme. The fair value of options granted is recognised as an employee expense in the Income Statement with a corresponding increase in equity reserves. The fair value is recognised at grant date and spread over the period employees become unconditionally entitled to the options. Fair value is based on market value using a binomial option-pricing model. Non-market vesting conditions are included in the assumptions about the number of options that are expected to become exercisable. At each balance sheet date, the Group revises its estimates of the number of options that are expected to vest for changes in non-market conditions.

In accordance with IFRS transitional arrangements, no expense is recorded for equity settled options granted prior to 7 November 2002.

Transactions of the Group sponsored ESOP Trust are included in the Group financial statements. In particular, the Trust’s purchases of shares in the Company are debited directly to reserves.

Net financing costs

Net financing costs comprise interest payable on borrowings calculated to produce a constant periodic rate of interest on the remaining balance of the liability, and interest receivable on funds invested.

The interest expense component of finance lease payments, and debt issue costs, is recognised in the Income Statement to produce a constant periodic rate of interest on the remaining balance of the liability.

Net financing costs include the net foreign exchange gains or losses arising on transactions.

Income tax and deferred taxation

The charge for taxation is based on the profits for the period and takes into account taxation deferred because of temporary differences between the treatment of certain items for taxation and for accounting purposes.

The Group’s liability for current tax is calculated using tax rates enacted or substantively enacted at the Balance Sheet date, and any adjustments to tax payable in respect of previous years. No provision is made for un-remitted earnings of foreign subsidiaries where there is no commitment to remit such earnings.

Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation. No provision is made for temporary differences relating to goodwill not deductible for tax purposes, the initial recognition of assets and liabilities that affect neither accounting nor taxable profit, and differences relating to subsidiaries to the extent that they will not reverse in the foreseeable future.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. The carrying value of deferred tax assets are reviewed at each Balance Sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same tax authority and the Group intends to settle its current tax assets and liabilities on a net basis.

2 Segment reporting

The Group considers that it consists of one business segment, based on the Group’s management and internal reporting structure. Segment reporting is therefore presented in respect of the Group’s geographical segments. The Group’s business operates in three principal geographical areas, the United Kingdom, South Africa and the USA.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. In presenting information on the basis of geographical segments, segment revenue and assets are based on the geographical location of the assets, and the geographical location of customers.

	United Kingdom		South Africa		North America		Consolidated
Geographical segments	2006	2005	2006		2006	2005	2006	2005
	£000	£000	£000	£000	£000	£000	£000	£000
Total revenue	6,260	6,229	4,243	3,856	2,234	2,373	12,737	12,458
Less inter-segmental trading	(1,264)	(1,291)	(280)	(146)	—	—	(1,544)	(1,437)
Revenue from external customers	4,996	4,938	3,963	3,710	2,234	2,373	11,193	11,021
Operating profit	1,018	1,546	1,273	805	378	400	2,669	2,751
Segment assets	6,838	7,302	3,394	3,868	596	331	10,828	11,501
Segment liabilities	(3,260)	(4,274)	(386)	(453)	(126)	(173)	(3,772)	(4,900)
Net assets/(liabilities)	3,578	3,028	3,008	3,415	470	158	7,056	6,601
Cash flows from operating activities	864	1,461	786	1,619	4	373	1,654	3,453
Cash flows from investing activities	(202)	(247)	(193)	(110)	1	(1)	(394)	(358)
Cash flows from financing activities	(1,199)	(1,911)	—	—	—	—	(1,199)	(1,911)
Capital expenditure	251	128	219	153	—	1	470	282

Inter-segmental trading is conducted on an arms length basis.

Revenue from external customers by geographical destination	2006	2005
	£000	£000
United Kingdom	2,377	2,390
Other European countries	3,017	2,999
North America	2,234	2,850
Far East	2,627	2,603
Rest of the world	938	179
	11,193	11,021

3 Operating profit

	2006	2005
	£000	£000
Operating profit is stated after charging/(crediting)
Depreciation and other amounts written off tangible fixed assets:
Owned	401	372
Leased	14	14
Operating lease rentals:
Land and buildings	16	18
Equipment and vehicles	17	24
Research and development expenditure	131	135
Amortisation of debt issue costs (see note 18)	124	49
Profit on disposal of fixed assets	(3)	(2)
Impairment of other investment (see note 11)	—	140
Amortisation of grants	(9)	(10)

Fees to auditors are as follows:

	2006	2005
	£000	£000
Audit fees (parent: £9,000; 2005: £7,000)	114	111
Non-audit fees
Tax services	27	15
Other services	31	29
Total non-audit fees	58	44
Total fees paid to auditors	172	155

Tax services include corporate tax compliance, tax planning and related advice.

4 Employee information

The average number of persons employed by the Group (including Executive Directors) during the year, analysed by category, was as follows:

	Number of employees
	2006	2005
Operations and production	85	95
Administration	18	19
	103	114

The aggregate payroll costs of these persons were as follows:

	£000	£000
Wages and salaries	2,457	2,321
Social security costs	194	175
Contributions to defined contribution plans	185	177
Share based charges (see note 16)	92	25
	2,928	2,698

Details of Directors’ remuneration, pension contributions and share options are given in the Directors’ Remuneration Report on pages 23 to 26.

5 Financial income

	2006	2005
	£000	£000
Interest income	76	55
Foreign exchange gains	131	45
	207	100

6 Financial expenses

	2006	2005
	£000	£000
Interest expense on bank loans and overdrafts	175	242
Finance charges payable in respect of finance leases and hire purchase contracts	3	70
Amortisation of debt issue costs	124	49
Foreign exchange losses	64	—
	366	361

7 Income tax expense

	2006	2005
	£000	£000
Current tax expense
UK corporation tax charge on income for the year	452	619
Adjustments in respect of prior periods	(57)	(50)
	395	569
Overseas tax charges on income for the year	435	161
Adjustments in respect of prior periods	(19)	(25)
	416	136
Total current tax charge	811	705
Deferred tax expense
Origination and reversal of temporary differences	(42)	(1)
Deferred tax on income for the year	(109)	25
Total deferred tax charge	(151)	24
Total income tax expense in income statement	660	729

Reconciliation of effective tax rate

	2006	2005
	£000	£000
Profit before tax	2,477	2,445
Income tax at UK corporation tax rate of 30% (2005: 30%)	743	733
Non-deductible expenses	29	47
Effect of tax rates in foreign jurisdictions (rates increased)	20	24
Adjustment to tax charge in respect of prior periods	(118)	(75)
Effect of R&D tax credit	(14)	—
Total tax charge for the year	660	729

In South Africa an additional tax of 12.5% is levied on dividends paid to overseas companies. The Group does not anticipate paying dividends from South Africa in the near future.

Taxation recognised directly in equity

	2006	2005
	£000	£000
Relating to foreign exchange loss	(288)	—

8 Property, plant and equipment

	Freehold land	Plant and	Motor
2006	and buildings	machinery	vehicles	Total
	£000	£000	£000	£000
Cost
At 1 October 2005	1,727	2,256	29	4,012
Additions	187	283	—	470
Disposals	—	(65)	—	(65)
Exchange adjustment	(126)	(306)	(2)	(434)
At 30 September 2006	1,788	2,168	27	3,983
Depreciation
At 1 October 2005	657	1,379	4	2,040
Charge for year	95	314	6	415
Disposals	—	(62)	—	(62)
Exchange adjustment	(4)	(216)	(1)	(221)
At 30 September 2006	748	1,415	9	2,172
Carrying amounts
At 30 September 2006	1,040	753	18	1,811

	Freehold land	Plant and	Motor
2005	and buildings	machinery	vehicles	Total
	£000	£000	£000	£000
Cost
At 1 October 2004	1,669	2,038	27	3,734
Additions	45	213	24	282
Disposals	(4)	(36)	(22)	(62)
Exchange adjustment	17	41	—	58
At 30 September 2005	1,727	2,256	29	4,012
Depreciation
At 1 October 2004	575	1,094	14	1,683
Charge for year	85	294	7	386
Disposals	(3)	(35)	(17)	(55)
Exchange adjustment	—	26	—	26
At 30 September 2005	657	1,379	4	2,040
Carrying amounts
At 30 September 2005	1,070	877	25	1,972

Leased plant and machinery

The Group leases plant and machinery and motor vehicles under a number of finance lease arrangements. The carrying amount and depreciation charge for such assets are disclosed below:

	2006	2005
	£000	£000
Plant and machinery
Carrying value	4	3
Depreciation	—	—

Motor vehicles
Carrying value	16	22
Depreciation	6	2

Security

At 30 September 2006 and 30 September 2005 UK based fixed assets of the Group and the Group’s shares in Seravac Biotech (Proprietary) Limited are subject to a fixed and floating charge to secure both the term loan of £3,000,000 and the revolving credit facility of £2,000,000. At 30 September 2006 £1,643,000 (2005: £2,571,000) was outstanding in relation to these facilities. In South Africa, property with a carrying value of £445,000 is subject to a registered mortgage bond. The amount owing on this bond at 30 September 2006 was £29,000 (2005: £30,000).

9 Intangible assets

2006	Goodwill	Supply contract	Total
	£000	£000	£000
Cost	2,746	586	3,332
At 1 October 2005	(616)	—	(616)
Exchange movements	2,130	586	2,716
At 30 September 2006
Provisions
At 1 October 2005 and 30 September 2006	—	586	586
Carrying amounts
At 30 September 2006	2,130	—	2,130

2005	Goodwill	Supply contract	Total
	£000	£000	£000
Cost
At 1 October 2004	2,652	586	3,238
Exchange movements	94	—	94
At 30 September 2005	2,746	586	3,332
Provisions
At 1 October 2004 and 30 September 2005	—	586	586
Carrying amounts
At 30 September 2005	2,746	—	2,746

Goodwill arising on a business combination is allocated at acquisition to the cash generating units (CGUs) that are acquired and is denominated in the functional currency of the CGU.

Goodwill of £2,746,000 arose on the acquisition in 2004 of a 100% shareholding in Seravac Biotech (Proprietary) Limited, a company incorporated in South Africa, along with its subsidiary company, Seravac USA Inc., a company incorporated under the laws of the State of California. These subsidiaries operate as one CGU.

The Group reviews and tests goodwill for impairment on an annual basis or more frequently in the event that there are any indications that it may have been impaired.

The Group compares the carrying amount and the recoverable amount in its testing for impairment. The recoverable amount of the CGU is determined from value in use calculations. These calculations include key assumptions in respect of forecast selling prices, forecast raw material and other direct costs, forecast exchange rates affecting the currencies in which transactions of the CGU are made, revenue growth rates and the discount rate. Each of these assumptions is included in the detailed plans prepared by management which support the impairment review.

Management estimate discount rates by reference to current market assessments of the time value of money adjusted by the specific risks of the CGU being measured. Growth rates are based on management’s assessment of the future conditions of the primary markets of the customers of the CGU and known changes to existing supply arrangements. Changes to selling prices, raw materials, and other direct costs are based on past experience and management expectations of future market changes. The Group prepares cash flow projections from the most recent financial budget for the CGU approved by management and extrapolates cash flows after that period based on the assumptions noted above.

The rate used to discount the forecast cash flows is 7.055% (2005: 7.055%).

Following detailed review, no impairment losses have been recognised in the period (2005: £nil) and no prior year impairment losses reversed (2005: £nil).

The cost of procuring the supply contract relates to sums paid to AM-Pharma Holding BV (previously Pharmaaware Sepsis bv) as part of an investment agreement with them. AM-Pharma is developing pharmaceuticals using an existing product of Biozyme. In accordance with the agreement, and allowing for exchange adjustments, the Company has made total contributions to date of £586,000 which have been based upon the project achieving specified development milestones, including an accrual of £nil (2005: £15,000).

The carrying amount of the supply contract was fully impaired prior to 1 October 2004. An impairment test and associated write-down was triggered in prior years because certain stages in the development trials of AM-Pharma’s products were delayed and the benefits would not be realised as soon as expected. The test was based on a calculation of a recoverable amount which took into account the uncertainty of the outcome of the development trials and the associated difficulty in predicting future revenue streams. A review of the recoverable amount of this asset at 30 September 2006 has concluded that the level of impairment continues to be appropriate. Accordingly, no reversal of impairment loss has been recognised in the income statement.

10 Investment in joint venture
2006
£000
Cost
At 1 October 2005	33
Additions	—
Share of losses	(33)
At 30 September 2006	—

2005
£000
Cost
At 1 October 2004	78
Additions	—
Share of losses	(45)
At 30 September 2005	33

The joint venture represents an investment in Applet MBJ AB, a Swedish company which has been set up to develop therapeutics in the area of organ transplant rejection. The Company owns 47.5% of Applet MBJ AB and has agreed to invest 6,235,000 SEK (approx.£ 0.5 million) in cash in the form of subordinated shareholder loans. The first loan and the subscription for share capital amounting to 1,035,000 SEK (£78,000) was paid at completion. The remaining three loans of 800,000 SEK (£58,000); 945,000 SEK (£69,000); and 3,455,000 SEK (£252,000) are dependent on the achievement of certain milestones in the development process. At present these milestones have not been met and therefore the Group has no further liability at present. The shareholder loans are repayable immediately upon Applet having sufficient liquidity and financing of its operations. In addition the Company, through Biozyme Laboratories Limited, will supply hyaluronidase to the project on a fully costed basis.

The Group’s aggregate share of joint venture net assets is analysed below:

	2006	2005
	£000	£000
Current assets	3	3
Non-current assets	3	33
Total assets	6	36

Non-current liabilities	(64)	(64)
Current liabilities	(6)	(6)
Total liabilities	(70)	(70)

Net assets	(64)	(34)
Loan advances	64	67
Share of net assets	—	33

The Group’s share of turnover of the joint venture amounted to £nil (2005:£nil).

11 Other investments

Available for sale financial assets

2006
£000
Cost
At 1 October 2005 and at 30 September 2006	570
Provisions
At 1 October 2005 and at 30 September 2006	(570)
Carrying amount
At 30 September 2006	—

2005
£000
Cost
At 1 October 2004	430
Additions	140
570
Provisions
At 1 October 2004	(430)
Charged in year to 30 September 2005	(140)
(570)
Carrying amount
At 30 September 2005	—

The financial asset represents a trade investment in AM-Pharma Holding BV (previously PharmAAware Sepsis BV) a private company which has been established to develop therapeutics and diagnostics in the treatment of sepsis and septic shock using development of an existing product of Biozyme, as well as other products. In accordance with the agreement, and allowing for exchange adjustments, the Company has made total contributions to date of £570,000 which have been based upon the project achieving specified development milestones. The Company owns 8.62% (undiluted) of AM-Pharma Holding BV.

The trade investment is an unquoted equity instrument and consequently was initially measured at cost to the Group. The trade investment is subject to regular impairment review and at 30 September 2006 the carrying amount is fully impaired. An impairment test and associated write-down was triggered prior to 1 October 2004 (£430,000) and during the previous year to 30 September 2005 (£140,000) because certain stages in the development trials of AM-Pharma’s products were delayed and the benefits would not be realised as soon as expected. Impairment tests were based on a calculation of a recoverable amount which took into account the uncertainty of the outcome of the development trials and the associated difficulty in predicting future revenue streams. These impairment losses are not able to be reversed.

12 Deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	At 1 October 2005	Recognised in income	Recognised in equity	At 30 September 2006
	£000	£000	£000	£000
Property plant and equipment	166	(39)	—	127
Provisions and other items	(85)	(147)	(5)	(237)
Employee benefits	(35)	35	—	—
Total deferred tax liability/(asset)	46	(151)	(5)	(110)

	At 1 October 2004	Recognised in income	Recognised in equity	At 30 September 2005
	£000	£000	£000	£000
Property plant and equipment	131	35	—	166
Provisions and other items	(76)	(10)	1	(85)
Employee benefits	(34)	(1)	—	(35)
Total deferred tax liability	21	24	1	46

Recognised in the financial statements as:

	2006	2005
	£000	£000
Deferred tax assets	130	35
Deferred tax liabilities	(20)	(81)
	110	(46)

The amounts unprovided for deferred taxation at 30% are as set out below:

	2006	2005
	£000	£000
Provisions and other items	—	44

13 Inventories

	2006	2005
	£000	£000
Raw materials and consumables	742	431
Work in progress	1,457	1,169
Finished goods	1,014	1,297
Less: provisions against obsolete and excess stock	(522)	(490)
	2,691	2,407

During the current and previous year no inventory was stated at fair value less costs to sell.

14 Trade and other receivables

	2006	2005
	£000	£000
Trade receivables	1,220	1,537
Other debtors	66	59
Prepayments and accrued income	470	431
	1,756	2,027

15 Cash and cash equivalents

	2006	2005
	£000	£000
Cash and cash equivalents	2,288	2,227

Cash and cash equivalents comprise bank deposits and cash in hand.

16 Capital and reserves

2006	Share capital	Share premium account	Capital redemption reserve	Merger reserve	Translation reserve	Retained earnings	Total equity
	£000	£000	£000	£000	£000	£000	£000
Balance at 1 October 2005	1,799	3,524	815	556	200	(293)	6,601
Exercise of share options	15	61	—	—	—	—	76
Exchange adjustments	—	—	—	—	(1,172)	—	(1,172)
Retained profit for year	—	—	—	—	—	1,817	1,817
Share option credit	—	—	—	—	—	92	92
Dividends	—	—	—	—	—	(358)	(358)
Balance at 30 September 2006	1,814	3,585	815	556	(972)	1,258	7,056

2005	Share capital	Share premium account	Capital redemption reserve	Merger reserve	Translation reserve	Retained earnings	Total equity
	£000	£000	£000	£000	£000	£000	£000
Balance at 1 October 2004	1,797	3,495	815	556	—	(1,889)	4,774
Reduction in expenses of share issue in prior year	—	25	—	—	—	—	25
Exercise of share options	2	4	—	—	—	—	6
Exchange adjustments	—	—	—	—	200	—	200
Retained profit for year	—	—	—	—	—	1,716	1,716
Own shares held by ESOP	—	—	—	—	—	(150)	(150)
Share option credit	—	—	—	—	—	30	30
Balance at 30 September 2005	1,799	3,524	815	556	200	(293)	6,601

The share option credit relates to the reversal of the non cash charge recorded against group operating profit in respect of the fair value of share options awarded to employees.

Translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations including the retranslation of goodwill denominated in the functional currency of the subsidiary it relates to.

Share capital

	2006		2005
	Number	£000	Number	£000
Authorised
ordinary shares of 5 peach	45,000,000	2,250	37,105,000	1,855
Preference shares of £ 1each	3,564,954	3,565	3,564,954	3,565
Allotted, called up and fully paid ordinary shares of 5p each	36,288,026	1,814	35,988,026	1,799

	Ordinary share
	2006	2005
	Number	Number
At beginning of the year	35,988,026	35,948,026
Exercise of share options	300,000	40,000
At endofyear	36,288,026	35,988,026

On 27 March 2006, 300,000 shares were issued as a result of an employee exercising share options at a price of 25.5pper share.

Rights of shareholders

The holders of ordinary shares of 5 peach are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company.

Executive share scheme

At 30 September 2006 options to subscribe for ordinary shares under the Executive Share Scheme were as follows:

	Number of shares outstanding
Date of grant	At 30 September 2005	At 30 September 2006	Subscription price per share	Exercise dates
Executive scheme 1993
23 May 2000	1,180,000	880,000	25.5p	23 May 2001–23 May 2007
12 June 2000	355,000	355,000	27p	12 June 2001–12 June 2007
28 January 2002	500,000	500,000	66p	28 January 2003–28 January 2009

Theratase plc Long Term Incentive Plan 2005
14 June 2005	1,474,821	1,474,821	Nil	14 June 2008–14 June 2015

Theratase plc Savings Related Share Option Plan 2005
10 May 2005	242,648	242,648	30.8p	10 May 2008–10 November 2008

Theratase plc International Savings Related ShareOptionPlan2005
10 May 2005	53,706	53,706	30.8p	10 May 2008–10 November 2008

Total	3,806,175	3,506,175

The 1993 Executive Share Option Scheme was approved by shareholders in 1993 and has now expired. The Theratase plc Long Term Incentive Plan (LTIP), the Theratase plc Savings Related Share Option Plan and the Theratase plc International Savings Related Share Option Plan were approved by shareholders on 3 March 2005. Under the LTIP awards, which consist of either a nil cost option or an allocation (which is a conditional right to acquire shares in the Company) can only vest after a period of at least three years if and to the extent that the performance condition is satisfied. The first conditional awards under the LTIP were made on 14 June 2005. No awards were made during the year to 30 September 2006.

During the year an employee exercised 300,000 options at an exercise price of 25.5p.

The Theratase plc Employee Share Ownership Plan Trust was approved by shareholders on 3 March 2005. At 30 September 2006, a total of 374,884 (2005: 374,884) ordinary shares representing 1.0% (2005: 1.0%) of the Company’s issued share capital were held by Appleby Trustees (Jersey) Limited as Trustee to the Theratase plc Employee Share Ownership Plan Trust to satisfy obligations in respect of the options granted above.

The options under the share saving schemes are exercisable by the grantees (provided they remain in the Group’s employment) within six months of the maturity date at the end of the related sharesave contract. The options under the 1993 scheme are exercisable by grantees (provided they remain in the Group’s employment) at any time after the expiration of one year but within seven years from the date of grant.

Dividends

The aggregate amount of dividends comprises:

	2006	2005
	£000	£000
Final dividends paid in respect of prior year but not recognised as liabilities in that year	178	—
Interim dividends paid in respect of the current year	180	—
Aggregate amount of dividends paid in the financial year	358	—

A dividend of 0.5p (2005: 0.5p) per ordinary share was proposed by the Directors before the financial statements were authorised for issue amounting to £180,000 (2005: £178,000). This has not been recognised as a distribution to equity holders in these financial statements.

17 Earnings per ordinary share

The calculation of basic earnings per ordinary share has been based on the profit attributable to ordinary shareholders of £1,817,000 (2005: £1,716,000) and 35,767,663 ordinary shares being the weighted average number of shares in issue for the year to 30 September2006 (2005: 35,869,235). The weighted average number of ordinary shares in issue during the year excludes those held by the Theratase Employee Share Option Plan Trust which are deemed to be cancelled on the basis that the right to dividends has been waived.

The calculation of the diluted earnings per ordinary share of 4.89p (2005: 4.68p) was based on the weighted average of 37,122,599 (2005: 36,684,742) ordinary shares, which takes into account dilutive share options, and dilutive potential ordinary shares under the Company’s LTIP, and on profit attributable to ordinary shareholders of £1,817,000 (2005: £1,716,000).

The weighted average ordinary shares have been calculated as follows:

	2006	2005
Issued ordinary shares at 1 October 2005	35,988,026	35,948,026
Effect of shares held by ESOP Trust	(374,884)	(102,982)
Effect of shares issued during the year	154,521	24,191
Weighted average number of ordinary shares at 30 September 2006	35,767,663	35,869,235
Dilutive effect of share options in issue	1,354,936	815,507
Weighted average number of ordinary shares at 30 September 2006 (diluted)	37,122,599	36,684,742

18 Interest bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings.

	2006	2005
	£000	£000
Non-current liabilities
Secured bank loans	1,214	2,142
Unamortised debt costs	(49)	(169)
Obligations under finance leases and hire purchase contracts	16	10
	1,181	1,983

	2006	2005
	£000	£000
Current liabilities
Secured bank loans	429	429
Unamortised debt costs	(45)	(49)
Secured mortgage	29	30
Obligations under finance leases and hire purchase contracts	13	6
	426	416

In March 2004 a funding arrangement was agreed with KBC Bank NV London Branch. The KBC facilities consist of a seven year sterling term loan of £3,000,000 and a five year revolving multicurrency facility of a maximum of £2,000,000. The term loan, which was fully drawn down at completion, is repayable in seven equal annual instalments the first of which was due and paid on the first anniversary of draw down. During the term of the revolving credit facility the amount borrowed is repayable at the end of each interest period, which may be one, three or six months at the option of the Company, or any other period with the agreement of the Bank. At the end of each interest period, the Company has the option of making a fresh draw down up to the maximum allowed under the facility. There is a fee of 1% per annum of any amount that has not been drawn down. At 30 September 2006,£ nil (2005: £nil) had been drawn down.

Interest on the arrangement is at 7.055% for the life of the loan.

Repayment of the loans is mandatory in the event of a change of control in the Company. The Company has the option to make early repayments.

The loans are secured by way of a debenture over the Group’s assets, guarantees by the Company and its main trading subsidiaries, and a pledge of the shares of Seravac Biotech (Proprietary) Limited. The Company has given various warranties and covenants and these are re-affirmed on each draw down of the revolving credit facility. The major covenants are:

Annual capital expenditure shall not exceed 150% of depreciation. Shareholders’ equity shall not be less than £2.65m plus 50% of retained gross earnings for each year of the Group after 30 September 2003. Earnings before interest, tax, depreciation and amortisation (EBITDA) must not be less than three times net interest expenditure. Total net debt must not be greater than three times EBITDA.

Debt costs arising on arranging the debt facilities are being amortised over the life of the loans and as at 30 September 2006 the unamortised element amounted to £94,000 (2005: £218,000).

The mortgage is secured separately on Seravac’s freehold property in Cape Town. It is payable in monthly instalments ending on 31 October 2009.

Obligations under finance leases and hire purchase contracts are secured on the assets to which they relate.

Debt repayment schedule

	Group
	2006	2005
	£000	£000
Borrowings due within one year
Bank loan (secured)	429	429
Mortgage (secured)	29	30
	458	459
Borrowings due between one and two years
Bank loan (secured)	429	429
	429	429
Borrowings due between two and five years
Bank loan (secured)	785	1,285
	785	1,285
Borrowings due after more than five years
Bank loan (secured)	—	428
	—	428
Arrangement fees netted off	(94)	(218)
	1,578	2,383
Obligations under finance leases and hire purchase contracts
Within one year	13	6
Between one and two years	16	10
	29	16
Total borrowings	1,607	2,399

Treasury policy

Management

Treasury activities are managed on a Group basis under policies approved and monitored by the Board. These are designed to reduce any financial risks faced by the Group relating to movements in exchange and interest rates. These policies permit the use of financial instruments and derivatives to manage these risks. No speculative use of derivatives, currency or other instruments is permitted.

Exchange rate risk

The Group operations trade largely in their functional currencies. The Group regularly considers the use of financial instruments to manage its exposure to exchange rate fluctuations, however no such instruments or arrangements were in place during the year ended 30 September 2006. At the balance sheet date, the Group’s monetary assets and liabilities were expressed in the following currencies:

	Group
	2006	2005
	£000	£000
Assets
Sterling	1,331	1,706
US dollars	35	25
South African rand	922	496
	2,288	2,227

	2006	2005
	£000	£000
Liabilities
Sterling	1,671	2,585
US dollars	1	2
South African rand	29	30
	1,701	2,617

Interest rate profile of financial assets and liabilities

The Group’s financial assets comprise cash at bank and on deposit.

The sterling assets receive interest based on rates ruling in the London inter-bank market.

Interest on the KBC Bank facility is noted above.

Interest on the Seravac mortgage is at the South African Prime lending rate less 1%. At 30 September 2006, the Prime lending rate was 11.5%.

At 30 September 2006 the Group had floating rate financial liabilities amounting to £42,000 (2005: £46,000). The Group has a year end fixed rate liability of £1,643,000 (2005: £2,571,000) relating to loans and finance lease obligations. Loans of £16,000 are interest free.

19 Employee benefits

Defined contribution plans

The Group operates defined contribution retirement benefit plans for all qualifying employees. The assets of the scheme are held separately from those of the Group. No contributions (2005: £nil) were outstanding at the end of the year. The charge to the profit and loss account representing the contribution payable by the Group was £185,000 (2005: £177,000).

Post employment medical aid obligation

Seravac Biotech (Proprietary) Limited provided post employment medical aid benefits to seven retired former employees. During 2006 sums were paid to the former employees in full and final settlement of the Group’s obligations.

	30 September 2006	30 September 2005
	£000	£000
Present value of post employment medical scheme liability	—	122
Related deferred tax asset	—	(35)
	—	87

Equity compensation benefits

The Group has established a number of share option programmes for employees. Details of these schemes are set out in note 16.

20 Trade and other payables

	2006	2005
	£000	£000
Non-current liabilities
Accruals and deferred income	37	41

	2006	2005
	£000	£000
Current liabilities
Trade creditors	541	524
Other creditors including tax and social security	227	237
Accruals and deferred income	941	531
	1,709	1,292

Accruals and deferred income included within creditors falling due after more than one year include deferred development grants of £37,000 (2005: £41,000).

21 Provisions

	2006	2005
	£000	£000
Onerous contracts
At beginning of the year	393	400
Transfer to accruals	(207)	—
Payments made	(87)	(47)
Income statement	236	40
At end of year	335	393
Current	152	297
Non-current	183	96
	335	393

Onerous contracts

The Group is the head leaseholder on two properties in Harrow and Sandy, both of which are currently surplus to the Group’s requirements.

The property in Harrow has an annual rental of £98,500 and is partly sublet. Provisions have been made for the difference between the rental expense and the rental income. The lease on this property terminates in 2008.

On 18 October 1999 the Group assigned its leasehold property at Sandy to a third party. In November 2004 the third party entered administration. The landlord of the property alleges that the Group has ongoing responsibilities under the head lease for rent and dilapidations. The lease terminates in 2019. The rental cost of the property is currently £135,000 per annum plus VAT. The Group, having taken legal advice, is disputing these claims however has prudently accrued for costs of past rentals and made provisions for the potential future costs of rental.

22 Operating leases

Future minimum payments under non-cancellable operating leases are as follows:

	2006	2005	2006	2006
	Land and	Land and	Plant and	Plant and
	buildings	buildings	equipment	equipment
	£000	£000	£000	£000
Group
Operating leases which expire:
Less than one year	16	20	12	9
Between one and five years	48	115	10	11
More than five years	—	—	19	5
	64	135	41	25

Ongoing annual payments and contingencies in respect of onerous contracts are set out in note 21.

23 Reconciliation of net cash flow to movement in net debt

	2006	2005
	£000	£000
Increase in cash in the year	61	1,184
Movement in borrowings	916	1,792
Amortisation of debt issue costs	(124)	(49)
Change in net funds resulting from cash flows	853	2,927
Net debt at beginning of year	(172)	(3,099)
Net funds/(debt) at end of year	681	(172)

Analysis of net funds/(debt)

	Cash and cash	Within	After more
	equivalents	one year	than one year	Total
	£000	£000	£000	£000
At 1 October 2005	2,227	(416)	(1,983)	(172)
Cash flow	61	(10)	802	853
At 30 September 2006	2,288	(426)	(1,181)	681

24 Capital commitments

The Company and its subsidiaries have authorised and contracted capital expenditure of £256,000 at 30 September2006 (2005: £405,000). Commitments relating to investments are referred to in note 10.

25 Related party transactions

The Group’s ultimate parent company is Theratase plc.

Subsidiaries

The principal companies in which the Group has an interest are as follows:

		% ordinary	% ordinary
		shares owned	shares owned
Name	Nature of business	by parent company	by subsidiary undertakings
Subsidiary undertakings (incorporated in Great Britain unless stated)
Biozyme Holdings Limited	Holding company	100
Biozyme Laboratories Limited	Enzyme production and sales		100
Biozyme Laboratories International Limited	Enzyme sales and management		100
Seravac Biotech (Proprietary) Limited (South Africa)	Enzyme production and sales	100
Seravac USA Inc (California)	Enzyme sales and management		100

Joint venture
Applet MBJ AB (Sweden)	Research and development	47.5

There have been no transactions between the Group and Applet in either 2006 or 2005.

Trade investment
AM-Pharma Holding BV (Netherlands)	Research and development	8.6

Transactions with key management personnel

The remuneration and interests of directors (being those regarded as key management personnel) in the ordinary shares of the Company are set out on pages 25 and 26 of the financial statements.

26 Conversion to International Financial Reporting Standards

Details of the restatements made to the opening balances at 1 October 2004, and to the financial statements for the year to 30 September 2005 are set out below.

Principal areas of impact

The areas of impact for Theratase are discussed below:

Goodwill

In accordance with IFRS 3: “Business Combinations”, goodwill previously capitalised is no longer amortised. As required by IAS 21: “The Effects of Changes in Foreign Exchange Rates”, this goodwill has been treated as an asset of the business acquired and redenominated into the functional currency of the group entity it relates to. There is no change to goodwill on earlier acquisitions, which remains written off directly to reserves.

Income taxes

A deferred tax asset has been recognised in relation to Seravac’s post retirement medical benefits in accordance with IAS 12: “Income Taxes”.

Employee benefits

In accordance with IAS 19: “Employee benefits” a holiday pay accrual has been recognised.

In accordance with transitional arrangements in IFRS 2: “Share-based Payment”, no expense is recorded for equity settled options granted prior to November 2002. Previously a charge to profit was made in accordance with UK GAAP in relation to the Group’s long termincentive plan based upon the intrinsic value of the option. IFRS 2 requires the Group to calculate the charge based on the fair value of the option, and to include the effect of the Group’s SAYE share scheme. The calculation of fair value has been carried out by an independent consultant using a binomial option pricing model.

Dividends

Under UK GAAP, dividends were included as a liability in the year in relation to which they were proposed. IAS 10: “Events after the Balance Sheet Date” requires that interim dividends are not recognised until they are paid and final dividends when they are approved. A Board decision to pay a dividend is not in itself sufficient to create the liability.

Reclassifications

In addition to the above adjustments which impact on total equity, a number of reclassifications have been made to meet the presentational requirements under IFRS. These include:

the creation of a foreign exchange translation reserve for gains and losses arising after 1 October 2004;

the transfer of onerous lease accruals to provisions;

the transfer of employee post retirement benefits to employee benefits in non-current liabilities; and

the transfer of day-to-day foreign exchange gains and losses to financial income or expenses within the income statement.

IAS 32 and IAS 39

The adoption of IAS 32 and IAS 39 on 1 October 2005 had no effect.

Opening Consolidated Balance Sheet

at 1 October 2004

	As published	Goodwill	Deferred tax	Employee benefits	Dividends	Reclassification	IFRS restated
	£000	£000	£000	£000	£000	£000	£000
Assets
Non-current assets
Property, plant and equipment	2,051	—	—	—	—	—	2,051
Intangible assets	2,661	(9)	—	—	—	—	2,652
Investment in joint venture	78	—	—	—	—	—	78
Deferred tax assets	—	—	34	—	—	—	34
	4,790	(9)	34	—	—	—	4,815
Current assets
Inventories	2,923	—	—	—	—	—	2,923
Income tax receivable	45	—	—	—	—	—	45
Trade and other receivables	2,247	—	—	—	—	—	2,247
Cash and cash equivalents	1,088	—	—	—	—	—	1,088
	6,303	—	—	—	—	—	6,303
Total assets	11,093	(9)	34	—	—	—	11,118
Equity
Capital and reserves attributable to the equity holders of the parent
Share capital	1,797	—	—	—	—	—	1,797
Share premium	3,495	—	—	—	—	—	3,495
Other reserves	1,371	—	—	—	—	—	1,371
Foreign exchange translation	—	—	—	—	—	—	—
Retained earnings	(1,897)	(9)	34	(17)	—	—	(1,889)
	4,766	(9)	34	(17)	—	—	4,774
Liabilities
Non-current liabilities
Borrowings	2,874	—	—	—	—	—	2,874
Employee benefits	—	—	—	—	—	117	117
Trade and other payables	195	—	—	—	—	(146)	49
Provisions	117	—	—	—	—	29	146
Deferred tax liabilities	56	—	—	—	—	—	56
	3,242	—	—	—	—	—	3,242
Current liabilities
Borrowings	1,268	—	—	—	—	—	1,268
Bank overdraft	45	—	—	—	—	—	45
Trade and other payables	1,442	—	—	17	—	(254)	1,205
Current income tax liabilities	330	—	—	—	—	—	330
Dividends	—	—	—	—	—	—	—
Provisions	—	—	—	—	—	254	254
	3,085	—	—	17	—	—	3,102
Total liabilities	6,327	—	—	17	—	—	6,344
Total equity and liabilities	11,093	(9)	34	—	—	—	11,118

Consolidated Income Statement

for the year ended 30 September 2005

	As published	Goodwill	Deferred tax	Employee benefits	Reclassification	IFRS restated
	£000	£000	£000	£000	£000	£000
Revenue	11,021	—	—	—	—	11,021
Cost of sales	(5,219)	—	—	—	—	(5,219)
Gross profit	5,802	—	—	—	—	5,802
Administrative expenses	(3,003)	—	—	(3)	(45)	(3,051)
Amortisation of intangibles	(136)	136	—	—	—	—
Operating profit	2,663	136	—	(3)	(45)	2,751
Financial income	55	—	—	—	45	100
Financial expenses	(361)	—	—	—	—	(361)
Profit before share of equity accounted investments and taxation	2,357	136	—	(3)	—	2,490
Share of losses of joint venture	(45)	—	—	—	—	(45)
Profit before tax	2,312	136	—	(3)	—	2,445
Tax on profit	(730)	—	1	—	—	(729)
Profit for the period	1,582	136	1	(3)	—	1,716

Consolidated Balance Sheet

at 30 September 2005

	As published	Goodwill	Deferred tax	Employee benefits	Dividends	Reclassification	IFRS restated
	£000	£000	£000	£000	£000	£000	£000
Assets
Non-current assets
Property, plant and equipment	1,972	—	—	—	—	—	1,972
Intangible assets	2,525	221	—	—	—	—	2,746
Investment in joint venture	33	—	—	—	—	—	33
Deferred tax assets	—	—	35	—	—	—	35
	4,530	221	35	—	—	—	4,786
Current assets
Inventories	2,407	—	—	—	—	—	2,407
Income tax receivable	54	—	—	—	—	—	54
Trade and other receivables	2,027	—	—	—	—	—	2,027
Cash and cash equivalents	2,227	—	—	—	—	—	2,227
	6,715	—	—	—	—	—	6,715
Total assets	11,245	221	35	—	—	—	11,501
Equity
Capital and reserves attributable to the equity holders of the parent
Share capital	1,799	—	—	—	—	—	1,799
Share premium	3,524	—	—	—	—	—	3,524
Other reserves	1,371	—	—	—	—	—	1,371
Foreign exchange translation	—	94	—	—	—	106	200
Retained earnings	(514)	127	35	(15)	180	(106)	(293)
	6,180	221	35	(15)	180	—	6,601
Liabilities
Non-current liabilities
Borrowings	1,983	—	—	—	—	—	1,983
Employee benefits	—	—	—	—	—	122	122
Trade and other payables	137	—	—	—	—	(96)	41
Provisions	122	—	—	—	—	(26)	96
Deferred tax liabilities	81	—	—	—	—	—	81
	2,323	—	—	—	—	—	2,323
Current liabilities
Borrowings	416	—	—	—	—	—	416
Bank overdraft	—	—	—	—	—	—	—
Trade and other payables	1,574	—	—	15	—	(297)	1,292
Current income tax liabilities	572	—	—	—	—	—	572
Dividends	180	—	—	—	(180)	—	—
Provisions	—	—	—	—	—	297	297
	2,742	—	—	15	(180)	—	2,577
Total liabilities	5,065	—	—	15	(180)	—	4,900
Total liabilities and equity	11,245	221	35	—	—	—	11,501

Company Only Balance Sheet

at 30 September 2006

		2006		2005 (as restated)
	Notes	£000	£000	£000	£000
Fixed assets
Investments	C3
Other investments			12,544		13,656
Investment in joint venture
Share of gross assets		6		36
Share of gross liabilities		(70)		(70)
		(64)		(34)
Loan to joint venture		64		67
			—		33
			12,544		13,689
Current assets
Debtors	C4	17,122		15,549
Cash at bank and in hand		317		550
		17,439		16,099
Creditors: amounts falling due within one year	C5	(21,676)		(21,456)
Net current liabilities			(4,237)		(5,357)
Total assets less current liabilities			8,307		8,332

Creditors: amounts falling due after more than one year	C6		(1,300)		(1,973)
Net assets			7,007		6,359
Capital and reserves
Called up share capital	C8		1,814		1,799
Share premium account	C9		3,585		3,524
Capital redemption reserve	C9		815		815
Profit and loss account	C9		793		221
Shareholders’ funds			7,007		6,359

These financial statements were approved by the Board of Directors on 11 December 2006 and were signed on its behalf by:

J Chesham

Director

Notes to the Company Only Financial Statements

C1 Accounting policies

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Company’s financial statements.

The Company has adopted FRS 20 “Share Based Payments”, FRS 21 “Events After the Balance Sheet Date”, FRS 23 “Effects of Changes in Foreign Exchange Rates”, FRS 26 “Financial Instruments: Measurement” and FRS 28 “Corresponding Amounts”. The adoption of these standards represents a change in accounting policy and where there is a financial impact the comparative figures have been restated accordingly.

In accordance with FRS 21 dividends paid are now shown as a movement in equity in the period in which they are paid. The comparative period has therefore been restated accordingly for both dividends paid and also for dividends received from subsidiaries.

In accordance with the provisions of FRS 23 all exchange differences arising on the retranslation of monetary assets and liabilities are posted directly to the profit and loss account in the books of the parent company. Prior to the introduction of FRS 23 and after 1 October 2004, exchange differences were not recognised in respect of monetary items which were regarded as of a permanent funding nature or quasi equity and included within investments. Applying the principles of FRS 23 to 2005 would introduce an exchange gain of £148,000 in the profit and loss account of that year. Prior to 1 October 2004, no loans to Group undertakings were classified within investments.

The introduction of FRS 20 has had no effect on the comparative charge in the profit and loss account.

The summarised impact of these prior year adjustments is as follows:

Balance sheet

Shareholders’
funds
£000
At 30 September 2005
As previously reported	8,231
Dividends received and paid restatement	(2,020)
Restatement of exchange differences	148
Employee share schemes	—
As restated	6,359

Profit and loss account

Retained
earnings
£000
Year ended 30 September 2005
As previously reported	2,093
Dividends received and paid restatement	(2,020)
Restatement of exchange differences	148
Employee share schemes	—
221

Basis of preparation

The financial statements have been prepared under the historical cost accounting rules. The financial statements have also been prepared in accordance with applicable UK accounting standards.

Under FRS 1, the Company is exempt from the requirement to prepare a cash flow statement on the grounds that the Company is included in its own published consolidated financial statements.

The Company has taken advantage of the exemptions contained within FRS8 Related Party “Transactions” and has not disclosed transactions or balances with entities which form part of the Group.

Subsidiary undertakings

Investments in subsidiary undertakings are stated at cost less any provisions for diminution in value. Where the consideration for the acquisition of subsidiary undertakings includes shares of the Company to which the merger relief provisions of Section 131 of the Companies Act 1985 apply, cost represents the nominal value of such shares together with the fair value of any other consideration given and expenses incurred.

In accordance with Section 230(4) of the Companies Act 1985 Theratase plc is exempt from the requirement to present its own profit and loss account. The retained profit for the year of Theratase plc is setout in note C9 to the financial statements.

Investments

Investments are subject to an annual impairment review.

Debt issue costs

In accordance with FRS 25 the separately identifiable costs arising on the issue of debt instruments are capitalised and disclosed within creditors as a deduction from the related debt. Issue costs are amortised over the life of the debt instruments they relate to and the associated charge to the profit and loss account is included as an interest expense.

Pension costs

The Company operates defined contribution pension schemes. The amount charged against profits represents the contributions payable to the scheme in respect of the accounting period. The assets of the schemes are held separately from those of the Company.

Taxation

The charge for taxation is based on the result for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19.

Employee share schemes

The fair value of options granted is recognised as an expense together with a corresponding increase in equity. The fair value is recognised at grant date and spread over the period employees become unconditionally entitled to the option. Fair value is based on market value using a binomial option-pricing model. Non market vesting conditions are included in the assumption concerning the number of options that are expected to become exercisable. At each balance sheet date, the Company revises its estimate of the number of options that are expected to vest for changes in non market conditions. The Company has taken advantage of the transitional provisions of FRS 20 in respect of equity settled awards and has applied FRS 20 only to equity settled awards granted after 7 November 2002.

Foreign currencies

The functional currency of the Company is sterling. Transactions denominated in foreign currencies are translated into sterling at the rate of exchange on the day the transaction occurs. Monetary assets and liabilities, which are denominated in a foreign currency, are translated at the rate of exchange ruling at the balance sheet date, and the gains and losses on translation are included in the profit and loss account.

Dividends

Dividends unpaid at the balance sheet date are only recognised as a liability at that date to the extent that they are appropriately authorised and are no longer at the discretion of the Company. Unpaid dividends that do not meet these criteria are disclosed in the notes to the financial statements.

C2 Staff numbers and costs

The average number of persons employed by the Company (including those Executive Directors paid mainly by the Company) during the year was as follows:

	Number of employees
	2006	2005
Administration	4	4

Their aggregate remuneration comprised:

	2006	2005
	£000	£000
Wages and salaries	492	346
Social security costs	67	45
Contributions to defined contribution plans	24	21
Share based charges	91	30
	674	442

C3 Investments

2006	Trade investment	Joint venture	Shares in Group undertakings	Loans to Group undertakings	Total
	£000	£000	£000	£000	£000
Cost
At beginning of year	1,156	78	15,405	4,398	21,037
Additions	—	—	—	—	—
Foreign exchange loss	—	—	—	(1,112)	(1,112)
At end of year	1,156	78	15,405	3,286	19,925
Provisions
At beginning of year	1,156	45	6,147	—	7,348
Additions	—	33	—	—	33
At end of year	1,156	78	6,147	—	7,381
Net book value
At end of year	—	—	9,258	3,286	12,544

2005	Trade investment	Joint venture	Shares in Group undertakings	Loans to Group undertakings	Total
	£000	£000	£000	£000	£000
Cost
At beginning of year	1,016	78	15,405	—	16,499
Additions	140	—	—	162	302
Reclassification from debtors	—	—	—	4,088	4,088
Foreign exchange loss	—	—	—	148	148
At end of year	1,156	78	15,405	4,398	21,037
Provisions
At beginning of year	1,016	—	6,147	—	7,163
Additions	140	45	—	—	185
At end of year	1,156	45	6,147	—	7,348
Net book value
At end of year	—	33	9,258	4,398	13,689

Trade investment

The trade investment represents an investment in AM-Pharma Holding BV (previously PharmAAware Sepsis BV) a private company which has been established to develop therapeutics and diagnostics in the treatment of sepsis and septic shock using development of an existing product of Biozyme, as well as other products. In accordance with the agreement, and allowing for exchange adjustments, the Company has made total contributions to date of £1,156,000 which have been based upon the project achieving specified development milestones, including an accrual of £nil (2005: £15,000). The Company owns 8.62% (undiluted) of AM-Pharma Holding BV. This investment is fully impaired on the basis that future revenue streams are uncertain.

Joint venture

The joint venture represents an investment in Applet MBJ AB, a Swedish company which has been set up to develop therapeutics in the area of organ transplant rejection. The Company owns 47.5% of Applet MBJ AB and has agreed to invest 6,235,000 SEK (approximately £0.5 million) in cash in the form of subordinated shareholder loans. The first loan and the subscription for share capital amounting to 1,035,000 SEK (£78,000) was paid at completion. The remaining three loans of 800,000 SEK (£58,000); 945,000 SEK (£69,000); and 3,455,000 SEK (£252,000) are dependent on the achievement of certain milestones in the development process. At present these milestones have not been met and therefore the Company has no further liability at present. The shareholder loans are repayable immediately upon Applet having sufficient liquidity and financing of its operations. In addition the Company, through Biozyme Laboratories Limited, will supply hyaluronidase to the project on a fully costed basis.

C4 Debtors

	2006	2005
	£000	£000
Amounts receivable from group undertakings	16,809	15,382
Deferred tax asset (see note C7)	148	—
Prepayments and accrued income	165	167
	17,122	15,549

C5 Creditors: amounts falling due within one year

	2006	2005
	£000	£000
Secured bank loans	429	429
Unamortised debt costs	(45)	(49)
Trade creditors	38	51
Amounts owed to Group undertakings	20,482	20,508
Other creditors including tax and social security	36	14
Accruals and deferred income	736	503
	21,676	21,456

C6 Creditors: amounts falling due after more than one year

	2006	2005
	£000	£000
Secured bank loans	1,214	2,142
Unamortised debt costs	(49)	(169)
Accruals and deferred income	135	—
	1,300	1,973

Further details of these cured bank loans are setout in note 18.

Debt costs arising on arranging the debt facilities are being amortised over the life of the loans and as at 30 September 2006 the unamortised element amounted to £94,000 (2005: £218,000).

Liquidity

	2006	2005
	£000	£000
Borrowings due within one year
Bank loan (secured)	429	429
	429	429
Borrowings due between one and two years
Bank loan (secured)	429	429
	429	429
Borrowings due between two and five years
Bank loan (secured)	785	1,285
	785	1,285
Borrowings due after more than five years
Bank loan (secured)	—	428
	—	428
Arrangement fees netted off	(94)	(218)
Total borrowings	1,549	2,353

Treasury policy

Management

Treasury activities are managed on a Group basis under policies approved and monitored by the Board. These are designed to reduce any financial risks faced by the Company relating to movements in exchange and interest rates. These policies permit the use of financial instruments and derivatives to manage these risks. No speculative use of derivatives, currency or other instruments is permitted.

Exchange rate risk

The Company incurs exchange rate risk on intercompany transactions and long-term lendings that are denominated in currencies other than sterling. The currency primarily giving rise to this risk is the South African rand. The Company is currently considering the use of financial instruments to manage its exposure to exchange rate fluctuations, however no such instruments or arrangement were in place during the year ended 30 September 2006.

At the balance sheet date, the Company’s monetary assets and liabilities were expressed in the following currencies:

	2006	2005
	£000	£000
Assets
Sterling	306	550
South African rand	3,297	4,388
	3,603	4,938

	2006	2005
	£000	£000
Liabilities
Sterling	1,643	2,571

Interest rate profile of financial assets and liabilities

The Company’s financial assets comprise cash at bank and on deposit.

At 30 September 2006 the Company had floating rate financial liabilities amounting to £nil (2005:£nil). The Company has a year end fixed rate liabilityof£1,643,000 (2005: £2,571,000) relating to loans and finance lease obligations.

C7 Deferred tax

2006
£000
At beginning of year	—
Profit and loss account credit	148
At end of year	148

The amounts provided and unprovided for deferred tax at 30% are set out below.

	2006		2005
	Provided	Unprovided	Provided	Unprovided
	£000	£000	£000	£000
Other timing differences	148	—	—	44

C8 Called up share capital

	2006		2005
	Number	£000	Number	£000
Authorised
Ordinary shares of 5p each	45,000,000	2,250	37,105,000	1,855
Preference shares of £1 each	3,564,954	3,565	3,564,954	3,565
Allotted, called up and fully paid
Ordinary shares of 5p each	36,288,026	1,814	35,988,026	1,799

	Number of Ordinary	Number of Preference
	shares	shares
At beginning of the year	35,988,026	—
Exercise of share options	300,000	—
At end of year	36,288,026	—

C9 Share premium and reserves

2006	Shares Premium account	Profit and loss account	Capital redemption reserve
	£000	£000	£000
Balance at beginning of year as previously reported	3,524	2,093	815
Prior year adjustments
Dividends received and paid restatement	—	(2,020)	—
Restatement of exchange differences	—	148	—
Employee share schemes	—	—	—
As restated	3,524	221	815
Exercise of share options	61	—	—
Retained profit for year	—	838	—
Share option credit	—	92	—
Dividends proposed on ordinary shares	—	(358)	—
At end of year	3,585	793	815

2005	Shares Premium account	Profit and loss account	Capital redemption reserve
	£000	£000	£000
Balance at beginning of year as previously reported	3,495	1,066	815
Prior year adjustments
Dividends received restatement	—	(1,500)	—
Restatement of exchange differences	—	—	—
Employee share schemes	—	—	—
As restated	3,495	(434)	815
Reduction in expenses of share issue in prior year	25	—	—
Exercise of share options	4	—	—
Retained profit for year	—	780	—
Own shares help by ESOP	—	(150)	—
Share option credit	—	25	—
At end of year	3,524	221	815

C10 Dividends

The aggregate amount of dividends comprises:

	2006	2005
	£000	£000
Final dividends paid in respect of prior year but not recognised as liabilities in that year	178	—
Interim dividends paid in respect of the current year	180	—
Aggregate amount of dividends paid in the financial year	358	—

C11 Capital commitments

The Company has authorised and contracted capital expenditureof £nil at 30 September 2006 (2005: £nil). Commitments relating to investments are referred to in note C3.

Directors’ Remuneration Report

This report has been prepared in accordance with the requirements of the Directors’ Remuneration Report Regulations 2002 concerning disclosure of Directors’ remuneration. The report also meets the relevant requirements of the Listing Rules of the Financial Services Authority and describes how the Board has applied the Principles of Good Governance relating to Directors’ remuneration. As required by the Regulations, Resolution 6 to approve the report will be proposed at the Annual General Meeting of the Company.

The Regulations require the auditors to report to the Company’s members on part of the Directors’ Remuneration Report and to state whether in their opinion that part of the report has been properly prepared in accordance with the Companies Act 1985 (as amended by the Regulations). This report has therefore been divided into separate sections for audited and unaudited information.

Unaudited information

The Remuneration Committee (the “Committee”)

The members of the Committee are Mr Percival and Dr Aikman, both independent Non-Executive Directors. Mr Percival is also Chairman of the Board. The main responsibilities of the Committee are set out on page 19.

The Executive Directors are responsible for the remuneration of the Non-Executive Directors, including the Chairman.

The Committee has not appointed nor sought advice from any consultants to advise on remuneration issues, however legal advice on such matters has been provided to the Committee during the period. The Committee takes into consideration the Executive Directors’ Remuneration in Techmark Companies Report in determining appropriate levels of remuneration.

The Committee consults the Chief Executive concerning the remuneration of the other Executive Directors and senior Group employees and the Chief Executive is invited to attend the Committee’s meetings but is not present when his own remuneration is discussed.

Remuneration policy

In forming the Group’s policy on remuneration the Board has given, and will continue to give full consideration to the guidelines for dealing with the design of performance-related remuneration.

The objectives of the remuneration policy for Executive Directors are that:

The Directors’ remuneration should be consistent with the compensation of Directors holding comparable positions in other companies, but being aware of the relative performances of those companies.

The policy should align the interests of the Directors with those of shareholders through the use of performance driven cash based awards and share incentive schemes in addition to base salary and benefits.

The policy should attract, retain, and motivate Directors of the quality required for the continued business while avoiding remunerating those Directors more than is necessary.

Performance targets should be challenging.

The details of each element of remuneration should be clear and easily understood.

The components of the remuneration of the Executive Directors are as follows:

Base salary

Individual base salaries are reviewed annually by the Committee, taking into account a number of factors, including individual performance, responsibility changes, and the Company performance. Base salary is also determined with reference to an appropriate comparator of group companies which is reviewed annually. In this respect specific reference to base salary alignment is made to the Executive Directors’ Remuneration in Techmark Companies Report. Factors taken into account for comparison purposes include company type and sector and measurement of company size by market capitalisation and turnover.

Short term incentives – Performance bonus

The Executive Directors are entitled to an annual discretionary bonus under the Executive Directors’ Bonus Scheme. The annual bonus is set at a percentage of base salary on a sliding scale. Bonuses are earned on the achievement of profit before tax based on forecast adjusted if appropriate for non-recurring items. For each 1% of profit achieved above 90% of forecast, the Executive Directors are entitled to receive a discretionary bonus of a percentage of base salary, up to a maximum of 50% of base salary, based on a sliding scale. The Remuneration Committee determined to award the Executive Directors with a bonus under this scheme during the year of 50%.

The Chief Executive, under his service contract, is entitled to an annual performance bonus of between 5 and 10% of his base salary, subject to his meeting and exceeding agreed profit targets for the business. The Executive Bonus Scheme outlined above fulfils this requirement.

Share incentive schemes

The Company operates the following share incentive schemes:

(i) Theratase plc Long Term Incentive Plan (“LTIP”)

The LTIP was approved by shareholders on 3 March 2005. The design of the LTIP is intended to ensure that the interests of senior executives and shareholders are brought more closely into line over the medium to long term and incorporates challenging performance targets.

An employee (including an Executive Director) may be granted awards. Awards may be granted during the six weeks following the announcement of the Company’s interim or final results. An award consists of either a nil cost option or an allocation (which is a conditional right to acquire shares in the Company). Awards can only vest after a period of at least three years if and to the extent that the performance condition is satisfied.

A performance condition applies to all awards. The Committee may impose different performance conditions for each award but will only do so if the condition is no less demanding than the condition applying to the initial award. The first awards were granted shortly after the AGM in March 2005. The performance condition which applied to these awards related to the Company’s Total Shareholder Return (“TSR”). The Company’s TSR will be compared with the TSR of each of the other companies constituting the Techmark Mediscience Index of the FTSE All Share Index over the three financial years ending 30 September 2007 and will require the Company’s TSR to be at the median or better before any awards vest.

The value of shares subject to awards granted in any financial year may not exceed 200% of a participant’s basic salary (excluding benefits in kind) expressed as an annual rate.

No awards have been granted during the year.

(ii) Theratase plc Savings Related Share Option Plan (“UK SAYE”)

The UK SAYE was approved by shareholders on 3 March 2005 and has been approved by the Inland Revenue. Under the UK SAYE, UK employees are granted an option to acquire ordinary shares at a price determined shortly before invitations to apply for the options are issued and over the number of shares that can be acquired using the proceeds of a related savings contract. The option price may be set at a discount (up to 20%) to the market value of the ordinary shares at that time. Employees are required to save monthly through a contractual savings arrangement over a period of either three or five years. A tax free bonus is payable on completion of the relevant savings contract. At the end of the savings period, the employee may exercise the option using the savings contributions and bonus or have the savings and bonus repaid. Employees who save for a period of five years may leave their savings with the savings carrier for a further two years, at which point an enhanced bonus is payable.

Employees who have been employed for a minimum period (not exceeding five years) are entitled to participate in the UK SAYE. The Board may issue invitations in the six week period after the date on which the Company releases its results for any financial period. The maximum amount any employee may save monthly is £250. Savings contributions made by employees are held by a third party.

No UK SAYE options were granted during the year.

(iii) Theratase plc International Savings Related Share Option Plan (the “International SAYE”)

The International SAYE was approved by shareholders on 3 March 2005 and operates on the same basis as the UK SAYE but is intended to be used to grant options, in conjunction with a savings contract to employees outside the UK. The principal terms of the International SAYE are similar to the UK SAYE.

No International SAYE options were granted during the year.

Employee Share Ownership Plan Trust (“ESOP”)

The ESOP was approved by shareholders on 3 March 2005. The ESOP will operate in conjunction with the LTIP and the SAYE Plans and will be able to buy shares in the market or subscribe for shares, subject to certain limits, and transfer shares to participants to fulfil SAYE options and LTIP awards.

Benefits

In addition to their pension provisions described below, the Chief Executive and the Finance Director, and until her resignation the Administration Director are entitled to life assurance at three times annual salary and private medical insurance. All Executive Directors are entitled to a company car or a car allowance.

Pension arrangements

The Chief Executive has a personal pension to which the Company contributes 12% of base salary. Both the Finance Director and until her resignation the Administration Director are members of the Theratase plc Pension Scheme to which the Company contributes 12% of base salary Mr de Kock as Executive Chairman of Seravac has a personal provident fund scheme to which Seravac contributes 13.25% of his salary as part of his cost to the company.

Pensionable earnings do not include elements of remuneration other than salary.

Directors’ service contracts

Executive Directors each have a service contract of indefinite duration until normal retirement age. It is the Company’s policy that Executive Directors’ service contracts should incorporate no more than one year’s notice of termination from the Company, in line with current best practice. None of the Directors’ service contracts have a provision for compensation for loss of office or wrongful termination upon change of control beyond payment in lieu of contractual notice.

The Committee’s policy for provision for compensation for loss of office is to provide compensation which reflects the Company’s contractual obligations.

The Committee allow the Executive Directors to accept Non-Executive Director appointments with other companies. Any appointment is subject to Board approval. The Committee is of the view that suitable appointments benefit the Comp any and may broaden the Director’s perspective.

The Chief Executive’s service agreement dated 8 February 1999 is terminable upon either Dr Chesham or the Company giving to the other party not less than 12 months’ written notice. The Finance Director’s service agreement dated 5 August 1999 is terminable upon either Mr Anderson or the Company giving to the other party not less than three months’ written notice. Mr de Kock’s service agreement dated 3 October 2005 is terminable upon either Mr de Kock or the Company giving to the other party not less than three months’ written notice.

Mr de Kock is also employed by Seravac Biotech (Proprietary) Limited (“Seravac”) as Executive Chairman. Under the terms of his employment contract, dated 6 April 2004, he is entitled to become a member of any pension fund, group life and medical aid fund or scheme established by or for the benefit of the employees of Seravac. His Seravac contract of employment is terminable upon either Mr de Kock or Seravac giving to the other party not less than three months written notice.

Non-Executive Directors

The remuneration of Non-Executive Directors is determined by the Board, in which matter the Non-Executive Directors play no part. The Board takes into account the Independent Director Survey published by Independent Remuneration Solutions in considering the Non-Executive Directors’ remuneration. The Non-Executive Directors do not participate in any Company share incentive schemes, performance payments or pension plans. Mr Percival and Dr Aikman each have letters of appointment for a period of one year and are paid directors’ fees and expenses. Dr Aikman, in addition to his Non-Executive Director’s fee and outside of his duties as a Director may, at the Board’s sole discretion, be engaged as a consultant from time to time for which he is paid a daily rate.

Audited information

Full details of the Director’s remuneration, interests in the ordinary shares of the Company together with nil cost options or allocations granted are set out below:

Remuneration details

	2006
	Basic salary/fees	Benefits in kind	Performance payments	Total	Total	Pension	Pension
	£000	£000	£000	£000	£000	£000	£000
Executive
J Chesham	156	8	76	240	196	19	15
C D Anderson	116	7	52	175	138	15	10
J B Rooke	51	5	—	56	115	6	9
J F de Kock	61	—	29	90	73	—	2
Non-executive
P C Percival	33	—	—	33	31	—	—
A A Aikman	24	—	—	24	20	—	—
Total	441	20	157	618	573	40	36

The Directors held the following interests in the ordinary shares of the Company during the year:

	Ordinary shares 30 September 2006	Ordinary shares 30 September 2005
J F de Kock	625,000	1,209,150
P C Percival	116,666	116,666
C D Anderson	90,501	90,501
J Chesham	74,440	74,440
A A Aikman	23,333	23,333

As described on page 18, the interests of J F de Kockare non-beneficial. This interest and the shares held by KBC Peel Hunt Limited in connection with it were reduced by sales of ordinary shares of 59,150 on 10 January 2006 at a price of 46p; a further 100,000 on 10 January 2006 at 46.5p; 125,000 on 11 January 2006 at 46p; and 300,000 on 8 February 2006 at 39p.

At 30 September 2006 the interests of the Directors in options over ordinary shares are as follows:

Director	Number of options at 1 October 2005	Number of options at 30 September 2006	Date of grant	Price	Exercise dates
J Chesham	600,000	600,000	23 May 2000	25.5p	23 May 2001–23 May 2007
	200,000	200,000	28 January 2002	66p	28 January 2003–28 January 2009
	384,736	384,736	14 June 2005	0p	14 June 2008–14 June 2015
C D Anderson	280,000	280,000	23 May 2000	25.5p	23 May 2001–23 May 2007
	100,000	100,000	28 January 2002	66p	28 January 2003–28 January 2009
	224,430	224,430	14 June 2005	0p	14 June 2008–14 June 2015
J F de Kock	29,722	29,722	10 May 2005	30.8p	10 May 2008–10 November 2008
	192,369	192,369	14 June 2005	0p	14 June 2008–14 June 2015

The options granted on 14 June 2005 have performance criteria attached inaccordance with the Theratase Long Term Incentive Plan. The options granted on 10 May 2005 are granted in accordance with the Theratase International Save as You Earn Scheme.

Share options are awarded at the discretion of the Remuneration Committee.

No Directors exercised share options during the year. J Rooke exercised 300,000 share options after the date of her resignation as a Director.

There were no changes in Directors’ interests in shares or options between the end of the financial year and the date of approval of these financial statements.

The middle market quotation for ordinary shares of 5p each in the Company at the close of business on 30 September 2006 was 48.5p. The high and low middle market quotations for the year ended 30 September 2006 were 55.5p and 31p respectively.

In accordance with the Directors’ Remuneration Regulations 2002, the tables setting out the Directors’ remuneration, share options and pensions contained within the report have been audited; the statements of policy have not been audited.

Total Shareholder Return (TSR)

The graph below, which has not been audited, shows the Company’s TSR for each of the last five financial periods ended 30 September 2006, together with, for general comparison, the FTSE Fledgling and FTSE Techmark Mediscience Index. These indices have been chosen as they are considered to be the most appropriate comparator groups available for the Company. The FTSE Techmark Mediscience index was initiated on 1 November 2001 and this date has been used as the starting point for comparison purposes. TSR has been calculated by reference to the relevant share price for each constituent company assuming ordinary dividends are reinvested.

This report was approved by the Board on 11 December 2006.

A A Aikman

Chairman of the Remuneration Committee

PART B: FINANCIAL INFORMATION ON THERATASE

FOR THE YEAR ENDED 30TH SEPTEMBER 2005

Independent Auditors’ Report to the Members of Theratase plc

We have audited the financial statements on pages 27 to 49. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

This report is made solely to the Company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of Directors and auditors

The Directors are responsible for preparing the Annual Report and the Directors’ Remuneration Report. As described on page 25, this includes responsibility for preparing the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by statute, the Auditing Practices Board, the Listing Rules of the Financial Services Authority, and by our profession’s ethical guidance.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the Directors’ Remuneration Report to be audited have been prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and transactions with the Group is not disclosed.

We review whether the Corporate Governance statement on pages 16 to 19 reflects the Company’s compliance with the nine provisions of the 2003 FRC Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report, including the corporate governance statement, and the unaudited part of the Directors Remuneration Report, and consider whether it is consistent with the audited financial statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Directors’ Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Directors’ Remuneration Report to be audited.

Opinion

In our opinion:

•             the financial statements give a true and fair view of the state of affairs of the Company and the Group as at 30 September 2005 and of the profit of the Group for the year then ended; and

•             the financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985.

KPMG Audit Plc

Chartered Accountants

Registered Auditor

Birmingham

9 December 2005

Consolidated Profit and Loss Account

for the year ended 30 September 2005

	Note	2005		2004
		£000		£000
Turnover – continuing operations	2	11,021		8,275
Cost of sales	3	(5,219)		(4,171)
Gross profit	3	5,802		4,104
Administrative expenses	3	(3,139)		(2,357)
Operating profit	3	2,663		1,747
Share of losses of joint venture	12	(45)		(2)
Profit on ordinary activities before interest		2,618		1,745
Net interest payable	4	(306)		(223)
Profit on ordinary activities before taxation	7	2,312		1,522
Tax on profit on ordinary activities	8	(730)		(455)
Profit for the financial year		1,582		1,067
Dividends proposed on non-equity shares	18	—		(16)
Additional finance costs of non-equity shares	18	—		(121)
Profit for the financial year attributable to ordinary shareholders		1,582		930
Dividends proposed on ordinary shares	18	(180)		—
Retained profit		1,402		930
Earnings per ordinary share	9	4.41	p	3.02	p
Adjusted earnings per ordinary share	9	5.30	p	3.23	p
Diluted earnings per ordinary share	9	4.31	p	2.95	p

There are no material differences between the results as disclosed in the profit and loss account and the result on an unmodified historical cost basis and therefore no separate note has been presented.

Consolidated Statement of Total Recognised Gains and Losses

for the year ended 30 September 2005

	2005	2004
	£000	£000
Profit for the financial year	1,582	1,067
Exchange adjustments on retranslation of overseas net assets	106	2
	1,688	1,069

Reconciliation of Movement in Consolidated Shareholders’ Funds

for the year ended 30 September 2005

	2005	2004
	£000	£000
Profit for the financial year	1,582	1,067

Issue of ordinary shares net of expenses	—	4,502
Reduction in expenses of share issue in prior year	25	—
Exercise of share options	6	4
Dividends on ordinary shares	(180)	—
Dividends on non-equity shares	—	(16)
Redemption of preference shares	—	(3,321)
Own shares held by ESOP	(150)	—
Share option credit	25	—
Exchange adjustments on retranslation of overseas net assets	106	2
Net increase in shareholders’ funds for the year	1,414	2,238
Shareholders’ funds at beginning of year	4,766	2,528
Shareholders’ funds at end of year	6,180	4,766

Consolidated Balance Sheet

at 30 September 2005

		2005		2004
	Note	£000	£000	£000	£000
Fixed assets
Intangible assets – goodwill	10		2,525		2,661
Tangible assets	11		1,972		2,051
Investment in joint venture	12
Share of gross assets		36		76
Share of gross liabilities		(70)		(76)
		(34)		—
Loan to joint venture		67		78
			33	78
			4,530	4,790
Current assets
Stocks	13	2,407		2,923
Debtors	14	2,081		2,292
Cash at bank and in hand		2,227		1,088
		6,715		6,303

Creditors: amounts falling due within one year	15	(2,791)		(3,085)
Net current assets			3,924		3,218
Total assets less current liabilities			8,454		8,008

Creditors: amounts falling due after more than one year	16		(2,071)		(3,069)
Provisions for liabilities and charges	17		(203)		(173)
Net assets			6,180		4,766
Capital and reserves
Called up share capital	19		1,799		1,797
Share premium account	20		3,524		3,495
Merger reserve	20		556		556
Capital redemption reserve	20		815		815
Profit and loss account	20		(514)		(1,897)
Shareholders’ funds			6,180		4,766

These financial statements were approved by the Board of Directors on 9 December 2005 and were signed on its behalf by:

J Chesham

Director

Company Balance Sheet

at 30 September 2005

		2005		2004
	Note	£ 000	£ 000	£ 000	£ 000
Fixed assets
Investments	12
Other investments			13,508		9,258
Investment in joint venture
Share of gross assets		36		76
Share of gross liabilities		(70)		(76)
		(34)		—
Loan to joint venture		67		78
			33		78
			13,541		9,336
Current assets
Debtors	14	17,749		19,897
Cash at bank and in hand		550		—
		18,299		19,897
Creditors: amounts falling due within one year	15	(21,685)		(19,756)
Net current (liabilities)/assets			(3,386)		141
Total assets less current liabilities			10,155		9,477

Creditors: amounts falling due after more than one year	16		(1,924)		(2,304)
Net assets			8,231		7,173
Capital and reserves
Called up share capital	19		1,799		1,797
Share premium account	20		3,524		3,495
Capital redemption reserve	20		815		815
Profit and loss account	20		2,093		1,066
Shareholders’ funds			8,231		7,173

These financial statements were approved by the Board of Directors on 9 December 2005 and were signed on its behalf by:

J Chesham

Director

Consolidated Cash Flow Statement

for the year ended 30 September 2005

	Note		2005	2004
			£000	£000
Net cash inflow from operating activities	23	(a)	4,237	942
Returns on investment and servicing of finance	23	(b)	(257)	(1,064)
Taxation paid			(472)	(837)
Capital expenditure and financial investment	23	(c)	(273)	(103)
Acquisitions and disposals	23	(d)	(140)	(2,142)
Net cash inflow/(outflow) before financing			3,095	(3,204)

Financing	23	(e)	(1,942)	1,664
Issue of shares for cash (net of expenses)			31	3,889
Redemption of preference shares			—	(3,321)
Increase/(decrease) in cash in the year	24		1,184	(972)

Reconciliation of Net Cash Flow to Movement in Net Debt

for the year ended 30 September 2005

	Note		2005	2004
			£ 000	£ 000
Increase/(decrease) in cash in the year			1,184	(972)
Movement in borrowings	23	(e)	1,792	(1,664)
Amortisation of debt issue costs			(49)	(29)

Debt acquired with subsidiary			—	(2,411)
Change in net funds resulting from cash flows			2,927	(5,076)

Net (debt)/funds at beginning of year	24		(3,099)	1,977
Net debt at end of year	24		(172)	(3,099)

Notes

(forming part of the financial statements)

1 Accounting policies

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group’s financial statements.

Basis of preparation

The financial statements have been prepared under the historical cost accounting rules. The financial statements have also been prepared in accordance with applicable UK accounting standards.

Basis of consolidation

The Group financial statements consolidate the financial statements of Theratase plc and all of its subsidiary undertakings together with the Group share of its joint venture under the gross equity method.

The financial statements of all subsidiary undertakings are co-terminous with those of Theratase plc.

Subsidiary undertakings

The acquisition method of accounting has been adopted. Under this method the results of the subsidiary undertakings acquired or disposed of in the year are included in the profit and loss account from the date of acquisition or up to the date of disposal.

In the Company’s financial statements, investments in subsidiary undertakings are stated at cost less any provisions for diminution in value. Where the consideration for the acquisition of subsidiary undertakings includes shares of the Company to which the merger relief provisions of Section 131 of the Companies Act 1985 apply, cost represents the nominal value of such shares together with the fair value of any other consideration given and expenses incurred. On consolidation the difference between the nominal value of the consideration shares and their fair value is taken to merger reserve.

In accordance with Section 230(4) of the Companies Act 1985 Theratase plc is exempt from the requirement to present its own profit and loss account. The retained profit for the year of Theratase plc is set out in note 20 to the financial statements.

Goodwill

Goodwill, representing the excess of the fair value of the consideration over the fair value of the identifiable net assets of the subsidiary undertakings acquired is capitalised as an intangible asset in accordance with FRS 10 for acquisitions made after 1 October 1998, and written off on a straight line basis over its economic life, which is 20 years. Goodwill is annually reviewed for potential impairment.

Goodwill arising on acquisitions before 1 October 1998 was written off directly against reserves on acquisition.

On the subsequent disposal or termination of a previously acquired subsidiary undertaking, the profit or loss on disposal or terminationis calculated after charging there maining balance of good will after a mortisation, or in respect of subsidiary undertakings acquired before 1 October 1998, the gross amount of the related good will previously written off directly against reserves.

Turnover

Turnover represents the amounts (excluding value added tax) net of discounts allowed derived from the provision of goods to third party customers during the year to the extent that all obligations relating to that turnover have been fulfilled in accordance with FRS 5.

Fixed assets and depreciation

Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful lives as follows:

Freehold buildings – 2% – 4% per annum

Plant and machinery – 10% – 33.3% per annum

Motor vehicles – 25% per annum

No depreciation is provided on freehold land.

Leasing and hire purchase

Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a “finance lease”. These assets, together with assets acquired under hire purchase arrangements, are recorded in the balance sheet as tangible fixed assets and are depreciated over their estimated useful lives. Future instalments under such arrangements, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

When the Group has leasehold property commitments and the Group is no longer using the property, the Directors have made provision for future commitments at the estimated discounted cost to the Group.

All other leases are accounted for as “operating leases” and the rentals are charged to the profit and loss account on a straight line basis over the life of the lease.

Debt issue costs

In accordance with FRS 4 the separately identifiable costs arising on the issue of debt instruments are capitalised and disclosed within creditors as a deduction from there related debt. Issue costs are amortised over the life of the debt instruments they relate to and the associated charge to the profit and loss account is included as an interest expense.

Pension costs

The Group operates defined contribution pension schemes. The amount charged against profits represents the contributions payable to the scheme in respect of the accounting period. The assets of the schemes are held separately from those of the Group.

F&H Baxter (Holdings) Limited and its subsidiaries operated a defined benefit scheme until the sale of the trade and assets of the division in March 1996. The scheme has now been wound up. No contributions have been made since March 1996.

Seravac Biotech (Proprietary) Limited provides post employment medical aid benefits to seven retired former employees. Costs are assessed using the projected unit credit method.

Research and development expenditure

The cost of fixed assets acquired to provide facilities for research and development activities is capitalised as tangible fixed assets and depreciated over the expected useful economic life of the asset concerned. Research and development expenditure is written off against profits in the year in which it is incurred.

Grants

Revenue based grants are credited to the profit and loss account so as to match them with the expenditure towards which they are intended to contribute. Capital based grants are credited to the profit and loss account over the estimated useful economic lives of the assets to which they are related.

Stocks

Stocks are stated at the lower of cost and net realisable value. For work in progress and finished goods manufactured by the Group, cost includes an appropriate proportion of attributable overheads.

Taxation

The charge for taxation is based on the result for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS19.

Employee share schemes

The cost of awards to employees that take the form of shares or rights to shares is recognised over the period to which the award relates. Provision is made for employer’s national insurance contributions which would become due on exercise of these options.

Foreign currencies

Transactions denominated in foreign currencies undertaken by the Group, including those of overseas subsidiaries where the trade of the subsidiary is more dependant on the economic environment of the investing company’s currency, are translated into sterling at the rate of exchange on the day the transaction occurs, or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities, which are denominated in a foreign currency, are translated at the rate of exchange ruling at the balance sheet date, and the gains and losses on translation are included in the profit and loss account.

The assets and liabilities of all other overseas subsidiary undertakings are translated at the closing exchange rates. The profit and loss accounts of such undertakings are consolidated at the average rate during the year. Where the translation of the net assets and related foreign currency borrowings gives rise to a net exchange difference, this is taken directly to reserves.

2 Segmental analysis

	2005	2004
	£000	£000
Turnover

By geographical destination
United Kingdom	2,390	1,984
Other European countries	2,999	2,123
North America	2,850	2,529
Rest of the world	2,782	1,639
	11,021	8,275
By location of operation
United Kingdom	4,938	5,435
South Africa	3,710	2,019
North America	2,373	821
	11,021	8,275

Operating profit by geographical origin
United Kingdom	1,589	1,436
South Africa	669	86
North America	405	225
	2,663	1,747

Geographical analysis of net assets
United Kingdom	4,684	3,404
South Africa	1,342	1,015
North America	154	347
	6,180	4,766

3 Operating profit

In the opinion of the Directors, the Group’s activities constitute one class of business together with a head office function conducted by Theratase plc. Head office costs include the cost of investment write offs.

4 Net interest payable

	2005	2004
	£000	£000
On bank loans and overdrafts	239	146
Finance charges payable in respect of finance leases and hire purchase contracts	70	50
Amortisation of issue costs	49	29
Other interest payable	—	22
Notional interest arising on unwinding of discounting on provisions	3	1
	361	248
Less: Interest receivable	(55)	(25)
	306	223

5 Remuneration of Directors

Details of Directors’ remuneration, pension contributions and share options are given in the Directors’ Remuneration Report on pages 20 to 24.

6 Staff numbers and costs

The average number of persons employed by the Group (including Executive Directors) during the year, analysed by category,

was as follows:

	Number of employees
	2005	2004
Operations and production	95	70
Administration	19	15
	114	85

The aggregate payroll costs of these persons were as follows:

	2005	2004
	£000	£000
Wages and salaries	2,321	1,811
Social security costs	175	154
Other pension costs	177	137
	2,673	2,102

7 Profit on ordinary activities before taxation

	2005	2004
	£000	£000
Profit on ordinary activities before taxation is stated after charging/(crediting)
Depreciation and other amounts written off tangible fixed assets:
Owned	372	143
Leased	14	78
Operating lease rentals:
Land and buildings	18	18
Equipment and vehicles	24	25
Research and development expenditure	135	143
Goodwill amortisation	136	64
Amortisation of debt issue costs (see note 16)	49	29
(Profit)/loss on disposal of fixed assets	(2)	(2)
Impairment of trade investment (see note 12)	140	—
Amortisation of grants	(10)	(7)

Fees to auditors are as follows:

	2005	2004
	£000	£000
Audit fees (parent: £7,000; 2004: £7,500)	111	137
Non-audit fees
Transactions services	—	307
Tax services	15	10
Other services	23	5
Total non audit fees	38	322
Total fees paid to auditors	149	459

Tax services include corporate tax compliance, tax planning and related advice.

8 Tax on profit on ordinary activities

	2005	2004
	£000	£000
UK corporation tax
Current tax on income for the year	619	416
Adjustments in respect of prior periods	(50)	(34)
	569	382
Foreign tax
Current tax on income for the year	161	83
Adjustments in respect of prior periods	(25)	(6)
	136	77
Total current tax charge	705	459
Deferred tax:
Deferred tax on income for the year	25	(4)
Total tax charge	730	455

Factors affecting the tax charge for the current period

The current tax charge for the period is higher (2004: higher) than the standard rate of corporation tax in the UK (30%, 2004: 30%). A more detailed explanation is set out below:

	2005	2004
	£000	£000
Current tax reconciliation
Profit on ordinary activities before tax	2,312	1,522
Current tax at UK rate of 30% (2004: 30%)	694	457

Effects of:
Expenses not deductible for tax purposes:
Other non-deductible items	41	40
Differences in effective overseas tax rates	24	8
Adjustment to tax charge in respect of prior periods	(75)	(40)
Utilisation of tax losses	(4)	—
Grant amortisation not taxable	—	(2)
Other timing differences	(10)	(2)
Capital allowances in excess of depreciation	35	(2)
Total current tax charge	705	459

Factors affecting future tax charges

The Group will continue to operate in the US where effective tax rates are higher than UK tax rates. The Group operates in the US through its branch of Biozyme Laboratories International Limited, and through its subsidiary Seravac USA Inc. In South Africa an additional tax of 14% is levied on dividends paid to overseas companies. The Group does not anticipate paying dividends from South Africa in the near future.

9 Earnings per ordinary share

Earnings per ordinary share have been based on the profit attributable to equity shareholders of £1,582,000 (2004: £930,000) and 35,869,235 ordinary shares being the weighted average number of shares in issue for the year to 30 September 2005 (2004: 30,835,725). The weighted average number of ordinary shares in issue during the year excludes those held by the Theratase Employee Share Option Plan Trust which are deemed to be cancelled on the basis that the right to dividends has been waived.

The adjusted earnings per ordinary share have been calculated as follows:

	2005	2004
	£000	£000
Profit attributable to equity shareholders	1,582	930
Provision for impairment of investment in AM-Pharma	140	—
Share of losses of joint venture	45	2
Amortisation of goodwill	136	64
	1,903	996
Weighted average number of shares in issue	35,869,235	30,835,725

The calculation of the diluted earnings per ordinary share of 4.31p (2004: 2.95p) was based on the weighted average of 36,684,742 (2004: 31,494,882) ordinary shares, which takes into account dilutive share options, and dilutive potential ordinary shares under the Company’s LTIP, and on profit attributable to ordinary shareholders of £1,582,000 (2004: £930,000).

10 Intangible assets

Goodwill
£000
Cost
At beginning and end of year	2,725
Amortisation
At beginning of year	64
Charge for the period	136
At end of year	200
Net book value
At end of year	2,525
At beginning of year	2,661

The goodwill arose on the acquisition in 2004 of a 100% shareholding in Seravac Biotech (Proprietary) Limited, a company incorporated in South Africa, along with its subsidiary company, Seravac USA Inc., a company incorporated under the laws of the State of California. Goodwill is being amortised over a period of 20 years on a straight line basis which is the expected economic life of the asset.

11 Tangible assets

Group	Freehold lands and buildings	Plant and machinery	Motor vehicles	Total
	£000	£000	£000	£000
Cost
At beginning of year	1,669	2,038	27	3,734
Additions	45	213	24	282
Disposals	(4)	(36)	(22)	(62)
Exchange adjustment	17	41	—	58
At end of year	1,727	2,256	29	4,012
Depreciation
At beginning of year	575	1,094	14	1,683
Charge for year	85	294	7	386
Disposals	(3)	(35)	(17)	(55)
Exchange adjustment	—	26	—	26
At end of year	657	1,379	4	2,040
Net book value
At end of year	1,070	877	25	1,972
At beginning of year	1,094	944	13	2,051

Included in the total net book value of motor vehicles and plant and machinery is £30,000 (2004: £462,000) in respect of assets held under finance leases and similar hire purchase contracts.

12 Investments

Group	Total investment	Joint venture	Total
	£000	£000	£000
Cost
At beginning of year	1,016	78	1,094
Additions	140	—	140
Share of losses	—	(45)	(45)
At end of year	1,156	33	1,189
Provisions
At beginning of year	1,016	—	1,016
Additions	140	—	140
At end of year	1,156	—	1,156
Net book value
At end of year	—	33	33
At beginning of year	—	78	78

Company	Trade investment	Joint venture	Shares in Group undertakings	Loans to Group undertakings	Total
	£000	£000	£000	£000	£000
Cost
At beginning of year	1,016	78	15,405	—	16,499
Additions	140	—	—	162	302
Reclassification from debtors	—	—	—	4,088	4,088
At end of year	1,156	78	15,405	4,250	20,889
Provisions
At beginning of year	1,016	—	6,147	—	7,163
Additions	140	45	—	—	185
At end of year	1,156	45	6,147	—	7,348
Net book value
At end of year	—	33	9,258	4,250	13,541
At beginning of year	—	78	9,258	—	9,336

Trade investment

The trade investment represents an investment in AM-Pharma Holdings BV (previously PharmAAware Sepsis BV) which has been established to develop therapeutics and diagnostics in the treatment of sepsis and septic shock using development of an existing product of Biozyme, as well as other products. In accordance with the agreement, and allowing for exchange adjustments, the Company has made total contributions to date of £1,156,000 which have been based upon the project achieving specified development milestones, including an accrual of £15,000 (2004: £41,000). During the year the Company made a further convertible loan of €200,000. This loan was converted into ordinary shares in October 2005, as part of the arrangements for a further fundraising by AM-Pharma.

Prior to this fundraising the Company owned 8.82% (undiluted) of AM-Pharma Holdings BV and on the basis that the project is successful will have the exclusive supply agreement for the key raw material on commercialisation of the product. Immediately following conversion of the loan described above but before the dilutive effect of the fundraising, the Company owned 14.34%

(undiluted) of AM-Pharma Holdings BV.

The Directors have prepared the accounts on the basis that the contribution made by Theratase constitutes research and development expenditure. On the basis that future revenue streams are currently uncertain, the financial statements have been prepared on a prudent basis and the investment immediately written off to the profit and loss account.

The cost of investment of the supply of raw materials has been treated as the normal commercial value of this supply from the Group.

Joint venture

The joint venture represents an investment in Applet MBJ AB, a Swedish company which has been setup to develop therapeutics in the area of organ transplant rejection. The Company owns 47.5%ofAppletMBJ AB and has agreed to invest 6,235,000 SEK (approx. £0.5 million) in cash in the form of subordinated shareholder loans. The first loan and the subscription for share capital amounting to 1,035,000 SEK (£78,000) was paid at completion. The remaining three loans of 800,000 SEK (£62,000); 945,000 SEK (£73,000); and 3,455,000 SEK (£265,000) are dependent on the achievement of certain milestones in the development process. At present these milestones have not been met. The shareholder loans are repayable immediately upon Applet having sufficient liquidity and financing of its operations. In addition the Company, through Biozyme Laboratories Limited, will supply hyaluronidase to the project on a fully costed basis.

The Group’s aggregate share of joint venture net assets is analysed below:

	2005	2004
	£000	£000
Fixed assets	33	57
Cash	3	17
Other current assets	—	2
Share of gross assets	36	76

Creditors	(6)	(2)
Borrowings due after one year	(64)	(74)
Share of gross liabilities	(70)	(76)
Loan advances	67	78
Share of net assets	33	78

The Group’s share of turnover of the joint venture amounted to £nil (2004: £nil).

The principal companies in which the Group has an interest are as follows:

Name	Nature of business	% ordinary shares owned by parent company	% ordinary shares owned by subsidiary undertakings
Subsidiary undertakings
(incorporated in Great Britain unless stated)
Biozyme Holdings Limited	Holding company	100
Biozyme Laboratories Limited	Enzyme production and sales		100
Biozyme Laboratories International Limited	Enzyme sales and management		100
Seravac Biotech (Proprietary) Limited (South Africa)	Enzyme production and sales	100
Seravac USA Inc (California)	Enzyme sales and management		100

Joint venture
Applet MBJ AB (Sweden)	Research and development	47.5

Trade investment
AM-Pharma Holdings BV (Netherlands)	Research and development	8.8

Loans to group undertakings

During the year certain loans to a Group undertaking were redesignated as long term loans and transferred to Investments.

13 Stocks

	Group
	2005	2004
	£000	£000
Raw materials and consumables	344	802
Work in progress	1,015	941
Finished goods	1,048	1,180
	2,407	2,923

14 Debtors

	Group		Company
	2005	2004	2005	2004
	£000	£000	£000	£000
Amounts falling due within one year
Trade debtors	1,537	1,501	—	—
Amounts receivable from Group undertakings	—	—	15,382	17,970
Dividends receivable from subsidiary undertakings	—	—	2,200	1,500
Other debtors	59	372	—	249
Prepayments and accrued income	431	374	167	178
Corporation tax recoverable	54	45	—	—
	2,081	2,292	17,749	19,897

15 Creditors: amounts falling due within one year

	Group		Company
	2005	2004	2005	2004
	£000	£000	£000	£000
Bank loans (secured)	429	1,029	429	1,029
Mortgage (secured)	30	53	—	—
Overdraft	—	45	—	45
Obligations under finance leases and hire purchase contracts	6	186	—	—
Trade creditors	524	712	51	28
Amounts owed to group undertakings	—	—	20,508	18,246
Corporation and overseas tax	572	330	—	—
Other creditors including tax and social security	237	176	14	1
Accruals and deferred income	813	554	503	407
Dividends proposed	180	—	180	—
	2,791	3,085	21,685	19,756

16 Creditors: amounts falling due after more than one year

	Group		Company
	2005	2004	2005	2004
	£000	£000	£000	£000
Bank loans (secured)	2,142	2,571	2,142	2,571
Unamortised debt costs	(218)	(267)	(218)	(267)
Mortgage (secured)	—	373	—	—
Obligations under finance leases and hire purchase contracts	10	197	—	—
Accruals and deferred income	137	195	—	—
	2,071	3,069	1,924	2,304

In March 2004 a funding arrangement was agreed with KBC Bank NV London Branch. The KBC facilities consist of a seven year sterling term loan of £3,000,000 and a five year revolving multicurrency facility of a maximum of £2,000,000. The term loan, which was fully drawn down at completion, is repayable in seven equal annual instalments the first of which was due and paid on the first anniversary of draw down. During the term of the revolving credit facility the amount borrowed is repayable at the end of each Interest Period, which may be one, three or six months at the option of the Company, or any other period with the agreement of the Bank. At the end of each Interest Period, the Company has the option of making a fresh draw down up to the maximum allowed under the facility. There is a fee of 1% per annum of any amount that has not been drawn down. At 30 September 2005, £nil (2004: £600,000) had been drawn down.

Interest on the arrangement is at 2% over LIBOR, plus an additional fee to compensate the Bank for the cost of compliance with the requirements of the Bank of England, the FSA, and the European Central Bank. An interest rate swap arrangement has been put in place covering the interest payable (including the additional fee) on the term loan, which fixes the interest rate at 7.055% for the life of the loan.

Repayment of the loans is mandatory in the event of a change of control in the Company. The Company has the option to make early repayments.

The loans are secured by way of a debenture over the Group’s assets, guarantees by the Company and its main trading subsidiaries, and a pledge of the shares of Seravac Biotech (Proprietary) Limited. The Company has given various warranties and covenants and these are re-affirmed on each draw down of the revolving credit facility. The major covenants are:

•    annual capital expenditure shall not exceed 150% of depreciation;

•    shareholders equity shall not be less than £2.65m plus 50% of retained gross earnings for each year of the Group after 30 September 2003;

•   earnings before interest, tax, depreciation and amortisation (EBITDA) must not be less than three times net interest expenditure; and

•    total net debt must not be greater than three times EBITDA.

Debt costs arising on arranging the debt facilities are being amortised over the life of the loans and as at 30 September 2005 the unamortised element amounted to £218,000 (2004: £267,000).

The mortgage is secured separately on Seravac’s freehold property in Cape Town. It is payable in monthly instalments ending on 31 October 2009.

Obligations under finance leases and hire purchase contracts are secured on the assets to which they relate.

Accruals and deferred income included within creditors falling due after more than one year include deferred development grants of £41,000 (2004: £49,000).

	Group		Company
Liquidity	2005	2004	2005	2004
	£000	£000	£000	£000
Borrowings due within one year
Bank overdraft	—	45	—	45
Bank loan (secured)	429	1,029	429	1,029
Mortgage (secured)	30	53	—	—
	459	1,127	429	1,074
Borrowings due between one and two years
Bank loan (secured)	429	429	429	429
Mortgage (secured)	—	60	—	—
	429	489	429	429
Borrowings due between two and five years
Bank loan (secured)	1,285	1,285	1,285	1,285
Mortgage (secured)	—	211	—	—
	1,285	1,496	1,285	1,285
Borrowings due after more than five years
Bank loan (secured)	428	857	428	857
Mortgage (secured)	—	102	—	—
	428	959	428	857
Arrangement fees netted off	(218)	(267)	(218)	(267)
	2,383	3,804	2,353	3,378
Obligations under finance leases and hire purchase contracts
Within one year	6	186	—	—
Between one and two years	10	169	—	—
Between two and five years	—	28	—	—
	16	383	—	—
Total borrowings	2,399	4,187	2,353	3.378

The following information is provided in accordance with the requirements of Financial Reporting Standard 13 (“FRS 13”) –

“Derivatives and other financial instruments”. The Group has taken advantage of the exemption to exclude short term debtors and creditors.

Treasury policy

Management

Treasury activities are managed on a Group basis under policies approved and monitored by the Board. These are designed to reduce any financial risks faced by the Group relating to movements in exchange and interest rates. These policies permit the use of financial instruments and derivatives to manage these risks. No speculative use of derivatives, currency or other instruments is permitted.

Exchange rate risk

The Group operations trade largely in their functional currencies, and therefore transaction exposures arising on trade debtors or creditors are not material. The Group is currently considering the use of financial instruments to manage its exposure to exchange rate fluctuations however no such instruments or arrangement were in place during the year ended 30 September 2005.

At the balance sheet date, the Group’s monetary assets and liabilities were expressed in the following currencies:

	Group
	2005	2004
	£000	£000
Assets
Sterling	1,706	810
US Dollars	25	152
South African Rand	496	126
	2,227	1,088

	2005	2004
	£000	£000
Liabilities
Sterling	2,585	3,652
US Dollars	2	2
South African Rand	30	800
	2,617	4,454

Interest rate profile of financial assets and liabilities

The Group’s financial assets comprise cash at bank and on deposit.

The sterling assets receive interest based on rates ruling in the London inter-bank market.

Interest on the KBC Bank facility is noted above.

Interest on the Seravac mortgage is at the South African Prime lending rate less 1%. At 30 September 2005, the Prime lending rate was 10.5%.

At 30 September 2005 the Group had floating rate financial liabilities amounting to £46,000 (2004: £1,400,000). The Group has a year end fixed rate liability of £2,571,000 (2004: £3,054,000) relating to loans and finance lease obligations.

Fair values

The fair values and book values of the Group’s financial assets and liabilities are not materially different.

17 Provisions for liabilities and charges

Group	Deferred tax	Post employment medical aid (See note 22)	Total
	£000	£000	£000
At beginning of year	56	117	173
Exchange difference	—	4	4
Profit and loss account	25	1	26
At end of year	81	122	203

Amounts provided for deferred taxation are set out below:

	2005	2004
	£000	£000
Accelerated capital allowances	166	131
Short term timing differences	(50)	(40)
Other timing differences	(35)	(35)
	81	56

18 Dividends and other appropriations

	2005	2004
	£000	£000
Ordinary dividend proposed – 0.5p per share	180	—
Non-equity shares:
Preference dividends paid	—	16
Additional finance cost in respect of preference shares in year	—	121
	180	137

The additional finance cost in respect of non-equity shares in 2004 is a notional adjustment since dividend entitlements of each share to an 8% fixed cumulative dividend per annum were waived as part of the early redemption of the Preference shares.

19 Called up share capital

	2005		2004
Group and Company	Number	£000	Number	£000
Authorised
Ordinary shares of 5p each	37,105,000	1,855	37,105,000	1,855
Preference shares of £1 each	3,564,954	3,565	3,564,954	3,565
Allotted, called up and fully paid
Ordinary shares of 5p each	35,988,026	1,799	35,948,026	1,797

	Number of ordinary shares	Number of preference shares
At beginning of the year	35,948,026	—
Exercise of share options	40,000	—
At end of year	35,988,026	—

In April 2004, the Company completed the redemption of the Company’s outstanding 8% Cumulative Redeemable Preference shares.

During the year 20,000 shares were issued as a result of employees exercising share options, and 20,000 were issued as a result of J Chesham exercising share options, for a total consideration of £5,600.

Executive share scheme

At 30 September 2005 options to subscribe for ordinary shares under the Executive Share Scheme were as follows:

	Number of shares outstanding
	At	At	Subscription
	30 Sept	30 Sept	price		Exercise
Date of grant	2004	2005	per share		dates
Executive scheme 1993
7 April 1998	40,000	—	14	p	7 April 2001–7 April 2005
23 May 2000	1,180,000	1,180,000	25.5	p	23 May 2001–23 May 2007
12 June 2000	355,000	355,000	27	p	12 June 2001–12 June 2007
28 January 2002	500,000	500,000	66	p	28 January 2003–28 January 2009

Theratase plc Long Term Incentive Plan 2005
14 June 2005	—	1,474,821	Nil		14 June 2008–14 June 2015

Theratase plc Savings Related Share
Option Plan 2005
10 May 2005	—	242,648	30.8	p	10 May 2008–10 November 2008

Theratase plc International Savings
Related Share Option Plan 2005
10 May 2005	—	53,706	30.8	p	10 May 2008–10 November 2008
Total	2,075,000	3,806,175

The 1993 Executive Share Option Scheme was approved by shareholders in 1993 and has now expired. The Theratase plc Long Term Incentive Plan (LTIP), the Theratase plc Savings Related Share Option Plan and the Theratase plc International Savings Related Share Option Plan were approved by shareholders on 3 March 2005. Under the LTIP awards, which consist of either a nil cost option or an allocation (which is a conditional right to acquire shares in the Company) can only vest after a period of at least three years if and to the extent that the performance condition is satisfied. The first conditional awards under the LTIP were made on 14 June 2005.

During the year Dr Chesham exercised 20,000 options at an exercise price of 14p. The remaining 20,000 options were exercised by other employees of the Group.

The Theratase plc Employee Share Ownership Plan Trust was approved by shareholders on 3 March 2005. At 30 September 2005, a total of 374,884 (2004: nil) ordinary shares representing 1.0% (2004: nil) of the Company’s issued share capital were held by Bailhache Labesse Trustees Limited as Trustee to the Theratase plc Employee Share Ownership Plan Trust to satisfy obligations in respect of the options granted above.

The options under the share saving schemes are exercisable by the grantees (provided they remain in the Group’s employment) within six months of the maturity date at the end of the related share save contract. The options under the 1993 scheme are exercisable by grantees (provided they remain in the Group’s employment) at any time after the expiration of one year but within seven years from the date of grant.

20 Share premium and reserves

Group	share premium account	Merger reserve	Profit and loss account	Capital redemption reserve
	£000	£000	£000	£000
Balance at beginning of year	3,495	556	(1,897)	815
Reduction in expenses of share issue in prior year	25	—	—	—
Exercise of share options	4	—	—	—
Exchange adjustments	—	—	106	—
Retained profit for year	—	—	1,582	—
Own shares held by ESOP	—	—	(150)	—
Share option credit	—	—	25	—
Dividends proposed on ordinary shares	—	—	(180)	—
At end of year	3,524	556	(514)	815

The cumulative amount of goodwill written off directly against reserves at 30 September 2005 is £5,354,000 (2004: £5,354,000).

The share option credit relates to the reversal of the non cash charge recorded against group operating profit in respect of the intrinsic value of share options awarded to employees.

Company	Share premium account	Profit and loss account	Capital redemption reserve
	£000	£000	£000
Balance at beginning of year	3,495	1,066	815
Reduction in expenses of share issue in prior year	25	—	—
Exercise of share options	4	—	—
Retained profit for year	—	1,332	—
Own shares held by ESOP	—	(150)	—
Share option credit	—	25	—
Dividends proposed on ordinary shares	—	(180)	—
At end of year	3,524	2,093	815

21 Commitments and contingent liabilities

Annual commitments under non-cancellable operating leases are as follows:

Group	2005 Land and buildings	2004 Land and buildings	2005 Plant and equipment	2004 Plant and equipment
	£000	£000	£000	£000
Operating leases which expire:
Within one year	20	—	9	9
In the second to fifth years inclusive	115	98	11	3
After five years	—	—	5	1
	135	98	25	13

The Company and its subsidiaries have authorised and contracted capital expenditure of £405,000 at 30 September 2005 (2004: £111,000). Commitments relating to investments are referred to in note 12.

In conjunction with subsidiaries, the Company has entered into a cross guarantee in favour of the Group’s bankers in respect of loan facilities. At 30 September 2005, the Company’s potential liability under this arrangement amounted to £nil (2004: £nil).

On 18 October 1999 the Company assigned its leasehold property at Sandy to a third party. In November 2004 the third party entered administration. The Company has a contingent liability in respect of rental obligations amounting to £135,000 per year for a further 14 years.

22 Pension scheme

The Group operates defined contribution pension schemes. No contributions (2004: £nil) were outstanding at the end of the year. The charge to the profit and loss account representing the contribution payable by the Group was £177,000 (2004: £137,000).

F&H Baxter (Holdings) Limited and its subsidiaries operated a defined benefit scheme until the sale of the trade and assets of the division in March 1996. The scheme has been discontinued and has now been wound up. No contributions have been made since March 1996. The pension cost in the year is £nil (2004: £nil). In accordance with the scheme rules and current legislation a future employer contribution is only required in the circumstance whereby the assets of the scheme are lower than the valuation of the scheme’s liabilities based on the statutory minimum funding requirement. The most recent formal valuation, at April 1999, disclosed a market value of assets of £5,969,000 and these were sufficient to provide 152% of accrued liabilities based on the statutory minimum funding requirement in force at that time.

The administration of the winding up of the scheme is complete and no further liability to the Group arose. Members not currently in receipt of a pension have either transferred their rights to another scheme, or have had the Trustee secure them with an insurance company. The remaining assets of the scheme were distributed to members following settlement of administration costs.

In November 2000 the Accounting Standards Board issued FRS 17 Retirement Benefits replacing SSAP 24 Accounting for Pension Costs. Full adoption of the FRS is not required in respect of the year ended 30 September 2005. Consequently companies are required to proceed with the transitional disclosure requirements of FRS 17. It should be clearly understood that the FRS 17 valuation disclosed below is presented for disclosure purposes only in the format prescribed by the standard. The profit and loss account and balance sheet of the Company have been prepared in accordance with SSAP 24 which is still the relevant accounting standard relating to Retirement Benefits at this time.

The value of the scheme’s liabilities has been determined by a qualified actuary as at the balance sheet date using the following assumptions:

	30 Sept 2005	30 Sept 2004	30 Sept 2003
Rate of increase of pensions in payment	—	2.75% p.a.	2.75% p.a.
Discount rate	—	5.40% p.a.	5.30% p.a.
Inflation assumption	—	2.75% p.a.	2.75% p.a.

Fair value and expected return on assets:

	Fair value at 30 Sept 2005	Long term expected rate of return	Fair value at 30 Sept 2004	Long term expected rate of return	Fair value at 30 Sept 2003	Long term expected rate of return
	£000%		£000%		£000%
Bonds	—	—	132	4.5%	149	4.5%
Total market value of assets	—		132		149

Present value of scheme liabilities	—		—		—
Surplus in the scheme	—		132		149

Related deferred tax liability at 30%	—		(40)		(45)
Net pension asset	—		92		104

Movements in surplus during the year

	Year ended 30 September
	2005	2004
	£000	£000
Surplus in scheme at beginning of year	132	149

Movements in year:
Current and past service costs (including administration)	(143)	(30)
Other finance income	1	6
Actuarial gain	10	7
Surplus in scheme at end of year	—	132

Amounts to be charged to operating profit upon adoption of FRS 17:

	Year ended 30 September
	2005	2004
	£000	£000
Current and past service costs (including administration)	143	30
Total operating charge	143	30

Analysis of amounts to be credited to profit and loss interest charge upon adoption of FRS 17:

	Year ended 30 September
	2005	2004
	£000	£000
Expected return on assets	1	6
	1	6

Analysis of amount to be recognised in Statement of Total Recognised Gains and Losses (STRGL) upon adoption of FRS 17:

	Year ended 30 September
	2005	2004
	£000	£000
Actual less expected return on assets	10	7
	10	7

History of experience gains and losses

		Year ended 30 September
	2005	2004	2003
	£000	£000	£000
Actual return less expected return on assets	10	7	(15)
Percentage of scheme assets	—	5%	(10)%

Experience gains and losses arising on liabilities	—	—	(32)
Percentage of present value of scheme liabilities	—	n/a	n/a

Total amount recognised in STRGL	10	7	(47)
Percentage of present value of scheme liabilities	—	n/a	n/a

Post employment medical aid obligation

Seravac Biotech (Proprietary) Limited provides post employment medical aid benefits to seven retired former employees. Medical costs are assessed using the projected unit credit method. The obligations as at acquisition, and at 30 September 2005, are based on independent valuations carried out by a qualified actuary on the balance sheet date. The post employment medical aid scheme is unfunded.

The principal assumptions used for accounting purposes were:

	30 Sept 2005	30 Sept 2004
Discount rate	10%	10%
Future medical cost increases	9%	9%

	30 Sept 2005	30 Sept 2004
	£000	£000
Present value of post employment medical scheme liability	122	117
Related deferred tax asset	—	—
	122	117

23 Notes to the consolidated cash flow statement

(a) Reconciliation of operating profit to net cash inflow from operating activities

	2005	2004
	£000	£000
Operating profit	2,663	1,747
Amortisation of development grant	(10)	(7)
Amortisation of goodwill	136	64
Recognition of cost of share options	25	—
Depreciation charge	386	221
Impairment provisions	140	—
Profit on disposal of fixed assets	(2)	(2)
Decrease/(increase) in stocks	565	(422)
Decrease/(increase) in debtors	241	(473)
Increase/(decrease) in creditors	92	(182)
Movements on provisions	1	(4)
Net cash inflow from operating activities	4,237	942

(b) Returns on investment and servicing of finance

	2005	2004
	£000	£000
Interest paid	(312)	(219)
Interest received	55	25
Preference share dividends paid	—	(870)
	(257)	(1,064)

(c) Capital expenditure and financial investment

	2005	2004
	£000	£000
Purchase of tangible fixed assets	(282)	(109)
Sale of tangible fixed assets	9	6
	(273)	(103)

(d) Acquisitions and disposals

	2005	2004
	£000	£000
Investment in joint venture	—	(80)
Increase in trade investment	(140)	—
Purchase of subsidiary	—	(719)
Net overdrafts acquired with subsidiary	—	(1,343)
	(140)	(2,142)

(e) Financing

	2005	2004
	£000	£000
Mortgage payments	(396)	(99)
Net capital element of finance lease and hire purchase payments	(381)	(103)
Repayment of loans	(1,029)	(1,438)
New finance leases	14	—
New loans (net of expenses)	—	3,304
Movement in borrowings	(1,792)	1,664
Purchase of own shares by ESOP	(150)	—
	(1,942)	1,664

24 Analysis of net funds

	At 1 Oct 2004	Cash flow	At 30 Sept 2005
	£000	£000	£000
Cash and overdrafts	1,043	1,184	2,227
Debt due within one year	(1,082)	623	(459)
Debt due after one year	(2,677)	753	(1,924)
Finance leases	(383)	367	(16)
	(3,099)	2,927	(172)

Directors’ Remuneration Report

This report has been prepared in accordance with the requirements of the Directors’ Remuneration Report Regulations 2002 concerning disclosure of Directors’ remuneration. The report also meets the relevant requirements of the Listing Rules of the Financial Services Authority and describes how the Board has applied the Principles of Good Governance relating to Directors’ remuneration. As required by the Regulations, Resolution 6 to approve the Report will be proposed at the Annual General Meeting of the Company.

The Regulations require the auditors to report to the Company’s members on part of the Directors’ Remuneration Report and to state whether in their opinion that part of the report has been properly prepared in accordance with the Companies Act 1985 (as amended by the Regulations). This Report has therefore been divided into separate sections for audited and unaudited information.

Unaudited information

The Remuneration Committee (the “Committee”)

The members of the Committee are Mr Percival and Dr Aikman, both independent Non-Executive Directors. Mr Percival is also Chairman of the Board. The main responsibilities of the Committee are set out on page 16.

The Executive Directors are responsible for the remuneration of the Non-Executive Directors, including the Chairman.

The Committee has not appointed nor sought advice from any consultants to advise on remuneration issues, however legal advice on such matters has been provided to the Committee during the period. The Committee takes into consideration the Executive Directors’ Remuneration in the Techmark Companies Report in determining appropriate levels of remuneration.

The Committee consults the Chief Executive concerning the remuneration of the other Executive Directors and senior Group employees and the Chief Executive is invited to attend the Committee’s meetings but is not present when his own remuneration is discussed.

Remuneration policy

In forming the Group’s policy on remuneration the Board has given, and will continue to give, full consideration to Schedule A of the Combined Code that sets out the guidelines for dealing with the design of performance-related remuneration.

The objectives of the remuneration policy for Executive Directors are that:

•                  the Directors’ remuneration should be consistent with the compensation of Directors holding comparable positions in other companies, but being aware of the relative performances of those companies;

•                  the policy should align the interests of the Directors with those of shareholders through the use of performance driven cash based awards and share incentive schemes in addition to base salary and benefits;

•                  the policy should attract, retain, and motivate Directors of the quality required for the continued business while avoiding remunerating those Directors more than is necessary;

•      performance targets should be challenging; and

•      the details of each element of remuneration should be clear and easily understood.

The components of the remuneration of the Executive Directors are as follows:

Base salary

Individual base salaries are reviewed annually by the Committee, taking into account a number of factors, including individual performance, responsibility changes, and the Company performance. Base salary is also determined with reference to an appropriate comparator of group companies which is reviewed annually. In this respect specific reference to base salary alignment is made to the Executive Directors’ Remuneration in the Techmark Companies Report. Factors taken into account for comparison purposes include company type and sector and measurement of company size by market capitalisation and turnover.

Short term incentives - performance bonus

The Executive Directors are entitled to an annual discretionary bonus under the Executive Directors’ Bonus Scheme. The operation of the bonus scheme was reviewed and updated during the year. In view of the essentially executive nature of his duties the Remuneration Committee extended the operation of the scheme to include Mr de Kock. The annual bonus is set at a percentage of base salary on a sliding scale. Bonuses are earned on the achievement of profit before tax based on forecast. For each 1% of profit achieved above 90% of forecast, the Executive Directors are entitled to receive a discretionary bonus of a percentage of base salary, up to a maximum of 50% of base salary, based on a sliding scale. The Remuneration Committee determined to award the Executive Directors with a bonus under this scheme during the year of 38%.

The Chief Executive, under his service contract, is entitled to an annual performance bonus of between 5% and 10% of his base salary, subject to his meeting and exceeding agreed profit targets for the business. The Executive Bonus Scheme outlined above fulfils this requirement.

Share incentive schemes

The Company operates the following share incentive schemes:

(i) Theratase plc Long Term Incentive Plan (“LTIP”)

The LTIP was approved by shareholders on 3 March 2005. The design of the LTIP is intended to ensure that the interests of senior executives and shareholders are brought more closely into line over the medium to long term and incorporates challenging performance targets.

An employee (including an Executive Director) may be granted awards. Awards may be granted during the six weeks following the announcement of the Company’s interim or final results. An award consists of either a nil cost option or an allocation (which is a conditional right to acquire shares in the Company). Awards can only vest after a period of at least three years if and to the extent that the performance condition is satisfied.

A performance condition applies to all awards. The Committee may impose different performance conditions for each award but will only do so if the condition is no less demanding than the condition applying to the initial award. The first awards were granted shortly after the AGM in March 2005. The performance condition which applied to these awards related to the Company’s Total Shareholder Return (“TSR”). The Company’s TSR was compared with the TSR of each of the other companies constituting the Techmark Mediscience Index of the FTSE All Share Index over the three financial years ending 30 September 2007 and will require the Company’s TSR to be at the median or better before any awards vest.

The value of shares subject to awards granted in any financial year may not exceed 200% of a participant’s basic salary (excluding benefits in kind) expressed as an annual rate.

Details of awards which have been granted during the year are set out on pages 43 and 44.

(ii) Theratase plc Savings Related Share Option Plan (“UK SAYE”)

The UK SAYE was approved by shareholders on 3 March 2005 and has been approved by the Inland Revenue. Under the UK SAYE, UK employees are granted an option to acquire ordinary shares at a price determined shortly before invitations to apply for the options are issued and over the number of shares that can be acquired using the proceeds of a related savings contract. The option price may be set at a discount (up to 20%) to the market value of the ordinary shares at that time. Employees are required to save monthly through a contractual savings arrangement over a period of either three or five years. A tax free bonus is payable on completion of the relevant savings contract. At the end of the savings period, the employee may exercise the option of using the savings contributions and bonus or have the savings and bonus repaid. Employees who save for a period of five years may leave their savings with the savings carrier for a further two years, at which point an enhanced bonus is payable.

Employees who have been employed for a minimum period (not exceeding five years) are entitled to participate in the UK SAYE.

The Board may issue invitations in the six week period after the date on which the Company releases its results for any financial period. The maximum amount any employee may save monthly is £250.

Details of UK SAYE options granted during the year are set out on pages 43 and 44.

(iii) Theratase plc International Savings Related Share Option Plan (the “International SAYE”)

The International SAYE was approved by shareholders on 3 March 2005 and operates on the same basis as the UK SAYE but is intended to be used to grant options, in conjunction with a savings contract to employees outside the UK. The principal terms of the International SAYE are similar to the UK SAYE.

Details of International SAYE options granted during the year are set out on pages 43 and 44.

Employee Share Ownership Plan Trust (“ESOP”)

The ESOP was approved by shareholders on 3 March 2005. The ESOP will operate in conjunction with the LTIP and the SAYE Plans and will be able to buy shares in the market or subscribe for shares, subject to certain limits, and transfer shares to participants to fulfil SAYE options and LTIP awards.

Benefits

In addition to their pension provisions described below, the Chief Executive, the Finance Director, and the Administration Director are entitled to life assurance at three times annual salary and private medical insurance. All Executive Directors are entitled to a company car or a car allowance.

Pension arrangements

The Chief Executive has a personal pension to which the Company contributes 12% of base salary. Both the Finance Director and the Administration Directors are members of the Theratase plc Pension Scheme to which the Company contributes 12% of base salary. Mr de Kock, as an Executive Director of the Company, is entitled to join the Theratase plc Pension Scheme and receive a contribution of 12% from the Company. Mr de Kock as Executive Chairman of Seravac has a personal provident fund scheme to which Seravac contributes 13.25% of his salary as part of his cost to the Company.

Pensionable earnings do not include elements of remuneration other than salary.

Directors’ service contracts

Executive Directors each have a service contract of indefinite duration until normal retirement age. It is the Company’s policy that Executive Directors’ service contracts should incorporate no more than one year’s notice of termination from the Company, in line with current best practice. None of the Directors’ service contracts have a provision for compensation for loss of office or wrongful termination upon change of control beyond payment in lieu of contractual notice.

The Committee’s policy for provision for compensation for loss of office is to provide compensation which reflects the Company’s contractual obligations.

The Committee allow the Executive Directors to accept Non-Executive Director appointments with other companies. Any appointment is subject to Board approval. The Committee is of the view that suitable appointments benefit the Company and may broaden the Director’s perspective.

The Chief Executive’s service agreement dated 8 February 1999 is terminable upon either Dr Chesham or the Company giving to the other party not less than 12 months’ written notice. The Finance Director’s service agreement dated 5 August 1999 is terminable upon either Mr Anderson or the Company giving to the other party not less than three months’ written notice. The Administration Director’s service agreement dated 8 February 1999 is terminable upon Miss Rooke or the Company giving to the other party not less than three months’ written notice. Mr de Kock’s service agreement dated 3 October 2005 is terminable upon either Mr de Kock or the Company giving to the other party not less than three months’ written notice.

Mr de Kock is also employed by Seravac Biotech (Proprietary) Limited (“Seravac”) as Executive Chairman. Under the terms of his employment contract, dated 6 April 2004, he is entitled to become a member of any pension fund, Group life and medical aid fund or scheme established by or for the benefit of the employees of Seravac. His Seravac contract of employment is terminable upon either Mr de Kock or Seravac giving to the other party not less than three months’ written notice.

Non-Executive Directors

The remuneration of Non-Executive Directors is determined by the Board, in which matter the Non-Executive Directors play no part. The Board takes into account the Independent Director Survey published by Independent Remuneration Solutions in considering the Non-Executive Directors’ remuneration. The Non-Executive Directors do not participate in any Company share incentive schemes, performance payments or pension plans. Mr Percival and Dr Aikman each have letters of appointment for a period of one year and are paid Directors’ fees and expenses. Dr Aikman, in addition to his Non-Executive Director’s fee and outside of his duties as a Director may, at the Board’s sole discretion, be engaged as a consultant from time to time for which he is paid a daily rate.

Audited information

Full details of the Director’s remuneration, interests in the ordinary shares of the Company together with nil cost options or allocations granted are set out below:

Remuneration Details

	2005
	Basic	Benefits	Performance		2004	2005	2004
	salary/fees	in kind	payments	Total	Total	Pension	Pension
	£000	£000	£000	£000	£000	£000	£000
Executive
J Chesham	142	5	49	196	156	15	15
CD Anderson	98	6	34	138	108	10	10
JB Rooke	81	6	28	115	95	9	9
Non-executive
PC Percival	31	—	—	31	29	—	—
AA Aikman	20	—	—	20	17	—	—
JF de Kock	53	1	19	73	19	2	2
Total	425	18	130	573	424	36	36

The Directors held the following interests in the ordinary shares of the Company during the year:

	Ordinary Shares 30 Sept 2005	Ordinary Shares 30 Sept 2004
J F de Kock	1,209,150	1,209,150
P C Percival	116,666	116,666
C D Anderson	90,501	90,501
J Chesham	74,440	54,440
A A Aikman	23,333	23,333
J B Rooke	5,881	5,881

As described on page 15, the interests of J F de Kock are non-beneficial.

At 30 September 2005 the interests of the Directors in options over ordinary shares are as follows:

	Number of options at 1 Oct	Number of options at 30 Sept	Date of		Exercise
Director	2004	2005	grant	Price	dates
J Chesham	20,000	—	7 April 1998	14p	7 April 2001–7 April 2005
	600,000	600,000	23 May 2000	25.5p	23 May 2001–23 May 2007
	200,000	200,000	28 January 2002	66p	28 January 2003–28 January 2009
	—	384,736	14 June 2005	0p	14 June 2008–14 June 2015
C D Anderson	280,000	280,000	23 May 2000	25.5p	23 May 2001–23 May 2007
	100,000	100,000	28 January 2002	66p	28 January 2003–28 January 2009
	—	224,430	14 June 2005	0p	14 June 2008–14 June 2015
J B Rooke	300,000	300,000	23 May 2000	25.5p	23 May 2001–23 May 2007
	100,000	100,000	28 January 2002	66p	28 January 2003–28 January 2009
	—	192,369	14 June 2005	0p	14 June 2008–14 June 2015
J F de Kock	—	29,722	10 May 2005	30.8p	10 May 2008–10 November 2008
	—	192,369	14 June 2005	0p	14 June 2008–14 June 2015

The options granted on 14 June 2005 have performance criteria attached in accordance with the Theratase Long Term Incentive Plan. The options granted on 10 May 2005 are granted in accordance with the Theratase International Save as You Earn Scheme.

Share options are awarded at the discretion of the Remuneration Committee.

On 17 February 2005 Dr Chesham exercised 20,000 options at an exercise price of 14p yielding a notional pre-tax gain of £6,900. The middle market quotation for ordinary 5p shares each in the Company at the close of business on that date was 48.5p. No other Directors exercised share options during the year.

There were no changes in Directors’ interests in shares or options between the end of the financial year and the date of approval of these financial statements.

The middle market quotation for ordinary shares of 5p each in the Company at the close of business on 30 September 2005 was 35.5p. The high and low middle market quotations for the year ended 30 September 2005 were 51.5p and 34p respectively.

In accordance with the Directors Remuneration Regulations 2002, the tables setting out the Directors’ remuneration, share options and pensions contained within the report have been audited; the statements of policy have not been audited.

Total Shareholder Return (TSR)

The graph below, which has not been audited, shows the Company’s TSR for each of the last five financial periods ended 30 September 2005, together with, for general comparison, the FTSE Fledgling and FTSE All Share Index. These indices have been chosen as they are considered to be the most appropriate comparator groups available for the Company. TSR has been calculated by reference to the relevant share price for each constituent company assuming ordinary dividends are reinvested.

Historical TSR Performance

This report was approved by the Board on 9 December 2005.

P C Percival

Chairman of the Remuneration Committee

PART C: FINANCIAL INFORMATION ON THERATASE

FOR THE YEAR ENDED 30TH SEPTEMBER 2004

Independent Auditor’s Report to the Members of Theratase plc

We have audited the financial statements on pages 24 to 50. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

This report is made solely to the Company’s members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of Directors and auditors

The Directors are responsible for preparing the Annual Report and the Directors’ Remuneration Report. As described on page 22, this includes responsibility for preparing the financial statements in accordance with applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established in the United Kingdom by statute, the Auditing Practices Board, the Listing Rules of the Financial Services Authority, and by our profession’s ethical guidance.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements and the part of the Directors’ Remuneration Report to be audited have been prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the Directors’ Report is not consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding Directors’ remuneration and transactions with the Group is not disclosed.

We review whether the statement on page 18 reflects the Company’s compliance with the seven provisions of the Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report, including the corporate governance statement, and the unaudited part of the Directors’ Remuneration Report, and consider whether it is consistent with the audited financial statements. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements.

Basis of audit opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Directors’ Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion, we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Directors’ Remuneration Report to be audited.

Opinion

In our opinion:

•                  the financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 30 September 2004 and of the profit of the Group for the year then ended; and

•                  the financial statements and the part of the Directors’ Remuneration Report to be audited have been properly prepared in accordance with the Companies Act 1985.

KPMG Audit Plc

Chartered Accountants

Registered Auditor

Birmingham

18 January 2005

Consolidated Profit and Loss Account

for the year ended 30 September 2004

	Note	2004		2003
		£000		£000
Turnover
Continuing operations	2	5,979		6,291
Acquisitions	2	2,296		—
	2	8,275		6,291
Cost of sales	3	(4,171)		(2,433)
Gross profit	3	4,104		3,858
Administrative expenses		(2,357)		(1,664)
Operating profit
Continuing operations		1,580		2,194
Acquisitions		167		—
Operating profit	3	1,747		2,194
Share of losses of joint venture	12	(2)		—
Profit on ordinary activities before interest		1,745		2,194
Net interest payable	4	(223)		(5)
Profit on ordinary activities before taxation	7	1,522		2,189
Tax on profit on ordinary activities	8	(455)		(723)
Profit for the financial year		1,067		1,466
Dividends proposed on non-equity shares	18	(16)		(854)
Additional finance costs of non-equity shares	18	(121)		—
Release of provision for additional finance costs	18	—		570
Retained profit for the financial year attributable to Ordinary shareholders		930		1,182
Earnings per Ordinary share	9	3.02	p	4.54	p
Adjusted earnings per Ordinary share	9	3.02	p	5.57	p
Diluted earnings per Ordinary share	9	2.95	p	4.46	p

There are no material differences between the results as disclosed in the profit and loss account and the result on an unmodified historical cost basis and therefore no separate note has been presented.

Consolidated Balance Sheet

at 30 September 2004

		2004		2003
	Note	£000	£000	£000	£000
Fixed assets
Intangible assets – goodwill	10		2,661		—
Tangible assets	11		2,051		1,020
Investment in joint venture	12
Share of gross assets		76		—
Share of gross liabilities		(76)		—
		—		—
Loan to joint venture		78		—
			78		—
			4,790		1,020
Current assets
Stocks	13	2,923		922
Debtors	14	2,292		969
Cash at bank and in hand		1,088		2,015
		6,303		3,906
Creditors: amounts falling due within one year	15	(3,085)		(2,206)
Net current assets			3,218		1,700
Total assets less current liabilities			8,008		2,720
Creditors: amounts falling due after more than one year	16		(3,069)		(133)
Provisions for liabilities and charges	17		(173)		(59)
Net assets			4,766		2,528
Capital and reserves
Called up share capital	19		1,797		4,861
Share premium account	20		3,495		39
Merger reserve	20		556		—
Capital redemption reserve	20		815		—
Profit and loss account	20		(1,897)		(2,372)
Shareholders’ funds			4,766		2,528
Equity			4,766		(1,030)
Non-equity	21		—		3,558
			4,766		2,528

These financial statements were approved by the Board of Directors on 18 January 2005 and were signed on its behalf by:

CD Anderson

Director

Company Balance Sheet

at 30 September 2004

		2004		2003
	Note	£000	£000	£000	£000
Fixed assets
Investments	12
Other investments			9,258		8,478
Investment in joint venture
Share of gross assets		76		—
Share of gross liabilities		(76)		—
		—		—
Loan to joint venture		78		—
			78		—
			9,336		8,478
Current assets
Debtors	14	19,897		14,186
Cash at bank and in hand		—		401
		19,897		14,587
Creditors: amounts falling due within one year	15	(19,756)		(17,523)
Net current assets/(liabilities)			141		(2,936)
Total assets less current liabilities			9,477		5,542
Creditors: amounts falling due after more than one year	16		(2,304)		—
Net assets			7,173		5,542
Capital and reserves
Called up share capital	19		1,797		4,861
Share premium account	20		3,495		39
Capital redemption reserve	20		815		—
Profit and loss account	20		1,066		642
Shareholders’ funds			7,173		5,542
Equity			7,173		1,984
Non-equity	21		—		3,558
			7,173		5,542

These financial statements were approved by the Board of Directors on 18 January 2005 and were signed on its behalf by:

CD Anderson

Director

Consolidated Statement of Total Recognised Gains and Losses

for the year ended 30 September 2004

	2004	2003
	£000	£000
Profit for the financial year	1,067	1,466
Differences arising from changes in foreign currency exchange rates	2	—
	1,069	1,466

Reconciliation of Movement in Consolidated Shareholders’ Funds
for the year ended 30 September 2004

	2004	2003
	£000	£000
Profit for the financial year	1,067	1,466
Dividends on non-equity shares	(16)	(854)
Issue of Ordinary shares net of expenses	4,502	—
Exercise of share options	4	—
Redemption of Preference shares	(3,321)	—
Exchange movements	2	—
Net increase in shareholders’ funds for the year	2,238	612
Shareholders’ funds at beginning of year	2,528	1,916
Shareholders’ funds at end of year	4,766	2,528

Consolidated Cash Flow Statement

for the year ended 30 September 2004

	Note	2004	2003
		£000	£000
Net cash inflow from operating activities	24(a)	942	2,058
Returns on investment and servicing of finance	24(b)	(1,064)	(1,571)
Taxation paid		(837)	(761)
Capital expenditure and financial investment	24(c)	(103)	(190)
Acquisitions and disposals	24(d)	(2,142)	—
Net cash outflow before financing		(3,204)	(464)
Movement in borrowings	24(e)	1,664	(10)
Issue of shares for cash (net of expenses)		3,889	—
Redemption of Preference shares		(3,321)	—
Decrease in cash in the year	25	(972)	(474)

Reconciliation of Net Cash Flow to Movement in Net Debt

for the year ended 30 September 2004

	Note	2004	2003
		£000	£000
Decrease in cash in the year		(972)	(474)
Financing	24(e)	(1,664)	10
Amortisation of debt issue costs		(29)	—
Debt acquired with subsidiary		(2,411)	—
Change in net funds resulting from cash flows		(5,076)	(464)
Net funds at beginning of year	25	1,977	2,441
Net (debt)/funds at end of year	25	(3,099)	1,977

Notes

Forming part of the financial statements

1 Accounting policies

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group’s financial statements.

Basis of preparation

The financial statements have been prepared under the historical cost accounting rules. The financial statements have also been prepared in accordance with applicable UK accounting standards.

Basis of consolidation

The Group financial statements consolidate the financial statements of Theratase plc and all of its subsidiary undertakings together with the Group share of its joint venture under the gross equity method.

The financial statements of all subsidiary undertakings are co-terminous with those of Theratase plc.

Subsidiary undertakings

The acquisition method of accounting has been adopted. Under this method the results of the subsidiary undertakings acquired or disposed of in the year are included in the profit and loss account from the date of acquisition or up to the date of disposal.

In the Company’s financial statements, investments in subsidiary undertakings are stated at cost less any provisions for diminution in value. Where the consideration for the acquisition of subsidiary undertakings includes shares of the Company to which the merger relief provisions of Section 131 of the Companies Act 1985 apply, cost represents the nominal value of such shares together with the fair value of any other consideration given and expenses incurred. On consolidation the difference between the nominal value of the consideration shares and their fair value is taken to merger reserve.

In accordance with Section 230(4) of the Companies Act 1985 Theratase plc is exempt from the requirement to present its own profit and loss account. The retained profit for the year of Theratase plc is set out in note 20 to the financial statements.

Goodwill

Goodwill, representing the excess of the fair value of the consideration over the fair value of the identifiable net assets of the subsidiary undertakings acquired is capitalised as an intangible asset in accordance with FRS 10 for acquisitions made after 1 October 1998, and written off on a straight line basis over its economic life, which is 20 years.

Goodwill arising on acquisitions before 1 October 1998 was written off directly against reserves on acquisition.

On the subsequent disposal or termination of a previously acquired subsidiary undertaking, the profit or loss on disposal or termination is calculated after charging the remaining balance of goodwill after amortisation, or in respect of subsidiary undertakings acquired before 1 October 1998, the gross amount of the related goodwill previously written off directly against reserves.

Turnover

Turnover represents the amounts (excluding value added tax) net of discounts allowed derived from the provision of goods to third party customers during the year to the extent that all obligations relating to that turnover have been fulfilled in accordance with FRS 5.

Fixed assets and depreciation

Depreciation is provided to write off the cost or valuation less the estimated residual value of tangible fixed assets by equal instalments over their estimated useful lives as follows:

Freehold buildings	–	2%–4% per annum
Plant and machinery	–	10%–33.3% per annum
Motor vehicles	–	25% per annum

No depreciation is provided on freehold land.

Leasing and hire purchase

Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a “finance lease”. These assets, together with assets acquired under hire purchase arrangements, are recorded in the balance sheet as tangible fixed assets and are depreciated over their estimated useful lives. Future instalments under such arrangements, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future instalments.

When the Group has leasehold property commitments and the Group is no longer using the property, the Directors have made provision for future commitments at the estimated discounted cost to the Group.

All other leases are accounted for as “operating leases” and the rentals are charged to the profit and loss account on a straight line basis over the life of the lease.

Debt issue costs

In accordance with FRS 4 the separately identifiable costs arising on the issue of debt instruments are capitalised and disclosed within creditors as a deduction from the related debt. Issue costs are amortised over the life of the debt instruments they relate to and the associated charge to the profit and loss account is included as an interest expense.

Pension costs

The Group operates defined contribution pension schemes. The amount charged against profits represents the contributions payable to the scheme in respect of the accounting period. The assets of the schemes are held separately from those of the Group.

F&H Baxter (Holdings) Limited and its subsidiaries operated a defined benefit scheme until the sale of the trade and assets of the division in March 1996. The scheme has been discontinued and is in the process of being wound up. No contributions have been made since March 1996.

Seravac Biotech (Proprietary) Limited provides post employment medical aid benefits to seven retired former employees. Costs are assessed using the projected unit credit method.

Research and development expenditure

The cost of fixed assets acquired to provide facilities for research and development activities is capitalised as tangible fixed assets and depreciated over the expected useful economic life of the asset concerned. Research and development expenditure is written off against profits in the year in which it is incurred.

Grants

Revenue based grants are credited to the profit and loss account so as to match them with the expenditure towards which they are intended to contribute. Capital based grants are credited to the profit and loss account over the estimated useful economic lives of the assets to which they are related.

Stocks

Stocks are stated at the lower of cost and net realisable value. For work in progress and finished goods manufactured by the Group, cost includes an appropriate proportion of attributable overheads.

Taxation

The charge for taxation is based on the result for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19.

Employee share schemes

The cost of awards to employees that take the form of shares or rights to shares is recognised over the period to which the award relates. Provision is made for employer’s national insurance contributions which would become due on exercise of these options.

Foreign currencies

Transactions denominated in foreign currencies undertaken by the Group, including those of overseas subsidiaries where the trade of the subsidiary is more dependent on the economic environment of the investing company’s currency, are translated into sterling at the rate of exchange on the day the transaction occurs, or at the contracted rate if the transaction is covered by a forward exchange contract. Monetary assets and liabilities, which are denominated in a foreign currency, are translated at the rate of exchange ruling at the balance sheet date, and the gains and losses on translation are included in the profit and loss account.

The assets and liabilities of all other overseas subsidiary undertakings are translated at the closing exchange rates. The profit and loss accounts of such undertakings are consolidated at the average rate during the year. Where the translation of the net assets and related foreign currency borrowings gives rise to a net exchange difference, this is taken directly to reserves.

2 Segmental analysis

Turnover	2004	2003
	£000	£000
By geographical destination
United Kingdom	1,984	1,536
Other European countries	2,123	1,498
North America	2,529	2,639
Rest of the world	1,639	618
	8,275	6,291
By location of operation
United Kingdom	5,435	5,610
South Africa	2,019	—
North America	821	681
	8,275	6,291
Operating profit by geographical origin
United Kingdom	1,372	1,849
South Africa	150	—
North America	225	345
	1,747	2,194
Geographical analysis of net assets/(liabilities)
United Kingdom	6,065	2,331
South Africa	(1,646)	—
North America	347	197
	4,766	2,528

3 Operating profit

		Continuing operations
2004	Total	Head Office	Biozyme	Acquisitions
	£000	£000	£000	£000
Turnover	8,275	—	5,979	2,296
Cost of sales	(4,171)	—	(2,489)	(1,682)
Gross profit	4,104	—	3,490	614
Administrative expenses	(2,357)	(765)	(1,145)	(447)
Group operating profit	1,747	(765)	2,345	167

		Continuing operations
2003	Total	Head Office	Biozyme
	£000	£000	£000
Turnover	6,291	—	6,291
Cost of sales	(2,433)	—	(2,433)
Gross profit	3,858	—	3,858
Administrative expenses	(1,664)	(426)	(1,238)
Group operating profit	2,194	(426)	2,620

In the opinion of the Directors, the Group’s activities constitute one class of business together with a head office function conducted by Theratase plc.

Amortisation of goodwill of £64,000 (2003: £Nil) has been included within administrative expenses of the acquisition.

4 Net interest payable

	2004	2003
	£000	£000
On bank loans and overdrafts	146	5
Finance charges payable in respect of finance leases and hire purchase contracts	50	3
Amortisation of issue costs	29	—
Other interest payable	22	45
Notional interest arising on unwinding of discounting on provisions	1	3
	248	56
Less: Interest receivable	(25)	(51)
	223	5

5 Remuneration of Directors

Details of Directors’ remuneration, pension contributions and share options are given in the Directors’ Remuneration Report on page 18.

6 Staff numbers and costs

The average number of persons employed by the Group (including Executive Directors) during the year, analysed by category, was as follows:

	Number of employees
	2004	2003
Operations and production	70	46
Administration	15	7
	85	53

The aggregate payroll costs of these persons were as follows:

	£000	£000
Wages and salaries	1,811	1,369
Social security costs	154	126
Other pension costs	137	123
	2,102	1,618

7 Profit on ordinary activities before taxation

	2004	2003
	£000	£000
Profit on ordinary activities before taxation is stated after charging/(crediting)
Depreciation and other amounts written off tangible fixed assets:
Owned	143	140
Leased	78	4
Operating lease rentals:
Land and buildings	18	28
Equipment and vehicles	25	18
Research and development expenditure:
Ongoing programmes	143	100
Goodwill amortisation	64	—
Amortisation of debt issue costs (see note 16)	29	—
(Profit)/loss on disposal of fixed assets	(2)	1
Impairment of trade investment (see note 12)	—	270
Amortisation of grants	(7)	(7)

Fees to auditors are as follows:

	2004	2003
	£000	£000
Audit fees (parent: £7,500; 2002: £6,000)	129	77
Non-audit fees
Transactions services	307	—
Tax services	10	12
Other services	5	4
Total non audit fees	322	16
Total fees paid to auditors	451	93

Transaction services include due diligence in respect of the acquisition of Seravac Biotech (Pty) Limited together with the reporting accountant’s role in connection with the circular to shareholders which was approved by shareholders at the Extraordinary General Meeting on 2 April 2004. Tax services include corporate tax compliance, tax planning and advice.

Of the total fees paid to auditors, £103,000 was charged to the share premium account, and £103,000 was offset against the debt finance raised as part of the acquisition of Seravac. The balance was charged to the profit and loss account.

8 Tax on profit on ordinary activities

	2004	2003
	£000	£000
UK corporation tax
Current tax on income for the year	416	591
Adjustments in respect of prior periods	(34)	(52)
	382	539
Foreign tax
Current tax on income for the year	83	125
Adjustments in respect of prior periods	(6)	—
	77	125
Total current tax charge	459	664
Deferred tax:
Deferred tax on income for the year	(4)	59
	455	723

Factors affecting the tax charge for the current period

The current tax charge for the period is higher (2003: higher) than the standard rate of corporation tax in the UK (30%, 2003: 30%).

A more detailed explanation is set out below:

	2004	2003
	£000	£000
Current tax reconciliation
Profit on ordinary activities before tax	1,522	2,189
Current tax at UK rate of 30% (2003: 30%)	457	657
Effects of:
Expenses not deductible for tax purposes:
Write down of trade investment	—	83
Other non-deductible items	40	13
Differences in effective overseas tax rates	8	16
Adjustment to tax charge in respect of prior periods	(40)	(52)
Movements on non-taxable provisions	—	(53)
Grant amortisation not taxable	(2)	1
Other timing differences	(2)	—
Capital allowances in excess of depreciation	(2)	(1)
Total current tax charge	459	664

Factors affecting future tax charges

The Group will continue to operate in the US where effective tax rates are higher than UK tax rates. The Group operates in the US through its branch of Biozyme Laboratories International Limited, and through its subsidiary Seravac USA Inc.. In South Africa an additional tax of 14% is levied on dividends paid to overseas companies. The Group does not anticipate paying dividends from South Africa in the near future.

9 Earnings per Ordinary share

Earnings per Ordinary share have been based on the profit attributable to equity shareholders (after net appropriations in respect of Preference shares of £137,000) of £930,000 (2003: £1,182,000) and 30,835,725 Ordinary shares being the weighted average number of shares in issue for the year to 30 September 2004 (2003: 26,061,558). The adjusted earnings per Ordinary share has been calculated by adding back the provision for impairment of the investment in AM-Pharma Holdings BV (see note 12) amounting to £Nil for the period (2003: £270,000) and the weighted average number of shares in issue of 30,835,725 (2003: 26,061,558).

The calculation of the diluted earnings per Ordinary share of 2.95p (2003: 4.46p) was based on the weighted average of 31,494,882 (2003: 26,521,642) Ordinary shares, which takes into account dilutive share options, and profit attributable to Ordinary shareholders of £930,000 (2003: £1,182,000).

10 Intangible assets

Goodwill
£000
Cost
At beginning of year	—
Additions (see below)	2,725
At end of year	2,725
Amortisation
At beginning of year	—
Charge for the period	64
At end of year	64
Net book value
At end of year	2,661
At beginning of year	—

On 7 April 2004 the Company acquired a 100% shareholding in Seravac Biotech (Proprietary) Limited, a company incorporated in South Africa, along with its subsidiary company, Seravac USA Inc., a company incorporated under the laws of the State of California. The consideration for the purchase was £1,850,000 of which £1,233,333 was in cash with the remaining £616,667 settled by way of the issue to Good Hope Holdings (Proprietary) Limited (a company owned and controlled by JF de Kock) of 1,209,150 new Ordinary shares. Subsequent to completion, as a result of certain warranty claims, the cash consideration has been reduced by £714,000. Of this sum £465,000 had been received by the Company at 30 September 2004. The balance is disclosed within Debtors and was received after the year end. In addition, an exchange gain of £95,000 (net of tax) arose in connection with certain foreign currency contracts entered into prior to re-financing Seravac on acquisition. This amount has been disclosed as a reduction in the debt acquired.

The assets and liabilities acquired and their fair values at acquisition are shown below:

	Book value	Adjustments	Fair value
	£000	£000	£000
Intangible fixed assets	2,819	(2,819)	—
Tangible fixed assets	1,150	—	1,150
Stocks	1,841	(262)	1,579
Debtors	805	—	805
Cash	94	—	94
Creditors
Bank overdraft	(1,437)	—	(1,437)
Borrowings	(2,506)	95	(2,411)
Other creditors	(1,047)	—	(1,047)
Provisions for liabilities and charges	(122)	—	(122)
	1,597	(2,986)	(1,389)
Goodwill arising on acquisition			2,725
			1,336
Satisfied by the following consideration:
Cash			519
Ordinary shares in the Company			617
Acquisition costs			200
			1,336

Adjustment has been made to eliminate goodwill included in the net liabilities of Seravac and to align the accounting policy to that of the Group in respect of the provision for obsolescence against stock. The net exchange gain of £95,000 arising immediately prior to acquisition has been offset against the borrowings and overdraft acquired.

Goodwill is being amortised over a period of 20 years on a straight line basis which is the expected economic life of the asset.

Net cash outflows in respect of the acquisition comprised:

£000
Cash consideration and expenses	719
Cash acquired	(94)
Bank overdrafts acquired	1,437
2,062

The accounting period end of Seravac preceding the acquisition was the 12 months’ period to 29 February 2004. The results for Seravac for the one month financial period from 1 March 2004 to 31 March 2004 are as follows:

£000
Turnover	490
Operating profit	89
Loss before taxation	(2)
Taxation	18
Loss after taxation	(20)

11 Tangible assets

Group	Freehold land and buildings	Plant and machinery	Motor vehicles	Total
	£000	£000	£000	£000
Cost
At beginning of year	1,003	1,515	36	2,554
Reclassifications	147	(148)	1	—
Acquisition	477	668	5	1,150
Additions	47	62	—	109
Disposals	(4)	(56)	(15)	(75)
Exchange adjustment	(1)	(3)	—	(4)
At end of year	1,669	2,038	27	3,734
Depreciation
At beginning of year	478	1,033	23	1,534
Reclassifications	37	(37)	—	—
Charge for year	62	153	6	221
Disposals	(2)	(54)	(15)	(71)
Exchange adjustment	—	(1)	—	(1)
At end of year	575	1,094	14	1,683
Net book value
At end of year	1,094	944	13	2,051
At beginning of year	525	482	13	1,020

Included in the total net book value of motor vehicles and plant and machinery is £462,000 (2003: £20,000) in respect of assets held under finance leases and similar hire purchase contracts.

12 Investments

Group	Trade investment	Joint venture	Total
	£000	£000	£000
Cost
At beginning of year	966	—	966
Additions	—	3	3
Loans	—	77	77
Share of losses	—	(2)	(2)
Exchange adjustment	50	—	50
At end of year	1,016	78	1,094
Provisions
At beginning of year	966	—	966
Exchange adjustment	50	—	50
At end of year	1,016	—	1,016
Net book value
At end of year	—	78	78
At beginning of year	—	—	—

Company	Trade investment	Joint venture	Shares in Group undertakings
	£000	£000	£000
Cost
At beginning of year	966	—	14,625
Additions	—	3	780
Loans	—	77	—
Impairment provision	—	(2)	—
Exchange adjustment	50	—	—
At end of year	1,016	78	15,405
Provisions
At beginning of year	966	—	6,147
Exchange adjustment	50	—	—
At end of year	1,016	—	6,147
Net book value
At end of year	—	78	9,258
At beginning of year	—	—	8,478

Trade investment

The trade investment represents an investment in AM-Pharma Holdings BV (previously PharmAAware Sepsis BV) which has been established to develop therapeutics and diagnostics in the treatment of sepsis and septic shock using development of an existing product of Biozyme. In accordance with the agreement, and allowing for exchange adjustments, the Company has made total contributions to date of £1,016,000 which have been based upon the project achieving specified development milestones, including an accrual of £41,000 (2003: £57,000). The exchange adjustment shown above relates to the cumulative differences arising on currency exchange between the original currency amounts payable and the sterling value of the actual amounts paid. The Company has agreed to make a further convertible loan of €200,000 subject to AM-Pharma having either concluded a development contract with an industrial partner or having achieved a technical milestone. The loan will bear interest at 20% and is repayable by 31 December 2004 unless conversion is effected. In the event that AM-Pharma concludes a satisfactory new round of funding prior to 31 December 2004, the loan will be repaid or converted into shares in AM-Pharma at their option.

The Company owns 8.77% (undiluted) of AM-Pharma Holdings BV and on the basis that the project is successful will have the exclusive supply agreement for the key raw material on commercialisation of the product.

The Directors have prepared the accounts on the basis that the contribution made by Theratase constitutes research and development expenditure. On the basis that future revenue streams are currently uncertain, the financial statements have been prepared on a prudent basis and the investment immediately written off to the profit and loss account.

The cost of investment of the supply of raw materials has been treated as the normal commercial value of this supply to the Group.

Joint venture

The joint venture represents an investment in Applet MBJ AB, a Swedish company which has been set up to develop therapeutics in the area of organ transplant rejection. The Company owns 47.5% of Applet MBJ AB and has agreed to invest 6,235,000 SEK (approx. £0.5m) in cash in the form of subordinated shareholder loans. The first loan and the subscription for share capital amounting to 1,035,000 SEK (£80,000) was paid at completion. The remaining three loans of 800,000 SEK (£62,000); 945,000 SEK (£73,000); and 3,455,000 SEK (£265,000) are to be made in three tranches over a 14 month period and are dependent on the achievement of certain milestones in the development process. The shareholder loans are repayable immediately upon Applet having sufficient liquidity and financing of its operations. In addition the Company, through Biozyme Laboratories Limited, will supply hyaluronidase to the project on a fully costed basis.

The Group’s aggregate share of joint venture net assets is analysed below:

2004
£000
Fixed assets	57
Cash	17
Other current assets	2
Share of gross assets	76
Creditors	(2)
Borrowings due after one year	(74)
Share of gross liabilities	(76)
Loan advances	78
Share of net assets	78

The Group’s share of turnover of the joint venture amounted to £Nil.

The principal companies in which the Group has an interest are as follows:

Name Subsidiary undertakings (incorporated in Great Britain unless stated)	Nature of business	% Ordinary shares owned by parent company	% Ordinary shares owned by subsidiary undertakings
Biozyme Holdings Limited	Holding company	100
Biozyme Laboratories Limited	Enzyme production and sales		100
Biozyme Laboratories International Limited	Enzyme sales and management		100
Seravac Biotech (Proprietary) Limited (South Africa)	Enzyme production and sales	100
Seravac USA Inc. (California)	Enzyme sales and management		100
Joint venture
Applet MBJ AB (Sweden)	Research and development	47.5
Trade investment
AM-Pharma Holdings BV (Netherlands)	Research and development	8.8

13 Stocks

	Group
	2004	2003
	£000	£000
Raw materials and consumables	802	188
Work in progress	941	127
Finished goods	1,180	607
	2,923	922

14 Debtors

	Group		Company
	2004	2003	2004	2003
	£000	£000	£000	£000
Amounts falling due within one year
Trade debtors	1,501	713	—	—
Amounts receivable from Group undertakings	—	—	17,970	11,836
Dividends receivable from subsidiary undertakings	—	—	1,500	2,160
Other debtors	372	2	249	—
Prepayments and accrued income	374	254	178	190
Corporation tax recoverable	45	—	—	—
	2,292	969	19,897	14,186

15 Creditors: amounts falling due within one year

	Group		Company
	2004	2003	2004	2003
	£000	£000	£000	£000
Bank loans (secured)	1,029	—	1,029	—
Mortgage (secured)	53	6	—	—
Overdraft	45	—	45	—
Obligations under finance leases and hire purchase contracts	186	16	—	—
Trade creditors	712	348	28	47
Amounts owed to Group undertakings	—	—	18,246	16,282
Corporation and overseas tax	330	376	—	—
Other creditors including tax and social security	176	159	1	—
Accruals and deferred income	554	447	407	340
Dividends proposed	—	854	—	854
	3,085	2,206	19,756	17,523

16 Creditors: amounts falling due after more than one year

	Group		Company
	2004	2003	2004	2003
	£000	£000	£000	£000
Bank loans (secured)	2,571	—	2,571	—
Unamortised debt costs	(267)	—	(267)	—
Mortgage (secured)	373	5	—	—
Obligations under finance leases and hire purchase contracts	197	11	—	—
Accruals and deferred income	195	117	—	—
	3,069	133	2,304	—

On 5 March 2004 a funding arrangement was agreed with KBC Bank NV London Branch. This arrangement replaced the previous overdraft facility with National Westminster Bank Plc. The KBC facilities consist of a seven year sterling term loan of £3,000,000 and a five year revolving multicurrency facility of a maximum of £2,000,000. The term loan, which was fully drawn down at completion, is repayable in seven equal annual instalments the first of which is due on the first anniversary of draw down. During the term of the revolving credit facility the amount borrowed is repayable at the end of each Interest Period, which may be one, three or six months at the option of the Company, or any other period with the agreement of the Bank. At the end of each Interest Period, the Company has the option of making a fresh draw down up to the maximum allowed under the facility. There is a fee of 1% per annum of any amount that has not been drawn down. At 30 September 2004, £600,000 had been drawn down.

Interest on the arrangement is at 2% over LIBOR, plus an additional fee to compensate the Bank for the cost of compliance with the requirements of the Bank of England, the FSA, and the European Central Bank. An interest rate swap arrangement has been put in place covering the interest payable (including the additional fee) on the term loan, which fixes the interest rate at 7.055% for the life of the loan.

Repayment of the loans is mandatory in the event of a change of control in the Company. The Company has the option to make early repayments.

The loans are secured by way of a debenture over the Group’s assets, guarantees by the Company and its main trading subsidiaries, and a pledge of the shares of Seravac Biotech (Proprietary) Limited. The Company has given various warranties and covenants and these are re-affirmed on each draw down of the revolving credit facility. The major covenants are:

• Annual capital expenditure shall not exceed 150% of depreciation;

• Shareholders’ equity shall not be less than £2.65m plus 50% of retained gross earnings of the Group after 30 September 2003;

• Earnings before interest, tax, depreciation and amortisation (EBITDA) must not be less than three times net interest expenditure; and

• Total net debt must not be greater than three times EBITDA.

Debt costs arising on arranging the debt facilities with KBC Bank amounted to £296,000 and are being amortised over the life of the loans.

The mortgage is secured separately on Seravac’s freehold property in Cape Town. It is payable in monthly instalments ending on 31 October 2009.

Obligations under finance leases and hire purchase contracts are secured on the assets to which they relate.

Accruals and deferred income included within creditors falling due after more than one year include deferred development grants of £49,000 (2003: £56,000).

	Group		Company
Liquidity	2004	2003	2004	2003
	£000	£000	£000	£000
Borrowings due within one year
Bank overdraft	45	—	45	—
Bank loan (secured)	1,029	—	1,029	—
Mortgage (secured)	53	6	—	—
	1,127	6	1,074	—
Borrowings due between one and two years
Bank loan (secured)	429	—	429	—
Mortgage (secured)	60	5	—	—
	489	5	429	—
Borrowings due between two and five years
Bank loan (secured)	1,285	—	1,285	—
Mortgage (secured)	211	—	—	—
	1,496	—	1,285	—
Borrowings due after more than five years
Bank loan (secured)	857	—	857	—
Mortgage (secured)	102	—	—	—
	959	—	857	—
Arrangement fees netted off	(267)	—	(267)	—
	3,804	11	3,378	—
Obligations under finance leases and hire purchase contracts
Within one year	186	16	—	—
Between one and two years	169	10	—	—
Between two and five years	28	1	—	—
	383	27	—	—
Total borrowings	4,187	38	3,378	—

The following information is provided in accordance with the requirements of Financial Reporting Standard 13 (“FRS 13”) –

“Derivatives and other financial instruments”. The Group has taken advantage of the exemption to exclude short term debtors and creditors.

Treasury policy

Management

Treasury activities are managed on a Group basis under policies approved and monitored by the Board. These are designed to reduce any financial risks faced by the Group relating to movements in exchange and interest rates. These policies permit the use of financial instruments and derivatives to manage these risks. No speculative use of derivatives, currency or other instruments is permitted.

Exchange rate risk

The Group operations trade largely in their functional currencies, and therefore translation exposures arising on trade debtors or creditors are not material. The Group is currently considering the use of financial instruments to manage its exposure to exchange rate fluctuations; however, with one exception no such instruments or arrangement were in place during the year ended 30 September 2004. As part of the funding arrangements following the acquisition of Seravac Biotech (Proprietary) Limited a forward exchange contract was used to buy R35,000,000. A net exchange gain of £95,000 has subsequently arisen which has been treated as a reduction in the borrowings acquired.

At the balance sheet date, the Group’s monetary assets and liabilities were expressed in the following currencies:

	Group
	2004	2003
	£000	£000
Assets
Sterling	810	1,996
US dollars	152	19
South African rand	126	—
	1,088	2,015

	2004	2003
	£000	£000
Liabilities
Sterling	3,652	34
US dollars	2	4
South African rand	800	—
	4,454	38

Interest rate profile of financial assets and liabilities

The Group’s financial assets comprise cash at bank and on deposit.

The sterling assets receive interest based on rates ruling in the London inter-bank market.

Interest on the KBC Bank facility is noted above.

Interest on the Seravac mortgage is at the South African Prime lending rate less 1%. At 30 September 2004, the Prime lending rate was 11%.

At 30 September 2004 the Group had floating rate financial liabilities amounting to £1,400,000 (2003: £Nil). The Group has a year end fixed rate liability of £3,054,000 (2003: £20,000) relating to loans and finance lease obligations.

Fair values

The fair values and book values of the Group’s financial assets and liabilities are not materially different.

17 Provisions for liabilities and charges

Group	Deferred tax	Post employment medical aid (see note 23)	Total
	£000	£000	£000
At beginning of year	59	—	59
Acquisition	1	121	122
Amount paid in year	—	—	—
Profit and loss account	(4)	(4)	(8)
At end of year	56	117	173

Amounts provided for deferred taxation are set out below:

	2004	2003
	£000	£000
Accelerated capital allowances	131	87
Short term timing differences	(40)	(28)
Other timing differences	(35)	—
	56	59

18 Dividends and other appropriations

	2004	2003
	£000	£000
Non-equity shares:
Preference dividends proposed or paid	16	854
Previously accrued finance cost in respect of non-equity shares	—	(570)
Additional finance cost in respect of Preference shares in year	121	—
	137	284

The additional finance cost in respect of non-equity shares in 2004 is a notional adjustment since dividend entitlements of each share to an 8% fixed cumulative dividend per annum was waived as part of the early redemption of the Preference shares.

19 Called up share capital

	2004		2003
Group and Company	Number	£000	Number	£000
Authorised
Ordinary shares of 5p each	37,105,000	1,855	37,105,000	1,855
Preference shares of £1 each	3,564,954	3,565	3,564,954	3,565
Allotted, called up and fully paid
Ordinary shares of 5p each	35,948,026	1,797	26,061,558	1,303
Preference shares of £1 each	—	—	3,558,083	3,558
Total		1,797		4,861

	Number of Ordinary shares	Number of Preference shares
At beginning of the year	26,061,558	3,558,083
Issue of Ordinary shares	9,866,468	—
Exercise of share options	20,000	—
Redemption of Preference shares	—	(3,558,083)
At end of year	35,948,026	—

On 6 April 2004, the Company completed the acquisition of Seravac Biotech (Proprietary) Limited and the redemption of the Company’s outstanding 8% Cumulative redeemable Preference shares. As part of these transactions, the Company issued 8,657,318 Ordinary shares in a Placing and Open Offer to existing shareholders at 51p per share. In addition, 1,209,150 Ordinary shares were issued at 51p as part of the consideration for the purchase of Seravac. Expenses in relation to the issue of these shares amounting to £530,000 have been charged against the share premium account.

On 13 August 2004, J Chesham exercised options over 10,000 Ordinary shares at a price of 14p per share and CD Anderson exercised options over 10,000 Ordinary shares at a price of 25.5p per share.

On 6 February 2004, 578,014 of the Company’s outstanding 8% Cumulative Redeemable Preference shares were redeemed at par from distributable profits in accordance with the rescheduling of payments agreed at an Extraordinary General Meeting of the Company held on 21 February 2000. In addition, the Company paid all of the outstanding dividends on these shares to the date of redemption. On 6 April 2004 the remaining 2,980,069 Preference shares were redeemed using the proceeds of the Placing and Open Offer of new Ordinary shares. Preference shareholders waived their right to further dividends and were paid a total of £2,743,478, which represented 93.35% of the capital value outstanding at redemption.

£578,000, being the total of Preference shares redeemed from distributable profits, and £237,000, being the discount on the final redemption of Preference shares, have been transferred to the Capital redemption reserve in accordance with the Companies Act.

Executive Share Scheme

At 30 September 2004 options to subscribe for Ordinary shares under the Executive Share Scheme were as follows:

Number of shares outstanding
At 30 September 2003	At 30 September 2004	Date of grant	Subscription price per share		Exercise dates
50,000	40,000	7 April 1998	14	p	7 April 2001 – 7 April 2005
1,190,000	1,180,000	23 May 2000	25.5	p	23 May 2001 – 23 May 2007
355,000	355,000	12 June 2000	27	p	12 June 2001 – 12 June 2007
500,000	500,000	28 January 2002	66	p	28 January 2003 – 28 January 2009

20 Share premium and reserves

Group	Share premium account	Merger reserve	Profit and loss account	Capital redemption reserve
	£000	£000	£000	£000
Balance at beginning of year	39	—	(2,372)	—
Premium on issue of Ordinary shares net of expenses	3,453	556	—	—
Exercise of share options	3	—	—	—
Exchange adjustments	—	—	2	—
Retained profit for year for Ordinary shareholders	—	—	930	—
Add back accrued non-equity dividend	—	—	121	—
Transfer to Capital redemption reserve	—	—	(578)	578
Discount on redemption of Preference shares	—	—	—	237
At end of year	3,495	556	(1,897)	815

The cumulative amount of goodwill written off directly against reserves at 30 September 2004 is £5,354,000 (2003: £5,354,000).

Company	Share premium account	Profit and loss account	Capital redemption reserve
	£000	£000	£000
Balance at beginning of year	39	642	—
Premium on issue of Ordinary shares net of expenses	4,009	—	—
Exercise of share options	3	—	—
Retained profit for year for Ordinary shareholders	—	1,002	—
Transfer to Capital redemption reserve	—	(578)	578
Discount on redemption of Preference shares	—	—	237
At end of year	4,051	1,066	815

In accordance with s131 of the Companies Act, the Ordinary share capital consideration for Seravac has been shown at nominal value in the Company’s balance sheet. In the Group accounts the premium on the shares issued as part of the consideration has been credited to the Merger reserve.

21 Analysis of non-equity shareholders’ funds

Group and Company	2004	2003
	£000	£000
Preference share capital	—	3,558

22 Commitments and contingent liabilities

Annual commitments under non-cancellable operating leases are as follows:

	2004 Land and buildings	2003 Land and buildings	2004 Plant and Equipment	2003 Plant and Equipment
	£000	£000	£000	£000
Group
Operating leases which expire:
Within one year	—	—	9	—
In the second to fifth years inclusive	98	99	3	18
After five years	—	—	1	—
	98	99	13	18

The Company and its subsidiaries have authorised and contracted capital expenditure of £111,000 at 30 September 2004 (2003: £3,000).

In conjunction with subsidiaries, the Company has entered into a cross guarantee in favour of the Group’s bankers in respect of loan facilities. At 30 September 2004, the Company’s potential liability under this arrangement amounted to £Nil (2003: £64,000).

On 18 October 1999 the Company assigned its leasehold property at Sandy to a third party. In the event of default by the third party in the future the Company has a contingent liability in respect of rental obligations amounting to £125,000 per year for a further 15 years.

23 Pension scheme

The Group operates defined contribution pension schemes. No contributions (2003: £Nil) were outstanding at the end of the year. The charge to the profit and loss account representing the contribution payable by the Group was £137,000 (2003: £114,000).

F&H Baxter (Holdings) Limited and its subsidiaries operated a defined benefit scheme until the sale of the trade and assets of the division in March 1996. The scheme has been discontinued and is in the process of being wound up. No contributions have been made since March 1996. The pension cost in the year is £Nil (2003: £Nil). In accordance with the scheme rules and current legislation a future employer contribution is only required in the circumstance whereby the assets of the scheme are lower than the valuation of the scheme’s liabilities based on the statutory minimum funding requirement. The most recent formal valuation, at April 1999, disclosed a market value of assets of £5,969,000 and these were sufficient to provide 152% of accrued liabilities based on the statutory minimum funding requirement in force at that time.

The administration of the winding up of the scheme is almost complete and no further liability to the Group is expected to arise. Members not currently in receipt of a pension have either transferred their rights to another scheme, or have had the Trustee secure them with an insurance company. The remaining assets of the scheme will be distributed to members following settlement of administration costs.

In November 2000 the Accounting Standards Board issued FRS 17 Retirement Benefits replacing SSAP 24 Accounting for Pension Costs. Full adoption of the FRS is proposed in respect of the year ended 30 September 2006. Until that time companies are required to proceed with the disclosure requirements of FRS 17. It should be clearly understood that the FRS 17 valuation disclosed below is presented for disclosure purposes only in the format prescribed by the standard. The profit and loss account and balance sheet of the Company have been prepared in accordance with SSAP 24 which is still the relevant accounting standard relating to Retirement Benefits at this time.

The value of the Scheme’s liabilities has been determined by a qualified actuary as at the balance sheet date using the following assumptions:

	30 September 2004		30 September 2003		30 September 2002
Rate of increase of pensions in payment	2.75	% pa	2.75	% pa	2.50	% pa
Discount rate	5.40	% pa	5.30	% pa	5.40	% pa
Inflation assumption	2.75	% pa	2.75	% pa	2.50	% pa

Fair value and expected return on assets:

	Fair value at 30 September 2004	Long term expected rate of return	Fair value at 30 September 2003	Long term expected rate of return	Fair value at 30 September 2002	Long term expected rate of return
	£000%		£000%		£000%
Bonds	132	4.5%	149	4.5%	1,505	4.5%
Total market value of assets	132		149		1,505
Present value of scheme liabilities	—		—		(1,000)
Surplus in the scheme	132		149		505
Related deferred tax liability at 30%	(40)		(45)		(151)
Net pension asset	92		104		354

Movements in surplus during the year

	Year ended 30 September
	2004	2003
	£000	£000
Surplus in scheme at beginning of year	149	505
Movements in year:
Past service costs (including administration)	(30)	(318)
Other finance income	6	9
Actuarial gain/(loss)	7	(47)
Surplus in scheme at end of year	132	149

Amounts to be charged to operating profit upon adoption of FRS 17:

	Year ended 30 September
	2004	2003
	£000	£000
Settlements and curtailments (including administration)	30	318
Total operating charge	30	318

Analysis of amounts to be credited to profit and loss interest charge upon adoption of FRS 17:

	Year ended 30 September
	2004	2003
	£000	£000
Expected return on assets	6	23
Interest on scheme liabilities	—	(14)
	6	9

Analysis of amount to be recognised in Statement of Total Recognised Gains and Losses (STRGL) upon adoption of FRS 17:

	Year ended 30 September
	2004	2003
	£000	£000
Actual less expected return on assets	7	(15)
Experience loss on liabilities	—	(32)
	7	(47)

History of experience gains and losses

	Year ended 30 September
	2004	2003	2002
	£000	£000	£000
Actual return less expected return on assets	7	(15)	(7)
Percentage of scheme assets	5%	(10)%	(1)%
Experience gains and losses arising on liabilities	—	(32)	(60)
Percentage of present value of scheme liabilities	n/a	n/a	(6)%
Total amount recognised in STRGL	7	(47)	(168)
Percentage of present value of scheme liabilities	n/a	n/a	(17)%

Post employment medical aid obligation

Seravac Biotech (Proprietary) Limited provides post employment medical aid benefits to seven retired former employees. Medical costs are assessed using the projected unit credit method. The obligations as at acquisition, and at 30 September 2004, are based on independent valuations carried out by a qualified actuary on the balance sheet date. The post employment medical aid scheme is unfunded.

The principal assumptions used for accounting purposes were:

	30 September 2004	1 April 2004 (at acquisition)
Discount rate	10%	10%
Future medical cost increases	9%	9%

	30 September 2004	1 April 2004
	£000	£000
Present value of post employment medical scheme liability	117	121
Related deferred tax asset	—	—
	117	121

Analysis of amount to be charged to profit and loss interest charge upon adoption of FRS 17:

	30 September 2004	1 April 2004
	£000	£000
Interest on liabilities	(12)	—

Analysis of amount to be recognised in Statement of Total Recognised Gains and Losses (STRGL)
upon adoption of FRS 17:

	30 September 2004	1 April 2004
	£000	£000
Actuarial gains recognised in period	6	—

History of experience gains and losses

	30 September 2004	1 April 2004
	£000	£000
Total amount recognised in STRGL	(6)	—
Percentage of the present value of the liabilities	4.9%	—

24 Notes to the consolidated cash flow statement

(a) Reconciliation of operating profit to net cash inflow from operating activities

	2004	2003
	£000	£000
Operating profit	1,747	2,194
Amortisation of development grant	(7)	(7)
Amortisation of goodwill	64	—
Depreciation charge	221	144
(Profit)/loss on disposal of fixed assets	(2)	1
(Increase)/decrease in stocks	(422)	54
(Increase)/decrease in debtors	(473)	579
Decrease in creditors	(182)	(730)
Movements on provisions	(4)	(177)
Net cash inflow from operating activities	942	2,058

(b) Returns on investment and servicing of finance

	2004	2003
	£000	£000
Interest paid	(219)	(56)
Interest received	25	51
Preference share dividends paid	(870)	(1,566)
	(1,064)	(1,571)

(c) Capital expenditure and financial investment

	2004	2003
	£000	£000
Purchase of tangible fixed assets	(109)	(238)
Sale of tangible fixed assets	6	1
Grants received in year	—	47
	(103)	(190)

(d) Acquisitions and disposals

	2004	2003
	£000	£000
Investment in joint venture	(80)	—
Purchase of subsidiary	(719)	—
Net overdrafts acquired with subsidiary	(1,343)	—
	(2,142)	—

(e) Financing

	2004	2003
	£000	£000
Mortgage payments	(99)	(12)
Net capital element of finance lease and hire purchase payments	(103)	2
Repayment of loans	(1,438)	—
New loans (net of expenses)	3,304	—
	1,664	(10)

25 Analysis of net (debt)/funds

	At 1 October 2003	Cash flow	Acquisitions (excluding bank overdrafts)	At 30 September 2004
	£000	£000	£000	£000
Cash and overdrafts	2,015	(972)	—	1,043
Debt due within one year	(6)	475	(1,551)	(1,082)
Debt due after one year	(5)	(2,271)	(401)	(2,677)
Finance leases	(27)	103	(459)	(383)
	1,977	(2,665)	(2,411)	(3,099)

PART VIII

PRO FORMA STATEMENT OF NET ASSETS OF THE ENLARGED GROUP

The following unaudited pro forma financial information has been prepared for illustrative purposes only to provide information about how the acquisition of Theratase might have affected the financial position of the BBI Group if it had taken place on 30 September 2006. Because of its nature, the pro forma statement of net assets addresses a hypothetical situation and does not therefore represent the Enlarged Group’s actual financial position or results.

			Adjustments
	BBI Group (note 1)	Theratase (notes 2 and 3)	Acquisition (note 4)	New debt and equity (note 5)	Pro forma total
	£’000	£’000	£’000	£’000	£’000

Intangible fixed assets	8,053	1,811	19,553	—	29,417
Tangible fixed assets	1,637	1,912	—	—	3,549
Investments	702	—	—	—	702
Total fixed assets	10,392	3,723	19,553	—	33,668

Stocks	486	2,691	—	—	3,177
Debtors	1,806	1,870	—	—	3,676
Cash at bank and in hand	2,092	2,288	(10,676)	10,000	3,704
	4,384	6,849	(10,676)	10,000	10,557

Creditors: amounts falling due within one year	(1,855)	(2,161)	—	(500)	(4,516)
Net current assets	2,529	4,688	(10,676)	9,500	6,041

Total assets less current liabilities	12,921	8,411	8,877	9,500	39,709
Creditors: amounts falling due after more than one year	(825)	(1,218)	—	(2,000)	(4,043)
Provisions for liabilities and charges	617)	(335)	—	—	(952)
Net assets	11,479	6,858	8,877	7,500	34,714

Notes:

1.             The net assets of BBI Group at 30 September 2006 have been extracted, without material adjustment, from the unaudited balance sheet of BBI Group at that date in the BBI Group’s interim statement for the six months to 30 September 2006.

2.             The net assets of Theratase at 30 September 2006 have been extracted from the audited balance sheet of Theratase at that date in Theratase’ financial statements for the 12 months to 30 September 2006, and are stated after applying UK GAAP adjustments to convert the basis of preparation of the financial information from IFRS to UK GAAP.

3.             The UK GAAP adjustments referred to in note 2 above comprise:

£’000
Net assets of Theratase as at 30 September 2006 under IFRS	7,056
Amortisation of goodwill	(218)
Release of holiday pay accrual	20

Net assets of Theratase as at 30 September 2006 under UK GAAP	6,858

4.             The Acquisition adjustments comprise:

(a)           an adjustment to intangible fixed assets representing the goodwill arising on the Acquisition, calculated as follows:

£’000
Initial consideration for the Acquisition, of which £7,620,485 is payable in cash and £15,735,214 by the issue of 10,596,104 New Ordinary Shares at 148.5 pence, being the BBI share price on 26 March 2007	23,356
Cash offer for the cancellation of Theratase Options assuming that 2,225,163 Theratase Options are cancelled in exchange for 66 pence each less the exercise price of the relevant option	1,109
Expenses of the Acquisition	1,220

Total cost of the Acquisition	25,685
Less: net assets of Theratase at 30 September 2006	(6,858)
Payment of Special Dividend of 2p per Theratase Share	(726)

Adjustment to goodwill	19,553

(b)           An adjustment to cash of £10,676,000, calculated as follows:

£’000
Cash consideration for the Acquisition	(7,621)
Cash offer for the cancellation of Theratase Options assuming that 2,225,163	(1,109)
Theratase Options are cancelled in exchange for 66 pence each less the exercise price of the relevant option	(1,220)
Payment of Special Dividend of 2p per Theratase Share	(726)

Expenses of the Acquisition	(10,676)

5.             The adjustment to cash represents the draw down of £2.5 million of acquisition debt and the receipt of £7.5 million of equity via a convertible loan agreement.

6.             No account has been taken of any trading or transactions of the BBI Group since 30 September 2006, nor of any trading or transactions of Theratase since 30 September 2006.

7.             No account has been taken of any fair value adjustments that may arise on the Acquisition.

PART IX

ADDITIONAL INFORMATION

1.             Incorporation

1.1           The Company was incorporated in England and Wales on 22 December 1999 as a private company limited by shares under the Act, with registered number 03898291, and with the name Redizenith Limited. The Company changed its name to BBI Holdings Limited pursuant to a resolution dated 8 February 2001 and as evidenced by a certificate of incorporation on change of name dated 25 April 2001. The Company reregistered as a public limited company on 8 April 2004 at which time the Company changed its name to BBI Holdings public limited company.

1.2           The Company is a public company limited by shares and, accordingly, the liability of its members is limited.

1.3           The Company’s registered office and principal place of business is at Golden Gate, Ty Glas Avenue, Cardiff, South Glamorgan, CF14 5DX.

1.4           The Company and its activities and operations are principally regulated by the Act and regulations made thereunder.

1.5           The Company is the holding company of the BBI Subsidiaries and following implementation of the Proposal will be the ultimate holding company of Theratase and the Theratase Subsidiaries.

Details of subsidiary undertakings (current and proposed, following the Acquisition) are set out in paragraph 5 of this Part IX.

2.             Share Capital

2.1           The following is a summary of the authorised and issued share capital of BBI (all of which is fully paid up unless otherwise stated):

2.1.1        As at the date of (i) this document; (ii) following the Conversion of the IMI Loan; and (iii) on Admission is/will be:

	Authorised Share Capital		Issued Fully Paid Share Capital
	Number	Amount £	Number	Amount £
(i)	100,000,000	2,500,000	26,740,333	668,508.33
(ii)	120,000,000	3,000,000	31,948,666	798,716.66
(iii)	120,000,000	3,000,000	42,544,770	1,036,619.26

2.1.2        Immediately following Admission, the Company will have 77,445,230 unissued ordinary shares representing approximately 64.55 per cent. of the Enlarged Share Capital.

2.1.3        On Admission, 10,596,104 New BBI Shares will be issued pursuant to the Scheme and 5,208,333 BBI Shares will be issued pursuant to the Conversion of the IMI Loan, resulting in an immediate dilution of 37.1 per cent.

2.2           The following is a summary of the changes in the authorised and issued share capital from the date of incorporation:

2.2.1        On incorporation, the authorised share capital of the Company was £100 divided into 100 ordinary shares of £1 each (“Ordinary £1 Shares”). On incorporation, 2 Ordinary £1 Shares were allotted nil paid to the subscribers of the memorandum of association of the Company (the “Memorandum of Association”).

2.2.2        On 30 November 2000:

(i)            each of the 100 Ordinary £1 Shares was subdivided into 10 ordinary shares of 10p each (“Ordinary 10p Shares”);

(ii)           the Company’s authorised share capital was increased to £50,000 by the creation of an additional 99,000 Ordinary 10p Shares and 400,000 “A” ordinary shares of 10p each (“A Ordinaries”);

(iii)          84,980 Ordinary 10p Shares were allotted and issued (and the 20 Ordinary 10p Shares in issue were credited as fully paid) for cash at a price of £0.7858 per share;

(iv)          5,000 Ordinary 10p Shares were allotted and issued fully paid up otherwise than in cash at a price of £2 per share;

(v)           325,000 A Ordinaries were allotted and issued for cash at a price of £1 per share; and

(vi)          75,000 A Ordinaries were allotted and issued fully paid up otherwise than in cash at a price of £0.25795 per share.

2.2.3        On 24 January 2002:

(i)            the Company’s authorised share capital was increased to £190,000 by the creation of an additional 1,400,000 Ordinary 10p Shares; and

(ii)           1,279,999 Ordinary 10p Shares were allotted and issued for cash at par.

2.2.4        At an extraordinary general meeting of the Company held on 8 April 2004 a special resolution was passed in terms of which, amongst other things:

(i)            the Company re-registered as a public limited company;

(ii)           the Company’s authorised share capital was increased to £600,000 by the creation of an additional 4,100,000 Ordinary 10p Shares;

(iii)          each of the A Ordinaries was reclassified as 1 Ordinary 10p Share, conditional upon admission to AIM (which subsequently occurred on 28 April 2004);

(iv)          each of the issued and unissued Ordinary 10p Shares was subdivided into 4 ordinary shares of 2.5p each (“BBI Shares”), conditional upon admission to AIM (which subsequently occurred on 28 April 2004);

(v)           new articles of association of the Company were adopted conditional upon, and with effect from, admission to AIM (which subsequently occurred on 28 April 2004) (a summary of the principal terms of which is set out in paragraph 6 below); and

(vi)          in substitution for any existing authority under section 80 of the Act, but without prejudice to the exercise of any such authority prior to 8 April 2004, the BBI Directors were generally and unconditionally authorised, pursuant to section 80 of the Act, to exercise all the powers of the Company to allot relevant securities (within the meaning of section 80(2) of the Act) up to an aggregate nominal amount equal to the amount of the authorised but unissued share capital following the increase in share capital specified in sub-paragraph (ii) above, such authority to expire (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of 18 months after the passing of the resolution or on the conclusion of the annual general meeting of the Company to be held in 2005.

2.2.5        At an extraordinary general meeting of the Company held on 26 April 2004 a special resolution was passed in terms of which, amongst other things:

(i)            subject to and conditional upon admission to AIM (which subsequently occurred on 28 April 2004), in substitution for any existing power under section 95 of the Act, but without prejudice to the exercise of any such power prior to 26 April 2004, the BBI Directors were empowered, pursuant to section 95(1) of the Act, to allot equity securities (within the meaning of section 94(2) of the Act) for cash, pursuant to the authority under section 80 of the Act conferred on the directors of the Company (referred to in sub-paragraph 2.2.4(vi) above), as if section 89(1) of the Act did not apply to such allotment, up to an aggregate nominal value equal to the amount of authorised but unissued share capital of the Company immediately following the passing of this resolution, such power to expire on admission to AIM (which subsequently occurred on 28 April 2004) ; and

(ii)           subject to and conditional on admission to AIM in 28 April 2004, and in substitution for the power referred to in subparagraph (i) above, and with effect from admission to AIM in 28 April 2004, but without prejudice to the exercise of any such power prior to admission, the BBI Directors were empowered, pursuant to section 95(1) of the Act to allot equity securities (within the meaning of section 94(2) of the Act) for cash, pursuant to the authority under section 80 of the Act conferred on the BBI Directors (referred to in subparagraph 2.2.4 (vi) above) as if section 89(1) of the Act did not apply to such allotment, up to an aggregate nominal value equal to the amount of authorised but unissued share capital of the Company immediately following admission to AIM (which subsequently occurred on 28 April 2004), provided that the power was limited to:

(a)           the allotment of equity securities in connection with an offer of equity securities to the holders of BBI Shares on a fixed record date in proportion (as nearly as practicable) to the respective holdings of such BBI Shares (but subject to such exclusions or other arrangements as the directors may consider necessary or expedient to deal with legal problems under or resulting from the application or apparent application of the laws of any territory or the requirements of any regulatory body or any stock exchange in any territory or in connection with fractional entitlements or otherwise; and

(b)           the allotment of equity securities other than pursuant to subparagraph (a) above, up to an aggregate nominal amount equal to 10 per cent. of the enlarged issued share capital following admission; such power to expire at the same time as the authority granted under section 80 of the Act (referred to in subparagraph 2.2.4(vi) above).

2.2.6        At an extraordinary general meeting of the Company held on 12 May 2006 ordinary and special resolutions were passed in terms of which, amongst other things:

(i)            The Company’s authorised share capital was increased to £2,500,000 by the creation of a further 76,000,000 BBI Shares.

(ii)           In substitution for any existing authority under section 80 of the Act, but without prejudice to the exercise of any such authority prior to 12 May 2006, the BBI Directors were generally and unconditionally authorised, pursuant to section 80 of the Act to exercise all the powers of the Company to allot relevant securities (within the meaning of section 80(2) of the Act) up to an aggregate nominal amount equal to the amount of authorised but unissued share capital of the Company immediately following the increase in share capital specified in sub-paragraph (i) above, such authority to expire (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of 18 months after the passing of this resolution and the conclusion of the annual general meeting of the Company to be held in 2007.

(iii)          Subject to and conditional upon admission of the newly created shares to AIM in substitution for any existing power under the Act, but without prejudice to the exercise of any such power prior to 12 May 2006, the BBI Directors were empowered pursuant to section 95(1) of the Act, to allot equity securities (within the meaning of section 94(2) of the Act) for cash pursuant to the authority conferred pursuant to section 80 of the Act on the BBI Directors by subparagraph (ii) above, as if section 89(1) of the Act did not apply to any such allotment, up to an aggregate nominal amount of £1,940,110.50, such power to expire on the earlier of 18 months after the passing of this resolution and the conclusion of the annual general meeting of the Company to be held in 2007 provided that such power shall be limited to:

(a)           the allotment of up to 3,225,807 BBI Shares pursuant to the placing by Teather and Greenwood Limited on behalf of the Company described in the circular incorporating the notice convening the said extraordinary general meeting of 12 May 2006;

(b)           the allotment of up to 967,742 BBI Shares to Richard Lamotte and Fiona Lamotte as part payment of the initial consideration in accordance with the acquisition agreement dated 18 April 2006 (further details of which were set out in the said circular incorporating the notice convening the said extraordinary general meeting of 12 May 2006);

(c)           the grant of options over up to 2,500,000 BBI Shares pursuant to the BBI Approved Scheme, the BBI Unapproved Scheme, the BBI SAYE Share Option Scheme, the BBI EMI Scheme and the option agreement made separately with David Evans approved by the Company at an EGM held on 8 April 2004 (details of all of which schemes are set out inparagraph 7 below];

(d)           the allotment of Ordinary Shares to Inverness Medical Switzerland GmbH (“Inverness”) in the event that Inverness exercises the option granted to it on 16 June 2005 to acquire such number of BBI Shares in the Company as equates to 25 per cent. of the aggregate number of BBI Shares of the Company in issue as at that date on the basis that the price payable by Inverness shall be £1 per BBI Share;

(e)           the allotment of equity securities, other than pursuant to sub-paragraphs (a), (b), (c) and (d) above, up to an aggregate nominal amount equal to 20 per cent. of the Company’s issued share capital immediately following admission of the newly created shares to AIM.

save that the Company may, before this power expires or is replaced, make an offer or enter into an agreement which would or might require equity securities to be allotted after such expiry or replacement and the directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired or, as the case may be, been replaced.

2.3           As at the date of this document, commitments have been given by the Company to award options in terms of the BBI Option Schemes.

2.4           The Company intends to make further awards of options to employees under the BBI Option Schemes within the limits set for such schemes from time to time as appropriate.

2.5           Save as disclosed in the foregoing sub-paragraphs of this paragraph 2:

2.5.1        no share or loan capital of the Company, or of any other company within the Company, is under option or has been agreed, conditionally or unconditionally, to be put under option; and

2.5.2        other than upon the exercise of options duly granted pursuant to the BBI Option Schemes or upon a due exercise of the options referred to in paragraph 10(9) below, there is no present intention to issue any of the authorised but unissued share capital of the Company.

3.             Directors’, Proposed Directors’ and others’ interests

3.1           As at 2 April 2007, the interests (all of which are beneficial unless otherwise indicated) of the Directors and their immediate families in the issued share capital of the Company which (i) have been notified to the Company pursuant to section 324 or 328 of the Act, or which (ii) are required to be entered in the register maintained by the Company under section 325 of the Act, or which (iii) are interests of a person connected (within the meaning of section 346 of the Act) with a Director which would, if the connected person were a Director, be required to be disclosed under (i) or (ii) above, and the existence of which is known to or could with reasonable diligence be ascertained by that Director, were as follows:

Name	Number of Ordinary Shares	Percentage of issued share capital as at the date of this document	Number of Ordinary Shares in the Enlarged Share Capital	Percentage of the Enlarged Share Capital

David Evans	303,404	1.11	303,404	0.07
Julian Baines	1,503,318	5.62	1,503,318	3.53
R Lamotte (including 157,205 held in the name Fiona Lamotte)	786,026	2.94	786,026	1.85
Jonathan Gregory	—	—	—	—
Kevin Wilson	146,000	0.05	146,000	0.03
Colin Anderson	—	—	26,426	0.00
John Chesham	—	—	21,736	0.00
Jacobus de Kock (shares held through a contract for difference)	—	—	182,500	0.04
Philip Percival	—	—	48,666	0.00

3.2          The Company has granted to the BBI Directors options to subscribe for the following number of Ordinary Shares, exercisable at during the periods referred to at 47p per Ordinary Share.

Name	Total number of Options under the BBI Option Schemes	Exercise Date

J Baines	1,066,500	In respect of the 212,765 options in the EMI Scheme exercisable 27/04/07 to 26/04/14; in respect of the 853,735 options in the Unnapproved Scheme exercisable 28/04/07 to 27/04/14

D Evans	639,875	exercisable 26/04/07 to 26/04/14

3.3          Save as disclosed above, none of the BBI Directors or any of the Proposed Directors or any person connected with the BBI Directors or the Proposed Directors (within the meaning of section 346 of the Act) has any interest whether beneficial or non-beneficial in the share capital of the Company.

3.4          There are no outstanding loans granted or guarantees provided by the Company for the benefit of any of the Directors or the Proposed Directors.

3.5          Save as disclosed in this document, no Director or Proposed Director has any interest, whether direct or indirect in any transaction which is unusual in its nature or conditions or significant to the business of the Company taken as a whole and which was effected by the Company since its incorporation which remains outstanding or unperformed.

3.6          Save as disclosed in paragraph 4 below, there are no contracts, existing or proposed, between the BBI Directors or the Proposed Directors and the Company.

3.7          Save as set out below, no directorships of companies other than BBI and, as the case may be, Theratase, have been held or occupied over the five year period prior to the date of this document by any of the BBI Directors or the Proposed Directors, nor over that period have any of the BBI Directors or Proposed Directors been a partner in a partnership:

Name	Current Directorships	Past Directorships

David Eric Evans	BBI Holdings Public	Acolyte Biomedica Limited
	Limited Company	British Biocell International Limited
	Chromogenex plc	CY Realisations Limited
	Dx5 Genotyping Limited	Electro-medical Limited
	Epistem Limited	Eurodiagnostica BV
	Immunodiagnostic Systems	Haptogen Limited
	Holdings Public Limited Company	Immunodiagnostic Systems Limited
	Microtest Matrices Limited	Nestech Limited
	Omega Diagnostics Limited	Omega Diagnostics Limited
	Platform Diagnostics Limited	PDG 2 Ltd
	Secure Design KK	Physiomics plc
	Storyland Group plc	Scottish Enterprise Tayside Limited
Storyland Limited
Vindon Healthcare plc

Julian Huw Baines	BBI Holdings Public Limited	European Scientific Testing
	Company	Organsiation Limited
	British Biocell International Limited	Pantel Communications
	Alchemy Laboratories Ltd	International Limited
	Qnostics Limited	United Registrar of Systems
	BBI Healthcare Limited	Inspectorate Limited
	BBI Research Inc	B.S. Partnership Limited
Quotient Diagnostics Limited

Name	Current Directorships	Past Directorships

Richard Lewis Lamotte	BBI Holdings PLC
Alchemy Laboratories Ltd

Kevin William Wilson	BBI Holdings plc
The Big Issue in the North Limited
The Big Life Company
Storyland Group plc

Jonathan David Leigh Gregory	BBI Holdings plc	Coleheath Limited
	Matrix Private Equity Partners LLP	Bermona Limited
	Inca Interiors Limited	Stanhope Telecommunications Limited
	Storm Aviation Limited	Virtual Presence Limited
	PXP Holdings Limited	SMP Group Holdings plc
Mandercorss plc
Independent Growth Finance
IGF Invoice Finance Limited
Letraset Limited

Dr John Chesham	Biozyme Laboratories Limited	AM-Pharma Holding BV
Biozyme Laboratories
International Limited

Colin David Anderson	Seravac Biotech (Pty) Limited

Philip Percival	John Wainwright & Co Ltd.
Theratase PLC
SG Capital Europe Ltd.
SG Capital Europe II Ltd.
SG Capital Europe I Ltd.
SG Capital Europe III Ltd.

3.8          Mr Evans was a director of Cytocell Limited, a company which went into creditors’ voluntary liquidation on 11 April 2003. The directors statement of affairs dated 11 April 2003 showed a creditor shortfall of £237,254 and advised that there would be sufficient funds to pay preferential creditors in full but that any funds available for unsecured creditors would be dependent on the receipt of deferred income. Mr Evans was not a subject of public criticism at the creditors meeting in connection with the liquidation.

Mr Evans was a director of Lineplan Limited, a company which went into on 18 May 2000.The directors statement of affairs dated 18 May 2000 showed a creditor shortfall of £72,680. Mr Evans was not a subject of public criticism by the liquidator in connection with the liquidation.

Mr Gregory was, as a representative of venture capital shareholders, a non-executive director of the companies set out in column 1 below at the time of, or within 12 months preceding, the date of their insolvent event set out opposite in column 2 below. No public criticism was made of Mr Gregory by any statutory or regulatory authority in connection with such insolvent events and, so far as Mr Gregory is aware, no such criticism was made of the board of directors as a whole of any such companies in connection with such insolvent events.

Company name	Nature of insolvent event
Bermona Limited	Receivership
Coleheath Limited	Liquidation
Mandercross plc	Receivership

Mr Baines was a director of BB Electronics Limited which went into liquidation in 1991 with a creditor shortfall of approximately £400,000. Mr Baines was also a director of Calibre Communications Limited which went into liquidation in 1991with a creditor shortfall of approximately £20,000. Mr Baines has not been the subject of public criticism by the liquidator in connection with the liquidations.

Mr Anderson made an individual voluntary arrangement with creditors in June 1993. This was completed satisfactorily in June 1998. The following companies of which he was an executive director have been put into creditors voluntary liquidation: Garland Systems Limited, Fergusson Computers Limited, Garland Training Limited, BRI Europe Limited.

Fergusson Computers Limited and Garland Training Limited were subsidiaries of Garland Systems Limited, which agreed a creditors’ voluntary arrangement in 1992 to which the other companies were parties. This arrangement, which involved the setting up of BRI Europe Limited, failed.

Mr Percival was a Director of Cell Systems Limited which went into receivership in 1991. He was also a Director of Open Technology Computer Distribution Limited which went into receivership in 1991 with a deficit of £2,000,000.

Mr Percival was a director of Cambridge Diagnostics Pathology Services Limited which went into receivership in 1993 with a deficit of £50,000.

3.9          Save as disclosed above, none of the BBI Directors or Proposed Directors has:

3.9.1        any unspent convictions in relation to indictable offences; or

3.9.2        had any bankruptcy order made against him or entered into any individual voluntary arrangements or has had a receiver appointed to any asset of such Director or Proposed Director; or

3.9.3        been a director of a company which has been placed in receivership, compulsory voluntary liquidation, administration, been subject to a company voluntary arrangement or any composition or arrangement with its creditors generally or any class of its creditors whilst he was a director of that company or within the 12 months after he ceased to be a director of that company; or

3.9.4        been a partner of any partnership which has been placed into compulsory liquidation, administration or been the subject of a partnership voluntary arrangement whilst he was a partner in that partnership or within 12 months after he ceased to be a partner in that partnership; or

3.9.5        held any asset or held any asset through any partnership of which he was a partner which has been the subject of receivership within 12 months or within 12 months after he ceased to be a partner in that partnership; or

3.9.6        been publicly criticised by a statutory or regulatory body (including recognised professional bodies);or

3.9.7        been disqualified by a court from acting as a director of any company or from acting in the management or conduct of affairs of any company.

4.            Directors’ service agreements and non-executive appointment letters

Executive Directors

Each of Julian Baines and Richard Lamotte have executed a director’s undertaking of BBI regarding his duties to be performed to that company and also with regard to any other company within the BBI Group.

Julian Baines entered into a service contract with British Biocell International Limited on 30th November 2000, which contract can be terminated by Mr Baines or British Biocell International Limited on 6 months written notice to the other party. Termination occurs automatically on the last day of the month on which Mr Baines obtains the age of 65. Mr Lamotte entered into a service contract with Alchemy on 16th May 2006. This service contract appoints Mr Lamotte as Managing Director of Alchemy and also requires him to act as a director of any BBI Group company with no further remuneration. The term is for a minimum of three years, but is terminable on 6 months notice (subject to the length of the contract).

The annual fees payable by BBI to Mr Baines and Mr Lamotte under the service agreements are:

•       Julian Baines £102,500

•       Richard Lamotte £100,000

In addition to their basic salaries, the service contracts provide that each BBI Director is entitled to a car allowance and is eligible to join any pension scheme of the Company. Each BBI Director is entitled to paid holiday leave, which, in the case of Mr Baines, is 23 day’s in the case of Mr Lamotte, is 20 day’s annual leave (excluding statutory holidays). Each of the service contracts imposes non-complete and non-solicitation covenants for a period of 12 months following termination of employment. Neither service contract provides for any benefits upon termination of employment (other than would be available to either director under the operation of law).

Non-executive directors

Each of David Evans, Kevin Wilson and Jonathon Gregory has signed agreements with the Company as non-executive directors of the Company. The following annual fees are payable under the agreements:

•  David Evans £30,000

•  Kevin Wilson £20,000

•  Jonathon Gregory £22,500

Each of the non-executive appointments are terminable upon three months notice by either party,

Proposed Directors:

Conditional on, and with effect from, the Scheme Effective Date, each of the Proposed Directors will become a director of the Company. Each of the Proposed Directors has a service contract with a Theratase Subsidiary which will continue.

Dr Chesham is employed as Managing Director of Biozyme Laboratories Limited and is also Managing Director of Theratase. His employment commenced on 8th February 1999 and will continue until terminated on 12 months notice from either party or unless terminated earlier by Biozyme Laboratories Limited. The contract is automatically terminated upon Dr Chesham reaching retirement age.

Mr Anderson is employed as Finance Director of Theratase and of the Theratase Group. His employment commenced on 5th August 1999 and will continue until terminated by 3 months notice from either party or unless terminated earlier by Theratase.

5.      Subsidiary Undertakings

Following the Acquisition, the Company will be the ultimate holding company of the following subsidiaries all of which (other than Theratase) are private companies:

Name	Issued Share Capital	Percentage o Issued Share capital on interest held	Field of Activity	Place of Incorporation
TRADING COMPANIES

British Biocell	100 Ordinary	100% held by	Diagnostics	England & Wales
International Limited	shares of £1 each	BBI
Alchemy Laboratories	100 Ordinary	100%held by	Diagnostics	Scotland
Limited	shares of £1 each	BBI
Qnostics	100 Ordinary	100% held by	Diagnostics	Scotland
Limited	shares of £1 each	BBI
BBI Healthcare Limited	Ordinary Share of £1	100% held by	Diabetes Care	England & Wales
BBI
Audiometrics Limited	Ordinary Share of £1	100% held by BBI	Diabetes Care	England & Wales
Healthcare Limited
Cunningham Diagnostics	200 Ordinary	100% held by BBI	Diabetes Care	England & Wales
Limited	Shares of £1 each	Healthcare Limited
Theratase plc	36,288,026 Ordinary	100% held by	Holding company	England & Wales
	shares of 5p each	BBI
Biozyme Holdings Limited	1,000 Ordinary	100% held by	Holding company	England & Wales
	shares of £1 each	Theratase
Biozyme Laboratories	75,000 Ordinary	100% held by	Enzyme	England & Wales
Limited	shares of £1 each	Biozyme Holdings	production
		Limited	and sales
Biozyme Laboratories	1,000 Ordinary	100% held by	Enzyme sales	England & Wales
International Limited	shares of £1 each	Biozyme Laboratories	and management
Limited
Seravac Biotech (Pty) Ltd	1,000 Ordinary	100% held by	Enzyme production	South Africa
	shares of R1 each	Theratase	and sales
Seravac USA Inc.	150 Common shares	100% held by	Enzyme sales	USA
	of common stock	Seravac Biotech	and management
(Pty) Limited

6.                                      Memorandum and Articles of Association

6.1                               The Memorandum of Association provides that the Company’s principal object is, amongst other things, to carry on the business of a holding and general commercial company. The objects of the Company are set out in full in Clause 4 of its Memorandum of Association.

6.2                               The following summary of the articles of association of the Company referred to in paragraph 2.2.4 above of this Part IX (the “Articles”) is not comprehensive. The Articles include, amongst other things, provisions to the following effect:

6.2.1                        Voting Rights

(i)          Subject to any special rights or restrictions as to voting attached to any class of shares, at general meetings on a show of hands every member who is present in person and entitled to vote shall have one vote and on a poll every member present in person or by proxy and entitled to vote shall have one vote for every share held by him.

(ii)       A corporate member may, by resolution of its directors or other governing body or by authority to be given under the hand of any officer duly authorised by it, authorise a person (or persons) to act as its representative (or, as the case may be, representatives) at general meetings and at any separate general meeting of holders of any class of shares in the Company’s issued share capital. A person so authorised shall be entitled to exercise such powers as the corporate member could exercise if it were an individual member.

(iii)    No member shall, unless the directors otherwise determine, be entitled in respect of any share held by him to attend or vote (either personally or by proxy) at any general meeting of the Company or to exercise any other right conferred by membership in relation to general meetings of the Company if any call or other sum presently payable by him to the Company in respect of shares in the Company remains unpaid.

(iv)   The directors may, in their absolute discretion, by notice (a “direction notice”) to any member direct that, with effect from the service of the direction notice, that member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting of the Company in respect of the shares subject to the direction notice if that member, or any other person appearing to be interested in shares held by that member, has been given a section 212 notice and is in default for a period of 14 days after the date of such service in supplying the information thereby requested. Where the relevant shares held by such member represent 0.25 per cent. or more in nominal value of the issued shares of their class then, in addition, if the relevant default notice so directs, any sums payable (whether in respect of capital or dividend or otherwise) in respect of such shares, or any part thereof, shall, except in the event of a winding up of the Company, be withheld by the Company until such time as the section 212 notice ceases to have effect and the Company shall not have any obligation to pay interest on any such sums when they are finally paid to the member concerned and no transfer of the relevant shares shall be registered, save in certain circumstances.

6.2.2                      Variation of rights

(i)          Whenever the share capital of the Company is divided into different classes of shares all or any of the special rights attached to any class may, subject to the provisions of the Act and of every other statute (including any orders, regulations or other subordinate legislation made under any such statute) for the time being in force concerning companies and affecting the Company (the “Statutes”), be varied or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class (but not otherwise) and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up. All the provisions of the Statutes and the Articles relating to the general meetings of the Company and to the proceedings thereat shall, so far as applicable, apply to any such separate general meeting, except that (1) the necessary quorum at any such meeting (other than an adjourned meeting) shall be two persons together holding or representing by proxy at least one-third in nominal value of the issued shares of that class (and at an adjourned meeting shall be one person holding shares of that class or his proxy), (2) any holder of shares of that class present in person or by proxy may demand a poll and (3) every such holder shall on a poll have one vote for every share of that class held by him.

(ii)       Unless otherwise expressly provided, the special rights attached to any class of shares shall be deemed not to be varied or abrogated by the creation or issue of further shares ranking as regards participation in the profits or assets of the Company in some or all respect pari passu with or subsequent to them but in no respect in priority thereto or by the purchase by the Company of any of its own shares.

6.2.3                      Alteration of share capital

The Company may, by ordinary resolution, increase its share capital, consolidate and divide its share capital into shares of a larger amount, sub-divide its share capital into shares of a smaller amount or cancel any unissued shares and diminish the amount of its authorised share capital by the amount of the shares so cancelled. Subject to the Statutes and any special rights previously conferred upon the holders of any class of shares, the Company may, by special resolution, reduce its share capital or any capital redemption reserve, share premium account or other undistributable reserve in any manner. The Company may also, subject to the Statutes and any special rights previously conferred upon the holders of any class of shares, purchase its own shares of any class (including any redeemable shares) in any manner permitted by the Statutes.

6.2.4                      Transfer of shares

(i)          Shares in uncertificated form may be transferred otherwise than by a written instrument in accordance with the Statutes and the AIM Rules and the directors shall have power to implement any arrangements they think fit for such transfers which accord with the Statutes and AIM Rules.

(ii)       Transfers of shares in certificated form may be effected by transfers in writing in any usual or common form or in any other form acceptable to the directors. The instrument of transfer shall be executed by, or on behalf of, the transferor and (except in the case of fully paid shares) by, or on behalf of, the transferee.

(iii)    The directors may, in their absolute discretion and without assigning any reason therefor, refuse to register a transfer of any share held in certificated form unless the relevant instrument of transfer is:

(a)          in respect of only one class of share;

(b)         duly stamped or adjudged or certified as not chargeable to stamp duty;

(c)          lodged at the transfer office, or at such other place as the directors may from time to time determine, accompanied by the relevant share certificate(s) and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

(d)         in favour of not more than four transferees jointly.

(iv)   The directors may refuse to register a transfer of a share in uncertificated form in any case where the Company is entitled to refuse (or is excepted from the requirement) under the regulations applicable to CREST to register the transfer, and they may refuse any such transfer in favour of more than four transferees.

(v)         Subject to the regulations applicable to CREST registration of transfers may be suspended and the register of members closed by the directors provided that the register of members shall not be closed for more than 30 days in any year.

6.2.5                      Directors

(i)          Unless and until otherwise determined by the Company by ordinary resolution, the number of directors (excluding alternate directors) shall not be less than three and shall be subject to a maximum of twelve.

(ii)          The provisions of section 293 of the Act (which regulate the appointment and continuation in office as directors of persons who have attained the age of 70) shall apply to the Company.

(iii)       At each annual general meeting of the Company one-third of the directors (or, if their number is not three or an integral multiple of three, the number nearest to, but not greater than, one third) shall retire from office by rotation. A director who is not required to retire by rotation at any annual general meeting which is the third annual general meeting after the later of (a) his appointment by the Company in general meeting and (b) the last occasion on which he was reelected as a director of the Company in general meeting shall nevertheless be required to retire at such annual general meeting.

(iv)      The fees paid to, and benefits in kind received by, the directors for their services in the office of director shall not exceed in aggregate £200,000 per annum or such higher amount as may be determined by ordinary resolution of the Company. Subject thereto, each such director shall be paid a fee (which shall be deemed to accrue from day to day) at such rate, and shall receive such benefits in kind, as may from time to time be determined by the directors. Any such fee shall be distinct from any salary, remuneration or other amounts payable to the director pursuant to any other provision of the Articles or any contract or arrangement between the Company and the relevant director. Any director may be paid or reimbursed all such reasonable travelling, hotel and other expenses incurred by him in connection with his attendance at meetings of the directors or of any committee thereof or otherwise in connection with the business of the Company. Any director who holds an executive office or is chairman or who serves on any committee of the directors or who otherwise performs services which, in the opinion of the directors, are outside the scope of the ordinary duties of a director or who makes any special exertions in going or residing abroad or otherwise in connection with the business of the Company may be paid such extra remuneration by way of salary, commission, participation in profits or otherwise as the directors may determine either in addition to or in substitution for all or any part of any other remuneration to which such director may be entitled under the Articles.

(v)         Subject to the provisions of the Statutes and provided that he has disclosed to the directors the nature and extent of his interest in accordance with the Statutes, a director may be a party to, or in any way interested, whether directly or indirectly, in any contract, arrangement or transaction to which the Company is a party or in which the Company is in any way interested, whether directly or indirectly. Subject to any agreement to the contrary between the Company and the director, a director:

(a)          may be or become a director or other officer of, or otherwise interested in, any undertaking promoted by the Company or in which the Company may be interested; and

(b)         unless otherwise agreed, may retain any remuneration, profit or other benefit received by him as a director or officer of, or from his interest in, such other undertaking.

(vi)      A director shall not vote at a meeting of the directors on any resolution concerning any contract or arrangement or any other proposal whatsoever in which he has an interest which (together with any interest of any person connected with him within the meaning of section 346 of the Act) is a material interest otherwise than by virtue of his interests in shares, debentures or other securities of, or otherwise in or through, the Company, provided that the foregoing prohibition shall not apply to a resolution concerning:

(a)          the giving of any security, guarantee or indemnity in respect of money lent or obligations incurred by him or by any other person at the request of, or for the benefit of, the Company or any of its subsidiary undertakings;

(b)         the giving of any security, guarantee or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(c)          an offer of securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer the director is, or may be, interested as a participant in the underwriting or sub-underwriting thereof;

(d)         any contract, arrangement or proposal with another company in which he does not hold an interest in shares (as that term is used in Part VI of the Act) representing 1 per cent. or more of either any class of the equity share capital or the voting rights in such company;

(e)          any contract, arrangement or proposal relating to any superannuation or similar scheme or retirement, death or disability benefits scheme or employees’ share scheme which has been approved by HM Revenue and Customs or is conditional upon such approval or does not award to him any privilege or benefit not awarded to the employees to whom such scheme relates, or

(f)            insurance which the Company proposes to maintain or purchase for the benefit of any directors or for the benefit of persons including directors.

(vii)   A director shall not be counted in the quorum present at a meeting in relation to any resolution on which he is not entitled to vote.

6.2.6                      Dividends

(i)             The Company may, by ordinary resolution, declare dividends in accordance with the respective rights of the members, but no dividend shall be payable except out of the profits of the Company available for distribution under the provisions of the Statutes and the Articles or in excess of the amount recommended by the directors. Subject to any priority, preference or special rights as to dividends attached by or in accordance with the Articles to any class of shares, all dividends shall (as regards any shares not fully paid up throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. No amount paid up on a share in advance of calls shall be treated as paid up on the share.

(ii)          No dividend payable in respect of any share shall bear interest as against the Company.

(iii)       Any dividend unclaimed after a period of 12 years from the date of payment of such dividend shall be forfeited and shall revert to the Company.

6.2.7                      Borrowing powers

(i)             Subject to the provisions of the Articles, the directors may exercise all the powers of the Company to borrow money and to mortgage, pledge, charge or grant any security over all or any part of its undertaking, property and assets (present and future) and uncalled capital and, subject to the Statutes, to issue debentures, debenture stock and other securities whether terminable, redeemable or perpetual and whether outright or as collateral security for any guarantee, debt, liability or obligation of the Company or of any third party.

(ii)          The directors shall restrict the moneys borrowed by the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings (if any) so as to procure (so far, as regarding subsidiary undertakings, as by such exercise they can procure) that the aggregate principal amount at any one time outstanding in respect of monies borrowed by the Company (which expression means and includes the Company and all its subsidiary undertakings (if any)) (other than intra-Company borrowing) shall not, without the previous sanction of an ordinary resolution of the Company, exceed, at the time of borrowing, an amount equal to three times the adjusted capital and reserves. For this purpose, “adjusted capital and reserves” means at the relevant time the aggregate of (i) the amount paid up on the issued share capital of the Company and (ii) the total of the net reserves of the Company (including any share premium account, capital reserve, capital redemption reserve, property, revaluation reserve and statutory reserve) and after adding any credit balance or deducting any debit balance on the profit and loss account), all based on the latest published audited consolidated balance sheet of the Company (or, if the Company has no subsidiary undertakings, the latest published audited balance sheet of the Company) but subject to the deductions and adjustments set out in the Articles.

6.2.8                      Winding up

On a winding up of the Company the liquidator may with the authority of an extraordinary resolution and any other sanction required by law, divide amongst the members in specie the whole or any part of the assets of the Company and may for such purposes set such value as he deems fair upon the property to be divided and may determine how such division shall be carried out as between the members.

6.2.9                      Communications with shareholders

The Articles incorporate provisions which enable the directors to elect to offer members the opportunity to receive certain communications electronically.

6.2.10                General Meetings

(i)             Annual general Meetings

Each year, the Company shall hold a general meeting as its annual general meeting (in addition to any other meetings in that year) and not more than fifteen months shall elapse between the date of one annual general meeting and that of the next. Annual general meetings shall be held at such time and place as may be determined by the directors.

(ii)          Extraordinary General Meetings

The directors may convene an extraordinary general meeting of the Company whenever they think fit and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided by the Act. Any meeting convened under the Articles by requisitionists shall be convened in the same manner as nearly as possible as that in which meetings are to be convened by the directors. If at any time there are not within the United Kingdom sufficient directors capable of acting to form a quorum, the directors in the United Kingdom capable of acting may convene an extraordinary general meeting in the same manner as nearly possible as that in which meetings may be convened by the directors.

An annual general meeting and any extraordinary general meeting convened for the purpose of passing a special resolution shall be convened by no less than 21 days notice in writing; all other extraordinary general meetings may be convened by not less than 14 days notice in writing. The notice shall be exclusive of the day on which it is served or deemed served and of the day for which it is given and shall specify the place, the day and hour of the meeting and in the case of special business the general nature of such business. The notice shall be given to all the members, other than the members who, under the provisions of the Articles or the terms of issue of the shares they hold, are not entitled to receive notice of the meeting, and to the directors and to the auditors of the Company. A notice convening an annual general meeting shall specify the meeting as such and the notice convening a meeting to pass a special resolution or an extraordinary resolution as the case may be shall specify the intention to propose the resolution as such.

6.2.11                Restrictions on changes of control, mergers acquisitions or corporate restructuring

There are no provisions in the Articles that would have the effect of delaying, deferring or preventing a change in control of the Company or would operate only with respect to a merger, acquisition or corporate restructuring involving the Company.

6.2.12                Ownership threshold requiring public disclosure

There are no provisions in the Articles governing the threshold above which shareholder ownership must be disclosed. The Company is subject to the provisions of the Act requiring public disclose of shareholdings.

7.                  BBI Option Schemes

7.1   General

On 31 March 2004,the Board adopted, subject to shareholder approval which was obtained on 8 April 2004, the BBI Unapproved Share Option Scheme and the BBI EMI Scheme and (subject to Inland Revenue approval) the BBI Approved Share Option Scheme and the BBI SAYE Share Option Scheme. Each of these schemes will be administered by the Board, although grants of options to full-time executive directors may only be made with the approval of the remuneration committee consisting of the non-executive directors of the Company.

BBI SAYE Share Option Scheme

The BBI SAYE Share Option Scheme is an all employee share scheme designed to be approved by the Inland Revenue in accordance with the provisions of Schedule 3 to ITEPA.

(a)          Eligibility

Broadly, all full time employees of the Company or a company within the BBI Group who have worked for such minimum period (not exceeding 6 months) as the directors determine are eligible to participate in the BBI SAYE Share Option Scheme, as long as they do not have a material interest in the Company or any subsidiary. In addition, the BBI Board (or remuneration committee as appropriate) has discretion to invite employees (including executive directors) who have not worked for the required period to participate in the BBI SAYE Share Option Scheme.

(b)         Issue of invitations and grant of options

Invitations to apply for options may be issued under the BBI SAYE Share Option Scheme as soon as practicable after the day on which the BBI SAYE Share Option Scheme is approved by resolution of the Company or, if later, approved by the Inland Revenue (which cannot be more than 42 days after receipt of notice that the BBI SAYE Share Option Scheme has been approved by the Inland Revenue pursuant to Schedule 3 to ITEPA) or (if later) within 42 days of the date on which any BBI Shares were first admitted to AIM. Thereafter invitations may be issued (i) within 42 days of the dealing day immediately following the date of the preliminary announcement of the Company’s interim or final results, (ii) within 42 days of any day on which changes to the legislation affecting savings-related share option schemes approved by the Inland Revenue pursuant to ITEPA are proposed or made or when a new form of savings contract prospectus is announced or takes effect; or (iii) on any day when circumstances are considered by the Board to be sufficiently exceptional to justify the grant of options. Options may not be granted later than the tenth anniversary of the date on which the BBI SAYE Share Option Scheme is approved by resolution of the Company. In addition, options may not be granted at any time when the grant of awards is prohibited in terms of the Model Code, the Criminal Justice Act 1993 or the Financial Services and Markets Act 2000. Where the grant of an option is so restricted, invitations may be issued within seven days of such restriction ceasing to apply. Applications for options must be received from eligible employees within the period specified in the invitation (which will be not less than 14 days after the date on which the invitation was issued). If applications are received for options over more BBI Shares than are available on any occasion, applications may be scaled down. No consideration is payable in respect of the grant of an option.

(c)          Option price

Options will entitle the holders to acquire BBI Shares, whether by subscription or purchase, at a price per Ordinary Share (the “Option Price”) determined by the directors prior to the issue of invitations. The Option Price may not be less than 80 per cent. of the middle-market quotation on the 3 dealing days immediately preceding the date of issue of the invitation or 80 per cent. of the market value of an Ordinary Share as the directors (or remuneration committee as appropriate) determines in accordance with Part VIII of the Taxation and Chargeable Gains Act 1992 (as agreed in advance with the Inland Revenue) and if higher, and if the option is an option to subscribe, the nominal value of an Ordinary Share.

(d)         Savings Contracts and Individual Limits

As part of the application process a participant will require to enter into a savings contract with the relevant savings provider (which has not yet been appointed), in terms of which the participant will agree to make 36 (in the case of a 3 year savings contract) or 60 (in the case of a 5 year contract) monthly savings contributions of a fixed amount. The monthly amount may not be less than £10 or more than £250 (these limits may be changed to reflect changes in the limits prescribed in ITEPA) and increase in multiples of £1 up to the maximum of £250. After making such contributions through the entire term of the savings contract, the participant may apply for repayment of his or her savings contributions, in addition to a tax free bonus of an amount equal to (currently) 0.9 or 3.4 (for a 3 year option and a 5 year option respectively) monthly savings contributions. Alternatively, and if permitted by the directors, the participant may elect, when applying for a 5 year option, not to apply for repayment of his or her savings contributions until after a further period of two years when he or she will receive a tax-free bonus of an amount equal to 7.1 monthly savings contributions. In any case, the participant may (subject to the rules of the BBI SAYE Share Option Scheme relating to the exercise of options) apply the proceeds of the savings contract in exercising his or her option.

(e)          Exercise of options

An option may be exercised only by the person to whom it was granted or his personal representative(s) and is not transferable. An option may only be exercised once and normally only during the period of 6 months after the date on which the participant first becomes entitled to repayment of his or her savings contributions plus bonus (that is, at the end of 3, 5 or 7 years, as appropriate) (the “Bonus Date”). If a participant ceases to be in the employment of the BBI Group due to injury or disability, redundancy, retirement at 65 or at the optionholder’s contractual retirement age, early retirement more than three years after the date of grant, the optionholder being employed by a company which ceases to be a member of the Company or the optionholder being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Company then the participant may exercise his option within the period of six months following such cessation, and if not so exercised, the option will lapse. Where a participant dies before the Bonus Date the personal representative(s) of the deceased may exercise an option within a period of one year following his death. Where a participant dies on or within the six months following the Bonus Date, the personal representative(s) of the deceased may exercise an option during a period of one year from the Bonus Date. On cessation of employment (more than three years after the date of grant) for any reason other than those set out above an option can be exercised within six months of the date of such cessation and, if not so exercised, will lapse at the end of that period.

An option will lapse if the participant leaves the employment of the BBI Group within three years of the grant of the option, other than in the circumstances referred to in the above paragraphs, or if the option is not exercised within the relevant prescribed period, or if he gives notice to terminate the relevant savings contract. A participant may (but need not) exercise his options on reaching his contractual retirement age, even if he does not retire then, but his option must be exercised within a period of six months commencing on the date on which he attained his contractual retirement age.

If not so exercised, the options will remain exercisable in accordance with the remaining rules of the BBI SAYE Share Option Scheme. Options will also lapse following the take-over of the Company or on certain other amalgamations and reconstructions of the Company (when, broadly, options may be exercised within the following six months); and if a resolution is passed for the voluntary winding up of the Company, options become exercisable for a period of six months following the date of such resolution, and if not so exercised such options will lapse.

(f)            Overall BBI SAYE Share Option Scheme limits

The number of BBI Shares issuable pursuant to options granted under the BBI SAYE Share Option Scheme, when aggregated with the number of BBI Shares issued or issuable pursuant to options granted under all employee share schemes adopted by the Company, and in respect of Mr Evans’ options, within the previous ten years, may not exceed fifteen per cent. of the Company’s issued ordinary share capital at that time. In determining the above limit any options which have been renounced, lapsed, or otherwise become incapable of being exercised are disregarded. Any shares issued on the exercise of an option shall be taken into account once only (when the option is exercised) and do not fall out of account when the option is exercised.

(g)         Issue or Transfer of BBI Shares on exercise

Within 30 days of receipt of a notice of the exercise of an option from a participant, BBI Shares will be issued or transferred to the participant concerned. BBI Shares allotted or transferred on the exercise of options will rank pari passu with the BBI Shares existing at the date of allotment or transfer (save as regards any rights attaching by reference to a record date prior to the effective date of such transfer or allotment). Application will be made for any new BBI Shares issued under the BBI SAYE Share Option Scheme to be admitted to AIM.

(h)         Exchange of options

In the event of a takeover or certain amalgamations or reconstructions of the Company, the participants may, with the agreement of the acquiring company, exchange their options for options over shares in the acquiring company or in a company associated with the acquiring company. Options can only be exchanged if the new options are equivalent to the existing options.

(i)             Variation of share capital

On certain variations of the ordinary share capital of the Company including capitalisation, consolidation or sub-division or reduction of share capital, the number of BBI Shares subject to a subsisting option and/or the Option Price may be adjusted by the directors in such manner as they determine, subject to the approval of the Inland Revenue. The directors may seek confirmation from the Company’s auditors that any proposed adjustment is fair and reasonable.

(j)             Alterations to the BBI SAYE Share Option Scheme

The rules of the BBI SAYE Share Option Scheme may (save as outlined in the paragraphs below) be amended by the directors provided that amendments which are to the benefit of participants (whether present or future) and which relate to certain matters including the persons eligible to participate, the determination of the Option Price, the limit on the number of BBI Shares which can be placed under option under the BBI SAYE Share Option Scheme, the price at which BBI Shares may be acquired on the exercise of an option and the adjustment to options on a variation of share capital may not be made without prior approval of the Company in general meeting. Shareholder approval is not required for minor amendments to benefit the administration of the BBI SAYE Share Option Scheme or amendments to take account of a change in legislation or to maintain Inland Revenue approval or obtain or maintain favourable tax, exchange control or regulatory treatment for the Company or participants. The power of the board to amend the BBI SAYE Share Option Scheme is subject to the restrictions that no amendments may be made without the prior approval of the Inland Revenue and amendments which would adversely affect the subsisting rights of participants may only be made with the written consent of such number of participants as hold options to acquire more than 50 per cent. of shares which would be issued or transferred under the BBI SAYE Share Option Scheme if all options under the BBI SAYE Share Option Scheme were exercised, or by resolution of a meeting passed by not less than 50 per cent. of the participants who attend and vote.

(k)          Termination

The BBI SAYE Share Option Scheme will terminate on the tenth anniversary of its approval by the shareholders of the Company.

7.2         BBI Approved Share Option Scheme

The BBI Approved Share Option Scheme is intended to be a discretionary share option scheme designed to be approved by the Inland Revenue in accordance with the provisions of Schedule 4 to ITEPA. Options over BBI Shares can be granted to employees and full-time directors. Options are granted free of charge and may only be exercised by the persons to whom they are granted or by their personal representatives and are not transferable.

(a)          Eligibility

Options are granted at the discretion of the directors to full-time employees and full-time directors of the BBI Group, save that options will not be granted to individuals due to retire within six months or those individuals who have a material interest in a company within the Company.

(b)         Shares issued or transferred on exercise

Shares allotted on the exercise of options will rank equally in all respects with the BBI Shares in issue on the date of the allotment of those shares (save as regards any rights attaching by reference to a record date prior to the date of allotment). Application will be made for any new BBI Shares issued under the BBI Approved Share Option Scheme to be admitted to AIM. BBI Shares transferred pursuant to the exercise of options will be transferred free from all liens, charges and encumbrances and with all rights attaching thereto except that they will not be entitled to any rights attaching to shares by reference to a record date preceding the date of exercise.

(c)          Grant of options

Options can be granted within 42 days of the dealing day immediately following the day on which Inland Revenue approval of the BBI Approved Share Option Scheme is given or (if later) within 42 days of the date on which any BBI Shares were first admitted to AIM. Thereafter, options may be granted within 42 days of the dealing day immediately following the day of the announcement by the Company of its results for any period and on any day when circumstances are considered by the directors to be sufficiently exceptional to justify the grant of options. Options may only be granted within ten years of approval of the BBI Approved Share Option Scheme by the shareholders in general meeting. Options may not be granted at any time where the grant of options is prohibited in terms of the Model Code, the Criminal Justice Act 1993 or the Financial Services and Markets Act 2000. Where the grant of options is so restricted, options may be granted within seven days of such restriction ceasing to apply. No individual may be granted options to replace those he has already exercised unless the directors are satisfied that the grant of such options is justified by the performance of the Company in the preceding two years.

(d)         Overall BBI Approved Share Option Scheme limits

The number of BBI Shares issuable pursuant to options granted under the BBI Approved Share Option Scheme when aggregated with the number of BBI Shares issued or issuable pursuant to options granted within the previous ten years under all employee share schemes adopted by the Company, and in respect of Mr Evans’ options, may not exceed fifteen per cent. of the Company’s issued ordinary share capital at that time. In determining the above limit any options which have lapsed, been renounced or otherwise become incapable of being exercised cease to count.

(e)          Individual limits on participation

An individual’s participation under the BBI Approved Share Option Scheme is limited so that the aggregate market value of the BBI Shares (measured at the date of grant) comprised in subsisting approved options held by that individual cannot exceed £30,000.

(f)            Exercise of options

Options may normally only be exercised in whole or in part within the period of three to ten years after the date of grant and then only if the performance conditions attached to the options have been satisfied. Exceptionally, options may be exercised (and will lapse if not so exercised within the period specified) at an earlier date:

(i)             following the death of the optionholder (when options may be exercised by the personal representatives of the optionholder within the period of twelve months following the date of death of the optionholder);

(ii)          following cessation of the optionholder’s employment within the BBI Group due to the injury or disability; redundancy; retirement at the optionholder’s contractual retirement age; the optionholder being employed by a company which ceases to be a member of the Company or the optionholder being employed in an undertaking or part of an undertaking which is transferred to a person who is not a member of the Company. In each of these circumstances options may be exercised within twelve months following the date of cessation of employment;

(iii)       on the optionholder ceasing to be employed with the BBI Group for any reason (other than those specified in paragraph (ii) above at the discretion of the directors (when the options may be exercised during such period, not exceeding twelve months from the date of cessation of employment, as the directors may determine);

(iv)      following the take-over of the Company or on certain other amalgamations and reconstructions of the Company (when, broadly, options may be exercised within the following six months); and

(v)         if notice is given of a resolution for the voluntary winding-up of the Company, options may be exercised for the period of six months after such resolution becomes effective. Where options are exercisable in the circumstances outlined in paragraphs (ii) to (iv) above they will only be exercisable where the performance conditions attached to those options have been satisfied on a pro-rata basis taking into account the relevant reduction in the length of the performance period. Options may not be exercised where the exercise of options is prohibited by the Model Code, the Criminal Justice Act 1993 or the Financial Services and Markets Act 2000.

(g)         Performance conditions

The exercise of options granted under the BBI Approved Share Option Scheme is subject to the achievement of the performance conditions set by the BBI Board. For options granted under the BBI Approved Share Option Scheme the following performance measure has been adopted: Exercise of an option will be dependent upon the achievement by the Company of a specified threshold of earnings per share (“EPS”) growth (calculated after excluding amortisation of goodwill, gains or losses on the disposal of assets, changes resulting from the expensing of options through the profit and loss account and any extraordinary or exceptional items at the discretion of the remuneration committee) in excess of the growth in the Retail Price Index over a three or more years performance period (the “Performance Period”). For an option to become exercisable in full, the growth in the EPS of the Company over the Performance Period must exceed the growth in the Retail Price Index over the same period by a specified percentage. If the excess is 15 per cent. or greater in respect of the first three years of the Performance Period then the performance condition is met. Where the performance condition is not met at the end of the first three years then the Performance Period is extended one financial year at a time and the growth in EPS is increased by five per cent. for each additional financial year while the options remain in existence until the performance condition as so increased has been met. As soon as the performance condition is met, the options vest in their entirety and become exercisable in whole or in part at any time, subject to the rules of the BBI Approved Share Option Scheme.

(h)         Exercise Price

The price at which an optionholder may acquire each Ordinary Share on the exercise of an option will be determined by the directors or the remuneration committee and will not be less than the market value of an Ordinary Share averaged over the three dealing days preceding the relevant date of grant (or, if higher, in the case of options to subscribe, the nominal value of an Ordinary Share).

(i)             Exchange of options

In the event of a takeover or certain amalgamations or reconstructions of the Company, the optionholders may (with the agreement of the acquiring company) exchange their options for options over shares in the acquiring company, or a company which is associated with the acquiring company. An option may only be exchanged if the new options are equivalent to the existing options. Options which are not exchanged within the period specified lapse.

(j)             Variation of share capital

On certain variations of the ordinary share capital of the Company including a capitalisation, consolidation, sub-division or reduction of share capital the number of BBI Shares subject to an option and the price payable on exercise may be adjusted by the directors in such manner as they determine, subject to approval by the Inland Revenue. The directors may seek confirmation from the Company’s auditors that any proposed adjustment is fair and reasonable.

(k)          Alterations to the BBI Approved Share Option Scheme

The directors may amend the BBI Approved Share Option Scheme although no amendment will have effect until the amendment is approved by the Inland Revenue. In addition, certain alterations which are to the benefit of present or future optionholders cannot take effect without shareholder approval, including alterations to the rules relating to the persons eligible to participate, the determination of the price payable on exercise of an option and the maximum number of BBI Shares over which an employee may hold options. Any alteration or amendment which adversely affects the subsisting rights of the optionholders cannot be made without the written consent of such number of participants as hold options to acquire more than 50 per cent. of shares which would be issued or transferred under the BBI Approved Share Option Scheme if all options under the Scheme were exercised, or by resolution of a meeting passed by not less than 50 per cent. of the participants who attend and vote. Shareholder approval is not required for minor amendments to benefit the administration of the BBI Approved Share Option Scheme or amendments to maintain Inland Revenue approval or to take account of a change in relevant legislation or to obtain favourable tax, regulatory or exchange control treatment.

(l)             Pay As You Earn/National Insurance Contributions recovery

If the Company is obliged to account for tax and national insurance contributions for which the optionholder is liable as a result of the exercise of an option, the Company is entitled to sell sufficient shares (which would otherwise have been issued or transferred to the optionholder on exercise of the option) to satisfy that liability, unless the Company has received the necessary amount to discharge the liability from the optionholder.

7.3         BBI Unapproved Share Option Scheme

The BBI Unapproved Share Option Scheme will not be approved by the Inland Revenue. The rules of the BBI Unapproved Share Option Schemes are the same in all material respects as those of the BBI Approved Share Option Scheme save that:

7.3.1                     as it is possible that the Company will have an immediate tax and social security liability in the event of the exercise of options granted under the BBI Unapproved Share Option Scheme, provision is made for the optionholder to indemnify the Company against such tax or social security liability before the option may be exercised. Alternatively, the optionholder may make arrangements with the Company (such as authorising the Company to sell some of the BBIShares which would be issued or transferred to the optionholder on the exercise of his options) to ensure that the Company is reimbursed for such tax and social security liability. In addition, the directors can oblige the optionholder to enter into an election whereby any liability for employer’s secondary national insurance contributions on the exercise of the options is transferred to the optionholder;

7.3.2                     there is no provision whereby the directors may seek confirmation from the Company’s auditors that adjustments to options are fair and reasonable; and

7.3.3                     there is no £30,000 limit on the value of options which can be granted to an individual under the BBI Unapproved Share Option Scheme.

7.4                                 BBI EMI Scheme

Under the relevant legislation, for options to qualify as EMI options they must be entered into by virtue of an agreement between the individual optionholder and the Company. That agreement is required to contain details of, among other things:

•                  the price to be paid on exercise of the option;

•                  the number of shares placed under option;

•                  any restrictions and forfeiture provisions attached to the shares;

•                  any performance conditions applicable to exercise of the option; and

•                  details of the period and manner in which the option may be exercised.

Apart from the performance conditions (details of which are set out in paragraph 7.4.1(i) below, it is not presently intended to impose any additional restrictions or forfeiture provisions on the shares which are subject to the BBI EMI Scheme and option, beyond those contained in the Company’s articles of association from time to time.

7.4.1                        The principal terms of the rules of the BBI EMI Scheme are as follows:

(a)          Grant of options

The directors (or remuneration committee as appropriate) may grant options to any qualifying employee to acquire BBI Shares in the Company. Options may be satisfied either by subscription for new shares or the transfer of existing shares. Broadly, a “qualifying employee” is a full time employee of the Company or any subsidiary of the Company (each a “Participating Company”) who does not have a material interest in the Company or any company within the BBI Group. In addition, no person is entitled to be granted an option which would take the aggregate market value of shares (at the date of grant) which that person is entitled to acquire under options granted under the BBI EMI Scheme and any company share option plan approved under Schedule 4 and 5 to ITEPA to more than £100,000 (or such other amount as may be prescribed from time to time).

(b)         Option price

The price at which an option may be exercised is determined by the directors (or remuneration committee as appropriate), but may not be less than the higher of the market value of an Ordinary Share at the time of grant or, in the case of options to subscribe, nominal value.

(c)          Exercise of options

An option may be exercised only by the person to whom it was granted or his personal representative(s) and is not transferable. Options may not, subject to a few exceptions, be exercised prior to the third anniversary of the date of grant and automatically lapse on the tenth anniversary of the date of grant. The option may only, subject to a few exceptions, be exercised whilst the participant is a “qualifying employee”. Where a performance condition has been imposed, that condition must be complied with save in certain specified circumstances. An option may be exercised by the personal representatives of an optionholder, without compliance with any performance condition (unless its terms state the contrary), within the period of the earlier of one year following the death of the optionholder and the tenth anniversary of the date of grant. An option may be exercised if and to the extent that any performance condition has been satisfied, on a pro rata basis, if appropriate, taking into account the reduction in the performance period at the date on which the optionholders ceased to be employed by the Company or a Participating Company within the period of one year following termination of the office or employment of the relevant optionholder for various specified reasons (including ill health, retirement and redundancy) or at the directors’ discretion, cessation of employment for any other reason. The directors also have discretion to allow a participant to exercise an option within a six month period surrounding the transfer of that employee to another country where the tax regime is disadvantageous in relation to exercise of options or where securities laws or exchange control laws of the relevant country would restrict the ability to exercise the option or to deal in the shares resulting from exercise of the option. Options are also exercisable within a limited prescribed period in the event of a takeover, reconstruction, or voluntary winding up of the Company, but following a takeover may alternatively, with the agreement of the acquiring company, be rolled over to become options over the acquiring company’s shares. In the absence of rollover, the options will lapse at the end of the prescribed period.

(d)         Income Tax/National Insurance Contributions

Although there will not normally be a liability to Pay As You Earn or National Insurance Contributions (either employer or employee) in relation to the exercise of options which qualify as BBI EMI Scheme options, it is possible that in certain circumstances such a liability may arise. Accordingly, the BBI EMI Scheme provides that if that is the case the Company or the optionholder’s employing company (as the case may be) is to be indermnified in respect of any liability it may incur in that respect and is to be entitled to sell such number of the relevant shares as may be required to ensure that any such liability is properly reimbursed to the Company or the optionholder’s employing company (as the case may be).

(e)          Adjustments for reorganisations

On certain variations of the ordinary share capital of the Company including a rights issue, open offer, subdivision, consolidation and division or reduction of share capital the directors may make such adjustments to the number of shares over which an option is granted, and the option price, as they shall determine, to the intent that the maximum aggregate option price payable in respect of an option, insofar as possible, remains unchanged.

(f)            Alterations

The directors may alter the BBI EMI Scheme or the terms of any option granted under it in any way, provided that no amendment may be made which would result in options ceasing to be qualifying options, for enterprise management incentive purposes, without the consent of the optionholders. Amendments to the rules which are to the advantage of optionholders may only be made with the prior approval by ordinary resolution of the members of the Company in general meeting. No alteration which relates solely to a performance condition may be made unless the directors (acting reasonably) consider that, without alteration, the performance condition or any aspect of it would not achieve its original purpose and the directors must act fairly and reasonably in making the alteration.

(g)         Notification

The Company is required to notify the Inland Revenue of the grant of any option within 92 days of its grant date, in a prescribed form which must also be signed by the relevant option holder. In addition the Company must issue annual returns to the Inland Revenue in agreed form giving details of option holders within 3 months of the end of each tax year.

(h)         Lapse of options

An option lapses upon the occurrence of the earliest of:

(i)             the tenth anniversary of the date of grant;

(ii)          the expiry of any specified periods mentioned under paragraph 7.4.1(c) above, with the exception of the 6 month period in respect of an employee who has transferred to another country;

(iii)  the participant ceasing to hold office or employment with a Participating Company in any circumstances other than those specified in paragraph 7.4.1(c) above;

(iv)  the passing of an effective resolution, or the making of an order by the court, for the winding up of the Company (subject to the right of an optionholder to exercise an option (without application of performance condition) within six months of the passing of a resolution for voluntary winding up of the Company); or

(v)   the participant being deprived (otherwise than on death) of the legal or beneficial ownership of the option by operation of law, or doing or omitting to do anything which causes him to be so deprived or become bankrupt or apparently insolvent.

(i)             Performance conditions

The performance conditions which will be attached to options granted under the BBI EMI Scheme are the same as the performance conditions set out in paragraph 7.2 (g) above in relation of the BBI Approved Share Option Scheme.

7.5         Mr Evans’ Options

On 26 April 2004 the Company entered into an agreement (the “Option Agreement”) with David Evans to record the terms of an informal agreement made some time previously following discussions with institutional investors. Under the terms of the Option Agreement, Mr Evans is granted options over such number of BBI Shares as is equal to 3 per cent. of the enlarged issued share capital of BBI as at BBI’s admission to AIM on 28 April 2004. The exercise price in respect of one Ordinary Share is equal to the Placing Price. The terms of this option are similar to the terms of the BBI Unapproved Share Option Scheme save that the options are only exercisable whilst Mr Evans continues to hold office with the Company, except in particular circumstances (such as death, illness etc) in which case the options are exercisable within a certain period of time following such event. Performance conditions in identical terms to the performance conditions summarised in paragraph 7.2(g), in relation to the BBI Approved Share Option Scheme also apply to this Option Agreement.

8.              Substantial Shareholders

8.1         Except for the interests of the Directors and Proposed Directors, which are set out in paragraph 3 above, and the interests set out in this paragraph, the Directors are not aware of any holding in BBI Shares as at the date of this document and immediately following Admission representing 3 per cent. or more of the issued share capital of the Company:

	Number of	Percentage of		Percentage of
	BBI Shares	issued share capital	Number	issued share
	at the date of	at the date of	of shares	capital at
Name	this document	this document	at Admission	Admission

Legal and General
Investment Management	3,249,360	12.15	3,249,360	7.64
New Star Asset Management	2,481,000	9.28	2,481,000	5.83
Cavendish Asset Management	1,626,600	6.08	1,626,600	3.82
Gartmore Investment Management	1,528,780	5.72	1,528,780	3.59
Hermes Investment Management	—	—	1,499,817	3.53
Nova Capital Management	1,382,277	5.17	1,382,277	3.25
Octopus Investments	1,065,240	3.98	1,065,240	2.50
Barclays Ventures	939,389	3.51	939,389	2.21
TriVest VCT PLC	922,730	3.45	922,730	2.17
Foresight Venture Partners	922,730	3.45	922,730	2.17
Singer & Friedlander	922,730	3.45	922,730	2.17
Invesco Perpetual	816,666	3.05	816,666	1.92

8.2         The Shareholders listed in paragraph 8.1 do not have different voting rights to the other holders of the BBI Shares

8.3         Save as set out above in this paragraph 8 and save as referred to in paragraph 3, there are no persons who directly or indirectly, jointly or severally exercise or could exercise control over the Company.

9.              Taxation

The following comments are intended as a general guide for the benefit of holders of shares as to their tax position under current United Kingdom tax law and Inland Revenue practice as at the date of this document. They are intended only for shareholders who are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their BBI Shares as investments rather than trading stock and who are the beneficial owners thereof. Any shareholder who is in any doubt as to their tax position, or who is subject to tax in a jurisdiction other than the United Kingdom, is strongly recommended to consult their professional advisers without delay.

9.1         Taxation of Dividends

9.1.1           Under current United Kingdom law, the Company will not be required to withhold tax at source from dividend payments it makes.

9.1.2           Individual shareholders resident in the United Kingdom for tax purposes should generally be entitled to a tax credit in respect of any dividend paid by the Company which they can offset against their total income tax liability. The amount of the tax credit is one ninth of the amount of the net cash dividend which is 10 per cent. of the sum of the dividend and the tax credit. The amount of the dividend received by such an individual shareholder and the associated tax credit are both included in calculating the individual shareholder’s income for United Kingdom tax purposes.

9.1.3           Individuals whose taxable income is within the starting rate or basic rate tax bands will be subject to income tax on dividends at the rate of 10 per cent. The tax credit will discharge the income tax liability in respect of the dividend income of an individual shareholder who is not liable to income tax at a rate greater than the basic rate. Higher rate taxpayers will be liable to tax on such dividends at the rate of 32.5 per cent., so that an individual shareholder who is a higher rate taxpayer will have further tax to pay, after taking account of the tax credit, equal to 25 per cent. of the net cash dividend.

9.1.4           Generally, shareholders who are not liable to United Kingdom income tax on dividend income (or any part of it) are no longer entitled to reclaim payment of the tax credit (or part of it) attaching to dividends paid by the Company;

9.1.5           A United Kingdom resident corporate shareholder not carrying on a trade of dealing in shares will not normally be liable to corporation tax in respect of any dividend received.

9.1.6           Whether shareholders who are resident for tax purposes in countries other than the United Kingdom are entitled to a payment from the Inland Revenue of a proportion of the tax credit in respect of dividends on their BBI Shares depends in general upon the provisions of any double taxation convention or agreement which exists between such countries and the United Kingdom.

9.1.7           Individual shareholders who are resident in countries other than the United Kingdom but who are Commonwealth citizens, nationals of member states of the European Economic Area or fall within certain other categories of person within Section 278 of the Income and Corporation Taxes Act 1988 are entitled to the entire tax credit which they may set off against their total United Kingdom income tax liability, if any. Non-United Kingdom resident shareholders should consult their own tax advisers on the possible application of such provisions and the procedure for claiming any relief or credit in respect of such tax credit in their own jurisdictions. However, in general, no cash payment will be recoverable from the Inland Revenue in respect of the tax credit.

9.2         Capital Gains

9.2.1           A disposal of BBI Shares by a shareholder who is either resident or, in the case of an individual, ordinarily resident for tax purposes in the United Kingdom, may, depending on the shareholder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of the taxation of chargeable gains. A shareholder who is an individual and who has, on or after 17 March 1998, ceased to be resident or ordinarily resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of BBI Shares during that period may also be liable on his return to United Kingdom taxation of chargeable gains (subject to any available exemptions or reliefs).

9.2.2           For United Kingdom resident individual shareholders, taper relief may be available to reduce the amount of the gain chargeable to tax. The availability and rate of taper relief will depend upon the period of ownership of the BBI Shares and on whether BBI Shares qualify as business assets or not for the individual in question.

9.2.3           For shareholders within the charge to United Kingdom corporation tax in respect of gains on the disposal of the BBI Shares, taper relief is not available but an indexation allowance should be available to reduce the amount of the chargeable gain realised on a disposal of BBI Shares. Alternatively, depending on their circumstances, such shareholders may be entitled to substantial shareholdings relief which would enable them to dispose of their BBI Shares without giving rise to a liability to United Kingdom corporation tax in respect of any gain.

9.2.4           Section 574 of the Income and Corporation Taxes Act 1988 permits a loss on subscription in ordinary shares in a qualifying trading company to be relieved against an investor’s taxable income as an alternative to setting the loss against capital gains. Upon making the appropriate claim, relief is given against income in the tax year in which the loss arises, or the preceding year.

9.3         Stamp Duty and Stamp Duty Reserve Tax

Stamp duty and stamp duty reserve tax (“SDRT”) treatment under the issue of New BBI shares and in respect of the subsequent transfer of BBI Shares will be as follows:

9.3.1           In relation to BBI Shares issued by the Company pursuant to the issue of New BBI Shares, no liability to stamp duty or SDRT will arise on issue or on the issue of definitive share certificates by the Company.

9.3.2           The transfer or sale of BBI Shares will generally be liable to ad valorem stamp duty at the rate of 50p per £100 of the amount or value of the consideration given rounded up (if necessary) to the nearest £5. An agreement to transfer BBI Shares will generally be subject to SDRT at 0.5 per cent. of the agreed consideration. However, if within the period of six years of the date of the agreement or, in the case of a conditional agreement, the date on which it becomes unconditional, an instrument of transfer is executed pursuant to the agreement and stamp duty is paid on that instrument, any liability to SDRT will be repaid or cancelled. The liability to pay stamp duty or SDRT is generally satisfied by the purchaser or transferee.

9.3.3           No stamp duty or SDRT will arise on a transfer of BBI Shares into CREST, unless such transfer is made for a consideration in money or money’s worth, in which case a liability to stamp duty or SDRT will arise, usually at the rate set out in paragraph 8.3.2 above.

9.3.4           A transfer of BBI Shares effected on a paperless basis within CREST will generally be subject to SDRT at the rate of 0.5 per cent. of the value of the consideration. Special rules apply to certain categories of person including intermediaries and persons connected with depository arrangements and clearance services.

10.       Material contracts of the BBI Group

The following contracts, not being entered into in the ordinary course of business and which are, or may be, material, have been entered into by the Company or any of the BBI Subsidiaries within the two years immediately preceding the date at which Theratase entered into an offer period and the date of this document.

(a)          the inducement agreement dated 20 February 2007 made between the Company and Theratase whereby, as an inducement to BBI proceeding with the Proposal, Theratase has agreed to pay BBI an inducement fee of 1 per cent. of the value of the Proposal up to a maximum of £250,000 (inclusive of any applicable VAT) if certain specified circumstances occur. These include breach of an undertaking by Theratase (save as required by the Takeover Panel) not to seek or solicit directly or indirectly any other proposal from any other person with a view to making an offer for the whole or any part of the issued share capital; and, where it received an unsolicited offer from a third party, to pay an inducement fee to BBI, if it engages in discussions with that third party. The inducement fee is also payable where Theratase refuses to recommend the Proposal or if it withdraws its public recommendation.

(b)         the implementation agreement dated 26 March 2007 made between the Company and Theratase whereby each of the Company and Theratase undertake to the other that they shall take such steps and actions and execute all such documents as may be necessary or desirable for the implementation of the Scheme, the Capital Reduction and the Acquisition in accordance with the terms thereof and the requirements, of, amongst others, the City Code and the Court with a view to meeting the timetable for the implementation. As part of the agreement, the BBI Board and Theratase Board undertake to recommend to their shareholders the approval of the Resolutions, the resolutions to be proposed at the Theratase Extraordinary General Meeting and the Scheme at the Theratase Court Meeting. As an inducement to Theratase proceeding with the Proposal, the agreement contains an indemnity in favour of Theratase in respect of all costs incidental to the Acquisition and the Scheme up to a maximum of £250,000 (inclusive of any applicable VAT) if certain specified circumstances occur.

(c)          the agreement dated between British Biocell International Limited, Agen Biomedical Limited, Agen Limited and Agenix Limited dated 2 March 2007 under which British Biocell International Limited acquired two point of care diagnostic product businesses – SimpliRED and Simplify. The initial consideration was AUD$2.7 million (circa £1.08 million). Additional consideration of AUD$1.7 million (circa £400,000) will be payable as British Biocell International Limited acquires automated equipment along with the existing stock and inventory. The acquisition was partly financed by a bank loan from Barclays Bank Plc of £1.3 million.

(d)         the agreement between the Company, British Biocell International Limited and the shareholders of Qnostics Limited dated 19th July 2006 relating to the acquisition of the entire issued share capital of Qnostics Limited. The initial consideration was the sum of £522,500 satisfied partly in cash and partly by shares in the Company. Additional consideration may be payable dependent upon the amount of sales made by Qnostics Limited in the 3 calendar years ended 31st December 2007, 2008 and 2009. The additional consideration in each of those years will be equivalent to a sum of 20 per cent. of the value of the sales of Qnostics Limited in each year in excess of £500,000. Any additional consideration shall be paid 1/3 in cash and 2/3 in shares in the Company. Normal commercial warranties were given to British Biocell International Limited by the shareholders of Qnostics Limited.

(e)          the agreement between the Company and the shareholders of Alchemy Laboratories Limited (“the vendors”) dated 18 April 2006 by which the Company acquired the entire issued share capital of Alchemy Laboratories Limited. The initial consideration was the sum of £4.5 million of which £3.6 million was paid in cash with the remaining £900,000 being satisfied by the issue of initial subscription of shares in the Company. In addition, the vendors are entitled to additional consideration equal to 1/3 of the gross profit contribution earned by Alchemy Laboratories Limited in the 3 years after completion in respect of certain defence contracts. Additional consideration is calculated on an annual basis and is paid 2/3 in cash and 1/3 in additional shares in the Company. One of the vendors of Alchemy Laboratories Limited was Richard Lamotte who is now a director of the Company. Each of the vendors agreed that he would not, without the prior consent of the Company, dispose of any of the initial subscription shares he acquired in the Company for a period of 18 months after 18th April 2006. The Agreement contained normal commercial warranties given to the Company by the vendors.

(f)                 the placing agreement between the Company and Teather & Greenwood Limited dated 18 May 2006 under which Teather & Greenwood Limited, as agent for the Company, used its reasonable endeavours to place 3,225,807 Ordinary Shares in the Company at a placing price of 93p per Ordinary Share. The Company used the proceeds from that placing to fund the transactions referred to in clause (c) above. The Company paid Teather & Greenwood Limited a fee of £20,000 plus VAT (including legal costs) together with the commission of an amount equal to 4 per cent. of the placing price and 93p multiplied by the total number of placing shares being 3,225,807 shares.

(g)              the licence agreement between IMI, the Company and British Biocell International Limited dated 16 June 2005 whereby the Company and British Biocell International Limited were given a non-exclusive royalty bearing licence to utilise various patents owned by IMI. The royalties equate to 25 per cent. of net sales of each licensed product sold by the Company and/or British Biocell International Limited subject to discounted royalty rates for the initial runs of the new products. The Company and British Biocell International Limited need to obtain the consent of IMI to add any new products to the list of licensed products to which the licence agreement applies. The agreement also enables IMI to conduct further research and development of silver enhanced technology rights that BBI has. In addition the agreement granted an option to IMI to purchase such number of shares as represented 25 per cent. of the Ordinary Shares of the Company as at 16 June 2005 at a price of £1 per share exercisable at any time up to the fifth anniversary of the agreement being the 16 June 2010.

(h)              the placing agreement between the Company and Teather & Greenwood Limited dated 7 December 2005 under which Teather & Greenwood Limited, as agent for the Company, used its reasonable endeavours to place 1,066,440 Ordinary Shares in the Company at a placing price of 90p per Ordinary Share. The Company used the proceeds from that placing to fund the transactions referred to in point (g) above. The Company paid Teather & Greenwood Limited a fee of £5,000 plus VAT (including legal costs) together with the commission of an amount equal to 4 per cent. of the placing price and 90p multiplied by the total number of placing shares being 1,066,440 shares.

(i)                  the supplemental agreement dated 10 November 2005 between the Company (as guarantor), British Biocell International Limited and Biodiagnostics Limited and certain shareholders of Biodiagnostics Limited. The parties varied the terms of an agreement dated 6 April 2004 under which British Biocell International Limited had acquired two products - Quickcards and Hypostop products from Biodiagnostics Limited. The supplemental agreement changed the terms of the deferred consideration set out in the agreement of 6 April 2004 so that British Biocell International Limited bought out the requirement to pay any additional deferred consideration in exchange for the sum of £1 million. The agreement also sold back the Quickcards business to Biodiagnostics Limited and changed the royalty payments structure to be paid by British Biocell International Limited in respect of the Hypostop products.

(j)                  the option agreement dated 15 July 2005 between British Biocell International Limited and Quotient Diagnostics Limited under which British Biocell International Limited had an option to acquire 6,833 Ordinary shares of £1 each in Quotient Diagnostics Limited which equates to 10 per cent. of its shareholding. The option price was £50 per option share. The option was capable of being exercised at any time up to and including 15 July 2006. British Biocell International Limited exercised this option on 15 July 2006.

(k)               the convertible loan agreement dated 15 July 2005 between the Company (as an investor), the Capital Fund No.1 LP, Geif Ventures Limited and the National Endowment for Science Technology and the Arts, (other investors) and Quotient Diagnostics Limited. British Biocell International Limited made an initial loan of £195,000 to Quotient Diagnostics Limited with provisions for further loans totalling £130,000 to be made by BBI subject to various commercial conditions being satisfied. In the event of Quotient Diagnostics Limited wishing to repay the loans, British Biocell International Limited has a 30 day period in which to exercise an option to convert the amount of its loan into shares in Qnostic Diagnostics Limited at a conversion rate of £35 per share.

(l)                  The agreement dated 22 March 2007 between the Company, IMI and the Company’s lawyers, Berry Smith, whereby IMI provided a loan of £7,500,000 to the Company which the Company could require IMI to convert into the Company’s BBI Shares at the conversion rate of 144p per BBI Share. IMI is entitled to interest at 8.75 per cent. on the loan until such time as it is converted or repaid. If conversion does not take place, the loan will be repaid to IMI on the 30 September 2007. BBI will convert the loan in its entirety to part fund the Acquisition. The agreement also confirms that BBI will supply gold to IMI and its affiliates for a 5 year period at a reduced price. In addition BBI and IMI will negotiate in good faith how they can co-operate so that IMI can have access to and exploit certain new technology rights that the Company has in platform technology in the point of care arena and technological advances in the molecular field.

(m)            By a facility agreement dated 26 March 2007 made between the Company and Barclays Bank plc, (“the Bank”), the Bank agreed to offer the Company a facility agreement to borrow up to £2.5 million to help finance the Acquisition.

(n)              By an agreement dated 3 July 2006 between BBI Healthcare Limited, as the purchaser, BBI Holdings Plc, as the guarantor, and the shareholders of Cunningham Diagnostics Limited and Audiometrics Limited (the “Seller”) as the sellers, BBI Healthcare Limited acquired the entire issued share capital of Cunningham Diagnostics Limited and Audiometrics Limited. The initial consideration was £200,000. In addition, the sellers may be entitled to receive a further £100,000 of deferred consideration linked to certain trigger events occurring in the future. In addition, the Sellers received a royalty of 25 per cent. of the gross margin earned on the supply of its products in the United States and the United Kingdom and 25 per cent. of the gross margin on the supply strips used in the products within the United Kingdom. The agreement contained normal commercial warranties for a transaction of this size and nature.

(o)              By Heads of agreement dated 28 February 2007 between British Biocell International Limited (“BBI”), Carclo Plc (“Carclo”), Platform Diagnostics Limited (“Platform”) and its shareholders, BBI and Carclo each agreed to subscribe £40,000 for such number of shares in Platform as represents 2.5% of the share capital of Platform. The Heads of Agreement confirm the rights for BBI and Carclo to increase their shareholding in Platform to 25 per cent. each under the terms of a separate investment agreement.

11.            Material contracts of Theratase

The following contracts, not being entered into in the ordinary course of business and which are, or may be, material, have been entered into by Theratase or any of the Theratase subsidiaries within the two years immediately preceding the date of this document.

(a)               the inducement agreement referred to in [10 (a)] above.

(b)              the implementation agreement referred to in [10 (b)] above.

(c)               the shareholders agreement dated 15 November 2006 with an addendum dated 26 December 2006 made between: Allchemix Invest B.V.; Brands Beheer Bunnik B.V.; Wouter Seinen; Emanuel M.J.E.A. Boes; AM-Pharma Holding B.V.; Alloksys Life Sciences B.V. (“Alloksys”); Ernst Nico Frans Van Duikeren; Antonius J M Runneboom; Stichting Administratiekantoor Alloksys; Akros Investments B.V. and Theratase (“the parties”) which sets out the rights and obligations of the parties in Alloksys. Under the terms of the agreement, Theratase is to supply alkaline phosphatase at a value of €300,000 (excluding VAT) to Alloksys which carries out clinical studies regarding the application of alkaline phosphatase in humans. Theratase has the right to redeem its shares in Alloksys at the lower of (a) the fair market value of the shares; and (b) a pro rata value based on the total share value of €18,000,000. It is the intention of the parties to effect a sale of Alloksys within two to five years of 15 November 2006. Theratase has obligations to fully co-operate to the extent required with such sale. The agreement is governed by the laws of the Netherlands.

12.            Working capital

The BBI Directors and the Proposed Directors are of the opinion, having made due and careful enquiry, that, taking into account the Enlarged Group’s existing cash reserves and available bank and other facilities, the working capital available to the Enlarged Group will, from the time of Admission, be sufficient for its present requirements, that is, for at least twelve months from the date of Admission.

13.    Significant or Material Changes

Save as disclosed in this document, there has been no significant change in the financial or trading position of BBI since 30 September 2006, being the date to which the BBI Group’s most recent interim results were prepared.

Save as disclosed in this document, there has been no significant change in the financial or trading position of Theratase since 30 September 2006, being the date to which the last audited statutory financial statements of the Theratase Group were prepared.

14.    Litigation

14.1      Theratase has received a claim from the landlords of a property in Sandy in Bedfordshire in respect of unpaid rent and ancillary sums totalling £301,379 plus interest. The lease on the property, on which Theratase is head leaseholder, had been assigned to a third party that has subsequently become insolvent. Accruals and provisions against undisputed past and some future claims were made in the year ending 30 September 2006. Payment of undisputed amounts has already been made and discussions which may lead to a settlement continue. Theratase has accepted liability for the on-going costs of the lease of approximately £150,000 per annum for a further 12 years.

14.2      Other than in this respect, Theratase is not, nor during the previous twelve months has it been, involved in any governmental, legal or arbitration proceedings which are having or may have or have had a significant effect on Theratase’s financial position or profitability, nor, so far as Theratase or the Proposed Directors are aware, are any such proceedings pending or threatened against Theratase.

14.3. BBI is not, nor during the previous twelve months, has been involved in any governmental, legal or arbitration proceedings which are having or may have or have had a significant effect on BBI’s financial position or profitability, nor, so far as the Company or Directors are aware, are any such proceedings pending or threatened against BBI.

15.    CREST

CREST is a paperless system enabling securities to be evidenced otherwise than by certificate and transferred otherwise than by written instrument in accordance with the CREST Regulations. The Company’s articles of association permit the holding of the Ordinary Shares to be evidenced in uncertificated form in accordance with the CREST Regulations. The Company’s Ordinary Shares are currently admitted to CREST following its admission to AIM on 28 April 2004. The Company has applied to CRESTCo Limited for the New BBI Shares to be admitted to CREST as a participating security. It is expected that the admission of the New BBI Shares to CREST as a participating security will be effective from Admission. BBI and Theratase Shareholders who are direct or sponsored members of CRESTCo Limited will then be able to dematerialise their New BBI Shares in accordance with the rules and practices instituted by CRESTCo Limited.

16.    Middle Market Quotations

The following table sets out the Closing Price for Theratase Shares and BBI Shares (as derived from the London Stock Exchange Daily Official List and the AIM Market respectively) on the first dealing day in each of the six calendar months prior to March 2007, on 12 December 2006 (being the last dealing day prior to the commencement of the offer period) and on 30 March 2007 (being the latest practicable date prior to the publication of this document):

Date	Closing Price of Theratase Share	Closing Price of BBI Share
	(pence)	(pence)
3 July 2006	46.50	105.50
1 August 2006	43.50	104.50
1 September	45.00	117.50
2 October 2006	48.50	133.00
1 November 2006	63.50	137.50
1 December 2006	58.00	153.00
12 December 2006	60.00	151.50
2 January 2007	50.50	144.00
1 February 2007	50.50	134.50
1 March 2007	51.50	138.50
30 March 2007	61.50	146.50

17.                             Miscellaneous

17.1                         The total costs and expenses (including the implementation of the Proposal) are estimated to amount to approximately £1,220,000 (excluding VAT) and are payable by BBI.

17.2                       Save as disclosed herein, there is no person (excluding professional advisers otherwise disclosed in this document and trade suppliers) who has:

17.2.1                received, directly or indirectly, from the Company within the twelve month period preceding the application for Admission; or

17.2.2                entered into contractual arrangements (not otherwise disclosed herein) to receive, directly or indirectly, from the Company on or after Admission any of the following:

(i)                                     fees totalling £10,000 or more; or

(ii)                                  securities in the Company with a value of £10,000 or more calculated by reference to the issue price; or

(iii)                               any other benefit with a value of £10,000 or more at the date of Admission.

17.3                           (i)                                   Teather & Greenwood Limited has given and has not withdrawn its consent to the inclusion in this document of its name and the references thereto in the form and context in which they appear.

(ii)                                Berry Smith has given and has not withdrawn its consent to the inclusion in this document of its name and the references thereto in the form and context in which they appear.

17.4                         Save as disclosed in this document, the Directors are unaware of any exceptional factors which have influenced the Company’s activities.

17.5                         Save as disclosed in this document, the Directors believe that the Company is not dependent on patents or other intellectual property rights, licences or particular contracts which are of fundamental importance to the Company’s business.

17.6                         The financial information contained in Parts VI and VII of this document does not constitute statutory accounts within the meaning of Section 240 of the Act. Copies of the audited accounts of the BBI Group for each of the three years ended 31 March 2006 have been delivered to the Registrar of Companies in England and Wales. The auditors’ reports on those accounts were unqualified and did not contain any statement under section 237 of the Act.

17.7                         Teather & Greenwood Limited, whose principal office is at Beaufort House, 15 St Botolph Street, London EC3A 7QR is regulated in the United Kingdom by the Financial Services Authority and is acting as the Company’s nominated adviser and broker.

17.8                         The ISIN Code of the Company is GB OO BOOM4S16

17.9                         The Company’s accounting reference date is 31 March.

17.10                   Other than the proposed Acquisition and as disclosed in paragraphs 5 and 10 of this part IX, the Company does not have any investments and has not had any during the period covered by the historic financial information in part VI up to the date of this document.

18.       Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Berry Smith at Haywood House, Dumfries Place, Cardiff, CF10 3GA and at the offices of Teather & Greenwood Limited, Beaufort House, 15 St Botolph Street, London EC3A 7QR during usual business hours on any Business Day from the date of this document until the Scheme Effective Date:

(a)          the current memorandum and articles of association of BBI;

(b)         the memorandum and articles of association (as currently in force and the proposed new articles of association of Theratase to be adopted);

(c)          the published audited and consolidated accounts of BBI for the two years ended 31 March 2005 and 31 March 2006 including the auditors’ reports thereon;

(d)         the audited and consolidated accounts of BBI and its subsidiary undertakings for the two years ended 30 September 2005 and 30 September 2006 including the auditors’ reports thereon;

(e)          the material contracts referred to in paragraph 10 of Part IX of this document including the inducement fee agreement and the implementation agreement;

(f)            the written consents referred to in paragraph 17 of Part IX of this document;

(g)         this document, the Scheme Document and the forms of proxy;

19.    Availability of Document

Copies of this document will be available free of charge from the date of this document until the date which is one month after Admission at the registered office of Teather & Greenwood Limited (shown above) during normal business hours on any Business Day.

Date: April 2 2007

DEFINITIONS

The following definitions apply throughout this document, unless the context otherwise requires:

“AMEX”	the American Stock Exchange LLC

“Acquisition”	the acquisition by the Company of all of the Scheme Shares pursuant to the Scheme

“Admission”	admission of the Enlarged Share Capital to trading on AIM becoming effective in accordance with Rule 6 of the AIM Rules

“AIM”	the Alternative Investment Market of the London Stock Exchange

“AIM Rules”	the rules of the London Stock Exchange governing admission to and the operation of AIM

“Barclays Loan”	the agreement between the Company and Barclays Bank Plc dated 26 March 2007 further details of which are set out in paragraph 10 of Part VIII of this document

“BBI Approved Share Option Scheme”	the BBI Approved Share Option Scheme as further described at paragraph 7.2 of Part IX of this document

“BBI Unapproved Share Option Scheme”	the BBI Unapproved Share Option Scheme as further described in paragraph 7.3 of Part IX of this document

“BBI EMI Share Option Scheme”	the BBI unapproved EMI option scheme as further described in paragraph 7.4 of Part IX of this document

“BBI SAYE Share Option Scheme”	the BBI SAYE Share Option Scheme described in paragraph 7.1 of Part IX of this document

“BBI Group”	the Company and the BBI Subsidiaries

“BBI Directors” or “BBI Board”	the board of directors of BBI as at the date of this document

“BBI Options”	options over BBI Shares granted pursuant to the BBI Option Schemes

“BBI Option Schemes”	the BBI Approved Share Option Scheme, the BBI Unapproved Share Option Scheme, the BBI EMI Scheme and the BBI SAYE Share Option Scheme

“BBI Shares”	the BBI ordinary shares of 2.5p each in the capital of BBI

“BBI Shareholders”	registered holders of BBI Shares

“BBI Subsidiaries”	British Biocell International Limited; Alchemy Laboratories Limited; Quotient Diagnostics Limited, BBI Healthcare Limited, AudioMedics Limited, Cunningham Diagnostics Limited

“Business Day”	a day (excluding a Saturday, a Sunday or a public holiday) on which banks are open for normal business in the UK

“BioDiagnostics”	Bio-Diagnostics Limited

“British Biocell”	British Biocell International Limited

“Capital Reduction”	the proposed reduction of part of the share capital of Theratase pursuant to the Scheme

“certificated form” or “in certificated form”	not in uncertificated form (that is, not in CREST)

“City Code”	the City Code on Takeover and Mergers issued from time to time by or on behalf of the Panel

“Company” or “BBI”	BBI Holdings plc

“Companies Act” or “the Act”	the Companies Act 1985 (as amended)

“Combined Code”	the Combined Code on Corporate Governance issued by the Financial Reporting Council (as amended from time to time)

“Conditions	the conditions to the Acquisition and implementation as set out in of Part IV of this document;

“Competition Commission”	the UK Competition Commission as established under section 45 of the Competition Act 1998, as amended

“Conversion of the IMI Loan”	the conversion of the IMI Loan into BBI Shares in accordance with the conditions of that agreement

“Court”	the High Court of Justice in England and Wales

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme under Section 425 of the Companies Act and to confirm the Capital Reduction under Section 137 of the Companies Act

“Court Order”

the order of the Court granted at the Court Hearings to sanction the Scheme under section 425 of the Companies Act and confirm the Capital Reduction provided for by the Scheme under section 137 of the Companies Act

“CREST”	the computerised settlement system to facilitate the transfer of title of shares in uncertificated form, operated by CRESTCo Limited

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

“Directors” or “Board”	the BBI directors or the Theratase Directors as the context requires

“Disclosed by BBI”

(i) as disclosed in the annual accounts of BBI dated 31 March 2006, (ii) as publicly announced by BBI prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to Theratase or its advisers by or on behalf of BBI prior to the date of the announcement of the Proposal

“Disclosed by Theratase”

(i) as disclosed in the annual report of Theratase dated 11 December 2006, (ii) as publicly announced by Theratase prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to BBI or its advisers by or on behalf of Theratase prior to the date of the announcement of the Proposal

“EGM” or Extraordinary General Meeting” or “BBI Extraordinary General Meeting”

the extraordinary general meeting of BBI Shareholders at which BBI Shareholders will be invited to vote on certain resolutions concerning the Proposal, such resolutions and a copy of the notice of the extraordinary general meeting being at the end of this document

“EMI”	enterprise management incentives, in terms of the Finance Act 2000

“Enlarged Share Capital”	the issued share capital of BBI immediately following Admission

“Enlarged Group”	the BBI Group and the Theratase Group

“Existing BBI Shares”	the BBI Shares prior to the issue of the New BBI Shares

“Financing Facilities”	the Barclays Loan and the IMI Loan

“FDA”	the US Food and Drug Administration

“FSA”	The Financial Services Authority

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Inland Revenue”	the UK Inland Revenue or any successor to such organisation including HM Revenue and Customs

“IMI” or “IMI Group”	Inverness Medical Innovations Inc a company quoted on AMEX or any of its subsidiary undertakings

“IMI Loan”

the loan of £7,500,000 made by IMI to BBI under the terms of a convertible loan agreement dated 22 March 2007 pursuant to which the loan is convertible into BBI Shares at a conversion rate of 144p for every BBI Share, further details of which are set out in paragraph 10(m) of Part IX of this document

“Listing Rules”	the Listing Rules issued by the UKLA as part of the FSA Handbook of Rules and Guidence, as amended from time to time

“London Stock Exchange”	London Stock Exchange plc

“MoD”	the UK Ministry of Defence

“Model Code”	the model share dealing code issued by the UKLA as part of the Listing Rules

“New BBI Shares”	BBI Shares issued in accordance with the Proposal, credited as fully paid

“New Theratase Shares”	the new Theratase Shares to be allotted and issued to BBI following implementation of the Scheme

“Offer Period”	the period commencing on13 December 2006and ending on the Scheme Effective Date

“Official List”	the official list operated by the UKLA

“OFT”	the UK Office of Fair Trading

“Ordinary Shares”	ordinary shares of 2.5p each in the capital of the Company

“Panel”	the UK Panel on Takeovers and Mergers

“Proposal”	the proposal made to Theratase and BBI Shareholders relating to the Acquisition and the Scheme, and the separate proposals to holders of Theratase Share Options

“Resolutions”	the ordinary and special resolutions to be proposed at the BBI Extraordinary General Meeting and set out in the notice of Extraordinary General Meeting attached to this document

“Scheme”

the proposed scheme of arrangement under section 425 of the Companies Act between Theratase and the Theratase Shareholders to implement the Acquisition with or subject to any modification, addition, or condition approved and/or imposed by the Court and/or agreed by BBI and Theratase

“Scheme Document”	the document to be posted today to Theratase Shareholders proposing the Scheme

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with its terms

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date

“Scheme Shareholders”	the holders of Scheme Shares

“Scheme Shares”	Theratase Shares which are the subject of the Scheme

“Special Dividend”	the dividend of 2 pence per Theratase Share which, conditional on the Scheme becoming effective, is to be paid to the Theratase Shareholders

“Theratase”	Theratase plc

“Theratase Court Meeting”

the meeting of the Scheme Shareholders convened by order of the Court pursuant to section 425 of the Companies Act to consider and, if thought fit, approve the Scheme, including any adjournment thereof

“Theratase Directors” or “Theratase Board”	the board of directors of Theratase as at the date of this document

“Theratase Extraordinary General Meeting”

the extraordinary general meeting of Theratase Shareholders to be convened for the purposes of considering and, if thought fit, approving certain resolutions in connection with the Scheme, including any adjournment thereof

“Theratase Group”	Theratase and the Theratase subsidiaries

“Theratase Options”	options over Theratase Shares granted in accordance with the Theratase Share Schemes

“Theratase Shares”	issued ordinary shares of 5p each in the share capital of Theratase

“Theratase Shareholders”	registered holders of Theratase Shares as at the Scheme Record Time

“Theratase Share Option Schemes”

the Theratase Savings Related Share Option Plan, the Theratase Long Term Incentive Plan, the Theratase International Savings Related Share Option Plan (all of which were adopted by shareholders on 3 March 2005); and the Theratase Executive Share Option Scheme amended by shareholders on 6 March 2000

“Theratase Subsidiaries”	Biozyme Holdings Limited; Biozyme Laboratories Limited

“uncertificated” or in “uncertificated form”	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST

“UKLA”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“United Kingdom”	Great Britain and Northern Ireland

“US” or “United States”	the United States of America (including the states of the United States and the District of Columbia), its possessions and territories and all other areas subject to its jurisdiction

“US Person”	a US Person as defined in Regulation S under the US Securities Act

“US Securities Act”	the United States Securities Act of 1933, as amended

GLOSSARY

Analyte:

the substance being measured in an assay. In the present context this will be in a sample taken from a patient, such as blood, and its measurement will aid the diagnosis or monitoring of a disease or its treatment

Antibody:	any of a large variety of immunoglobins normally present in the body or produced in response to an antigen which it neutralises therefore producing an immune response

Antigen:	any substance that stimulates the immune system. Antigens are often foreign substances such as bacteria or viruses that invade the body

Assay:	test to determine the concentration of a substance

Diagnostics:	the art or practice of medical diagnosis, using an instrument or a technique to identify a particular disease or characteristic

DNA:

a nucleic acid that carries the genetic information in a cell or virus and is capable of self-replication. It acts as a target for the synthesis of RNA. DNA consists of two long chains of nucleotides twisted into a double helix and joined by hydrogen bonds between the complementary bases adenine and thymine or cytosine and guanine. The sequence of nucleotides determines individual hereditary characteristics

Food borne pathogen:	pathogenic bacterium that is found in food

Flow through assay:	an immunoassay, where the reaction occurs as the reagents flow over the immobilised antibody/antigen
Gold colloid:	mono dispersed gold particles – suspension produced prior to attachment of detector antibody/antigen

Gold conjugate:	ligand conjugated to colloidal gold – suspension with detector antibody/antigen attached

Gold reagent:	gold labelled detector probe – suspension produced following conjugation

Hypoglycaemic:	deficiency of sugar in the blood

Immunoassay:	an antibody test to detect a specific substance

Isothermal:	any process that takes place at constant temperature

in-vitro diagnostics:

reagents, instruments, and systems intended for use in the diagnosis of diseases or other conditions, including a determination of the state of health, in order to cure, mitigate, treat, or prevent disease. Testing is non-invasive

Ligand:	an ion, a molecule, or a molecular compound that binds to another chemical entity to form a larger complex

Nucleic acid technology:	technology using nucleic acid, which constitutes the genetic material of all cellular organisms and viruses

RNA:

Ribonucleic Acid is a linear, usually single-stranded polymer of ribonucleotides, each containing the sugar ribose in association with a phosphate Company and one of four nitrogenous bases: adenine, guanine, cytosine, or uracil. RNA is found in all living cells and it encodes the information needed to synthesize proteins (i.e. it copies “instructions” that it receives from DNA), in certain viruses, it serves as the genome

NOTICE OF AN EXTRAORDINARY GENERAL MEETING

BBI Holdings Plc

NOTICE is hereby given that an Extraordinary General Meeting of the above Company will be held at Haywood House, Dumfries Place, Cardiff CF10 3GA on 25 April 2007 at 10.00 a.m. in order to consider, and if thought fit, pass the following resolutions which will be proposed as Ordinary Resolutions and a Special Resolution of the Company:

Ordinary Resolutions

1.                     The approval of the acquisition of the entire issued share capital of Theratase Plc (by way of a proposed scheme of arrangement pursuant to section 425 of the Companies Act 1985 (“the Scheme”) or otherwise, (including by way of an offer made in accordance with the provisions of the City Code on Takeovers and Mergers), to authorise the directors of BBI Holdings Plcto revise the terms of the Proposal (as that term is defined in the AIM Admission Document dated

2     April 2007 accompanying this notice) as they see fit and to approve all related arrangements;

2.                     The directors of BBI Holdings Plc be and are hereby authorised to make appropriate proposals with respect to holders of Therataseshare options granted in accordance with the Theratase Share Option Schemes; (as that term is defined in the AIM Admission Document dated 2 April 2007 accompanying this notice)

3.                     The directors of BBI be and are hereby authorised to bind BBI to the Scheme in its original or in any modified or amended form;

4.                     The authorised share capital of the Company be increased from £2,500,000 to £3,000,000 by the creation of a further 20,000,000 ordinary shares of 2.5 pence each in the capital of the Company each ranking pari passu in all respects with the existing ordinary shares of 2.5 pence each in the capital of the Company.

5.                     In substitution for any existing authority under section 80 of the Act, but without prejudice to the exercise of any such authority prior to the date hereof, the directors be and they are hereby authorised generally and unconditionally, pursuant to section 80 of the Act to exercise all the powers of the Company to allot relevant securities (within the meaning of section 80(2) of the Act) up to an aggregate nominal amount equal to the amount of authorised but unissued share capital of the Company immediately following the passing of resolution 4 above, such authority to expire (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of 31 December 2007 and the conclusion of the annual general meeting of the Company to be held in 2007, save that the Company may, before this authority expires or is replaced, make an offer or enter into an agreement which would or might require relevant securities to be allotted after such expiry or replacement and the directors may allot relevant securities in pursuance of such an offer or enter into an agreement as if the authority conferred hereby had not expired or as the case may be, been replaced.

Special Resolution

6.                     Subject to and conditional upon Admission becoming effective and with effect from Admission (as that term is defined in the AIM Admission Document dated 2 April 2007 accompanying this notice), in substitution for any existing power under the Act, but without prejudice to the exercise of any such power prior to the date hereof, the directors of the Company be and they are hereby empowered pursuant to section 95(1) of the Act, to allot equity securities (within the meaning of section 94(2) of the Act) in connection with the Scheme and/or the Conversion of the IMI Loan (as that term is defined in the AIM Admission Document dated 2 April 2007 accompanying this notice) for cash pursuant to the authority conferred pursuant to section 80 of the Act on the directors by resolution 5 above as if section 89(1) of the Act did not apply to any such allotment, up to an aggregate nominal value equal to the amount of £1,000,000 such power to expire on the earlier of 31 December 2007 and the conclusion of the annual general meeting of the Company to be held in 2007 provided that such power shall be limited to:

(a)          the allotment of up to 10,596,104 ordinary shares of 2.5 pence each (ordinary shares) pursuant to the Scheme as set out in the scheme document (Scheme Document;)

(b)         the grant of options over up to 2,500,000 ordinary shares pursuant to the BBI Approved Share Option Scheme, the BBI Unapproved Share Option Scheme, the BBI EMI Scheme and the BBI SAYE Share Option Scheme and the option agreement made separately with David Evans, all approved by the Company at an EGM held on 8 April 2004;

(c)          the allotment of up to 5,208,333 ordinary shares to Inverness Medical Switzerland GmbH (“Inverness”) in connection with the conversion of a loan of £7,500,000 at a conversion rate of 144p for each BBI ordinary share;

(d)         the allotment of up to 5,332,285 ordinary shares to Inverness in the event that Inverness exercises the option granted to it on 16 June 2005 to acquire such number of ordinary shares in the Company as equates to 25 per cent. of the aggregate number of ordinary shares of the Company in issue as at that date on the basis that the price payable by Inverness shall be £1 per ordinary share;

(e)          the allotment of equity securities, other than pursuant to sub-paragraphs (a), (b) (c) and (d) above, up to an aggregate nominal amount equal to 20 per cent. of the Company’s issued share capital immediately following Admission;

save that the Company may, before this power expires or is replaced make an offer or enter into an agreement which would or might require equity securities to be allotted after such expiry or replacement and the directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred hereby had not expired or, as the case may be, been replaced.

BY ORDER OF THE BOARD

Stephen Young
Company Secretary

DATED:	2 April 2007

Registered Office:	Golden Gate Ty Glas Avenue Cardiff CF24 5DX

NOTES:

1.                     Every member who is entitled to attend and vote at the meeting is entitled to appoint one or more proxies to attend and, on a poll, vote in his/her stead. A proxy need not be a member of the Company. Appointment of proxies does not preclude members from attending and voting at the meeting in person should they wish to do so.

2.                     To be effective, the form of proxy (together with any power of attorney or other written authority under which it is signed or notarially certified copy of such power or written authority) must be lodged at the Registrar, Computershare Investor Services Plc, PO Box 82, The Pavillions, Bridgewater Road, Bristol BS99 7NH office of the Company not later than 48 hours before the time appointed for the holding of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) not less than 24 hours before the time appointed for the taking of the poll at which it is to be used.

3.                     Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the time by which a person must be entered on the register of members in order to have the right to attend or vote at the extraordinary general meeting is at 10.00 a.m. on 23 April 2007. If the meeting is adjourned, the time by which a person must be entered on the register of members in order to have the right to attend or vote at the adjourned meeting is 48 hours before the date fixed for the adjourned meeting. Changes to entries on the register of members after the relevant time will be disregarded in determining the rights of any person to attend or vote at the meeting.

4.                     Any corporation which is a member of the Company may authorise a person (who need not be a member of the Company) to act as its representative to attend, speak and vote (on a show of hands or a poll) on its behalf.

Perivan Financial Print 209010